                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities

                     Exchange Act of 1934 (Amendment No.  )

    Filed by the Registrant [X]

    Filed by a Party other than the Registrant [_]

    Check the appropriate box:          [_]Confidential, For Use of the
  [_]Preliminary Proxy Statement           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))

  [X]Definitive Proxy Statement

  [_]Definitive Additional Materials

  [_]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        IndyMac Mortgage Holdings, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  [_]No fee required.

  [_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-
     11.

    (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------

    (5)Total fee paid:

--------------------------------------------------------------------------------

    [X]Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

  [_]Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)Amount Previously Paid:

--------------------------------------------------------------------------------

    (2)Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

    (3)Filing Party:

--------------------------------------------------------------------------------

    (4)Date Filed:
      November 5, 1999
--------------------------------------------------------------------------------

                             Joint Proxy Statement
                            for the Special Meetings            SGVBancorp
                               of Stockholders of          [LOGO OF SGV BANCORP]
                        IndyMac Mortgage Holdings, Inc.
                                      and
                               SGV Bancorp, Inc.


                                PROPOSED MERGER
               (TO BE VOTED UPON BY INDYMAC AND SGV STOCKHOLDERS)

   Your boards of directors have agreed to a transaction which will result in the acquisition of SGV Bancorp, Inc., a thrift holding company headquartered in West Covina, California, by IndyMac Mortgage Holdings, Inc., a real estate investment trust, or REIT, headquartered in Pasadena, California. IndyMac will acquire SGV by forming a new, wholly-owned subsidiary of IndyMac and merging it into SGV.

   SGV's common stock is traded on the Nasdaq National Market under trading symbol "SGVB." If we complete the proposed merger, each SGV stockholder will receive the per share purchase price of approximately $25.00 in cash for each share of SGV common stock the stockholder owns. This cash payment amount is subject to adjustment under certain circumstances, as described in this joint proxy statement.

               PROPOSED TERMINATION OF INDYMAC'S STATUS AS A REIT
                   (TO BE VOTED UPON BY INDYMAC STOCKHOLDERS)

   IndyMac's Board of Directors has approved IndyMac's termination of its status as a REIT under the Internal Revenue Code of 1986, as amended. If approved by the IndyMac stockholders, IndyMac will terminate its REIT status and IndyMac will not be a REIT effective January 1, 2000. If IndyMac terminates its status as a REIT, the IndyMac stockholders will no longer receive at least 95% of IndyMac's taxable income in the form of dividends.

         PROPOSED AMENDMENTS TO INDYMAC'S CERTIFICATE OF INCORPORATION
                   (TO BE VOTED UPON BY INDYMAC STOCKHOLDERS)

   In connection with the proposals described above, IndyMac's Board of Directors has also approved certain amendments to IndyMac's Certificate of Incorporation. These amendments would change IndyMac's name to IndyMac Bancorp, Inc. and would delete certain provisions of IndyMac's Certificate of Incorporation which were included in IndyMac's Certificate to enable IndyMac
(1) to preserve its status as a REIT, and (2) to prohibit entities that are exempt from federal income taxes from acquiring or holding IndyMac capital stock which, because of IndyMac's REIT status, could have adverse tax consequences on real estate mortgage investment conduits or taxable mortgage pools in which IndyMac has an interest. These amendments will be effected only if the IndyMac stockholders approve the amendments by the required vote.

   If you are an IndyMac stockholder, you should consider carefully the risk factors beginning on page 14 of this joint proxy statement.

   The date of this joint proxy statement is November 5, 1999. It is first being mailed to you on or about November 5, 1999.

    Neither the SEC nor any state securities commission has determined if this joint proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

                        INDYMAC MORTGAGE HOLDINGS, INC.
                             155 North Lake Avenue
                           Pasadena, California 91101

Notice of Special Meeting of Stockholders to be held on December 14, 1999

    IndyMac Mortgage Holdings, Inc. will hold a special meeting of stockholders at the Pasadena Hilton, located at 168 South Los Robles Avenue in Pasadena, California, at 10:00 a.m. local time on December 14, 1999, to vote on:

  (1) Termination of REIT Status. IndyMac terminating its status as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, so that IndyMac will not be a REIT effective January 1, 2000.

  (2) Merger. The Amended and Restated Agreement and Plan of Merger, dated as of July 12, 1999, and amended and restated as of October 25, 1999, by and between IndyMac Mortgage Holdings, Inc. and SGV Bancorp, Inc., and the transactions contemplated by that agreement and plan of merger, including IndyMac's formation of a new, wholly-owned subsidiary and the merger of that subsidiary with and into SGV Bancorp, Inc.

  (3) Amendments to IndyMac's Certificate of Incorporation.

     (a) Amending Article I of IndyMac's Certificate of Incorporation to change the name of the corporation from IndyMac Mortgage Holdings, Inc. to IndyMac Bancorp, Inc.

     (b) Deleting Article VI of IndyMac's Certificate of Incorporation.
         Article VI contains certain restrictions on the acquisition and transfer of shares of IndyMac common stock designed to preserve IndyMac's status as a REIT under the Internal Revenue Code of 1986, as amended.

     (c) Deleting Article VII of IndyMac's Certificate of Incorporation.
         Article VII prohibits holding of IndyMac capital stock by entities that could result in the imposition of a penalty tax on IndyMac or endanger the tax status of real estate mortgage investment conduits or taxable mortgage pools in which IndyMac has an interest.

  (4) Other Proposals. Such other proposals as may properly come before the special meeting, including adjourning the special meeting to permit, if necessary, further solicitation of proxies.

    Record holders of IndyMac common stock at the close of business on November 3, 1999, will receive notice of and may vote at the special meeting, including any adjournments or postponements. The termination of IndyMac's status as a REIT, effective January 1, 2000, and the merger agreement require approval by the holders of a majority of all shares present, in person or by proxy, at the special meeting. The amendments to IndyMac's Certificate of Incorporation require approval by the holders of a majority of the shares of IndyMac common stock outstanding and entitled to vote.

    Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card or by submitting your voting instructions electronically or via telephone in the manner indicated on the enclosed proxy card. If you sign, date, and mail your proxy card without indicating how you want to vote, we will vote your proxy in favor of the termination of REIT status, the merger agreement and each amendment to IndyMac's Certificate of Incorporation. If you do not return your proxy card, vote electronically or telephonically, or attend and vote in favor of each proposal at the special meeting, it will not affect the vote on the termination of IndyMac's status as a REIT effective January 1, 2000 or the agreement and plan of merger, but will have the effect of a vote against each amendment to IndyMac's Certificate of Incorporation.

                                          By Order of the Board of Directors

                                          /s/ Melissa K. Gerard

                                          Melissa K. Gerard
                                          Secretary
November 5, 1999

  Your board of directors unanimously recommends that you vote for approval of the termination of IndyMac's status as a REIT, the merger agreement and each of the amendments to IndyMac's Certificate of Incorporation.

                                  Please Note

    We have not authorized anyone to provide you with any information other than the information included in this document and the documents we refer you to. If someone provides you with other information, please do not rely on it as being authorized by SGV or IndyMac.

    This joint proxy statement has been prepared as of November 5, 1999. There may be changes in the affairs of SGV or IndyMac since that date which are not reflected in this document.

    As used in this joint proxy statement, the following terms refer to the following entities: (1) "SGV" refers to SGV Bancorp, Inc.; (2) "First Federal" refers to First Federal Savings and Loan Association of San Gabriel Valley, the wholly-owned, thrift subsidiary of SGV; and (3) "IndyMac" refers to IndyMac Mortgage Holdings, Inc. Where the context requires, references to SGV and IndyMac refer to those entities and their respective subsidiaries and affiliates.

                      How to Obtain Additional Information

    This joint proxy statement incorporates important business and financial information about IndyMac that is not included in or delivered with this document. This information is described on page 129 under "Where You Can Find More Information." You can obtain free copies of this information by writing or calling:

                Melissa K. Gerard
                Secretary
                IndyMac Mortgage Holdings, Inc.
                155 North Lake Avenue
                Pasadena, California  91101
                (Telephone: (800) 669-2300)

    In order to obtain timely delivery of the documents, you must request the information by December 7, 1999.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

    This document contains forward-looking statements about IndyMac following the merger. These statements can be identified by our use of words like "expect," "may," "could," "intend," "project," "estimate" or "anticipate." These forward-looking statements reflect our current views, but they are based on assumptions and are subject to risks, uncertainties and other factors. These factors include the following:

   (1) the effect of economic and market conditions;

   (2) the level and volatility of interest rates;

   (3) the actions undertaken by both current and potential new competitors;

   (4) the availability of funds from IndyMac's lenders to fund future mortgage loan originations or portfolio investments;

   (5) the impact of current, pending or future legislation and regulations;

   (6) the timing and uncertainty of the regulatory approval process;

   (7) the timing and uncertainty related to other consents and approvals which may be required;

   (8) the changing nature of IndyMac's business;

   (9) the nature and size of First Federal; and

  (10) other risk factors outlined in this joint proxy statement and the reports that IndyMac files with the Securities and Exchange Commission, or "SEC," including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

    The forward-looking earnings estimates included in this joint proxy statement have not been examined or compiled by the independent public accountants of SGV or IndyMac, nor have our independent accountants applied any procedures to our estimates. Accordingly, such accountants do not express an opinion or any other form of assurance on them. Further information on other factors that could affect the financial results of IndyMac after the merger is included in IndyMac's SEC filings incorporated by reference in this joint proxy statement.

                    QUESTIONS AND ANSWERS ABOUT THE MEETINGS

Q: What am I being asked to vote upon?

A: To IndyMac Stockholders. You are being asked to approve:

  (1) a proposal to terminate IndyMac's status as a real estate investment trust or REIT under the Internal Revenue Code of 1986, as amended, so that IndyMac will not be a REIT effective January 1, 2000;

    If and when IndyMac terminates its status as a REIT, the IndyMac stockholders will no longer receive at least 95% of IndyMac's taxable income in the form of dividends.

  (2) the merger agreement which provides for IndyMac acquiring SGV by forming a new, wholly-owned subsidiary and merging that subsidiary with and into SGV; and

  (3) the amendments to IndyMac's Certificate of Incorporation described in the notice to IndyMac's stockholders.

    If you approve the amendment to IndyMac's Certificate of Incorporation that changes the name of the corporation by the required vote, that amendment will become effective only if and when we complete the merger. If you approve any or all of the other amendments, those amendments will become effective only if and when we terminate our REIT status.

    To SGV Stockholders. You are being asked to approve:

  (1) the merger agreement and the related plan of merger which provides for
      (a) your receipt of $25.00 in cash for each share of SGV common stock you own, subject to certain adjustments, and (b) IndyMac acquiring SGV by forming a new, wholly-owned subsidiary and merging that subsidiary with and into SGV.

Q: What should I do now?

A: Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed envelope so that it will be delivered before the voting closes at your special meeting, and your shares will be represented at your special meeting. If you are an IndyMac stockholder, you may also vote electronically or telephonically as indicated on your proxy card.

    If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve and adopt the merger agreement and if you are an SGV stockholder, the plan of merger; and if you are an IndyMac stockholder, the termination of IndyMac's REIT status, and in favor of each amendment to IndyMac's Certificate of Incorporation.

    If you are an IndyMac stockholder and you do not sign and send in your proxy card, vote electronically or telephonically, or attend and vote at IndyMac's special meeting, it will not affect the vote on the termination of IndyMac's status as a REIT or the merger agreement but will have the effect of a vote against each of the amendments to IndyMac's Certificate of Incorporation.

    If you are an SGV stockholder and you do not sign and send in your proxy card or attend and vote at SGV's special meeting, it will have the effect of a vote against the merger agreement and the plan of merger.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares of common stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted.

Q: If I am an SGV stockholder, should I send in my stock certificates now?

A: No. After the merger is completed, we will send you written instructions for exchanging your stock certificates for the appropriate cash payment amount.

Q: Who can help answer your questions?

A: If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

    if you are an SGV stockholder:

    Ronald A. Ott Executive Vice President, Chief Financial Officer and
    Treasurer
    SGV Bancorp, Inc.
    225 North Barranca Street
    West Covina, California 91791
    (626) 859-4250

                 or

    if you are an IndyMac stockholder:

    Pam Marsh
    Director of Investor and Media Relations
    Investor Relations Department
    IndyMac Mortgage Holdings, Inc.
    155 North Lake Avenue
    Pasadena, California 91101
    (800) 669-2300 extension 8465

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SUMMARY...................................................................    1
  The Companies...........................................................    1
  IndyMac's Proposal to Terminate Its REIT Status.........................    1
  The Merger .............................................................    1
  Amendments to IndyMac's Certificate of Incorporation....................    1
  What SGV Stockholders Will Receive in the Merger........................    2
  What IndyMac Stockholders Will Receive in the Merger....................    2
  Effect of the Merger on SGV Options.....................................    2
  Effect of the Merger on IndyMac Options and Stock Rights................    2
  Dissenters' Rights of SGV Stockholders..................................    2
  Dissenters' Rights of IndyMac Stockholders..............................    3
  Federal Income Tax Consequences of the Merger...........................    3
  Comparative Market Prices of Common Stock...............................    3
  SGV's Reasons for the Merger............................................    3
  IndyMac's Reasons for the Merger and for Terminating its REIT Status ...    3
  Opinion of SGV's Financial Advisor......................................    4
  Special Meeting of SGV Stockholders.....................................    4
  Special Meeting of IndyMac Stockholders.................................    4
  SGV Stockholder Vote Required to Approve the Merger Agreement ..........    4
  IndyMac Stockholder Vote Required to Approve the Termination of REIT
    Status, the Merger Agreement and the Amendments to IndyMac's
    Certificate of Incorporation..........................................    5
  Voting Rights at the SGV Special Meeting................................    5
  Voting Rights at the IndyMac Special Meeting............................    5
  SGV's Recommendation to its Stockholders................................    6
  IndyMac's Recommendations to its Stockholders...........................    6
  Share Ownership of Management and Certain Stockholders..................    7
  Interests of SGV's Directors and Officers That May Be Different from
    Yours.................................................................    7
  Effective Time of the Merger............................................    7
  Exchange of SGV Stock Certificates for the Cash Payment.................    7
  Regulatory Approval and Other Conditions Necessary to Complete the
    Merger................................................................    8
  Waiver, Amendment, and Termination......................................    8
  Accounting Treatment....................................................    9
  Unaudited Historical and Pro Forma Comparative Per Share Data...........    9
  Selected Historical Consolidated Financial Data.........................    9
RISK FACTORS..............................................................   14
THE SGV SPECIAL MEETING...................................................   18
  Purpose.................................................................   18
  Date, Place, and Time...................................................   18
  Record Date, Voting Rights, Required Vote, and Revocability of Proxies..   18
  Solicitation of Proxies.................................................   20

                                                                           Page
                                                                           ----
  Dissenters' Rights.....................................................   20
  Recommendation.........................................................   23
THE INDYMAC SPECIAL MEETING..............................................   24
  Purpose................................................................   24
  Date, Place, and Time..................................................   24
  Record Date, Voting Rights, Required Vote, and Revocability of
    Proxies..............................................................   24
  Solicitation of Proxies................................................   26
  Dissenters' Rights.....................................................   27
  Recommendations........................................................   27
THE MERGER...............................................................   28
  The Merger.............................................................   28
  What SGV Stockholders Will Receive in the Merger.......................   28
  What IndyMac Stockholders Will Receive in the Merger...................   30
  Effect of the Merger on SGV Options....................................   30
  Effect of the Merger on IndyMac Options and Stock Rights...............   30
  Certain Federal Income Tax Consequences of the Merger..................   31
  Background of and Reasons for the Merger...............................   32
  Opinion of SGV's Financial Advisor.....................................   38
  Effective Time of the Merger...........................................   45
  Distribution of Merger Consideration to SGV Stockholders...............   45
  Conditions to Completion of the Merger.................................   46
  Regulatory Approval Needed to Complete the Merger......................   48
  Waiver, Amendment, and Termination.....................................   48
  Conduct of Business Pending the Merger.................................   52
  Management and Operations After the Merger.............................   53
  Interests of Certain Persons in the Merger.............................   53
  Accounting Treatment...................................................   55
  Expenses and Fees......................................................   55
TERMINATION OF INDYMAC'S REIT STATUS.....................................   56
  General................................................................   56
  Consequences of Termination of REIT Status.............................   56
  Sale of Ownership Interest by Countrywide..............................   57
  Recommendation.........................................................   57
DESCRIPTION OF AMENDMENTS TO INDYMAC'S CERTIFICATE OF INCORPORATION......   58
  General................................................................   58
  Article I Amendment--Changing the Name of the Corporation..............   58
  Article VI Amendment--Deletion of Acquisition and Transfer Restrictions
    on IndyMac Common Stock..............................................   58
  Article VII Amendment--Deletion of Restrictions on Acquisition of
    IndyMac Common Stock by Certain Organizations........................   59
  Recommendation.........................................................   59

                                                                           Page
                                                                           ----
COMPARATIVE MARKET PRICES AND DIVIDENDS..................................   60
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS..............   62
  Unaudited Pro Forma Condensed Combined Statement of Financial
    Condition............................................................   63
  Unaudited Pro Forma Condensed Combined Statements of Income............   64
  Notes to Unaudited Pro Forma Financial Statements......................   66
BUSINESS OF INDYMAC......................................................   71
  General................................................................   71
  Recent Developments....................................................   71
BUSINESS OF SGV..........................................................   72
  General................................................................   72
  Market Area and Competition............................................   72
  Lending Activities.....................................................   73
  Investment Activities..................................................   87
  Sources of Funds.......................................................   90
  Borrowings.............................................................   92
  Subsidiary Activities..................................................   93
  Personnel..............................................................   94
  Regulation and Supervision.............................................   94
  Federal and State Taxation.............................................  104
MANAGEMENT'S DISCUSSION AND ANALYSIS OF SGV..............................  107
  Management of Interest Rate Risk.......................................  107
  Average Balance Sheet..................................................  110
  Rate/Volume Analysis...................................................  111
  Comparison of Operating Results for the Years Ended June 30, 1999 and
    June 30, 1998........................................................  111
  Comparison of Financial Condition at June 30, 1999 and June 30, 1998...  115
  Comparison of Operating Results for the Years Ended June 30, 1998 and
    June 30, 1997........................................................  116
  Comparison of Financial Condition at June 30, 1998 and June 30, 1997...  120
  Impact of Inflation....................................................  121
  Impact of New Accounting Standards.....................................  121
  Year 2000..............................................................  122
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...........  125
  Certain Beneficial Owners..............................................  125
  Management.............................................................  126
CERTAIN REGULATORY CONSIDERATIONS........................................  127
ADDITIONAL MATTERS RELATING TO THE SPECIAL MEETINGS......................  127
STOCKHOLDER PROPOSALS....................................................  128
INDEPENDENT AUDITORS.....................................................  128

                                                                            Page
                                                                            ----
WHERE YOU CAN FIND MORE INFORMATION........................................ 129
INDEX TO SGV FINANCIAL STATEMENTS.......................................... F-1

 APPENDICES:
     Appendix A --Amended and Restated Agreement and Plan of Merger, dated as of July 12, 1999, and amended and restated as of October 25, 1999, by and between SGV Bancorp, Inc. and IndyMac Mortgage
                  Holdings, Inc.
     Appendix B --Plan of Merger by and between IndyMac Merger Subsidiary, Inc.
                  and SGV Bancorp, Inc.
     Appendix C --Opinion of Sandler O'Neill & Partners, L.P.
     Appendix D --Section 262 of the Delaware General Corporation Law
     Appendix E --IndyMac's Certificate of Incorporation and Proposed
                  Amendments
     Appendix F --Form of Proxy for SGV Bancorp, Inc.
     Appendix G --Form of Proxy for IndyMac Mortgage Holdings, Inc.

                                    SUMMARY

    This summary highlights selected information from this joint proxy statement and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to in this document. These will give you a more complete description of the merger and the other proposals we are asking you to consider. For more information about IndyMac, see "Where You Can Find More Information" on page
129. We have included page references in this summary to direct you to other places in this joint proxy statement where you can find a more complete description of the topics we have summarized.

The Companies (See page 71 for IndyMac, page 72 for SGV)

    INDYMAC MORTGAGE
    HOLDINGS, INC.
    155 North Lake Avenue
    Pasadena, California 91101
    (800) 669-2300

    IndyMac is a Delaware corporation and a real estate investment trust or REIT located in Pasadena, California. As of June 30, 1999, IndyMac had total assets of approximately $3.76 billion and stockholders' equity of approximately $893 million.

    SGV BANCORP, INC.
    225 North Barranca Street
    West Covina, California 91791
    (626) 859-4250

    SGV is a Delaware corporation and a registered thrift holding company located in West Covina, California. As of June 30, 1999, SGV had total assets of approximately $469 million, total deposits of approximately $324 million, and stockholders' equity of approximately $32 million. Its thrift subsidiary, First Federal operates eight branches in the eastern part of the greater Los Angeles metropolitan area.

IndyMac's Proposal to Terminate Its REIT Status (See page 56)

    If you are an IndyMac stockholder, you will be asked at the IndyMac special meeting to consider a proposal to terminate IndyMac's status as a REIT under the Internal Revenue Code of 1986, as amended, on January 1, 2000. If approved by the IndyMac stockholders, IndyMac will not be a REIT effective January 1, 2000. When IndyMac terminates its status as a REIT, the IndyMac stockholders will no longer receive at least 95% of IndyMac's taxable income in the form of dividends.

The Merger (See page 28)

    IndyMac will acquire SGV by means of the merger of a newly-formed, wholly-owned subsidiary of IndyMac with and into SGV. After the merger, IndyMac will be renamed IndyMac Bancorp, Inc., and will continue to be managed by the directors and officers of IndyMac. As a result of the merger, IndyMac will become a thrift holding company regulated by the Office of Thrift Supervision or "OTS."

Amendments to IndyMac's Certificate of Incorporation (See page 58)

    If you are an IndyMac stockholder, you will be asked at the IndyMac special meeting to consider and approve certain amendments to IndyMac's Certificate of Incorporation. These amendments, if approved, would change IndyMac's name to IndyMac Bancorp, Inc. and delete certain provisions of IndyMac's Certificate of Incorporation which contain restrictions on the acquisition and transfer of shares of IndyMac common stock which were designed (1) to preserve IndyMac's status as a REIT under the Internal Revenue Code of 1986, as amended, and (2) to prohibit entities that are exempt from federal income taxes from acquiring or holding IndyMac capital stock which, because of IndyMac's REIT status, could have adverse tax consequences on real estate mortgage investment conduits or taxable mortgage pools in which IndyMac has an interest. If approved, the amendment changing IndyMac's name will become effective when and only if the merger is completed, and the other amendments will become effective when and if IndyMac terminates its status as a REIT. IndyMac's Certificate of Incorporation containing the full text of these amendments is attached to this joint proxy statement as Appendix E.

What SGV Stockholders Will Receive in the Merger (See page 28)

    If we complete the merger and you are an SGV stockholder, you will receive a cash payment in an amount of $25.00, subject to adjustment, for each share of SGV common stock you own. The $25.00 per share cash payment may increase to as much as $27.50 or decrease to as little as $22.50 due to changes in SGV's net portfolio value. The per share cash payment also may increase if IndyMac extends the time for completion of the merger because the OTS has not approved the merger.

What IndyMac Stockholders Will Receive in the Merger (See page 30)

    If we complete the merger and you are an IndyMac stockholder, you will retain the shares of IndyMac common stock you own and will not receive any additional consideration.

Effect of the Merger on SGV Options (See page 30)

    SGV has granted certain options and other rights to acquire its common stock. If the merger is completed, these options and rights, whether or not exercisable, will be cancelled in exchange for a cash payment equal to the difference between the per share purchase price and the exercise price of the option or right.

Effect of the Merger on IndyMac Options and Stock Rights (See page 30)

    IndyMac has granted options and other rights to acquire IndyMac common stock under its stock incentive plans and stock option plans. The merger will have no effect on these options or rights.

Dissenters' Rights of SGV Stockholders (See page 20)

    If you are an SGV stockholder, you have certain dissenters' rights in the merger under the Delaware General Corporation Law. This means that if you are not satisfied with the amount you are receiving in the merger, you are legally entitled to have the value of your shares independently determined and to receive payment based on that valuation. To exercise your appraisal rights, you must (1) deliver a written objection to the merger to SGV at or before the special meeting, and (2) not vote in favor of the merger. Objections to the merger should be addressed to SGV's Corporate Secretary and sent to SGV at 225 North Barranca Street, West Covina, California 91791. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. A copy of the appraisal rights provisions of Delaware law is attached to this joint proxy statement as Appendix D.

Dissenters' Rights of IndyMac Stockholders (See page 27)

    If you are an IndyMac stockholder you do not have dissenters' rights in connection with the merger or in connection with IndyMac terminating its status as a REIT or in connection with any of the amendments to IndyMac's Certificate of Incorporation.

Federal Income Tax Consequences of the Merger (See page 31)

    For federal income tax purposes, the merger will be treated as a taxable sale or exchange of shares of SGV common stock for cash by each holder of SGV common stock (including any holder of dissenting shares). The amount of gain or loss to be recognized by each stockholder of SGV will be measured by the difference between the amount of cash received by such stockholder in connection with the merger for his or her shares of SGV common stock (including dissenting shares) and such stockholder's tax basis in such shares of common stock at the effective time of the merger.

Comparative Market Prices of Common Stock (See page 60)

    Shares of IndyMac common stock are traded on the New York Stock Exchange under the symbol "NDE." Shares of SGV common stock are traded on the Nasdaq National Market under the symbol "SGVB." The table shows you the closing sales prices for IndyMac and SGV common stock on July 12, 1999, the last trading day before we announced the execution of the merger agreement, and on November 3, 1999, the latest practicable date before the mailing of this joint proxy statement.

                                                         IndyMac        SGV
                                                       Common Stock Common Stock
                                                       ------------ ------------
July 12, 1999.........................................   $16.5625      $21.25
November 3, 1999......................................   $13.00        $21.75

    You should obtain current stock price quotations for IndyMac common stock and SGV common stock.

SGV's Reasons for the Merger (See page 37)

    SGV believes that the merger is in the best interests of SGV and its stockholders for a variety of reasons including:

  (1) the amount of the per share purchase price compared to the market value of SGV common stock;

  (2) the opinion of SGV's financial advisor as to the fairness, from a financial point of view, of the per share purchase price; and

  (3) the increased competition facing financial services companies such as SGV.

IndyMac's Reasons for the Merger and for Terminating its REIT Status (See page
36)

    IndyMac believes that the merger will provide an enhanced opportunity to its stockholders. The merger and IndyMac's termination of its REIT status are both part of IndyMac's strategy to become a growth-oriented company by converting from a REIT to a depository institution with additional and more stable funding sources. Over the long term, IndyMac believes that the benefits from becoming a growth oriented company will be greater than the tax obligation it will incur as a result of terminating its REIT status, thereby increasing the returns to stockholders.

Opinion of SGV's Financial Advisor (See page 38)

    SGV has received an opinion of Sandler O'Neill & Partners, L.P., that the per share purchase price is fair, from a financial point of view, to SGV's stockholders. The full text of this opinion is attached to this joint proxy statement as Appendix C. We encourage you to read this opinion.

Special Meeting of SGV Stockholders (See page 18)

    The special meeting of the SGV stockholders will be held at the Radisson Hotel San Gabriel Valley, located at 14635 Baldwin Park Center in Baldwin Park, California at 10:00 a.m., local time on December 14, 1999. At the SGV special meeting, SGV will ask the SGV stockholders:

  (1) to approve the merger agreement and the plan of merger and the transactions contemplated thereby; and

  (2) to act on any other matters that may be put to a vote at the SGV special meeting.

    In order for the SGV special meeting to be held, a quorum must be present. A quorum is established when a majority of the outstanding shares of SGV common stock are represented at the special meeting either in person or by proxy.

Special Meeting of IndyMac Stockholders (See page 24)

    The special meeting will be held at the Pasadena Hilton, located at 168 South Los Robles Avenue in Pasadena, California, at 10:00 a.m., local time, on December 14, 1999. At the IndyMac special meeting, IndyMac will ask the IndyMac stockholders:

  (1) to approve the termination of IndyMac's REIT status effective January 1, 2000;

  (2) to approve the merger agreement and the transactions contemplated thereby;

  (3) to approve the amendments to IndyMac's Certificate of Incorporation described in the notice to IndyMac's stockholders; and

  (4) to act on any other matters that may be put to a vote at the IndyMac special meeting.

    In order for the IndyMac special meeting to be held, a quorum must be present. A quorum is established when a majority of the outstanding shares of IndyMac common stock are represented at the IndyMac special meeting either in person or by proxy.

SGV Stockholder Vote Required to Approve the Merger Agreement (See page 19)

    Assuming that a quorum is present at the SGV special meeting, to approve the merger agreement and the plan of merger, stockholders who own a majority of the outstanding shares of SGV common stock entitled to vote must vote for the merger agreement and the plan of merger.

IndyMac Stockholder Vote Required to Approve the Termination of REIT Status, the Merger Agreement and the Amendments to IndyMac's Certificate of Incorporation (See page 25)

    Assuming that a quorum is present at the IndyMac special meeting, to approve the termination of IndyMac's status as a REIT effective January 1, 2000 and the merger agreement, stockholders who own a majority of the shares of IndyMac common stock present, in person or by proxy, at the IndyMac special meeting must vote for these proposals.

    To approve the amendments to IndyMac's Certificate of Incorporation, stockholders who own a majority of the outstanding shares of IndyMac common stock entitled to vote must vote for these proposals.

Voting Rights at the SGV Special Meeting (See page 18)

    You are entitled to vote at the SGV special meeting if you owned any shares of SGV common stock as of the close of business on November 1, 1999, the SGV record date. On the SGV record date, 2,176,373 shares of SGV common stock were issued and outstanding. You will be entitled to one vote for each share of SGV common stock that was validly issued and outstanding and that you owned on the SGV record date. You may vote either by attending the SGV special meeting and voting your shares or by completing the enclosed proxy card and mailing it to SGV in the enclosed envelope for delivery prior to the close of voting at the SGV special meeting.

    SGV's Board of Directors seeks your proxy to use at the SGV special meeting. SGV has prepared this joint proxy statement to assist you in deciding how to vote and whether or not to grant your proxy. If you are an SGV stockholder and you have elected not to attend the meeting, please indicate on your proxy card how you want to vote. Then sign, date and mail it to SGV as soon as possible so that your shares will be represented at the SGV special meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote for the merger agreement and the plan of merger. If you fail to return your proxy card and fail to vote at the meeting, the effect will be a vote against the merger agreement and the plan of merger. If you have elected to attend the meeting, you do not need to do anything at this time. If you sign a proxy, you may revoke it at any time before the SGV special meeting or by attending and voting at the meeting. You cannot vote shares held in "street name;" only your broker can. If you do not provide your broker with instructions on how to vote your shares, your shares will not be voted.

Voting Rights at the IndyMac Special Meeting (See page 24)

    You are entitled to vote at the IndyMac special meeting if you owned any shares of IndyMac common stock as of the close of business on November 3, 1999, the IndyMac record date. On the IndyMac record date, 80,622,835 shares of IndyMac common stock were issued and outstanding. You will be entitled to one vote for each share of IndyMac common stock that was validly issued and outstanding and that you owned on the IndyMac record date. You may vote either by attending the IndyMac special meeting and voting your shares, voting electronically or telephonically, in the manner indicated on the enclosed proxy card, or by completing the enclosed proxy card and mailing it to IndyMac in the enclosed envelope for delivery prior to the close of voting at the IndyMac special meeting.

    If you are an IndyMac stockholder, IndyMac's Board of Directors seeks your proxy to use at the IndyMac special meeting. IndyMac has prepared this joint proxy statement to assist you in deciding how to vote and whether or not to grant your proxy. If you are an IndyMac stockholder and you have elected not to attend the meeting, please vote electronically or telephonically or indicate on your proxy card how you want to vote. If you choose to use your proxy card, sign, date and mail it to IndyMac as soon as possible so that your shares will be represented at the IndyMac special meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote for:

  (1) the termination of IndyMac's REIT status effective January 1, 2000;

  (2) the merger agreement and the transactions contemplated thereby; and

  (3) the amendments to IndyMac's Certificate of Incorporation described in the notice to IndyMac's stockholders.

    If you fail to return your proxy card and fail to vote either electronically or telephonically, or at the special meeting, it will not affect the vote on the termination of IndyMac's REIT status effective January 1, 2000 or the merger agreement, but will have the effect of a vote against each of the amendments to IndyMac's Certificate of Incorporation.

    If you have elected to attend the meeting, you need to do nothing at this time. If you sign a proxy, you may revoke it at any time before the IndyMac special meeting or by attending and voting at the meeting. You cannot vote shares held in "street name;" only your broker can. If you do not provide your broker with instructions on how to vote your shares, your shares will not be voted.

SGV's Recommendation to its Stockholders (See page 23)

    SGV's Board of Directors unanimously approved the merger agreement and the plan of merger. SGV believes that the merger agreement and the plan of merger and the transactions contemplated thereby, are fair to you and in your best interests. SGV's Board of Directors unanimously recommend that each SGV stockholder votes to approve the merger agreement and the plan of merger.

IndyMac's Recommendations to its Stockholders (See page 27)

    IndyMac's Board of Directors unanimously approved the termination of REIT status, the merger agreement and the amendments to IndyMac's Certificate of Incorporation. IndyMac believes that the proposed termination of IndyMac's REIT status effective January 1, 2000, the merger agreement and the transactions contemplated by the merger agreement, and the proposed amendments to IndyMac's Certificate of Incorporation are fair to you and in your best interests. IndyMac's directors unanimously recommend that each IndyMac stockholder votes to approve the termination of IndyMac's REIT status effective January 1, 2000, the merger agreement, and each of the amendments to IndyMac's Certificate of Incorporation.

Share Ownership of Management and Certain Stockholders (See pages 19 and 26)

    On the SGV record date, SGV's directors and executive officers, their immediate family members and entities they control owned 246,714 shares, or approximately 11.34% of the issued and outstanding shares of SGV common stock. This number does not include stock that SGV's directors and executive officers may acquire through exercising stock options. On the IndyMac record date, SGV's directors and executive officers, their immediate family members and entities they control owned 300 shares of IndyMac common stock and SGV held no shares of IndyMac common stock for its own account, although it may hold shares of IndyMac common stock in a fiduciary capacity for others or as a result of debts previously contracted.

    On the IndyMac record date, IndyMac's directors and executive officers, their immediate family members and entities they control owned 733,121 shares, or approximately .91% of the issued and outstanding shares of IndyMac common stock. This number does not include stock that IndyMac's directors and executive officers may acquire through exercising stock options. On the SGV record date, IndyMac directors and executive officers, their immediate family members and entities they control owned no shares of SGV common stock and IndyMac held no shares of SGV common stock.

Interests of SGV's Directors and Officers That May Be Different from Yours (See page 53)

    SGV's directors and certain officers have employment agreements, stock options and other benefit plans and other arrangements that may provide them with interests in and benefits from the merger that are different from yours. The SGV Board of Directors was aware of these interests and considered them in approving and recommending the merger and the related proposals.

Effective Time of the Merger (See page 45)

    The merger will become final at the time specified in the certificate of merger reflecting the merger to be filed with the Delaware Secretary of State. If the IndyMac and the SGV stockholders approve the merger agreement at the special meetings, and IndyMac obtains all required regulatory approvals, we currently anticipate that the merger will be completed by the end of the first quarter of 2000. If approved, the amendment to IndyMac's Certificate of Incorporation that changes the name of the corporation will become effective at the effective time of the merger and only if the merger is completed.

    IndyMac and SGV cannot assure you that they can obtain the necessary stockholder and regulatory approvals or that the other conditions necessary to complete the merger can or will be satisfied.

Exchange of SGV Stock Certificates for the Cash Payment (See page 45)

    If you are an SGV stockholder, promptly after the merger is completed, you will receive a letter and instructions on how to surrender your stock certificates in exchange for the appropriate cash payment. You will need to carefully review and complete these materials and return them as instructed along with your stock certificates for SGV common stock. If you do not have stock certificates but hold shares of SGV common stock in the form of a book entry with SGV's transfer agent, the transfer agent will automatically exchange the shares.

    Do not send in your stock certificates until you receive a letter and instructions on how to surrender your SGV stock certificates.

Regulatory Approval and Other Conditions Necessary to Complete the Merger (See pages 48 and 46)

    IndyMac is required to notify and obtain approvals from certain government regulatory agencies before the merger may be completed, including the OTS and other federal and state banking regulators. We expect that IndyMac will obtain all required regulatory approvals, but we cannot assure you that this will happen.

    In addition to the required regulatory approvals, the merger will be completed only if certain conditions, including, but not limited to the following, are met or waived, if waivable:

  (1) the IndyMac and the SGV stockholders approve the merger agreement at the special meetings; and

  (2) neither IndyMac nor SGV has breached any of its representations or obligations under the merger agreement.

    In addition to these conditions, the merger agreement, attached to this joint proxy statement as Appendix A, describes other conditions that must be met before the merger may be completed.

Waiver, Amendment, and Termination (See page 48)

    IndyMac and SGV may agree to terminate the merger agreement and elect not to complete the merger at any time before the merger is completed.

    Each of the parties also can terminate the merger in certain other circumstances, including if the merger is not completed by July 12, 2000. But a party may not terminate the merger agreement if (1) it breached the merger agreement, and (2) its breach is the reason the merger has not been completed. If the merger is not completed by July 12, 2000 because regulatory approval has been received but the date falls during a regulatory waiting period, the July 12, 2000 termination date will automatically be extended to a date 10 days after the date the waiting period will expire. In certain other circumstances, IndyMac may extend the termination date to a date on or before October 12, 2000, if regulatory approval has not been received by July 12, 2000.

    In addition, the parties may also terminate the merger if other circumstances occur which are described in the merger agreement, attached to this joint proxy statement as Appendix A.

    The merger agreement may be amended by the written agreement of IndyMac and SGV. The parties can amend the merger agreement without stockholder approval, even if you have already approved the merger. However, you must approve any amendments that would require your approval under the Delaware General Corporation Law.

Accounting Treatment (See page 55)

    It is anticipated the merger will be accounted for as a "purchase." This means that the earnings of SGV will be included in the earnings of IndyMac only after the closing of the merger, and SGV's assets and liabilities will be valued at their fair value at the time of the merger. The excess consideration IndyMac is paying over the fair value of SGV's assets and liabilities will be recorded as "goodwill" on IndyMac's financial statements. The goodwill will be amortized as an expense on IndyMac's financial statements, initially for a period of 20 years.

Unaudited Historical and Pro Forma Comparative Per Share Data

    The following table shows comparative historical and pro forma information about IndyMac's and SGV's net income per share, cash dividends per share and book value per share, and you should read this information with the historical consolidated financial statements of IndyMac and SGV, and the notes to them.

    IndyMac's historical financials are incorporated by reference into this joint proxy statement. SGV's are included in this document. You should also read the unaudited pro forma financial statements and the notes to them, appearing elsewhere in this document.

                                                                      Six Months
                                                          Year Ended    Ended
                                                         December 31,  June 30,
                                                             1998        1999
                                                         ------------ ----------
Net Income
 IndyMac
  Basic.................................................    $0.48       $0.65
  Diluted...............................................     0.48        0.64
 SGV
  Basic.................................................     0.92        0.62
  Diluted...............................................     0.88        0.60
 Pro forma (IndyMac and SGV)
  Basic.................................................    (0.20)       0.69
  Diluted...............................................    (0.20)       0.68
Cash Dividends Per Share
 IndyMac................................................     1.79        0.76
 SGV....................................................     0.00        0.00
 Pro Forma (IndyMac and SGV)............................     1.79        0.76

                                                           December 31, June 30,
                                                               1998       1999
                                                           ------------ --------
 Book Value Per Common Share
 IndyMac.................................................     $10.85     $11.09
 SGV.....................................................      14.26      14.87
 Pro Forma Combined......................................     $ 9.61     $10.20

Selected Historical Consolidated Financial Data

    The following tables present for IndyMac and for SGV, selected consolidated financial data for:

  . the six-month periods ended and as of June 30, 1998 and 1999, in the case of IndyMac;

  . the five-year period ended and as of December 31, 1998, in the case of IndyMac; and

  .   the five-year period ended and as of June 30, 1999 in the case of SGV.

    IndyMac's information is based on the consolidated historical financial statements contained in reports IndyMac has filed with the SEC, including its June 30, 1999 Quarterly Report on Form 10-Q, which are incorporated by reference in this joint proxy statement. See "Where You Can Find More Information" on page 129. SGV's information is derived from the historical consolidated financial statements of SGV, which SGV has filed with the SEC and are included in this joint proxy statement. See "Index To Financial Statements" on page F-1.

    You should read the following tables in conjunction with the historical consolidated financial statements of IndyMac and SGV described above and with the notes to them.

    Historical results are not necessarily indicative of results to be expected for any future period. The management of IndyMac believes that all adjustments (which include only normal recurring adjustments) necessary to arrive at a fair statement of interim results of operations of IndyMac have been included. Results for IndyMac for the interim period ended June 30, 1999 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                 SELECTED HISTORICAL FINANCIAL DATA OF INDYMAC

                                                                                     Six Months Ended
                                      Years Ended December 31,                           June 30,
                         --------------------------------------------------------  ---------------------
                           1994      1995       1996        1997          1998        1998       1999
                         --------- ---------  ---------  ----------    ----------  ----------  ---------
                            (Dollars in thousands, except per share data)              (unaudited)
Operating Results for
 the Year:
  Interest income....... $  92,119 $ 180,465  $ 242,303  $  360,901    $  528,825  $  268,563  $ 177,146
  Interest expense......    66,700   131,910    159,365     242,372       355,359     176,839     98,184
                         --------- ---------  ---------  ----------    ----------  ----------  ---------
    Net interest
     income.............    25,419    48,555     82,938     118,529       173,466      91,724     78,962
  Provision for loan
   losses...............       500     4,037     12,991      18,622        35,892      15,607      7,898
  Equity in earnings
   (loss) of IndyMac
   Operating............     5,624    13,801     19,533      18,414       (58,232)      4,891     (4,306)
  Net gain (loss) on
   mortgage loans and
   securities...........       --       (591)      (906)        997       (19,088)     (1,510)      (900)
  Other income..........       885     2,018      3,376       7,318         2,822       2,363      3,624
                         --------- ---------  ---------  ----------    ----------  ----------  ---------
    Net revenues........    31,428    59,746     91,950     126,636        63,076      81,861     69,482
  Salaries, general and
   administrative.......     2,402     4,213     14,202      21,935        29,286      13,365     16,768
  Management fees to
   affiliates...........     1,195     5,522      8,761       4,406           --          --         --
  Non-recurring
   charges..............       --        --         --       76,000(1)        --          --         --
                         --------- ---------  ---------  ----------    ----------  ----------  ---------
    Total expenses......     3,597     9,735     22,963     102,341        29,286      13,365     16,768
                         --------- ---------  ---------  ----------    ----------  ----------  ---------
  Net earnings.......... $  27,831 $  50,011  $  68,987  $   24,295    $   33,790  $   68,496  $  52,714
                         ========= =========  =========  ==========    ==========  ==========  =========
Per Share Data:
  Basic................. $    0.86 $    1.25  $    1.51  $     0.43    $     0.48  $     1.03  $    0.66
  Diluted...............      0.86      1.25       1.50        0.43          0.48        1.03       0.65
  Dividends declared per
   share................      0.87      1.25       1.52        1.79          1.79        1.03       0.76
  Book value per share
   at December 31.......      7.99      8.55       9.53       11.11         10.85       12.03      11.09
Average Common Shares:
  Basic................. $  32,184 $  39,903  $  45,644  $   56,125    $   69,983  $   66,404  $  79,807
  Diluted...............    32,327    39,941     45,806      56,454        70,093      66,742     80,980
Shares Outstanding:         32,281    42,414     50,200      63,352        75,794      70,314     80,476
Balance Sheet Data (at
 period end):
  Loans held for sale,
   net.................. $ 608,240 $ 409,584  $ 657,208  $1,458,271    $1,555,656  $2,251,054  $ 936,907
  Loans held for
   investment, net......   899,672 1,424,583  1,236,713   1,831,047       668,523   1,393,706    501,733
  Other loans, net......    75,961   320,028    711,578   1,459,264     1,891,149   1,828,562  1,604,727
  Mortgage securities...   121,441   124,975    231,780     558,445       235,032     912,520    275,688
  Collateral for
   collateralized
   mortgage
   obligations..........   233,690   184,111    289,054     245,474       162,726     184,220    121,984
  Total assets.......... 1,997,644 2,643,360  3,356,059   5,849,110     4,851,152   6,939,447  3,759,930
  Short-term
   borrowings........... 1,534,189 2,037,834  2,531,509   4,826,656     3,785,549   5,815,860  2,672,872
  Collateralized
   mortgage
   obligations..........   202,259   164,760    264,080     221,154       140,810     184,220    140,810
  Senior unsecured
   notes................       --     59,649     59,759      59,888        60,031      59,958     60,108
  Shareholders' equity..   257,917   362,731    478,424     703,894       822,103     846,050    892,561

--------
(1)Represents costs of acquisitions of IndyMac's management company from Countrywide Credit Industries, Inc. This transaction was accounted for as the settlement of a management contract by IndyMac.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SGV

                                       Fiscal Years Ended June 30,
                               ------------------------------------------------
                                 1995      1996      1997      1998      1999
                               --------  --------  --------  --------  --------
                                 (Dollars in thousands, except per share
                                                  data)
Selected Financial Condition
 Data (at period end):
  Total assets................ $273,396  $336,055  $409,340  $408,346  $468,730
  Investment securities
   available for sale.........    1,000    14,904    12,467    19,221    25,816
  Investment securities held
   to maturity................    3,200       --        --        --        --
  Mortgage-backed securities
   available for sale.........    3,614    16,614    37,164    29,383    24,871
  Mortgage-backed securities
   held to maturity...........   15,735    27,701    39,072    29,936    37,717
  Loans receivable held for
   sale.......................      --        723       230       391       100
  Loans receivable held for
   investment, net............  217,399   255,953   284,608   295,739   354,989
  Deposit accounts............  204,264   234,039   288,339   295,281   324,106
  FHLB advances...............   33,447    67,509    77,907    70,543   108,002
  Stockholders' equity,
   substantially restricted...   33,006    31,586    29,903    32,233    32,371
Selected Operating Data:
  Interest income............. $ 17,855  $ 21,259  $ 26,700  $ 29,602  $ 31,778
  Interest expense............   10,900    13,304    17,138    18,661    19,370
                               --------  --------  --------  --------  --------
    Net interest income before
     provision for loan
     losses...................    6,955     7,955     9,562    10,941    12,408
  Provision for loan losses...      483       575       557       735       969
                               --------  --------  --------  --------  --------
    Net interest income after
     provision for loan
     losses...................    6,472     7,380     9,005    10,206    11,439
  Other income................      755       883     1,061     1,368     1,933
  Other expenses..............    6,922     7,237     8,801     9,043     9,081
                               --------  --------  --------  --------  --------
  Earnings before income
   taxes......................      305     1,026     1,265     2,531     4,291
  Income taxes................      128       432       534     1,044     1,743
                               --------  --------  --------  --------  --------
  Net earnings................ $    177  $    594  $    731  $  1,487  $  2,548
                               ========  ========  ========  ========  ========
  Earnings per base--basic....      n/a  $   0.22  $   0.29  $   0.63  $   1.16
                               ========  ========  ========  ========  ========
  Earnings per share--
   diluted....................      n/a  $   0.22  $   0.29  $   0.60  $   1.13
                               ========  ========  ========  ========  ========
Performance Ratios:
  Return on average assets....     0.07%     0.20%     0.20%     0.37%     0.57%
  Return on average equity....     1.16      1.81      2.38      4.80      8.04
  Average equity to average
   assets.....................     5.86     11.00      8.22      7.62      7.06
  Equity to total assets at
   end of period..............    12.07      9.40      7.31      7.89      6.91
  Average interest rate
   spread.....................     2.61      2.28      2.27      2.40      2.54
  Net interest margin.........     2.79      2.76      2.65      2.78      2.88
  Average interest-earning
   assets to average interest-
   bearing liabilities........   103.97    110.37    107.98    108.22    107.59
  General and administrative
   expenses to average
   assets.....................     2.58      2.33      2.40      2.19      2.08

                                             Fiscal Years Ended June 30,
                                            ----------------------------------
                                            1995   1996   1997   1998    1999
                                            -----  -----  -----  -----  ------
                                            (Dollars in thousands, except
                                                   per share data)
Regulatory Capital Ratios:
  Tangible capital.........................  9.04%  7.63%  6.34%  6.86%   6.61%
  Core capital.............................  9.04   7.63   6.34   6.86    6.61
  Risk-based capital....................... 18.56  16.51  14.43  15.08   13.34
Asset Quality Ratios:
  Non-performing loans as a percent of
   gross loans receivable..................  0.88%  0.76%  0.59%  0.64%   0.43%
  Non-performing assets as a percent of
   total assets............................  1.00   1.03   0.70   0.93    0.50
  Allowance for loan losses as a percent of
   gross loans receivable..................  0.36   0.41   0.44   0.48    0.52
  Allowance for loan losses as a percent of
   non-performing loans.................... 41.21  53.92  74.34  74.56  121.06
Number of Full-Service Customer
 Facilities................................     6      6      8      8       8

                                  RISK FACTORS

    If IndyMac terminates its status as a REIT and the merger is completed and you are an IndyMac stockholder, you will retain your shares of IndyMac common stock. You should be aware of particular risks and uncertainties that are applicable to a continuing investment in this common stock. Specifically, there are risks and uncertainties that bear on IndyMac's future financial results and that may cause IndyMac's future earnings and financial condition to be less than our expectations.

    Some of the risks and uncertainties relate to economic conditions generally and would affect other financial institutions in similar ways. These aspects are discussed above under the heading "A Warning About Forward-looking Statements." This section addresses particular risks and uncertainties that are specific to IndyMac.

    The risks and uncertainties that may affect the IndyMac's future earnings and financial condition include the following:

     (1) Integration Difficulties. The merger involves the combination of two companies that have previously operated independently. The successful combination of IndyMac and SGV's operations will depend primarily on the companies' ability to consolidate different operations, systems and procedures and to eliminate redundancies and reduce costs. IndyMac and SGV may not be able to integrate their operations without encountering difficulties including, without limitation, the loss of key employees and customers, including depositors, the disruption of their businesses, or possible inconsistencies in standards, controls, procedures, and policies.

     (2) New Business. IndyMac's management may have difficulty managing aspects of SGV's business that are new to it such as the retail banking business. Additionally, IndyMac intends to grow the retail deposit base of the surviving corporation substantially. To achieve this proposed growth rate, First Federal may need to offer higher deposit rates which could substantially increase First Federal's cost of funds.

     (3) Termination of REIT Status. As a result of IndyMac terminating its status as a REIT, IndyMac will not distribute at least 95% of its taxable income to its stockholders. In addition, IndyMac will be subject to federal and state income taxes. IndyMac's new status as a taxable entity may also cause its return on equity to decline.

     (4) Regulation. As a result of the merger, IndyMac will be a thrift holding company regulated by the OTS. For more information on the scope of regulations that will or may be imposed on IndyMac see "Business of SGV--Regulation and Supervision" on page 94.

     (5) Competition. After the merger, IndyMac will continue to face substantial competition in purchasing and originating loans and in attracting deposits. Competitors include other thrifts and thrift holding companies, national and state banks, trust companies, insurance companies, mortgage banking operations, credit unions, financial companies, money market funds, government sponsored entities such as Government National Mortgage Association or "GNMA," Federal National Mortgage Association or "Fannie Mae" and Federal Home Loan Mortgage Corporation or "Freddie Mac," and other financial and non-financial companies which may offer products similar to those to be offered by IndyMac.

         Many competing providers may have greater financial resources than IndyMac, offer additional products and services, have wider geographic presence or more accessible branch and loan production offices, and may more effectively maximize the use of technology. For example, the government sponsored entities have made and will continue to make significant technological and economic advances to broaden their customer bases. Currently, Fannie Mae and Freddie Mac are not permitted to purchase mortgage loans with original principal balances above $240,000 (effective January 1, 1999). If this dollar limitation increases, Fannie Mae and Freddie Mac may be able to purchase a greater percentage of the loans in the secondary market than they currently acquire, and IndyMac's ability to maintain or increase its current loan acquisition levels could be adversely affected. Because their potential growth is constrained somewhat by legal limits on their product offerings, government sponsored entities have sought to expand in other ways, such as relaxing their borrower credit and loan documentation requirements. Consequently, IndyMac may experience substantial competition from government-sponsored entities.

     (6) Interest Rate Changes. Changes in interest rates affect, and will continue to affect, IndyMac's business in a variety of ways, including

            (a) decreased demand for loans during periods of higher interest rates, which may decrease the volume of loans IndyMac can purchase or originate,

            (b) decreased demand to purchase mortgages during periods of lower interest rates, which may negatively affect IndyMac's ability to sell loans,

            (c) fluctuations in profits derived from the difference between short-term and long-term interest rates,

            (d) increases in prepayment rates during periods of lower interest rates which may negatively affect the value of IndyMac's portfolio of collateralized mortgage obligations, interest-only securities and mortgage servicing rights, and

            (e) delinquency rates on adjustable rate loans may increase in periods of increasing interest rates as borrowers face higher mortgage payments.

         The profits earned by IndyMac from loans will continue to be, in part, related to the difference between fixed long-term interest rates, at which IndyMac originates its loans, and adjustable short-term interest rates, at which IndyMac finances such loans until the closing of the sale of such loans. Generally, short-term rates are lower than long-term rates and IndyMac will benefit from the positive differences in interest rates during the time the loans are held by IndyMac pending the closing of the sale of such loans. IndyMac engages in, and will continue to engage in, hedging techniques to attempt to offset the effect of negative differences in interest rates. However, these hedges are less effective in times of rapid interest rate fluctuation.

     (7) Credit Risk. IndyMac incurs, and will continue to incur, credit risk in investing in loans held for sale and investment, construction lending, warehouse lines of credit, and certain securities in its mortgage securities portfolio. IndyMac's loans held for investment and sale portfolio, as well as IndyMac's construction loan portfolio, and warehouse lines of credit all expect to incur normal levels of credit losses. However, increases in interest rates or a deterioration in general economic conditions, and any number of borrower, loan, or project specific problems, could result in IndyMac experiencing higher than expected credit loss rates.

         IndyMac also incurs and will continue to incur credit risk in its investment in non-investment grade securities, particularly non-rated and the lowest noninvestment grade rated securities. In general, the non-investment grade securities in a deal bear all (or substantially all) losses before the more senior securities in the same deal, with non-rated and the lowest non-investment grade rated securities bearing losses before higher rated securities. IndyMac incurs and will continue to incur substantially greater credit risks on its investments in non-investment grade securities than it would were it investing only in the related more senior securities, and still greater credit risks from its investments in non-rated and the lowest non-investment grade rated securities.

     (8) Originating, Acquiring, and Holding Mortgage Loans. IndyMac continually originates and acquires large quantities of mortgage loans. When IndyMac accumulates assets for sale it also incurs interest rate risk. When a sufficient volume of loans with similar characteristics has been accumulated, generally $100 million to $500 million in principal amount, these loans are either sold in bulk whole loan sales, or securitized or sold through the issuance of mortgage-backed securities. The length of time between when IndyMac commits to originate or purchase a mortgage loan and when IndyMac sells or securitizes the mortgage loan generally ranges from ten to ninety days, depending on certain factors. These factors include the length of the origination/purchase commitment period, the loan volume by product type, market fluctuations in the prices of mortgage-backed securities, and variations in the loan sale and the securitization process. This holding period generally will be longer for sub-prime, manufactured housing, and home improvement loans due to an overall smaller market combined with IndyMac's relatively low activity level in these programs. IndyMac encounters various risks from potential interest rate fluctuations during the time after it commits to originate or purchase a mortgage loan at a predetermined price until the mortgage loan is sold. There may be times when, because of a combination of market conditions, IndyMac is unable to sell or securitize its loans at prices that will recoup its investment in them.

     (9) Risk-Based Pricing System. IndyMac has invested substantial capital and time in the development of its electronic risk-based pricing systems, including its electronic-Mortgage Information and Transaction System known as e-MITS(R) (patent pending), and has integrated, or is currently integrating, these systems into all of its various lending businesses. It is IndyMac's intent to continue to integrate these risk-based pricing systems into the businesses it acquires through the merger. IndyMac could be adversely affected by these efforts if the risk-based pricing systems do not accurately price risk as intended, or if the industry does not fully accept these pricing systems.

     (10) Capital Commitments. Certain of IndyMac's material businesses require and will continue to require significant continuing commitments of capital resources. Although after the merger IndyMac will be able to access deposits and Federal Home Loan Bank loans to fund its businesses to some extent. Because First Federal's deposit base will be fairly small compared to IndyMac's capital requirements, IndyMac will continue to rely on credit facilities and the capital markets to fund its businesses. If IndyMac is unable to expand its sources of capital at the rate necessary to keep up with its business expansion, its business would be adversely affected. Additionally, IndyMac's ability to renew credit facilities and access the capital markets on favorable terms may be affected by market events over which it has no control.

                            THE SGV SPECIAL MEETING

Purpose

    IndyMac and SGV are furnishing this joint proxy statement to you as a holder of SGV common stock, $.01 par value per share, in connection with the proxy solicitation by SGV's Board of Directors. SGV's Board of Directors will use the proxies at the SGV special meeting of stockholders to be held on December 14, 1999, and at any adjournments.

    At the SGV special meeting, if you are a holder of SGV common stock, you will be asked to vote upon a proposal to approve the merger agreement, dated as of July 12, 1999, and amended and restated as of October 25, 1999 by and between SGV and IndyMac, attached to this joint proxy statement as Appendix A and the plan of merger by and between IndyMac Merger Subsidiary, Inc. and SGV, a form of which is attached to this joint proxy statement as Appendix B. Under the terms of the merger agreement and the plan of merger, each share of SGV common stock you hold will be converted automatically into the right to receive $25.00 in cash after the merger is completed, subject to adjustment under certain circumstances described in more detail in the merger agreement. Under no circumstances will SGV stockholders receive less than $22.50 per share as a result of any such adjustment, assuming the merger is completed. Additionally, unless IndyMac pays an extension fee to complete the merger, SGV stockholders will not receive more than $27.50 per share as the result of such adjustment. See "The Merger--What SGV Stockholders Will Receive in the Merger" on page 28 for an explanation of how an adjustment to the purchase price would occur.

Date, Place, and Time

    The SGV special meeting of the SGV stockholders will be held at the Radisson Hotel San Gabriel Valley, located at 14635 Baldwin Park Town Center, Baldwin Park, California, at 10:00 a.m., local time on December 14, 1999.

Record Date, Voting Rights, Required Vote, and Revocability of Proxies

    SGV's Board of Directors fixed the close of business on November 1, 1999, as the SGV record date for determining those SGV stockholders who are entitled to notice of and to vote at the SGV special meeting. Only holders of SGV common stock of record on the books of SGV at the close of business on the SGV record date have the right to receive notice of and to vote at the SGV special meeting. On the SGV record date, there were 2,176,373 shares of SGV common stock issued and outstanding held by approximately 187 holders of record.

    SGV stockholders will have one vote for each share of SGV common stock owned on the SGV record date. In order for the SGV special meeting to be held, a quorum must be present. A quorum is established when a majority of the outstanding shares of SGV common stock are represented at the special meeting either in person or by proxy.

    To determine if a quorum is present, SGV intends to count the following:

     (1) shares of SGV common stock present at the SGV special meeting either in person or by proxy;

     (2) shares of SGV common stock present in person at the SGV special meeting but not voting; and

     (3) shares of SGV common stock for which it has received proxies but with respect to which holders of shares have abstained on any matter.

    Approval of the merger agreement and the plan of merger requires the affirmative vote of a majority of the outstanding shares of SGV common stock entitled to vote at the SGV special meeting.

    Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstention, non-voting share or "broker non-vote" will have the same effect as a vote against the approval of the merger agreement and the plan of merger.

    Properly executed proxies that SGV receives before the vote at the special meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted FOR the proposal to approve the merger agreement and the plan of merger, and the proxy holder may vote the proxy in its discretion as to any other matter which may come properly before the special meeting. If necessary, the proxy holder may vote in favor of a proposal to adjourn the special meeting in order to permit further solicitation of proxies if there are not sufficient votes to approve the proposal at the time of the special meeting. However, no proxy holder will vote any proxies voted against approval of the merger agreement and the plan of merger in favor of a proposal to adjourn the special meeting.

    An SGV stockholder who has given a proxy solicited by SGV's Board of Directors may revoke it at any time prior to its exercise at the SGV special meeting by:

      (1) giving written notice of revocation to the Secretary of SGV;

      (2) properly submitting to SGV a duly executed proxy bearing a later date; or

      (3) attending the SGV special meeting and voting in person.

    All written notices of revocation and other communications with respect to revocation of proxies should be sent to SGV Bancorp, Inc.; 225 North Barranca Street, West Covina, California 91791, Attention: Edie Beachboard, Corporate Secretary. If you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your recordholder in order to be admitted to the meeting. Examples of such documentation include a broker's statement, letter or other document confirming your ownership of shares.

    On the SGV record date, SGV's directors and executive officers, including their immediate family members and entities they control owned 246,714 shares or approximately 11.34% of the issued and outstanding shares of SGV common stock. This number does not include stock that SGV's directors and executive officers may acquire through exercising stock options. We expect that the directors and executive officers of SGV will vote their shares in favor of the merger agreement and the plan of merger.

    On the SGV record date, IndyMac's directors and executive officers owned no shares of SGV common stock. On the SGV record date, IndyMac held no shares of SGV common stock.

Solicitation of Proxies

    Directors, officers and employees of SGV may solicit proxies by mail, in person, or by telephone or telegraph. They will receive no additional compensation for such services. SGV may, however, hire a professional proxy solicitor who will receive a fee for its services. SGV may also make arrangements with brokerage firms and other custodians, nominees, and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of SGV common stock held of record by such persons. SGV will reimburse any such brokers, custodians, nominees, and fiduciaries for the reasonable out-of-pocket expenses incurred by them for such services. IndyMac and SGV will share all expenses associated with the solicitation of proxies, including the fees and expenses of any professional proxy solicitor, and the other expenses associated with the special meeting, except that IndyMac will pay expenses related to the printing and mailing of this joint proxy statement, as provided in the merger agreement. See "The Merger--Expenses and Fees" on page 55.

Dissenters' Rights

    Under Delaware law, if you do not wish to accept the cash payment provided for in the merger agreement you have the right to dissent from the merger and to receive payment in cash for the fair value of your SGV common stock. SGV stockholders electing to exercise dissenters' rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. SGV will require strict compliance with the statutory procedures.

    The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect the stockholder's dissenters' rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which is attached to this joint proxy statement as Appendix D.

    Section 262 requires that stockholders be notified not less than 20 days before the special meeting to vote on the merger that dissenters' appraisal rights will be available. A copy of Section 262 must be included with such notice. This joint proxy statement constitutes SGV's notice to its stockholders of the availability of dissenters' rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your dissenters' rights you should carefully review the text of
Section 262 contained in Appendix D because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your dissenters' rights under Delaware law.

    If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

     (1) You must deliver to SGV a written demand for appraisal of your shares before the vote with respect to the merger agreement and the plan of merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the merger agreement and the plan of merger. Voting against or failing to vote for the merger agreement and the plan of merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

     (2) You must not vote in favor of the merger agreement and the plan of merger. An abstention or failure to vote will satisfy this requirement, but a vote in favor of the merger agreement and the plan of merger, by proxy or in person, will constitute a waiver of your dissenters' rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

    If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of SGV common stock as provided for in the merger agreement, but you will have no dissenters' rights with respect to your shares of SGV common stock.

    All demands for appraisal should be addressed to SGV Bancorp, Inc., 225 North Barranca Street, West Covina, California 91791; Attention: Edie Beachboard, Corporate Secretary, before the vote on the merger agreement and the plan of merger is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of SGV common stock. The demand must reasonably inform SGV of the identity of the stockholder and the intention of the stockholder to demand appraisal of his or her shares.

    To be effective, a demand for appraisal by a holder of SGV common stock must be made by or in the name of such registered stockholder, fully and correctly, as the stockholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of such shares.

    If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

    If you hold your shares of SGV common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

    Within 10 days after the effective date of the merger, SGV or IndyMac must give written notice that the merger has become effective to each SGV stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement and the plan of merger. Within 120 days after the effective date, either IndyMac or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. IndyMac does not presently intend to file such a petition in the event there are dissenting stockholders and has no obligation to do so. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify such stockholder's previously written demand for appraisal.

    At any time within 60 days after the effective date, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of SGV common stock. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to IndyMac, they will then be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such stockholder.

    After determination of the stockholders entitled to appraisal of their shares of SGV common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

    In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive pursuant to the merger agreement.

    Costs of the appraisal proceeding may be imposed upon IndyMac and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares (other than with respect to payment as of a record date prior to the effective date); however, if no petition for appraisal is filed within 120 days after the effective date, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the cash payment for shares of his or her SGV common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of IndyMac and must, to be effective, be made within 120 days after the effective date.

    In view of the complexity of Section 262, SGV stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

    In general, any dissenting stockholder who perfects such holder's right to be paid the "fair value" of such holder's SGV common stock in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of such cash. See "The Merger--Certain Federal Income Tax Consequences of the Merger" on page 31.

Recommendation

    SGV's Board of Directors has unanimously approved the merger agreement and the plan of merger and believes that the proposal to approve the merger agreement and the plan of merger is in the best interests of SGV and its stockholders. SGV's Board of Directors recommends that you vote for approval of the merger agreement and the plan of merger.

                          THE INDYMAC SPECIAL MEETING

Purpose

    SGV and IndyMac are furnishing this joint proxy statement to you as a holder of IndyMac common stock, $.01 par value per share, in connection with the proxy solicitation by IndyMac's Board of Directors. IndyMac's Board of Directors will use the proxies at the IndyMac special meeting of stockholders to be held on December 14, 1999, and at any adjournments.

    At the IndyMac special meeting, if you are a holder of IndyMac common stock you will be asked to vote upon a proposal to terminate IndyMac's status as a REIT effective January 1, 2000.

    If IndyMac terminates its status as a REIT, either at January 1, 2000 or through the merger, the IndyMac stockholders will no longer receive at least 95% of IndyMac's taxable income in the form of dividends. See "Termination of IndyMac's REIT Status" on page 56.

    At the IndyMac special meeting, you will also be asked to vote upon a proposal to approve the merger agreement, dated as of July 12, 1999, and amended and restated as of October 25, 1999, by and between SGV and IndyMac, attached to this joint proxy statement as Appendix A, and the transactions contemplated by the merger agreement.

    At the IndyMac special meeting, you will also be asked to vote upon proposals to amend certain provisions of IndyMac's Certificate of Incorporation. These amendments, if approved, would change IndyMac's name to IndyMac Bancorp, Inc. and delete certain provisions of IndyMac's Certificate of Incorporation which contain restrictions on the acquisition and transfer of shares of IndyMac common stock which were designed (1) to preserve IndyMac's status as a REIT and (2) to prohibit entities that are exempt from federal income taxes from acquiring or holding IndyMac capital stock which, because of IndyMac's REIT status, could have adverse tax consequences on real estate mortgage investment conduits or taxable mortgage pools in which IndyMac has an interest. See "Description of Amendments to IndyMac's Certificate of Incorporation" on page 58.

Date, Place, and Time

    The special meeting of the IndyMac stockholders will be held at the Pasadena Hilton, located at 168 South Los Robles Avenue, Pasadena, California at 10:00 a.m., local time, on December 14, 1999.

Record Date, Voting Rights, Required Vote, and Revocability of Proxies

    IndyMac's Board of Directors fixed the close of business on November 3, 1999, as the IndyMac record date for determining those IndyMac stockholders who are entitled to notice of and to vote at the IndyMac special meeting. Only holders of IndyMac common stock of record on the books of IndyMac at the close of business on the IndyMac record date have the right to receive notice of and to vote at the IndyMac special meeting. On the IndyMac record date, there were 80,622,835 shares of IndyMac common stock issued and outstanding held by approximately 5200 holders of record.

    At the IndyMac special meeting, the IndyMac stockholders will have one vote for each share of IndyMac common stock owned on the IndyMac record date. In order for the IndyMac special meeting to be held, a quorum must be present. A quorum is established when a majority of the outstanding shares of IndyMac common stock are represented at the IndyMac special meeting either in person or by proxy.

    To determine if a quorum is present, IndyMac intends to count the following:

  . shares of IndyMac common stock present at the IndyMac special meeting either in person or by proxy;

  . shares of IndyMac common stock present in person at the IndyMac special meeting but not voting; and

  . shares of IndyMac common stock for which it has received proxies but with respect to which holders of shares have abstained on any matter.

    Approval of IndyMac's termination of its status as a REIT effective January 1, 2000 and the merger agreement require the affirmative vote of a majority of the shares of IndyMac common stock present, in person or by proxy, at the IndyMac special meeting. Approval of the amendments to IndyMac's Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of IndyMac common stock entitled to vote at the IndyMac special meeting.

    Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstention, non-voting share or "broker non-vote" will have the same effect as a vote against the approval of each of the amendments to IndyMac's Certificate of Incorporation, but will not affect the vote on the termination of IndyMac's status as a REIT effective January 1, 2000 or on the merger agreement.

    Properly executed proxies that IndyMac receives before the vote at the IndyMac special meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted FOR the proposal to terminate IndyMac's status as a REIT effective January 1, 2000, FOR the proposal to approve the merger agreement, and FOR each proposal to amend IndyMac's Certificate of Incorporation and the proxy holder may vote the proxy in its discretion as to any other matter which may come properly before the IndyMac special meeting. If necessary, the proxy holders may vote in favor of a proposal to adjourn the IndyMac special meeting in order to permit further solicitation of proxies if there are not sufficient votes to approve a proposal at the time of the IndyMac special meeting. However, no proxy holder will vote any proxies voted against the proposal to terminate IndyMac's status as a REIT effective January 1, 2000, the proposal to approve the merger agreement or any of the proposals to amend IndyMac's Certificate of Incorporation, in favor of a proposal to adjourn the IndyMac special meeting.

    An IndyMac stockholder who has given a proxy solicited by IndyMac's Board of Directors may revoke it at any time prior to its exercise at the IndyMac special meeting by:

  (1) giving written notice of revocation to the Secretary of IndyMac,

  (2) properly submitting to IndyMac a duly executed proxy bearing a later date, or

  (3) attending the IndyMac special meeting and voting in person.

    All written notices of revocation and other communications with respect to revocation of proxies should be sent to: IndyMac Mortgage Holdings, Inc., 155 North Lake Avenue, Pasadena, California 91101; Attention: Melissa K. Gerard, Secretary. If you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder in order to be admitted to the meeting. Examples of such documentation include a broker's statement, letter or other document confirming your ownership of shares.

    On the IndyMac record date, IndyMac's directors and executive officers, including their immediate family members and entities they control owned 733,121 shares or approximately .91% of the issued and outstanding shares of IndyMac common stock. This number does not include stock that IndyMac's directors and executive officers may acquire through exercising stock options. We expect that the directors and executive officers of IndyMac will vote their shares in favor of the proposal to approve the termination of IndyMac's status as a REIT effective January 1, 2000, the proposal to approve the merger agreement, and each proposal to amend IndyMac's Certificate of Incorporation.

    On the IndyMac record date, SGV's directors and executive officers, their immediate families and entities they control owned 300 shares of IndyMac common stock. On the IndyMac record date, SGV held no shares of IndyMac common stock for its own account although it may hold shares of IndyMac common stock in a fiduciary capacity for others or as a result of debts previously contracted.

Solicitation of Proxies

    Directors, officers and employees of IndyMac may solicit proxies by mail, in person, or by telephone or telegraph. They will receive no additional compensation for such services. IndyMac may, however, hire a professional proxy solicitor who will receive a fee for its services. IndyMac may also make arrangements with brokerage firms and other custodians, nominees, and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of IndyMac common stock held of record by such persons. IndyMac will reimburse any such brokers, custodians, nominees, and fiduciaries for the reasonable out-of-pocket expenses incurred by them for such services. SGV and IndyMac will share all expenses associated with the solicitation of proxies, including the fees and expenses of any professional proxy solicitor, and the other expenses associated with the special meeting, except that IndyMac will pay expenses related to the printing and mailing of this joint proxy statement, as provided in the merger agreement. See "The Merger--Expenses and Fees" on page 55.

Dissenters' Rights

    If you are an IndyMac stockholder you do not have dissenters' rights in connection with IndyMac terminating its status as a REIT either on January 1, 2000, in connection with the merger, or in connection with any of the amendments to IndyMac's Certificate of Incorporation.

Recommendations

    IndyMac's Board of Directors has unanimously approved the termination of IndyMac's status as a REIT effective January 1, 2000, and believes that the proposal to approve the termination of IndyMac's status as a REIT effective January 1, 2000, is in the best interests of IndyMac and its stockholders. IndyMac's Board of Directors recommends that you vote for IndyMac terminating its status as a REIT effective January 1, 2000.

    IndyMac's Board of Directors has unanimously approved the merger agreement and believes that the proposal to approve the merger agreement is in the best interests of IndyMac and its stockholders. IndyMac's Board of Directors recommends that you vote for approval of the merger agreement.

    IndyMac's Board of Directors has unanimously approved each of the proposed amendments to IndyMac's Certificate of Incorporation and believes that each proposal to amend IndyMac's Certificate of Incorporation is in the best interests of IndyMac and its stockholders. IndyMac's Board of Directors recommends that you vote for approval of each proposed amendment to IndyMac's Certificate of Incorporation.

                                   THE MERGER
             (To be voted upon by the IndyMac and SGV Stockholders)

    The following information describes material aspects of the merger. This description does not provide a complete description of all the terms and conditions of the merger agreement. It is qualified in its entirety by the Appendices hereto, including the text of the merger agreement, which is attached as Appendix A to this joint proxy statement. The merger agreement is incorporated into this joint proxy statement by reference. You are urged to read Appendix A and the other Appendices to this joint proxy statement in their entirety.

The Merger

    The merger agreement provides for the acquisition of SGV by IndyMac. To accomplish this, SGV stockholders will receive cash for their shares of SGV common stock and IndyMac will form a new, wholly-owned subsidiary that will merge with and into SGV. SGV will become a wholly-owned subsidiary of IndyMac and IndyMac will continue its business under the new name, IndyMac Bancorp, Inc., as a taxable growth-oriented depository institution.

What SGV Stockholders Will Receive in the Merger

    General. If we complete the merger, and you are an SGV stockholder, you will receive a cash payment of $25.00 without interest for each of your shares of SGV common stock, unless this per share purchase price is adjusted as described below.

    Possible Adjustments. After the parties select the date when they will complete the merger, SGV will prepare and deliver to IndyMac a certified calculation of SGV's pre-closing net portfolio value and pre-closing book stockholders' equity or net worth as of the end of the month before the month in which the effective time of the merger will occur. SGV will deliver these calculations no later than 10 business days after the end of the month for which the calculations are to be made, which is one month before the month in which the merger will become effective. SGV will calculate SGV's net portfolio value and book net worth based on assumptions, line items and methods previously used by SGV as noted in the merger agreement.

    The pre-closing net portfolio value and pre-closing book net worth calculations will be deemed final on the fifth business day after SGV delivers the calculations to IndyMac unless:

     (1) the parties jointly agree that the calculations are final on an earlier date; or

     (2) IndyMac has delivered a notice of disagreement with the calculations prior to the fifth business day after their delivery, in which case

            . the parties will use their reasonable efforts to reach agreement on the disputed items or amounts or, if they are unable to reach agreement,

            . the parties will cause an independent accounting firm to calculate the disputed items or amounts.

    Once the pre-closing net portfolio value and book net worth calculations are final, the parties will determine whether the per share purchase price should be adjusted pursuant to the following formulas:

     (1) if the pre-closing net portfolio value is less than 110% of SGV's book net worth at June 30, 1999 (calculated in accordance with the terms set forth in the merger agreement) or "baseline net worth," then the per share purchase price will be decreased by subtracting from the per share purchase price the following result:

            . the product of 1.5 multiplied by the difference between 110% of
              SGV's baseline net worth and the pre-closing net portfolio value, divided by

            . the total number of shares of SGV common stock outstanding or issuable under options immediately before the effective time of the merger;

    For example, assume SGV's baseline net worth is $32.0 million. The per share purchase price will be reduced if SGV's pre-closing net portfolio value is less than 110% of $32.0 million (which is $35.2 million). Now assume that SGV's pre-closing net portfolio value is $34.2 million. SGV's pre-closing net portfolio value is $1.0 million less than 110% of its baseline net worth. Therefore, SGV's stockholders would receive, in the aggregate, $1.5 million less merger consideration (1.5 times the $1.0 million difference).

    The decrease in consideration would be divided on a per share basis by the number of shares of SGV common stock outstanding plus the number of shares of SGV common stock that could be purchased from the exercise of all outstanding options to purchase SGV common stock. Because there are 2,176,323 shares outstanding and 323,430 shares of common stock that could be issued in connection with the exercise of stock options, the $1.5 million would be divided by 2,499,753. This would result in the purchase price per share being decreased by $0.60.

     (2) if the pre-closing net portfolio value is more than 125% of baseline net worth, the per share purchase price will be increased by adding to the per share purchase price the following result:

            . the difference between the pre-closing net portfolio value and
              125% of baseline book net worth, divided by

            . the total number of shares of SGV common stock outstanding or issuable under options immediately before the effective time of the merger.

      For example, assume that SGV's baseline net worth is $32.0 million. The per share purchase price will be increased if SGV's pre-closing net portfolio value is more than 125% of $32.0 million (which is $40.0 million). Also assume that SGV's pre-closing net portfolio value is $41.0 million. In this case, SGV's stockholders would receive, in the aggregate, an additional $1.0 million of merger consideration ($41.0 million less $40.0 million). The per share increase would be calculated the same way as the decrease described above, which would be $0.40 per share.

    If the per share purchase price is adjusted because of a change in SGV's net portfolio value, the per share purchase price will not be increased above $27.50 per share or decreased below $22.50 per share. In the event that but for this limitation, the per share purchase price would be decreased below $22.50, IndyMac may terminate the merger agreement. See "--Waiver, Amendment and Termination" on page 48.

    Additionally, if the OTS has not approved the merger by July 12, 2000, IndyMac has the right to extend the automatic termination date of the merger until October 12, 2000. In exchange for this extension, IndyMac will pay a fee to SGV of $1.0 million. In the event the merger is completed, the $1.0 million will be added to the total merger consideration to be paid to SGV stockholders. The additional consideration would be divided on a per share basis by the number of shares of SGV common stock outstanding plus the number of shares of SGV stock that could be purchased from the exercise of all outstanding options to purchase SGV common stock. This increase in the purchase price is not affected by the $27.50 per share limitation described above. It is therefore possible that the per share purchase price could be increased to up to $27.90.

What IndyMac Stockholders Will Receive in the Merger

    If we complete the merger, and you are an IndyMac stockholder, you will retain the shares of IndyMac common stock that you own and will not receive any additional consideration.

Effect of the Merger on SGV Options

    When the merger is completed, each option or stock option plan granted under the SGV stock-based equity compensation plans that is outstanding, whether or not exercisable, will be cancelled in exchange for a cash payment equal to:

     (1) the difference between the per share purchase price and the exercise price of such option or right; multiplied by

     (2) the number of shares of SGV common stock subject to the SGV option or right.

    A holder of SGV options or rights will be entitled to receive the cash payment for such options or rights at the effective time, directly from IndyMac, not from the paying agent.

    For information with respect to stock options and rights held by SGV's management, see "--Interests of Certain Persons in the Merger" on page 53.

Effect of the Merger on IndyMac Options and Stock Rights

    IndyMac has granted options and other rights to acquire IndyMac common stock under its stock incentive plans and stock option plans. The merger will have no effect on these options or rights.

Certain Federal Income Tax Consequences of the Merger

    This section summarizes material U.S. federal income tax considerations relevant to the merger that apply to the SGV and the IndyMac stockholders. This discussion is based on existing provisions of the Internal Revenue Code, as amended, existing Treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences of the merger to you. The Internal Revenue Service or "IRS" may adopt a contrary position.

    We do not discuss all U.S. federal income tax considerations that may be relevant to you in light of your particular circumstances. Factors that could alter the tax consequences of the merger to you include:

      (1) if you are a dealer in securities;

      (2) if you are a tax-exempt organization;

     (3) if you are subject to the alternative minimum tax provisions of the Internal Revenue Code;

      (4) if you are a foreign person or entity;

      (5) if you are a financial institution or insurance company;

      (6) if you do not hold your shares as capital assets;

     (7) if you acquired your shares in connection with stock option or stock purchase plans or in other compensatory transactions;

     (8) if you hold your shares as part of an integrated investment, including a "straddle";

     (9) if you hold shares subject to the constructive sale provisions of
         Section 1259 of the Internal Revenue Code.

    In addition, we do not discuss the tax consequences of the reorganization described under "--Management and Operations after the Merger" on page 53 under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger, whether or not any such transactions are undertaken in connection with the reorganization. Accordingly, we urge you to consult your own tax advisors as to the specific consequences to you of the merger.

    For federal income tax purposes, the merger will be treated as a taxable sale or exchange of shares of the SGV common stock for cash by each holder of the SGV common stock (including any dissenting stockholder). The amount of gain or loss to be recognized by each stockholder will be measured by the difference between the amount of cash received by such stockholder in connection with the merger for his or her shares of SGV common stock (including dissenting shares) and such stockholder's tax basis in such shares of SGV common stock at the effective time of the merger. Assuming the SGV stockholder held his or her shares of SGV common stock as a capital asset as defined in the Internal Revenue Code (generally property held for investment) at the effective time of the merger, such stockholder's gain or loss will be capital gain or loss, and will be long-term with respect to shares of SGV common stock held for more than 12 months as of the effective time, and short-term with respect to such shares held for 12 months or less as of the effective time. The maximum rate on long-term capital gains in the case of individuals currently is 20% with respect to property that has been held for more than 18 months, and 28% with respect to property that has been held for more than one year but not more than 18 months.

    IndyMac will be treated as having purchased, in a taxable transaction, the shares of SGV common stock. Accordingly, its basis in such shares of SGV common stock will be equal to the cash it paid to purchase such shares, and its holding period for the shares of SGV common stock will begin the day after the effective time of the merger. The stockholders of IndyMac will not have any federal income tax consequences as a result of the merger.

    For the tax consequences of the termination of IndyMac's election to be taxed as a REIT for U.S. federal income tax purposes, see page 56. In addition to approving the merger agreement, the IndyMac stockholders will be asked at the IndyMac Special Meeting to approve IndyMac's termination of its REIT status effective January 1, 2000. If the stockholders of IndyMac do not vote to terminate the REIT status of IndyMac but do vote in favor of the merger, then it is important to note that the ownership of SGV which results from the merger may cause IndyMac to fail to meet certain of the requirements relating to income and diversification that must be met in order for qualification as a REIT for federal income tax purposes, which failure may lead to a termination of IndyMac's REIT status.

    The tax consequences of the merger may vary depending upon the particular circumstances of each IndyMac or SGV stockholder. Accordingly, IndyMac and SGV stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of state, local, and foreign tax laws.

Background of and Reasons for the Merger

    Background to the Merger. Since SGV's mutual to stock conversion in 1995, SGV's Board of Directors periodically reviewed the strategic alternatives available to SGV, including in meetings with its financial advisors, Sandler O'Neill & Partners, L.P., on February 4, 1996, August 18, 1997, August 28, 1997 and February 20, 1998. At those meetings, the SGV Board of Directors considered, among other items, strategic alternatives ranging from pursuing a course of continuing as an independent institution and growing internally, possible acquisitions of smaller financial institutions, a possible merger-of-equals with a similar sized institution and a possible sale of SGV to another institution.

    As the result of the lack of liquidity that occurred in the capital markets in the fourth quarter of 1998 and IndyMac's desire to provide for a more stable source of funding to continue to grow its business, management of IndyMac, with the approval of the Board, developed a revised business strategy that would result in IndyMac terminating its REIT status and becoming a taxable, growth-oriented institution. By terminating its REIT status, IndyMac would no longer be required to distribute at least 95% of its net income annually and thereby could strengthen its capital position to provide greater balance sheet leverage to grow its business as a means of increasing stockholder value. The revised business strategy also contemplated that IndyMac would, through an acquisition, become an insured depository institution or would obtain a de novo federal depository institution charter, thereby developing additional sources of funding and lessening its reliance on the capital markets. Accordingly, in furtherance of the revised business strategy, in January 1999, the IndyMac Board of Directors authorized IndyMac officers to explore the possibility of acquiring a thrift institution. The Board believed that becoming a thrift would offer IndyMac the benefits of diversification, additional financing resources and certain licensing, servicing and interest rate exemptions in various states. In the following months, IndyMac investigated various possibilities for merger partners.

    In late January and early February 1999, at the direction of IndyMac, representatives of Merrill Lynch & Co., Inc., IndyMac's financial advisors, contacted SGV's president and chief executive officer, Barrett Andersen and representatives of Sandler O'Neill to discuss the possible acquisition of SGV by IndyMac. Mr. Andersen relayed IndyMac's expression of interest to an executive session of SGV's Board of Directors held on February 22, 1999. At that time, SGV's Board of Directors authorized and instructed Mr. Andersen and Sandler O'Neill to meet with IndyMac to discuss strategic alternative issues.

    On March 26, 1999, after discussing the possibility of such an acquisition with its outside legal advisors, Muldoon, Murphy & Faucette LLP, as well as with its primary regulators, Mr. Andersen and representatives of Sandler O'Neill met with IndyMac's chief executive officer, Michael Perry, IndyMac's chief operating officer and general counsel and representatives of Merrill Lynch. At this meeting, IndyMac reiterated its interest in acquiring a financial institution such as SGV. At this time, Mr. Andersen advised IndyMac that SGV was not for sale but that he was authorized to listen to IndyMac's proposal. IndyMac and Merrill Lynch then outlined the proposed structure of such a deal, including a suggested range of pricing in the area of one and one-half to two times SGV's book value.

    On May 24, 1999 the IndyMac Board of Directors held a telephonic special meeting at which Mr. Perry discussed SGV as a potential merger partner for IndyMac. Mr. Perry indicated that the similarity between SGV's and IndyMac's assets, the apparent quality of SGV's assets, and the proximity of SGV's branch locations to IndyMac's headquarters made SGV a good merger candidate. Mr. Perry further indicated that he had had preliminary discussions with Mr. Andersen. The Board authorized Mr. Perry to continue discussions with SGV.

    Telephonic conversations occurred between the parties regarding the prospective transaction between the March 26, 1999 face-to-face meeting and May 27, 1999. On May 27, 1999 SGV received correspondence from IndyMac which contained a merger proposal and Mr. Andersen conferred with representatives of Sandler O'Neill regarding the proposal, who in turn discussed the proposal with representatives of Merrill Lynch. Based on those conversations, IndyMac submitted a revised proposal to SGV on June 1, 1999.

    A special meeting of SGV's Board of Directors was held on June 2, 1999, to review IndyMac's written proposal. At this meeting, Sandler O'Neill made a detailed presentation to SGV's Board of Directors pursuant to which IndyMac would acquire SGV for a price of 1.75 times SGV's book value. A representative of Muldoon, Murphy, attending the meeting telephonically, made a detailed presentation to SGV's Board of Directors regarding the

Board's fiduciary responsibilities to the SGV stockholders in this context. Following these presentations, SGV's Board of Directors voted to authorize and instruct Mr. Andersen and Sandler O'Neill to continue negotiations with IndyMac regarding the proposed transaction and to determine if there existed any other potential suitors for SGV.

    On June 2, 1999, IndyMac issued a press release in which IndyMac declared its intention to acquire a federally chartered savings and loan association, terminate its status as a REIT and convert to a full-service financial institution. On June 3, 1999, at the annual meeting of the IndyMac Board of Directors, Mr. Perry updated the Board of Directors regarding the discussions with SGV. Following Mr. Perry's presentation, IndyMac's Board of Directors authorized Mr. Perry to continue negotiations with SGV and to enter into a definitive merger agreement within the parameters approved by the Board. On June 4, 1999, the American Banker reported IndyMac's interest in acquiring a thrift and identified SGV as the most likely target for IndyMac given IndyMac's publicly stated criteria. Trading in SGV's common stock became irregular early in the day on June 4, 1999 prompting SGV to contact its financial and legal advisors. Following discussions with its financial and legal advisors and with Mr. Perry, SGV issued a press release advising that it had received a preliminary expression of interest from IndyMac to acquire SGV, that SGV's Board of Directors was considering IndyMac's offer and that there could be no assurances that an agreement could be reached between the parties.

    Negotiations between the parties continued on June 6, 7, and 8, 1999. During those discussions, IndyMac raised its offer to acquire SGV to a purchase price of $25.00 per share in cash. At a special board meeting held on June 8, 1999, Sandler O'Neill made an updated detailed presentation on the proposed transaction to SGV's Board of Directors, including a detailed review of SGV's strategic alternatives and an update on possible other suitors for SGV. SGV's legal advisors also attended the meeting via telephone and reiterated to SGV's Board of Directors its fiduciary responsibilities in this context. Its financial advisors having stressed the significantly superior value of the price at which IndyMac was offering to purchase SGV relative to any other potential suitor, the Board authorized and instructed Mr. Andersen and Sandler O'Neill to accept no less than $25.00 per share from IndyMac, but instructed them to continue negotiating for a higher purchase price.

    SGV and IndyMac continued to negotiate the potential acquisition through face to face meetings and telephone conferences on June 11, 16 through 18 and 21, 1999. At its regularly scheduled board meeting on June 21, 1999, Sandler O'Neill made an updated detailed presentation to SGV's Board of Directors. Sandler O'Neill reviewed with SGV's Board of Directors its analysis of the capacity of other potential partners to offer a per share purchase price at or in excess of what IndyMac was offering, and advised SGV's Board of Directors that no third party had expressed an interest in acquiring SGV even though the negotiations with IndyMac had been public since June 4, 1999. SGV's Board of Directors authorized and instructed Mr. Andersen, Muldoon, Murphy and Sandler O'Neill to negotiate the terms of a merger agreement between the parties.

    At meetings held June 24 through 26, 1999, SGV and IndyMac negotiated a term sheet to serve as the basis for the drafting of a definitive merger agreement. A special meeting of

SGV's Board of Directors was held to review the term sheet on June 27, 1999. Sandler O'Neill again made a detailed presentation of the proposed transaction, reviewed all similar recent transactions in the financial institutions industry, reviewed how SGV's stock was trading vis-a-vis certain industry indices, and reviewed the principal terms of the proposed agreement. The per share purchase price of the proposed deal could be increased or decreased based on a comparison of SGV's net portfolio value as of the end of the month immediately preceding the effective time of the merger, to SGV's consolidated common stockholders' equity at June 30, 1999. Accordingly, Sandler O'Neill's presentation included a review of an analysis prepared by SGV, of the impact of changes of interest rates on SGV's net portfolio value under various circumstances that illustrated how changes in SGV's net portfolio value would likely affect the per share purchase price.

    Following a detailed presentation by Muldoon, Murphy on the term sheet that had been negotiated to date and a review of SGV's Board of Director's fiduciary responsibilities, the Board voted to authorize the continuance of negotiations between the parties and the drafting of a definitive merger agreement (subject to certain modifications to the term sheet as it then existed) for SGV's Board of Directors to review.

    The parties continued to negotiate the terms of the transaction. Once the details of the term sheet had been resolved in accordance with SGV's Board of Director's directions, a definitive merger agreement was drafted and presented to the Board at a special meeting held on July 8, 1999. At the meeting Sandler O'Neill made a presentation via telephone on the fairness, from a financial point of view, of the merger consideration to the SGV stockholders. Muldoon, Murphy reviewed each section of the definitive merger agreement with SGV's Board of Directors as well as the Board's fiduciary duties to the SGV stockholders in the merger context. Following detailed discussions on the foregoing, SGV's Board of Directors approved the merger agreement subject to certain modifications and its review thereof. A special meeting of SGV's Board of Directors was held on July 9, 1999, to review the revised definitive merger agreement and the Board voted to approve the merger agreement and authorized and instructed Mr. Andersen to execute it on SGV's behalf. The parties executed the definitive merger agreement as of July 12, 1999.

    The merger agreement originally provided that IndyMac would be merged with and into SGV, with SGV being the surviving corporation, and IndyMac's stockholders receiving SGV common stock in exchange for their IndyMac common stock. After further analysis of the structure of the merger, IndyMac's Board of Directors determined that it would be in IndyMac's and the IndyMac stockholders' best interests to restructure the transaction so that IndyMac would create a new wholly-owned subsidiary that would be merged with and into SGV. Under the new structure, SGV would become a wholly-owned subsidiary of IndyMac, and IndyMac's stockholders would retain their IndyMac stock. An amended and restated merger agreement that memorialized the modified structure of the transaction was presented to and approved by the IndyMac Board of Directors on October 19, 1999 and the SGV Board of Directors on October 18, 1999. The parties entered into the amended and restated merger agreement effective October 25, 1999.

    IndyMac's Reasons for the Merger. IndyMac's Board of Directors has determined that the merger is in the best interests of IndyMac and its stockholders and has unanimously approved the merger agreement. In reaching its determination, IndyMac's Board of Directors considered a number of factors, without assigning any relative weights to such factors, including, but not limited to, the following, which include all material factors considered by IndyMac's Board of Directors:

     (1) IndyMac's Board of Directors analyzed information with respect to the financial condition, results of operations, business, and prospects of IndyMac and SGV, including the synergies of IndyMac and SGV's operations, both in terms of assets and products.

     (2) IndyMac's Board of Directors considered the geographic location of SGV, including the close proximity of SGV's branch network to IndyMac's headquarters.

     (3) IndyMac's Board of Directors considered the size of SGV's deposit base and how the merger would give IndyMac access to a more stable, and more diverse funding base and provide the ability to increase leverage.

     (4) IndyMac's Board of Directors considered how the merger would help implement IndyMac's revised business strategy by converting it into a taxable growth-oriented depository institution which would permit IndyMac to retain earnings to support growth.

     (5) IndyMac's Board of Directors considered the terms and conditions of the merger agreement.

     (6) IndyMac's Board of Directors reviewed, based in part on presentations by IndyMac's financial advisors, the business, operations, quality of assets, financial condition, earnings and prospects of SGV.

     (7) IndyMac's Board of Directors evaluated the risks to consummation of the merger, including, among others, the risks associated with obtaining all necessary regulatory approvals without the imposition of any condition which differs from conditions customarily imposed in approving acquisitions of the type contemplated by the merger agreement and compliance with which would materially adversely affect the reasonably anticipated benefits of the transactions to IndyMac.

     (8) IndyMac's Board of Directors considered that, based on information the Board received from its financial advisors, the premium IndyMac would pay to SGV in the merger was comparable to the premiums paid in similar transactions.

    In view of the variety of factors considered in connection with its evaluation of the merger, IndyMac's Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

    IndyMac's Board of Directors has unanimously approved the merger agreement and unanimously recommends to the IndyMac stockholders that you approve and adopt the merger agreement.

    SGV's Reasons for the Merger. SGV's Board of Directors has determined that the merger is in the best interests of SGV and its stockholders and has unanimously approved the merger agreement. In reaching its determination, SGV's Board of Directors considered a number of factors, without assigning any relative weights to such factors, including, but not limited to, the following, which include all material factors included by SGV's Board of Directors:

     (1) SGV's Board of Directors analyzed the per share purchase price ($25.00 cash per share, as it may be adjusted) to be paid to the SGV stockholders in relation to the current market value of SGV common stock as well as the last sale prices, volume, trading and distribution of SGV common stock for the previous year (May 26, 1998 through May 28, 1999), when SGV's Board of Directors first met to consider the transaction;

     (2) SGV's Board of Directors considered the terms and conditions of the merger agreement, including the taxable nature of the cash to be paid to the SGV stockholders;

     (3) SGV's Board of Directors considered the financial condition, results of operations, capital levels, asset quality and prospects for SGV;

     (4) SGV's Board of Directors considered market, industry, regulatory and economic conditions and, in particular, consolidation and competition in the financial services industry;

     (5) SGV's Board of Directors considered the opinion of SGV's financial advisor that the per share purchase price to be received by the SGV stockholders in the merger is fair, from a financial point of view, to the holders of SGV common stock;

     (6) The results of the contacts and discussions between SGV and its financial advisors and various third parties and the belief of SGV's Board of Directors that the merger with IndyMac offered the best transaction available to SGV and its stockholders;

     (7) SGV's Board of Directors considered the certainty of a cash transaction versus a transaction in which the SGV stockholders would receive stock of the acquiror;

     (8) SGV's Board of Directors considered the likelihood of receiving the required regulatory approvals in a timely manner;

     (9) The results of the due diligence investigation of IndyMac, including IndyMac's ability to pay the aggregate merger consideration; and

     (10) SGV's strategic alternatives to the merger, including the continued operation of SGV as an independent financial institution.

    In view of the variety of factors considered in connection with its evaluation of the merger, SGV's Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

    SGV's Board of Directors has unanimously approved the merger agreement and the plan of merger and unanimously recommends to the SGV stockholders that you approve and adopt the merger agreement and the plan of merger.

Opinion of SGV's Financial Advisor

    By letter agreement dated as of August 28, 1996, SGV retained Sandler O'Neill as an independent financial advisor in connection with SGV's strategic planning and merger and acquisition analyses, including SGV's consideration of possible business combinations with other parties. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

    Sandler O'Neill acted as financial advisor to SGV in connection with the merger and participated in certain of the negotiations leading to the merger agreement. At the request of SGV's Board of Directors, representatives of Sandler O'Neill participated by telephone in the July 8, 1999 meeting at which SGV's Board of Directors considered the merger and in the July 9, 1999 meeting at which SGV's Board of Directors approved the merger agreement. At the July 9, 1999 meeting, Sandler O'Neill delivered to SGV's Board of Directors its oral opinion, subsequently confirmed in writing as of July 12, 1999, that as of such date, the consideration to be received by SGV stockholders in the merger was fair to the SGV stockholders from a financial point of view. Sandler O'Neill has also delivered to SGV's Board of Directors a written opinion dated the date of this joint proxy statement which is substantially identical to the July 12, 1999 opinion. The full text of Sandler O'Neill's opinion is attached as Appendix C to this joint proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering the opinion. The opinion is incorporated by reference into this description and this description is qualified in its entirety by reference to the opinion. SGV stockholders are urged to carefully read the opinion in connection with their consideration of the proposed merger.

    Sandler O'Neill's opinion was directed to SGV's Board of Directors and was provided to SGV's Board of Directors for its information in considering the merger. The opinion is directed only to the fairness of the merger consideration to the SGV stockholders from a financial point of view. It does not address SGV's underlying business decision to engage in the merger or any other aspect of the merger and is not a recommendation to any SGV stockholder as to how such stockholder should vote at the SGV special meeting with respect to the merger or any other related matter.

    In rendering its July 12, 1999 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting only certain factors and analyses, or attempting to ascribe relative weights to some or all factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analysis described below is identical to SGV and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value or merger transaction value of SGV and the companies to which it is being compared.

    The earnings projections for SGV relied upon by Sandler O'Neill in its analyses were reviewed with management and were based upon SGV's fiscal year 2000 internal projections. For periods after fiscal year 2000, Sandler O'Neill assumed an annual growth rate on earning assets and earnings per share of 10% and 20%, respectively. The fiscal year 2000 earnings projections furnished to Sandler O'Neill were prepared by the senior management of SGV for internal purposes only and not with a view towards public disclosure. Those projections, as well as the other earnings estimates relied upon by Sandler O'Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and accordingly, actual results could vary materially from those set forth in such projections.

    In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of SGV and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to SGV's Board of Directors at the Board's July 8, 1999 and July 9, 1999 meetings. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of SGV common stock or the price at which SGV common stock may be sold at any time.

    Summary of Proposal. Sandler O'Neill reviewed the financial terms of the proposed transaction. Based upon the per share cash consideration of $25.00 and SGV's March 31, 1999 financial information, Sandler O'Neill calculated the following ratios:

Transaction Price/Book value.............................................  1.77x
Transaction Price/Tangible book value....................................  1.78x
Transaction Price/Last twelve months' EPS................................ 25.25x

    The implied aggregate transaction value was approximately $59.1 million, based upon 2,363,654 fully diluted shares of SGV common stock outstanding, which was determined using the treasury stock method at the per share transaction value of $25.00. For purposes of Sandler O'Neill's analyses, earnings per share were based on fully diluted earnings per share. Sandler O'Neill noted that the $25.00 transaction value represented a 24% premium over the July 9, 1999 closing price of SGV common stock of $20.13 and a premium of 102% over the closing price of SGV common stock of $12.38 on June 3, 1999, which was the date prior to the public announcement of negotiations between the parties.

    Stock Trading History. Sandler O'Neill reviewed the history of the reported trading prices and volume of SGV common stock, and the relationship between the movements in the price of SGV common stock to movements in certain stock indices, including the Standard & Poor's 500 Index, the Nasdaq Bank Index and the median performance of a composite group of regional savings institutions selected by Sandler O'Neill. During the one year period ended July 7, 1999, the SGV common stock outperformed its composite group index and the Nasdaq Bank Index, while it underperformed the S&P Index. In connection with its analyses, Sandler O'Neill noted the impact of SGV's public announcement that it was engaged in preliminary discussions regarding a potential business combination transaction.

    Comparable Company Analysis. Sandler O'Neill used publicly available information to compare selected financial and market trading information for SGV with that of the two groups of savings institutions selected by Sandler O'Neill. The Regional Group consisted of SGV and the following nine publicly traded regional savings institutions:

    FirstFed Financial Corp.                  PBOC Holdings Inc.
    PFF Bancorp Inc.                          Hawthorne Financial Corp.
    Quaker City Bancorp Inc.                  Provident Financial Holdings
    Highland Bancorp Inc.                     Monterey Bay Bancorp Inc.
    Broadway Financial Corp.

    The High Performing Group consisted of the following 12 publicly traded savings institutions that had a return on average equity (based on the last twelve months' earnings) of greater than 13% and a price to tangible book value of greater than 160%:

    MetroWest Bank                            American Bank of Connecticut
    Coastal Financial Corp.                   Progress Financial Corp.
    Highland Bancorp Inc.                     Bancorp Connecticut Inc.
    Cascade Financial Corp.                   Warren Bancorp Inc.
    Winton Financial Corp.                    Home Port Bancorp Inc.
    First Georgia Holding Inc.                Peoples Savings Bank of Troy

    The analysis compared publicly available financial information for SGV as of and for each of the years ended June 30, 1994 through 1998 and as of and for the twelve months ended March 31, 1999 to the median data for each of the Regional Group and High Performing Group as of and for each of the years ended December 31, 1994 through 1998 and as of and for the twelve months ended March 31, 1999. The table below sets forth the comparative data as of and for the twelve months ended March 31, 1999.

                                                                         High
                                                            Regional  Performing
                                                    SGV      Group      Group
                                                  --------  --------  ----------
Total assets..................................... $464,500  $922,885   $533,892
Annual growth rate of total assets...............    15.82%    13.76%     13.19%
Tangible equity/total assets.....................     6.82      7.78       7.53
Intangible assets/total equity...................     0.97      0.00       0.00
Net loans/total assets...........................    75.70     75.22      73.52
Cash & securities/total assets...................    21.90     21.01      22.92
Gross loans/total deposits.......................   109.08    118.17     109.69
Total borrowings/total assets....................    22.38     23.96      23.73
Non-performing assets/total assets...............     0.74      0.75       0.38
Loan loss reserve/gross loans....................     0.49      1.06       1.33
Net interest margin..............................     2.86      3.02       4.00
Loan loss provision/average assets...............     0.24      0.19       0.08
Non-interest income/average assets...............     0.39      0.42       0.61
Non-interest expense/average assets..............     2.04      1.98       2.38
Efficiency ratio.................................    65.12     62.46      55.56
Return on average assets.........................     0.53      0.70       1.25
Return on average equity.........................     7.36      8.82      15.02
Price/tangible book value per share..............      131       115        183
Price/earnings per share.........................    19.25x    13.48x     13.62x
Dividend yield...................................     0.00%     0.00%      1.95%
Dividend payout ratio............................     0.00      0.00      26.51

    Analysis of Selected Merger Transactions. Sandler O'Neill reviewed certain other transactions involving publicly traded savings institutions as acquired institutions with transaction values greater than $15 million. Sandler O'Neill reviewed 22 transactions announced nationwide from January 1, 1999 to July 7, 1999 ("Nationwide YTD Transactions"), and 13 transactions announced from January 1, 1999 to July 7, 1999, in which the acquired institution had a return on average equity of less than 10% ("Lower ROAE YTD Transactions"). Sandler O'Neill also reviewed 83 transactions announced nationwide from January 1, 1998 to July 7, 1999 ("All Nationwide Transactions"), and 48 transactions announced from January 1, 1998 to July 7, 1999, in which the acquired institution had a return on average equity of less than 10% ("All Lower ROAE Transactions"). Sandler O'Neill reviewed the ratios of transaction price to last four quarters' earnings, transaction price to book value, transaction price to tangible book value and tangible book premium to core deposits and computed high, low, mean, and median ratios and premiums for the respective groups of transactions. These multiples were applied to SGV's financial information as of and for the 12 months ended March 31, 1999. As illustrated in the following table, Sandler O'Neill derived an imputed range of values per share of SGV common stock of $23.74 to $29.03 based upon the median multiples for

Nationwide YTD Transactions, $21.28 to $26.46 based upon the median multiples for Lower ROAE YTD Transactions, $24.63 to $38.34 based upon the median multiples for All Nationwide Transactions and $25.32 to $33.34 based upon the median multiples for All Lower ROAE Transactions.

                                                Nationwide YTD   Lower ROAE YTD
                                                 Transactions     Transactions
                                               ---------------- ----------------
                                                Median  Implied  Median  Implied
                                               Multiple  Value  Multiple  Value
                                               -------- ------- -------- -------
Deal price/LTM EPS............................  23.97x  $23.74   24.53x  $24.30
Deal price/Book value.........................   1.81x   26.59    1.45x   21.28
Deal price/Tangible book value................   1.84x   26.84    1.56x   22.65
Tangible book premium/Core deposits...........   11.82%  29.03     9.86%  26.46
                                                All Nationwide   All Lower ROAE
                                                 Transactions     Transactions
                                               ---------------- ----------------
                                                Median  Implied  Median  Implied
                                               Multiple  Value  Multiple  Value
                                               -------- ------- -------- -------
Deal price/LTM EPS............................  24.87x  $24.63   28.45x  $28.18
Deal price/Book value.........................   2.08x   30.52    1.74x   25.55
Deal price/Tangible book value................   2.14x   31.22    1.74x   25.32
Tangible book premium/Core deposits...........   18.91%  38.34    15.10%  33.34

    Discounted Dividend Stream and Terminal Value Analysis. Sandler O'Neill also performed an analysis which estimated the future stream of after-tax dividend flows of SGV through June 30, 2003 under various circumstances, assuming SGV's current dividend payout ratio and that SGV performed in accordance with the earnings forecasts reviewed with management. To approximate the terminal value of SGV common stock at June 30, 2003, Sandler O'Neill applied price/earnings multiples ranging from 11x to 26x and applied multiples of tangible book value ranging from 75% to 175%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of SGV common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of SGV common stock of $14.86 to $45.13 when applying the price/earnings multiples and $8.39 to $25.18 when applying multiples of tangible book value.

                             Price/Earnings                           Tangible Book
                                Multiples                            Value Multiples
                          ---------------------------------       ---------------------------------
     Discount Rate          11x                 26x                0.75x               1.75x
     -------------        -------             -------             -------             -------
           9%             $ 19.09             $ 45.13             $ 10.79             $ 25.18
          11                17.56               41.50                9.92               23.15
          13                16.15               38.17                9.13               21.29
          15                14.86               35.11                8.39               19.59

    In connection with its analysis, Sandler O'Neill considered and discussed with SGV's Board of Directors how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expenses and dividend payout ratio. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

    In connection with rendering its July 12, 1999 opinion, Sandler O'Neill reviewed, among other things:

     (1) the merger agreement and exhibits thereto;

     (2) certain publicly available financial statements of SGV and other historical financial information provided by SGV that they deemed relevant;

     (3) certain publicly available financial statements of IndyMac and other historical financial information provided by IndyMac that they deemed relevant;

     (4) certain internal financial analyses and forecasts of SGV prepared by and reviewed with SGV management and the views of SGV's senior management, based on certain limited discussions with certain members of senior management, regarding SGV's past and current business, financial condition, results of operations and future prospects;

     (5) certain internal financial analyses and forecasts of IndyMac prepared by and reviewed with IndyMac management and the views of IndyMac's senior management, based on certain limited discussions with certain members of senior management, regarding IndyMac's past and current business, financial condition, results of operations and future prospects;

     (6) the publicly reported historical price and trading activity for SGV and IndyMac common stock;

     (7) a comparison of certain financial and stock market information for SGV with similar publicly available information for certain other companies the securities of which are publicly traded;

     (8) the financial terms of recent business combinations in the savings institution industry, to the extent publicly available;

     (9) the current market environment generally and the banking environment in particular; and

     (10) such other information, financial studies, analyses and investigations and financial, economic and market criteria as they considered relevant.

    In connection with rendering its updated opinion included as an appendix to this joint proxy statement, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its July 12, 1999 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the other factors considered in rendering its opinion.

    In performing its reviews and analyses, Sandler O'Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it, and Sandler O'Neill did not assume any responsibility or liability for independently verifying the accuracy or completeness of any of such information. Sandler O'Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of SGV or IndyMac or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan losses of SGV or IndyMac, nor has it reviewed any individual credit files relating to SGV or IndyMac. With SGV's consent, Sandler O'Neill has assumed that the respective allowances for loan losses for both SGV and IndyMac are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill has not conducted any physical inspection of the properties or facilities of SGV or IndyMac. With respect to all financial projections reviewed with each company's management and used by Sandler O'Neill in its analyses, Sandler O'Neill assumed that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of SGV and IndyMac and that such performances will be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based.

    Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O'Neill also assumed, with SGV's consent, that there has been no material change in SGV's or IndyMac's assets, financial condition, results of operations, business or prospects since the date of the last publicly filed financial statements made available to them, that SGV and IndyMac will remain as going concerns for all periods relevant to its analyses, and that the merger will be accounted for as a purchase transaction and will qualify as a tax-free transaction to IndyMac for federal income tax purposes.

    SGV has agreed to pay Sandler O'Neill a transaction fee in connection with the merger, a substantial portion of which is contingent upon the closing of the merger. Based on a transaction price of $25.00, SGV would pay Sandler O'Neill a transaction fee of approximately $691,000, of which approximately $173,000 has been paid and the balance will be paid when the merger is closed. SGV has also paid Sandler O'Neill a fee of $50,000 for rendering its fairness opinion. SGV has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

    Sandler O'Neill has in the past provided, and continues to provide, certain other investment banking services to SGV and has received, and will receive, compensation for such services. In the ordinary course of its business as a broker-dealer, Sandler O'Neill may also purchase securities from and sell securities to SGV and IndyMac and may actively trade the equity or debt securities of SGV and IndyMac and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Effective Time of the Merger

    Unless IndyMac and SGV otherwise agree, we will use reasonable efforts to cause the merger to become effective on the first business day following the last to occur of:

     (1) the effective date of the last consent of any regulatory authority having authority over and approving or exempting the merger (taking into account any required waiting period);

     (2) the date on which stockholders of IndyMac and SGV approve the merger agreement; and

     (3) a later date which may be required to finalize the calculations of SGV's net portfolio value to determine whether there will be an adjustment in the per share purchase price to be paid to the SGV stockholders.

    IndyMac and SGV anticipate that the merger will become effective on or about the end of the first quarter of 2000. However, delays could occur.

    On the date the merger closes, the parties will file a certificate of merger with the Delaware Secretary of State merging a newly-formed, wholly-owned subsidiary of IndyMac into SGV. The merger will become effective at the time stated in the certificate of merger.

    IndyMac and SGV cannot assure you that the necessary stockholder and regulatory approvals of the merger will be obtained or that other conditions to consummation of the merger can or will be satisfied. Either IndyMac's or SGV's Board of Directors may terminate the merger agreement if the merger is not completed by July 12, 2000, unless it is not completed because of the willful breach of the merger agreement by the party seeking termination and in certain other circumstances related to a delay in the receipt of regulatory approvals. See "--Conditions to Completion of the Merger" on page 46 and "--Waiver, Amendment, and Termination" on page 48.

Distribution of Merger Consideration to SGV Stockholders

    Before we complete the merger, IndyMac will enter into an agreement with a bank or trust company selected by IndyMac to serve as paying agent for the merger. After IndyMac selects the paying agent and before we complete the merger, IndyMac will deliver to the paying agent enough cash to pay all the SGV stockholders entitled to receive it, the per share purchase price for each share of SGV common stock outstanding immediately prior to the effective time of the merger.

    Within three business days following the effective time of the merger, IndyMac will cause the paying agent to mail to each record holder of SGV common stock immediately prior to the effective time a letter of transmittal and instructions. These materials will specify that delivery will be effected, and risk of loss and title to SGV stock certificates will pass, only upon proper delivery of such SGV stock certificates to the paying agent. The SGV stock certificates so delivered will be duly endorsed as the paying agent may require.

    In the event of a transfer of ownership of shares of SGV common stock represented by SGV stock certificates that is not registered in the transfer records of SGV, the per share purchase price may be issued to a transferee if the SGV stock certificate representing such shares is delivered to the paying agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the paying agent that any applicable stock transfer taxes have been paid.

    If any SGV stock certificate has been lost, stolen, mislaid, or destroyed, upon the stockholders submission of an affidavit claiming the certificate to be lost, mislaid, stolen, or destroyed, the posting of a bond in such amount as IndyMac and the paying agent may reasonably require, and any other documents necessary to evidence and effect the bona fide exchange of the certificate, the paying agent will issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid, or destroyed SGV stock certificate will have been converted. The paying agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate.

    You should not send in your certificates until you receive a letter of transmittal and instructions. Do not return your stock certificates with the enclosed proxy.

    At the time the merger becomes effective, the stock transfer books of SGV will be closed to the SGV stockholders and no transfer of SGV common stock by any stockholder will thereafter be made or recognized. At and after the effective time, SGV stock certificates will represent only the right to receive the per share purchase price for each share represented by the certificate.

    Within five business days after the paying agent has received your certificates for SGV common stock with a properly completed letter of transmittal and any other required documentation, the paying agent will make to you your distribution of the per share purchase price together with all unpaid dividends or other distributions to which you are entitled.

    If you are an SGV stockholder and hold shares of SGV common stock in book entry form, the paying agent will automatically exchange your shares.

Conditions to Completion of the Merger

    IndyMac and SGV are required to complete the merger only after the satisfaction of various conditions. These conditions include:

     (1) the holders of a majority of the shares of IndyMac common stock present at the IndyMac special meeting and a majority of the outstanding shares of SGV common stock must approve the merger agreement;

     (2)  IndyMac must receive certain required regulatory approvals;

     (3) the representations and warranties of IndyMac and SGV as set forth in the merger agreement must be true and correct, without any qualifications, subject to an exception generally for inaccuracies that would not have or be reasonably likely to have in the aggregate a material adverse effect as of the date the merger becomes effective;

     (4) IndyMac and SGV must perform all agreements and comply with all covenants set forth in the merger agreement in all material respects;

     (5) IndyMac and SGV must receive all other consents that may be required to complete the merger or to prevent any default under any contract or permit which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on IndyMac or SGV;

     (6) the absence of any law or order or any action taken by any court, governmental, or regulatory authority of competent jurisdiction that makes it illegal to complete the merger or otherwise prohibits or restricts completing the merger;

     (7) SGV must receive a certificate from the paying agent to the effect that IndyMac has deposited sufficient funds with the paying agent to pay the per share purchase price on each outstanding share of SGV common stock and as adjusted on each outstanding option to purchase SGV common stock;

     (8) there may not have occurred any event which generally resulted in:

            . a material adverse effect on the consolidated financial condition, business or results of operations of SGV or the ability of SGV to perform its obligations under the merger agreement on a timely basis,

            . a decline in any of the regulatory or compliance ratings of SGV or First Federal, which is not caused by SGV's compliance with its covenants in the merger agreement, provided that if IndyMac elects not to terminate the merger agreement within 60 days after receiving notice from SGV of a regulatory ratings decline based on a regulatory examination SGV received notice of prior to the date of the merger agreement, IndyMac cannot refuse to close based on such decline,

            . more than a 15% reduction in First Federal's total or core deposits from total or core deposits on May 31, 1999, or

            . a reduction in SGV's book net worth from March 31, 1999 to June 30, 1999 or from June 30, 1999 to the month-end before the effective time; and

     (9) satisfaction of certain other conditions, including the receipt of various certificates from the officers of IndyMac and SGV.

    We cannot assure you as to when or if all of the conditions to the merger can or will be satisfied or waived by the party permitted to do so.

Regulatory Approval Needed to Complete the Merger

    IndyMac must receive certain regulatory approvals before the merger can be completed. There is no assurance that these regulatory approvals will be obtained or when they will be obtained.

    It is a condition to the completion of the merger that IndyMac and SGV receive all necessary regulatory approvals to the merger, without the imposition by any regulator of any condition or restriction which, in the reasonable judgment of IndyMac's Board of Directors, would so materially adversely impact the economic or business benefits of the merger that, had the condition or restriction been known, IndyMac would not, in its reasonable judgment, have entered into the merger agreement. There can be no assurance that the regulatory approvals of the merger will not contain terms, conditions or requirements which would have such an impact.

    IndyMac and SGV are not aware of any material governmental approvals or actions that are required to complete the merger, except as described below. Should any other approval or action be required, IndyMac and SGV contemplate that they would seek such approval or action.

    The merger is subject to the prior approval of the OTS. In evaluating the merger, the OTS must consider, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. This review includes consideration of the competence, experience and integrity of the officers, directors and principal shareholders of IndyMac and First Federal.

Waiver, Amendment, and Termination

    To the extent permitted by law, the Board of Directors of IndyMac and SGV may agree in writing to amend the merger agreement, whether before or after the IndyMac and the SGV stockholders have approved it; provided, however, that after such approvals by the IndyMac and the SGV stockholders, no amendments may be made which would require stockholder approval under the Delaware General Corporation Law without further approval of the relevant stockholders. In addition, before or at the time the merger becomes effective, either IndyMac or SGV, or both, may waive any default in the performance of any term of the merger agreement by the other party or may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the merger agreement. In addition, either IndyMac or SGV may waive any of the conditions precedent to its obligations under the merger agreement, unless a violation of any law or governmental regulation would result. Waivers must be in writing and signed by an authorized officer of IndyMac or SGV, as the case may be.

    At any time before the merger becomes effective, the merger agreement may be terminated by:

      (1) the mutual consent of SGV and IndyMac;

     (2) by IndyMac or SGV, upon the material breach by the other party of any such party's representations or warranties contained in the merger agreement if the breach cannot be or has not been cured within 30 days after the giving of written notice of the breach to the breaching party and which breach is reasonably likely to have, in the opinion of the terminating party a material adverse effect on the terminating party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement);

     (3) by IndyMac or SGV, if a material breach by the other party of any covenant or agreement contained in the merger agreement cannot be or has not been cured within 30 days after the giving of written notice of the breach to the breaching party (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in the merger agreement);

     (4) by IndyMac or SGV, if any consent of any regulatory authority required to complete the merger or other transactions contemplated by the merger agreement has been denied by a final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the merger agreement);

     (5) by IndyMac or SGV, if the stockholders of IndyMac or SGV fail to approve the merger agreement and the merger at the IndyMac or the SGV special meeting (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the merger agreement);

     (6) either party if the merger is not completed by July 12, 2000, provided that the failure to complete is not caused by any willful breach of the merger agreement by the party seeking to terminate. However, if

            . IndyMac has obtained all required consents of the OTS to the merger, but the waiting periods imposed in connection with these consents have not expired by July 12, 2000, the termination date automatically will be extended to the date 10 days after all waiting periods expire; and

            . IndyMac has not obtained all required consents of the OTS by July 12, 2000, IndyMac may extend the termination date to a date not later than October 12, 2000, provided, IndyMac gives SGV notice of its intent to extend the termination date no later than July 7, 2000;

     (7) SGV, before the SGV stockholders approve the merger agreement, if SGV's Board of Directors determines in good faith, based on the advice of outside counsel that

            . to comply with its fiduciary duties to its stockholders, it must terminate the merger agreement in order to enter into an agreement with respect to or to complete another acquisition transaction that SGV's Board of Directors reasonably believes is more favorable to the SGV stockholders from a financial point of view, provided that,

            . before SGV can terminate the merger agreement to pursue a superior proposal, SGV must at least two days before any termination negotiate and cause its representatives to negotiate with IndyMac to make adjustments to the merger agreement that would enable SGV to proceed with the merger on those adjusted terms;

     (8) IndyMac, if SGV's Board of Directors has:

            .   resolved not to reaffirm the merger, or

            . affirmed, recommended or authorized SGV entering into a transaction other than the merger of IndyMac into SGV involving a merger share exchange, consolidation, or transfer of substantially all of the assets of SGV; and

     (9) IndyMac, if:

            . SGV's total deposits or core deposits decline more than 15% from its total deposits or core deposits at May 31, 1999, after adding the deposits that SGV acquired in connection with the acquisition of a branch from Citibank, Federal Savings Bank, excluding any increase in deposits resulting from IndyMac purchasing certificates of deposit in connection with the termination of SGV's Employee Severance Plan,

            . SGV's adjusted consolidated stockholders' equity at the end of the month before the month in which the merger becomes effective (adjusted as described in the agreement) is less than SGV's adjusted consolidated stockholders equity at June 30, 1999,

            . SGV's stockholders equity of June 30, 1999 is less than SGV's stockholders equity at March 31, 1999,

            . SGV's or First Federal's regulatory ratings or compliance by the OTS decline from the ratings of SGV and First Federal as of May 31, 1999 and the ratings decline is not a result of SGV performing its covenants under the merger agreement,

            . SGV's net portfolio value declines to a level which would cause the per share purchase price to decline below $22.50, disregarding that the purchase price may be upwardly adjusted due to IndyMac choosing to extend the termination date, or

            . SGV fails to comply with provisions of the merger agreement requiring SGV to ensure that all loan documents on future loans comply with all applicable laws and that within 30 days of IndyMac's completing its application to the OTS to approve the merger, all loan documentation for outstanding loans comply with IndyMac's policies.

    IndyMac shall pay SGV $1.0 million upon termination of the agreement if:

      (1) both parties mutually consent to terminate the merger agreement;

     (2) SGV terminates the merger agreement pursuant to paragraphs (2) or
         (3) above, and the breach giving rise to SGV's termination right was not willful; or

     (3) either party terminates the merger agreement because the IndyMac stockholders do not approve the merger at the IndyMac special meeting under the circumstances described in paragraph (5), above.

    IndyMac shall pay SGV $3.0 million upon termination of the merger agreement if:

     (1) SGV terminates the merger agreement pursuant to paragraphs (2) or
         (3) above, and the breach giving rise to SGV's termination right was willful; or

     (2) either party terminates the merger agreement pursuant to paragraph
         (4) above (but only if the consent of the OTS shall have been denied by final non-appealable action) or pursuant to paragraph
         (6) above, but only if

            . the failure to receive the required OTS consents is not due to a material adverse effect in the financial condition of SGV or a decline in SGV's regulatory or compliance ratings, or

            . if IndyMac is entitled to but fails to extend the termination date as described in paragraph (6) above, and on July 12, 2000, SGV has not experienced any of the events described in paragraph (12) under "--Conditions to Completion of the Merger" on page 46.

    SGV will pay IndyMac $1.0 million upon termination of the agreement if:

     (1) either party terminates the merger agreement because the SGV stockholders do not approve the merger at the SGV special meeting (provided the terminating party is not in material breach of the merger agreement); or

     (2) IndyMac terminates the merger agreement pursuant to the circumstances described in paragraph (9) above.

    SGV will pay IndyMac $3.0 million upon termination of the merger agreement if:

     (1) IndyMac terminates the merger agreement pursuant to paragraphs (2) or (3) above and the breach giving rise to IndyMac's termination right was willful,

     (2) SGV terminates the merger agreement pursuant to circumstances described in paragraph (7) above, or

     (3) IndyMac terminates the merger agreement pursuant to circumstances described in paragraph (8) above.

    If the merger is terminated, the merger agreement and the plan of merger will become void and have no effect, except that certain provisions of the merger agreement, including those relating to the obligations to share certain expenses, pay termination fees, and maintain the confidentiality of certain information obtained, will survive. Termination of the merger agreement will not relieve any breaching party from liability for any uncured willful breach of a representation, warranty, covenant, or agreement. See "--Expenses and Fees" on page 55.

Conduct of Business Pending the Merger

    The merger agreement requires SGV to conduct its business only in the usual, regular, and ordinary course before the merger becomes effective and imposes certain limitations on the operations of SGV and its subsidiaries. These limitations are contained in Article 7 of the merger agreement which is attached as Appendix A to this joint proxy statement.

    SGV has agreed that neither it nor any of its representatives will directly or indirectly initiate, solicit, encourage or knowingly facilitate (including by furnishing information) any inquires about or making any proposal to acquire a substantial ownership interest in or a substantial portion of the assets of SGV or any of its subsidiaries. However, SGV's Board of Directors may:

     (1) comply with the tender offer rules of the Securities Exchange Act of 1934; and

     (2) engage in discussions or negotiations or provide information in response to an unsolicited bona fide written proposal to acquire a substantial ownership interest in or a substantial portion of the assets of SGV or any of its subsidiaries if:

            .   the SGV special meeting has not occurred, and

            . SGV's Board of Directors concludes in good faith and consistent with their fiduciary duties that the proposal could reasonably be expected to be completed and to be more favorable to the SGV stockholders from a financial point of view than the merger.

    In the event that SGV does consider an acquisition proposal, SGV has agreed to notify IndyMac of such proposals and their material terms, and to keep IndyMac informed of the status of the negotiations relating to such proposals.

    IndyMac and SGV have also agreed not to take any action that would:

     (1) materially adversely affect their ability to obtain any consents required for the merger; or

     (2) materially adversely affect their ability to perform their covenants and agreements under the merger agreement.

Management and Operations After the Merger

    As a result of the merger, SGV will become a wholly-owned subsidiary of IndyMac. At the effective time of the merger, IndyMac will change its name to IndyMac Bancorp, Inc. IndyMac will continue to be governed by the laws of the state of Delaware and will be governed by its current management and Board of Directors under its Certificate of Incorporation, as amended, and amended Bylaws.

    Barrett G. Andersen, President and Chief Executive Officer of SGV, and Ronald A. Ott, Executive Vice President, Chief Financial Officer and Treasurer of SGV have agreed to execute agreements to remain with SGV or IndyMac for at least six months following completion of the merger.

    It is currently anticipated that following the merger, IndyMac will approve and then engage in a reorganization resulting in, among other things, a majority of the assets of IndyMac being contributed to First Federal to facilitate its business operations, though it will evaluate these steps following the merger and is not legally or contractually obligated to pursue such reorganization.

Interests of Certain Persons in the Merger

    General. Certain members of SGV's management and boards of directors may be deemed to have interests in the merger that are in addition to their interests as stockholders of SGV. SGV's Board of Directors was aware of these interests and considered them in approving the merger agreement.

    Stock Options. Certain directors and executive officers of SGV hold options to purchase SGV common stock. If the merger is completed, those options (whether or not they are exercisable at that time) will be cancelled and exchanged for a cash payment equal to the per share purchase price minus the exercise price of such option. Those options which would not otherwise be exercisable at the effective time of the merger, will become exercisable as a result of the merger.

    The following table sets forth, with respect to each SGV executive officer, the number of shares of SGV common stock covered by outstanding SGV options held by such persons as of the SGV record date.

                         Number of Securities   Options    Weighted Average
                              Underlying       Currently    Exercise Price  Aggregate Value
                           Options Granted    Exerciseable    Per Option    of Options (1)
                         -------------------- ------------ ---------------- ---------------
Barrett G. Andersen.....        61,460           37,140         $9.94          $925,888
Ronald A. Ott...........        43,893           26,617          9.96           660,151

--------
(1) Based on a calculation of the per share purchase price of $25.00 minus the weighted average exercise price per option.

    Change in Control Agreements. Each of the following officers of SGV or First Federal has entered into a change in control agreement that requires SGV to make severance payments to such officer if he or she is terminated without cause or voluntarily terminates his or her employment following a change in control. Pursuant to these agreements, estimated payments to Edie Beachboard ($373,000), Dale Schiering ($339,600), Michael Quigley ($294,250), or Jeanne Thompson ($312,300) would be due if his or her respective employment terminates within 24 months following the merger, and estimated payments to Jeffrey Foreman ($114,700), Douglas Nigbor ($120,560), or Raymond Spirko ($115,135) would be due if his or her respective employment terminates within 12 months following the merger. IndyMac currently intends to make these payments at the effective time of the merger, regardless of whether the employment of these officers is terminated.

    Employment Agreements. In contemplation of the merger, Barrett G. Andersen and Ronald A. Ott will each enter into new employment agreements with SGV that will be effective when the merger is completed. Pursuant to these agreements, Messrs. Andersen and Ott have generally agreed to continue their employment with SGV through the effective time of the merger and have committed to continue such employment with SGV or IndyMac for a period of six months after the effective time.

    In exchange for their service with SGV and IndyMac, Mr. Andersen will receive a six-month base salary estimated to be $130,000 and Mr. Ott will receive a six-month base salary estimated to be $100,000. In addition, at the effective time of the merger, Mr. Andersen will be paid an estimated lump sum payment of $500,000 and Mr. Ott will be paid an estimated lump sum payment of $380,000 in the form of consideration for the termination of their current employment agreements. Also at the effective time, each of Messrs. Andersen and Ott will receive estimated lump sum payments in the amounts of $350,000 and $250,000, respectively, in consideration for entering into certain covenants not to compete contained in their new employment agreements. Also at the effective time, each of Messrs. Andersen and Ott will receive estimated lump sum payments of $125,000, as a retention bonus in consideration for entering into the new employment agreement and remaining employed through the term of the agreement. Messrs. Andersen and Ott will repay a pro rata portion of the retention bonus if they voluntarily leave employment prior to the expiration of the term of the agreement.

    Indemnification; Directors and Officers Insurance. From and after the completion of the merger, IndyMac will indemnify the present and former directors, officers, employees, and agents of SGV and its subsidiaries against certain liabilities arising out of actions or omissions occurring at or prior to the time the merger becomes effective (including the merger) to the full extent permitted under Delaware law, and SGV's Certificate of Incorporation and Bylaws. IndyMac will also use its reasonable efforts to maintain in effect for a period of three years after completion of the merger, SGV's existing directors' and officers' liability insurance policy or a policy of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous.

    Termination of Employee Severance Plan. Prior to the effective time, SGV will terminate its Employee Severance Plan. In consideration for the termination of the Employee Severance Plan, IndyMac will adopt a non-qualified plan that will be funded prior to the effective time. IndyMac will fund the new non-qualified plan by purchasing certificates of deposit at First Federal for each employee who, as of the effective time, would be entitled to severance benefits under the SGV Employee Severance Plan, in the amount that each employee would be entitled to if such employee were terminated, demoted or constructively terminated without cause at the effective time. One third of the principal balance of each certificate of deposit will vest on the first, second and third anniversary of the effective time.

The full principal balance of each certificate of deposit, together with any accrued interest thereon will be paid to the relevant employee on the third anniversary of the effective time, even if the employee has voluntarily ceased his employment with SGV, First Federal or IndyMac prior to the third anniversary. If an employee is terminated, demoted or constructively terminated (other than for cause) prior to the third anniversary of the effective time involuntarily or due to death or disability, the employee or his/her heir or representative will be entitled to receive the full principal amount of the certificate of deposit together with any accrued interest thereon.

Accounting Treatment

    It is anticipated that the merger will be accounted for as a purchase by IndyMac. The earnings of SGV will be included in the earnings of IndyMac only after the effective time of the merger and SGV's assets and liabilities will be valued at their fair value at the time of the merger. The excess of the consideration IndyMac is paying over the fair value of SGV's assets and liabilities will be recorded as goodwill on IndyMac's financial statements. The goodwill will be amortized as an expense on IndyMac's financial statements for a period initially estimated at 20 years. It is estimated that IndyMac will record approximately $32.0 million of goodwill in the merger.

Expenses and Fees

    IndyMac and SGV will each pay its own expenses in connection with the merger, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that IndyMac will bear and pay the filing fees, application fees and printing costs incurred in connection with the merger.

                      TERMINATION OF INDYMAC'S REIT STATUS
                   (To be voted upon by IndyMac stockholders)

General

    If you are an IndyMac stockholder, you will be asked at the IndyMac special meeting to approve a proposal to terminate IndyMac's status as a REIT on January 1, 2000. If this proposal is approved, IndyMac will not be a REIT effective January 1, 2000.

Consequences of Termination of REIT Status

    If IndyMac terminates its REIT status, distributions to stockholders will not be deductible for purposes of computing IndyMac's taxable income, and IndyMac will be subject to income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates, without offset for distributions of such income to stockholders. It is anticipated that IndyMac will record a one-time credit to earnings of approximately $28 million, subject to the independent review of IndyMac's external auditors, arising from differences in the timing of income recognition for book and tax reporting purposes. The amount of credit recorded will be based on the actual amount of timing differences on the date IndyMac terminates its REIT status. Moreover, although IndyMac was required to distribute at least 95% of its net income annually in order to maintain REIT qualification, no such minimum distribution requirements will apply to IndyMac beginning January 1, 2000, and the annual dividends paid on shares of IndyMac common stock likely will be substantially less than the dividends historically paid by IndyMac. IndyMac's distributions per share of IndyMac common stock were $1.79 in 1998, $1.79 in 1997, and $1.52 in 1996. IndyMac generally will be prohibited from re-electing REIT status for five years, and, in any event, there can be no assurance that IndyMac will be in a position to re-qualify as a REIT at a future date.

    With the termination of IndyMac's REIT status, investments in IndyMac capital stock will be taxed under the general rules applicable to investments in stock of regular C corporations. For example, none of the dividends from IndyMac will be eligible for the favorable treatment accorded capital gain dividends by REITs, and all distributions will be taxed as ordinary dividend income to the extent paid out of IndyMac's earnings and profits. Additionally, IndyMac could pay up to 35% of its taxable income in federal taxes. On the other hand, distributions to corporations may be eligible for the dividends received deduction, subject to certain limitations in the Internal Revenue Code, whereas distributions from REITs are not eligible for the dividends received deduction.

    The termination of IndyMac's REIT status would have the following impact to liquidity and capital resources:

  (1) IndyMac would no longer be required to distribute at least 95% of its taxable income to its stockholders; and

  (2) IndyMac would be required to pay income taxes, including quarterly estimated tax payments, based upon its income tax liability each year.

    IndyMac's return on equity could be negatively affected by becoming a taxable corporation, although IndyMac plans to partly offset the effect of taxes through the use of higher leverage generally available to depositary institutions. If we do not become a depository institution either through the merger or otherwise, IndyMac will need to reassess the economic returns of its business, including its construction lending and investment portfolio.

Sale of Ownership Interest by Countrywide

    Countrywide Credit Industries, Inc. owns approximately 5% of the outstanding shares of IndyMac common stock. All of the outstanding voting common stock and 1% of the economic interest of IndyMac, Inc., IndyMac's operating subsidiary, are owned by Countrywide Home Loans, Inc., a subsidiary of Countrywide Credit Industries, Inc. All of the outstanding non-voting preferred stock and 99% of the economic interest of IndyMac, Inc. is owned by IndyMac. As soon as possible after IndyMac terminates its REIT status, IndyMac intends to purchase from Countrywide Home Loans, Inc. all of Countrywide's shares of IndyMac, Inc. common stock and its 1% economic interest at a price to be negotiated between the two companies.

Recommendation

    IndyMac's Board of Directors has unanimously approved the proposal to terminate IndyMac's REIT status and unanimously recommends to the IndyMac stockholders that you vote for the proposal to terminate IndyMac's REIT status effective January 1, 2000.

      DESCRIPTION OF AMENDMENTS TO INDYMAC'S CERTIFICATE OF INCORPORATION
                   (To be voted upon by IndyMac stockholders)

General

    If you are an IndyMac stockholder, you will be asked at the IndyMac special meeting to consider and approve certain amendments to IndyMac's Certificate of Incorporation. Specifically, you are being asked to consider:

     (1) Amending Article I of IndyMac's Certificate of Incorporation to change the name of the corporation from IndyMac Mortgage Holdings, Inc. to IndyMac Bancorp, Inc.;

     (2) Deleting Article VI of IndyMac's Certificate of Incorporation; and

     (3) Deleting Article VII of IndyMac's Certificate of Incorporation.


    IndyMac's Board of Directors unanimously approved these amendments. If approved by the IndyMac stockholders, the amendment changing the name of the corporation will not take effect until and unless the merger is completed and the other amendment will not take effect until and unless IndyMac terminates its status as a REIT. IndyMac's Certificate of Incorporation containing the full text of these amendments is attached to this joint proxy statement as Appendix E.

Article I Amendment--Changing the Name of the Corporation

    Article I of IndyMac's Certificate of Incorporation contains the name of the corporation. If we complete the merger, IndyMac will become a thrift holding company and, if approved by the IndyMac stockholders, will be renamed IndyMac Bancorp, Inc. at that time. If approved, this amendment would only become effective if and when we complete the merger.

    This amendment requires the approval of the holders of a majority of the shares of IndyMac common stock outstanding and entitled to vote.

Article VI Amendment--Deletion of Acquisition and Transfer Restrictions on IndyMac Common Stock

    Article VI of IndyMac's Certificate of Incorporation contains certain restrictions on the acquisition and transfer of IndyMac common stock which were designed to maintain IndyMac's status as a REIT. Specifically, Article VI generally:

  (1) prohibits any IndyMac stockholder from owning more than 9.8% of the shares of IndyMac's outstanding capital stock;

  (2) requires any potential transferee of shares of IndyMac capital stock that would become the owner of more than 9% of the shares of IndyMac's outstanding capital stock as a result of the transfer to file with IndyMac's Board of Directors an affadavit containing information regarding such person's ownership in the company; and

  (3) gives IndyMac's Board of Directors discretion to take certain actions as the Board deems advisable to preserve IndyMac's REIT status.

    This amendment requires the approval of the holders of a majority of the shares of IndyMac common stock outstanding and entitled to vote.

    Article VII Amendment--Deletion of Restrictions on Acquisition of IndyMac Common Stock by Certain Organizations.

    Article VII of IndyMac's Certificate of Incorporation delegates certain powers to IndyMac's Board of Directors to prohibit certain entities that are not subject to federal income tax from acquiring shares of IndyMac capital stock, which, because of IndyMac's status as a REIT, could have adverse tax consequences to real estate mortgage investment conduits or taxable mortgage pools in which IndyMac has an interest. Article VII also nullifies certain transfers of IndyMac capital stock that would or could cause these adverse tax consequences. Finally, Article VII gives the IndyMac Board discretion to redeem shares of IndyMac capital stock to avoid these adverse tax consequences.

    This amendment requires the approval of the holders of a majority of the shares of IndyMac common stock outstanding and entitled to vote.

Recommendation

    IndyMac's Board of Directors has unanimously approved the proposals to amend IndyMac's Certificate of Incorporation and unanimously recommends to the IndyMac stockholders that you vote for these amendments to IndyMac's Certificate of Incorporation.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

    IndyMac common stock is traded on the New York Stock Exchange under the symbol "NDE." SGV common stock is traded on the Nasdaq National Market under the symbol "SGVB." The following table sets forth, for the indicated periods, the high and low closing sale prices for IndyMac and SGV common stock as reported by the New York Stock Exchange and the Nasdaq, and the cash dividends declared per share of IndyMac and SGV common stock for the indicated periods. The stock prices do not include retail mark-ups, mark-downs or commissions.

                                     IndyMac                     SGV
                            ------------------------- -------------------------
                                              Cash                      Cash
                              Price Range   Dividends   Price Range   Dividends
                            --------------- Declared  --------------- Declared
                             High     Low   Per Share  High     Low   Per Share
                            ------- ------- --------- ------- ------- ---------
1997
  First Quarter............ $23.625 $19.375   $ .42   $13.875 $11.125    N/A
  Second Quarter...........  24.000  19.375     .43    14.250  11.375
  Third Quarter............  25.500  22.438     .46    17.875  13.375
  Fourth Quarter...........  26.125  21.000     .48    19.125  14.375
                                              -----
    Total..................                   $1.79
                                              =====
1998
  First Quarter............ $27.188 $23.000   $ .50   $18.000 $16.000    N/A
  Second Quarter...........  26.125  21.500     .53    18.813  17.250
  Third Quarter............  24.000  17.375     .38    18.125  11.750
  Fourth Quarter...........  20.250   7.375     .38    13.625  12.000
                                              -----
    Total..................                   $1.79
                                              =====
1999
  First Quarter............ $12.188 $10.188   $ .38   $13.500 $10.750    N/A
  Second Quarter...........  17.000  10.750     .38    20.000  10.563
  Third Quarter ...........  16.563  12.938     .38    22.375  19.688
  Fourth Quarter (through
   November 3, 1999).......  14.875  12.563            21.938  20.750
                                              -----
    Total..................                   $1.14
                                              =====

    On November 3, 1999, the last sale price of IndyMac common stock as reported on the New York Stock Exchange was $13.00 per share and the last sale price of SGV common stock as reported on the Nasdaq was $21.75 per share. On July 12, 1999, the last trading day prior to public announcement of the merger, the last sale price of IndyMac common stock as reported by the New York Stock Exchange was $16.563 per share and the last sale price of SGV common stock as reported on the Nasdaq was $21.25 per share.

    You should obtain current stock price quotations for IndyMac common stock and SGV common stock.

    The IndyMac stockholders have received at least 95% of IndyMac's taxable income in the form of dividends due to IndyMac's status as a REIT. If IndyMac terminates its status as a REIT, effective January 1, 2000, IndyMac stockholders will no longer receive at least 95% of IndyMac's taxable income in dividends. Further, after the merger and the subsequent reorganization, IndyMac's revenues will largely be dependent on the payment of dividends from First Federal.

    First Federal is subject to certain legal restrictions which govern the amount of dividends it will be permitted to pay IndyMac. See "Business of SGV-- Regulation and Supervision" on page 94.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    The unaudited Pro Forma Condensed Combined Statement of Financial Condition combines the historical consolidated balance sheets of IndyMac and SGV, including SGV's primary subsidiary, First Federal, as of June 30, 1999 as if the merger were consummated on June 30, 1999, giving effect to a share repurchase program announced by IndyMac on July 21, 1999, the proposed reorganization of IndyMac, and a purchase of branch offices by SGV. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1998 and for the six months ended June 30, 1999 combine the historical consolidated statements of operations of IndyMac and SGV as if the merger were consummated January 1, 1998. SGV's results of operations have been recast for the presentation periods used herein.

    Certain items in the unaudited pro forma condensed combined financial statements have been reclassified to conform both IndyMac and SGV to a common form of presentation.

    The merger will be accounted for using the "purchase" method of accounting by IndyMac. SGV's assets, liabilities, and other items will be adjusted to their estimated fair value at the closing date of the merger and combined with the historical book values of the assets, liabilities, and other items of IndyMac. Applicable income tax effects of such adjustments are included as a component of the combined entity's deferred tax asset/liability. The difference between the estimated fair value of the assets, liabilities and other items, adjusted as discussed above, and the purchase price, is recorded as goodwill. For pro forma presentation purposes, goodwill is amortized over an estimated life of 20 years.

    For purposes of the unaudited pro forma condensed combined financial statements, estimates relating to the fair value of certain assets, liabilities, and other items have been made as of June 30, 1999. Actual adjustments will be made on the basis of actual assets, liabilities, and other items as of the date of the merger using appraisals and evaluations made as of that time. Therefore, actual fair value amounts are expected to differ from those in the unaudited pro forma condensed combined financial statements.

    Management's expectations of cost savings and other operating efficiencies are not reflected in the unaudited pro forma condensed combined financial statements. Further, net interest income may increase or decrease from historical levels based upon changes in the shape of the yield curve and current market conditions.

    The pro forma financial data does not necessarily reflect the results of operations or the financial position of IndyMac that actually would have resulted had the merger occurred at June 30, 1999, or project the results of operations or financial position of IndyMac for any future date or period.

Unaudited Pro Forma Condensed Combined Statement of Financial Condition

                                                              As of June 30, 1999
                       ---------------------------------------------------------------------------------------------------
                                                             (Dollars in thousands)
                                             Impact of:                                       Impact of:
                                      --------------------------                        -----------------------
                          IndyMac
                          Mortgage      Share                     IndyMac               Purchase of Acquisition Pro Forma
                       Holdings, Inc. Repurchase  Reorganization  Adjusted  SGV Bancorp  Branches   Adjustments  Combined
                       -------------- ----------  -------------- ---------- ----------- ----------- ----------- ----------
                                       (Note A)      (Note B)                            (Note C)   (Notes D-F)
ASSETS
Cash and amounts due
 from banks..........    $    4,827   $     --      $     285    $    5,112  $  9,515    $ 18,829    $    --    $   33,456
Other investments....           --          --        181,137       181,137    25,816         --          --       206,953
Loans receivable,
 net.................     3,034,879         --        151,663     3,186,542   355,089         130      (1,136)   3,540,625
Mortgage-backed
 securities, net.....       275,688         --        404,574       680,262    62,588         --       (2,017)     740,833
Collateral for
 collateralized
 mortgage
 obligations.........       121,984         --            --        121,984       --          --          --       121,984
Real estate acquired
 in settlement of
 loans...............        16,922         --          2,180        19,102       827         --          --        19,929
Investment in capital
 stock of FHLB, at
 cost................           --          --            --            --      5,407         --       35,873       41,280
Mortgage servicing
 assets..............           --          --        128,157       128,157       --          --          918      129,075
Goodwill and other
 intangible assets...           --          --            --            --        280       1,288      38,919       40,487
Investment in, and
 advances to IndyMac,
 Inc. ...............       258,293         --       (258,293)          --        --          --          --           --
Deferred tax asset...           --          --         28,317        28,317       --          --          --        28,317
Other assets.........        47,337         --         67,261       114,598     9,208         484         --       124,290
                         ----------   ---------     ---------    ----------  --------    --------    --------   ----------
                         $3,759,930   $     --      $ 705,281    $4,465,211  $468,730    $ 20,731    $ 72,557   $5,027,229
                         ==========   =========     =========    ==========  ========    ========    ========   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits.............    $      --    $     --      $     --     $      --   $324,106    $ 36,731    $ (1,088)  $  359,749
Securities sold under
 agreements to
 repurchase..........     1,877,239     100,000       551,937     2,529,176       --          --       98,373    2,627,549
Collateralized
 mortgage
 obligations.........       100,677         --            --        100,677       --          --          --       100,677
Borrowings from the
 FHLB................           --          --            --            --    108,002     (16,000)        798       92,800
Syndicated bank
 lines...............       597,193                    89,139       686,332       --          --          --       686,332
Other borrowings.....       258,548         --            --        258,548       --          --          --       258,548
Other liabilities....        32,797         --         36,803        69,600     4,251         --        6,845       80,696
Minority interest....           915         --           (915)          --        --          --          --           --
Shareholders'
 equity..............       892,561    (100,000)       28,317       820,878    32,371         --      (32,371)     820,878
                         ----------   ---------     ---------    ----------  --------    --------    --------   ----------
                         $3,759,930   $     --      $ 705,281    $4,465,211  $468,730    $ 20,731    $ 72,557   $5,027,229
                         ==========   =========     =========    ==========  ========    ========    ========   ==========

Unaudited Pro Forma Condensed Combined Statements of Income

                                          For the Six Months Ended June 30, 1999
                         --------------------------------------------------------------------------
                                      (Dollars in thousands, except per share data)
                                          Impact of:
                                   -------------------------                                 Pro
                                     Share                   IndyMac     SGV   Acquisition  Forma
                         IndyMac   Repurchase Reorganization Adjusted  Bancorp Adjustments Combined
                         -------   ---------- -------------- --------  ------- ----------- --------
                                    (Note A)     (Note B)                      (Notes D-F)
Interest income......... $177,146   $   --       $ 20,014    $197,160  $16,115   $ 1,311   $214,586
Interest expense........   98,184     2,950        18,036     119,170    9,663     2,684    131,517
                         --------   -------      --------    --------  -------   -------   --------
 Net interest income....   78,962    (2,950)        1,978      77,990    6,452    (1,373)    83,069
 Provision for loan
  losses................    7,898       --            428       8,326      490       --       8,816
                         --------   -------      --------    --------  -------   -------   --------
 Net interest income
  after provision for
  loan losses...........   71,064    (2,950)        1,550      69,664    5,962    (1,373)    74,253
Other income:
 Fee income.............      --        --         10,342      10,342      559       (71)    10,830
 Gain (loss) on sale of
  loans, net............     (831)      --         63,909      63,078       44       --      63,122
 Gain on sale of
  mortgage-backed
  securities, net.......      (69)      --        (32,440)    (32,509)      64       --     (32,445)
  Equity in earnings
   (loss) of IndyMac,
   Inc. ................   (4,306)      --          4,306         --       --        --         --
  Other income, net.....    3,624       --          9,620      13,244      360       --      13,604
                         --------   -------      --------    --------  -------   -------   --------
   Total other income...   (1,582)      --         55,737      54,155    1,027       (71)    55,111
Other expenses:
 Compensation and
  employee benefits.....   11,754       --         32,994      44,748    2,814       --      47,562
 Premises & equipment,
  net...................      970       --          5,731       6,701      499       --       7,200
 Regulatory insurance...      --        --            --          --        91       --          91
 Advertising and
  promotion.............      166       --          4,624       4,790       71       --       4,861
 Data processing........    1,204       --          3,025       4,229      460       --       4,689
 Other general and
  administrative
  expenses..............    2,717       --         14,097      16,814      786       --      17,600
 Amortization of
  goodwill and other
  intangible assets.....      --        --            --          --       --      1,464      1,464
                         --------   -------      --------    --------  -------   -------   --------
 Total other expense....   16,811       --         60,471      77,282    4,721     1,464     83,467
Earnings (loss) before
 income tax provision
 (benefit)..............   52,671    (2,950)       (3,184)     46,537    2,268    (2,908)    45,897
 Income tax provision
  (benefit).............      --        --         19,747      19,747      910      (560)    20,097
                         --------   -------      --------    --------  -------   -------   --------
 Earnings (loss) before
  minority interest.....   52,671    (2,950)      (22,931)     26,790    1,358    (2,348)    25,800
 Minority interest......      (43)      (30)           73         --       --        --         --
                         --------   -------      --------    --------  -------   -------   --------
  Net earnings (loss)... $ 52,714   ($2,920)     ($23,004)   $ 26,790  $ 1,358   ($2,348)  $ 25,800
                         ========   =======      ========    ========  =======   =======   ========
Basic earnings per
 share.................. $   0.66                                                          $   0.35
                         ========                                                          ========
Diluted earnings per
 share.................. $   0.65                                                          $   0.34
                         ========                                                          ========
 Weighted average common
  shares outstanding....   79,807    (5,882)                                                 73,925
                         ========   =======                                                ========
 Weighted average
  diluted shares
  outstanding...........   80,980    (5,882)                                                 75,098
                         ========   =======                                                ========

                                       For the Twelve Months Ended December 31, 1998
                         ---------------------------------------------------------------------------
                                       (Dollars in thousands, except per share data)
                                          Impact of:
                                   -------------------------                                  Pro
                                     Share                    IndyMac     SGV   Acquisition  Forma
                         IndyMac   Repurchase Reorganization Adjusted   Bancorp Adjustments Combined
                         --------  ---------- -------------- ---------  ------- ----------- --------
                                    (Note A)     (Note B)                       (Note D-F)
Interest income......... $528,825   $   --       $ 38,543    $ 567,368  $30,482   $ 2,621   $600,471
Interest expense........  355,359     5,900        39,830      401,089   18,711     6,457    426,257
                         --------   -------      --------    ---------  -------   -------   --------
 Net interest income....  173,466    (5,900)       (1,287)     166,279   11,771    (3,836)   174,214
 Provision for loan
  losses................   35,892       --            442       36,334      871       --      37,205
                         --------   -------      --------    ---------  -------   -------   --------
 Net interest income
  after provision for
  loan losses...........  137,574    (5,900)       (1,729)     129,945   10,900    (3,836)   137,009
Other income:
 Fee income.............      --        --          1,587        1,587    1,375      (157)     2,805
 Gain (loss) on sale of
  loans, net............   (2,882)      --         98,869       95,987       52       --      96,039
 Gain (loss) on sale of
  mortgage-backed
  securities, net.......  (16,206)      --        (95,631)    (111,837)      15       --    (111,822)
  Equity in earnings
   (loss) of IndyMac,
   Inc. ................  (58,232)      --         58,232          --       --        --         --
  Other income, net.....    2,822       --          7,884       10,706      178       --      10,884
                         --------   -------      --------    ---------  -------   -------   --------
   Total other income...  (74,498)      --         70,941       (3,557)   1,620      (157)    (2,094)
Other expenses:
 Compensation and
  employee benefits.....   19,616       --         66,138       85,754    5,005       --      90,759
 Premises & equipment,
  net...................    1,835       --         10,487       12,322    1,058       --      13,380
 Data processing........      260       --          6,379        6,639    1,373       --       8,012
 Advertising and
  promotion.............      829       --          5,427        6,256      147       --       6,403
 Regulatory insurance...      --        --            --           --       178       --         178
 Other general and
  administrative
  expenses..............    7,333       --         24,843       32,176    1,184       --      33,360
 Amortization of
  goodwill and other
  intangible assets.....      --        --            --           --       --      2,928      2,928
                         --------   -------      --------    ---------  -------   -------   --------
 Total other expense....   29,873       --        113,274      143,147    8,945     2,928    155,020
Earnings (loss) before
 income tax provision
 (benefit)..............   33,203    (5,900)      (44,062)     (16,759)   3,575    (6,921)   (20,105)
 Income tax provision
  (benefit).............      --        --         (7,123)      (7,123)   1,463    (1,641)    (7,301)
                         --------   -------      --------    ---------  -------   -------   --------
 Earnings (loss) before
  extraordinary items...   33,203    (5,900)      (36,939)      (9,636)   2,112    (5,280)   (12,804)
 Minority interest......     (587)      (59)          646          --       --        --         --
                         --------   -------      --------    ---------  -------   -------   --------
  Net earnings (loss)... $ 33,790   $(5,841)     $(37,585)   $  (9,636) $ 2,112   $(5,280)  $(12,804)
                         ========   =======      ========    =========  =======   =======   ========
Basic earnings per
 share.................. $   0.48                                                           $  (0.20)
                         ========                                                           ========
Diluted earnings per
 share.................. $   0.48                                                           $  (0.20)
                         ========                                                           ========
 Weighted average common
  shares outstanding....   69,983    (5,882)                                                  64,101
                         ========   =======                                                 ========
 Weighted average
  diluted shares
  outstanding...........   70,092    (5,882)                                                  64,210
                         ========   =======                                                 ========

        The accompanying notes are an integral part of these statements.

Notes to Unaudited Pro Forma Financial Statements
(All dollar amounts are expressed in thousands, except per share data)

NOTE A: Impact of Share Repurchase

    On July 21, 1999, IndyMac announced a share buyback program, by which the company intends to repurchase up to $100 million of common stock. For pro forma presentation purposes only, the average per share price is assumed to be $17, the share repurchase is assumed to have taken place on January 1, 1998, and the repurchase is assumed to be financed with the sale of securities under agreements to repurchase, bearing interest at 5.90% per year.

    There can be no assurance that shares will be repurchased at an average per share price of $17 per share. The actual price at which IndyMac shares are repurchased under the share buyback program may vary significantly from $17 per share.

NOTE B: Plan of Reorganization

    Pursuant to IndyMac's reorganization plan, IndyMac will cease to be a qualifying REIT and will purchase the minority interest in its taxable equity method investee, IndyMac, Inc., from Countrywide Credit Industries, Inc. ("Countrywide").

    The price IndyMac will pay for IndyMac, Inc. is subject to negotiation between IndyMac and Countrywide. For pro forma presentation purposes, a purchase price equal to the book value of Countrywide's minority interest in IndyMac, Inc. was assumed and the purchase price is expected to be paid through a combination of cash and forgiveness of amounts owed IndyMac from Countrywide. Upon the purchase of Countrywide's interest in IndyMac, Inc., IndyMac will change the method of accounting for its investment in IndyMac, Inc. from the equity method to inclusion of IndyMac, Inc. in IndyMac's consolidated reporting entity, including recognition of IndyMac, Inc.'s net assets and results of operations in IndyMac's consolidated financial statements.

    Pursuant to IndyMac's conversion from a qualifying non-taxable REIT, IndyMac will become a fully taxable entity for federal and state income taxation purposes. The tax effect of the reorganization transaction will be to recognize on the books of IndyMac, the cumulative income tax effect of differences arising from the timing of recognition of assets and liabilities for book and for tax purposes.

    At December 31, 1998, IndyMac had temporary differences totaling $69.1 million. The estimated tax effect of this difference, $28.3 million, will be recognized upon the reorganization, in earnings in accordance with the requirements of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The amount of the deferred tax asset to be recorded upon completion of the reorganization will be based upon the actual level of deferred tax items at the date of reorganization. For pro forma presentation purposes, the effect of this adjustment is reflected as an adjustment to shareholders' equity and to the deferred income tax asset on the statement of financial condition.

    Following are the adjustments expected to be recorded pursuant to: (1) IndyMac's purchase of Countrywide's interest in IndyMac, Inc.; and (2) conversion of IndyMac from a REIT to a fully taxable entity (using June 30, 1999 recorded balances):

                                                                      Mortgage
                                                 Other      Loans      Backed
                                       Cash   Investments Receivable Securities
                                       -----  ----------- ---------- ----------
Purchase of Countrywide's interest in
 IndyMac, Inc. ....................... $(164)  $    --     $    --    $    --
Recognition of IndyMac, Inc.'s net
 assets pursuant to
 purchase of Countrywide's interest...   449    181,137     151,663    404,574
Eliminate intercompany investment.....   --         --          --         --
Income tax benefit of reorganization
 transaction..........................   --         --          --         --
                                       -----   --------    --------   --------
                                       $ 285   $181,137    $151,663   $404,574
                                       =====   ========    ========   ========

                         Real Estate
                         Acquired in  Mortgage  Investment and Deferred
                         Settlement  Servicing   Advances to     Tax         Other
                          Of Loans     Assets   IndyMac, Inc.   Asset       Assets
                         ----------- ---------- -------------- --------  -------------
Purchase of
 Countrywide's interest
 in IndyMac, Inc. ......  $     --    $    --     $     --     $   --       $    (751)
Recognition of IndyMac,
 Inc.'s net assets
 pursuant to purchase of
 Countrywide's
 interest...............      2,180    128,157          --         --         (98,795)
Eliminate intercompany
 investment.............        --         --      (258,293)       --         166,807
Income tax benefit of
 reorganization
 transaction............        --         --           --      28,317            --
                          ---------   --------    ---------    -------    -----------
                            $ 2,180   $128,157    $(258,293)   $28,317      $  67,261
                          =========   ========    =========    =======    ===========
                           Reverse   Syndicated
                         Repurchase     Bank        Other      Minority  Shareholders'
                         Agreements    Lines     Liabilities   Interest     Equity
                         ----------- ---------- -------------- --------  -------------
Purchase of
 Countrywide's interest
 in IndyMac, Inc........  $     --    $    --     $     --     $  (915)     $     --
Recognition of IndyMac,
 Inc.'s net assets
 pursuant to purchase of
 Countrywide's
 interest...............    551,937     89,139       36,803        --          91,486
Eliminate intercompany
 investment.............        --         --           --         --         (91,486)
Income tax benefit of
 reorganization
 transaction............        --         --           --         --          28,317
                          ---------   --------    ---------    -------    -----------
                          $ 551,937   $ 89,139    $  36,803    $  (915)     $  28,317
                          =========   ========    =========    =======    ===========

    Following is a summary of the impact of the reorganization on IndyMac's income tax expense:

                                                  Twelve Months    Six Months
                                                December 31, 1998 June 30, 1999
                                                ----------------- -------------
IndyMac Mortgage Holdings, Inc. net income
 before minority interest expense.............      $  33,203       $ 52,671
less: interest expense arising from borrowings
 to finance the share repurchase..............        (5,900)        (2,950)
add: equity in losses of IndyMac, Inc.........         58,232          4,306
                                                    ---------       --------
Taxable income................................         85,535         54,027
                                                    ---------       --------
Applicable tax rate...........................          42.50%         42.50%
                                                    ---------       --------
Income tax expense applicable to REIT\........      $  36,352       $ 22,961
Reclassification of IndyMac, Inc. income tax
 benefit in consolidation.....................       (43,475)        (3,214)
                                                    ---------       --------
                                                    $ (7,123)       $ 19,747
                                                    =========       ========

NOTE C: Purchase of Certain Branches Before Completion of the Merger

    During December of 1998, SGV announced the purchase by First Federal, of two branch locations and the related deposits, from CitiBank. The acquisition involves an estimated $37 million of deposits. SGV used some of the funds acquired in the purchase to repay $16 million of FHLB advances and recorded a deposit premium relating to the customer relationships acquired of approximately $1.3 million. The transaction closed on July 25, 1999.

NOTE D: Purchase Price

    The existing SGV shareholders will be paid a price, currently estimated at $25.00 per share, for each share of stock they hold in SGV. The estimated purchase price is subject to adjustment based on the outcome of certain future events, including changes in the estimated fair value of SGV's interest earning asset and interest bearing liability portfolios and changes in SGV's shareholders' equity. The merger agreement limits the amount by which the price may be adjusted to between $22.50 and $27.50 per share. IndyMac may terminate the merger if the calculated per share purchase price is below $22.50 per share.

    Based on the estimated per share price and the number of shares subject to stock option agreements as of the date of the merger agreement, the purchase price is calculated, for pro forma presentation purposes, as the product of 2.5 million shares of SGV common stock outstanding or subject to option multiplied by the assumed per share purchase price of $25.00 for a cash purchase price of $62.5 million.

NOTE E: Acquisition Adjustments

    The estimated acquisition adjustments relating to the merger are detailed below:

                                      Mortgage          Mortgage
                            Loans      Backed    FHLB   Servicing           Deposit
                          Receivable Securities  Stock   Assets   Goodwill  Premium
                          ---------- ---------- ------- --------- --------  -------
Purchase of SGV stock
 (Note D)...............   $    --    $   --    $   --    $--     $30,129   $  --
Fair value adjustments..     (1,136)   (2,017)      --     918     (4,255)   6,200
Impact of branch
 purchase before
 closing................        --        --        --     --       1,288   (1,288)
Tax effect of fair value
 adjustments............        --        --        --     --       1,808      --
Merger costs, net of
 taxes (Note F).........        --        --        --     --       4,635      --
Restructuring costs, net
 of taxes (Note F)......        --        --        --     --         402      --
Purchase of additional
 FHLB stock in
 compliance with FHLB
 requirements...........        --        --     35,873    --         --       --
                           --------   -------   -------   ----    -------   ------
                           $ (1,136)  $(2,017)  $35,873   $918    $34,007   $4,912
                           ========   =======   =======   ====    =======   ======

                                     Reverse
                                    Repurchase   FHLB      Other    Shareholders'
                          Deposits  Agreements Advances Liabilities    Equity
                          --------  ---------- -------- ----------- -------------
Purchase of SGV stock
 (Note D)...............  $    --    $62,500     $--      $  --       $(32,371)
Fair value adjustments..    (1,088)      --       798        --            --
Impact of branch
 purchase before
 closing................       --        --       --         --            --
Tax effect of fair value
 adjustments............       --        --       --       1,808           --
Merger costs, net of
 taxes..................       --        --       --       4,635           --
Restructuring costs, net
 of taxes...............       --        --       --         402           --
Purchase of additional
 FHLB stock in
 compliance with FHLB
 requirements...........       --     35,873      --         --            --
                          --------   -------     ----     ------      --------
                          $ (1,088)  $98,373     $798     $6,845      $(32,371)
                          ========   =======     ====     ======      ========

    Included in the purchase adjustments is the purchase of additional FHLB stock. IndyMac will be required to hold FHLB stock at a level equal to the greater of 1% of its mortgage-related assets, 0.3% of its total assets, or 5% of its FHLB advances. The amount shown represents the estimated additional stock holding requirement based on the anticipated contribution of IndyMac net assets to First Federal, based on June 30, 1999 consolidated pro forma amounts.

    For pro forma presentation purposes, the acquisition adjustments relating to the interest earning assets and interest bearing liabilities are amortized using the interest method over the respective assets' and liabilities' estimated average remaining lives; the acquisition adjustment relating to the mortgage servicing asset is amortized in proportion to, and over the estimated period of, the estimated net servicing fee income of the underlying loans. For pro forma presentation purposes, goodwill is amortized over an estimated life of 20 years, and the deposit premium is amortized over an estimated life of four years.

NOTE F: Merger and Integration Costs

    The table below reflects IndyMac's current estimate, for purposes of pro forma presentation, of the aggregate merger and integration costs, net of taxes, expected to be incurred in connection with the merger. While a portion of these costs may be required to be recognized in the combined entity's results of operations as incurred, the current estimate of these costs has been reflected in the pro forma condensed combined statement of financial condition to disclose the effect of these activities on IndyMac's pro forma condensed combined financial position.

                                                                 Related
                                                          Gross    Tax    Net
                                                          Costs  Benefit Costs
                                                          ------ ------- ------
Merger costs:
 Severance costs......................................... $4,800 $2,040  $2,760
 Investment banking, legal and other professional fees...  2,106    231   1,875
                                                          ------ ------  ------
  Subtotal-merger costs included in the allocation of the
   purchase price........................................  6,906  2,271   4,635
Other integration costs, including building conversion
 and customer notification costs.........................    700    298     402
                                                          ------ ------  ------
Total merger and integration costs....................... $7,606 $2,569  $5,037
                                                          ====== ======  ======

                              BUSINESS OF INDYMAC

General

    IndyMac is a Delaware corporation and a REIT under the Internal Revenue Code of 1986, as amended, located in Pasadena, California. IndyMac conducts a diversified lending business, including the origination and purchase of and investment in conforming, non-conforming and jumbo residential loans, subprime loans, consumer and builder construction loans, manufactured housing loans, home improvement loans, mortgage-backed securities and other mortgage-related assets.

    IndyMac conducts certain consumer lending activities, including third party lending activities through its non-consolidated subsidiary, IndyMac, Inc. IndyMac owns all of the non-voting preferred stock of IndyMac, Inc. and 99% of its economic interest. IndyMac uses three primary channels to generate assets:

  (1) consumer-direct marketing, via LoanWorks and LoanWorks.com (prime brand), LoanTown and LoanTown.com (subprime brand) and LoanWorks Servicing;

  (2) business-to-business marketing to consumers through intermediaries such as mortgage brokers via IndyMac's third party lending using e-MITS(R) (electronic-Mortgage Information and Transaction System) (including through loan programs offered by Warehouse Lending Corporation of America); and

  (3) commercial marketing via its IndyMac Commercial Mortgage Banking unit for subdivision and residential consumer construction.

    The principal executive offices of IndyMac are located at 155 North Lake Avenue, Pasadena, California 91101 and its telephone number at such address is
(800) 669-2300. Additional information with respect to IndyMac and its subsidiaries is included in documents incorporated by reference in this joint proxy statement. See "Where You Can Find More Information" on page 129.

Recent Developments

    IndyMac's Board of Directors has approved a $100 million share repurchase plan. The shares will be purchased at prevailing market prices from time to time depending upon market conditions. The purchases will be effected through open market purchases or in privately negotiated transactions. Through October 15, 1999 IndyMac has purchased 3.4 million shares. The purpose of the repurchase plan is to increase stockholder value.

                                BUSINESS OF SGV

General

    SGV completed its initial public offering of common stock on June 28, 1995, in connection with the conversion of First Federal Savings and Loan Association of San Gabriel Valley from the mutual to stock form of ownership. SGV utilized approximately 50% of the net proceeds of the initial public offering to acquire all of the issued and outstanding stock of First Federal. SGV is headquartered in West Covina, California and its principal business currently consists of the operations of its wholly-owned subsidiary, First Federal. SGV's only significant assets, other than its investment in the capital stock of First Federal and a loan to First Federal's ESOP, are cash, investments and mortgage-backed securities. Operational activity of First Federal will hereafter be referred to as "First Federal," where applicable. SGV had no operations prior to June 28, 1995, and accordingly, the results of operations prior to such date reflect only those of First Federal and its subsidiary. SGV, as a savings and loan holding company, and First Federal are subject to regulation by the OTS, the Federal Deposit Insurance Corporation (the "FDIC") and the SEC.

    The principal business of First Federal is attracting retail deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family residential mortgage loans. To a lesser extent, First Federal engages in secondary market activities and invests in multi-family, commercial real estate, construction, land and consumer loans. Loan sales come from loans held in First Federal's portfolio designated as being held for sale or originated during the period and being so designated. First Federal has historically retained all the servicing rights of loans sold, although during the past fiscal year, has begun selling loans on a servicing released basis. First Federal's revenues are derived principally from interest on its mortgage loans, and to a lesser extent, interest and dividends on its investment and mortgage-backed securities, income from loan servicing, and fee income generated from deposit accounts. First Federal's primary sources of funds are deposits, principal and interest payments on loans, advances from the FHLB and, to a lesser extent, proceeds from the sale of loans.

Market Area and Competition

    First Federal conducts business from its administrative branch office located in West Covina, California and its seven other offices located in Covina, Hacienda Heights, La Verne, City of Industry, Arcadia, and Duarte, all of which are located in the eastern part of the greater Los Angeles metropolitan area. First Federal has been and continues to be a community-oriented savings institution, which primarily originates one- to four-family residential mortgage loans within its primary market area. First Federal's deposit gathering is concentrated in the communities surrounding its offices in eastern Los Angeles county. First Federal makes loans secured by deeds of trust in portions of eastern Los Angeles, western San Bernardino and Riverside, and Orange counties.

    The Los Angeles metropolitan area is a highly competitive market. First Federal faces significant competition both in making loans and in attracting deposits. First Federal's share of deposits and loan originations in the Los Angeles metropolitan area amounts to less than 1%. First Federal faces direct competition from a significant number of financial institutions operating in its market area, many with a statewide or regional presence and in some cases a national presence. Many of these financial institutions are significantly larger and have greater financial resources than First Federal. First Federal's competition for loans comes principally from commercial banks, savings and loan associations, mortgage banking companies, credit unions and insurance companies. Its most direct competition for deposits has historically come from savings and loan associations and commercial banks. In addition, First Federal faces increasing competition for deposits from non-bank institutions such as brokerage firms and insurance companies in such areas as short-term money market funds, corporate and government securities funds, mutual funds and annuities. Competition may also increase as a result of the lifting of restrictions on the interstate operations of financial institutions.

    On March 16, 1999, First Federal entered into a definitive agreement with Citibank, California, a federal savings bank, to purchase two branches located in La Verne, California and Covina, California. The two branches had combined deposits of approximately $57.0 million at the time the agreement was entered into. The branch acquisition was consummated on July 25, 1999.

Lending Activities

    Loan Portfolio Composition. First Federal's loan portfolio consists primarily of conventional first mortgage loans secured by one- to four-family residences. At June 30, 1999, First Federal had total loans outstanding of $356.2 million, of which $279.9 million were one- to four-family, owner-occupied residential mortgage loans, or 78.6% of First Federal's total loans. The remainder of the portfolio consists of $46.4 million of multi-family mortgage loans, or 13.0% of total loans; $23.9 million of commercial real estate loans, or 6.7% of total loans; and consumer loans of $6.0 million, or 1.7% of total loans. First Federal had $100,000 in loans held for sale as of June 30, 1999. At that same date, 74.4% of First Federal's mortgage loans had adjustable interest rates. Of First Federal's adjustable-rate mortgage loans, 32.9% are indexed to the one-year Constant Maturity Treasury ("CMT") Index and 62.3% are indexed to the 11th District Cost of Funds Index ("COFI"). The COFI is a lagging market index and therefore may adjust more slowly than the cost of First Federal's interest-bearing liabilities. As the determination of the COFI becomes concentrated in fewer institutions, funding decisions by a relatively few large institutions could potentially further reduce the correlation of COFI to changes in general market interest rates and SGV's cost of funds.

    The types of loans that First Federal may originate are subject to federal and state law and regulations. Interest rates charged by First Federal on loans are affected by the demand for such loans and the supply of money available for lending purposes and the rates offered by competitors. These factors are, in turn, affected by, among other things, economic conditions, monetary policies of the federal government, including the Federal Reserve Board, and legislative tax policies.

    The following table sets forth the composition of First Federal's loan portfolio in dollar amounts and as a percentage of the portfolio at the dates indicated.

                                                                 At June 30,
                          --------------------------------------------------------------------------------------------
                                1999               1998               1997              1996               1995
                          ------------------ ------------------ ----------------- ------------------ -----------------
                                    Percent            Percent           Percent            Percent           Percent
                           Amount   of Total  Amount   of Total  Amount  of Total  Amount   of Total  Amount  of Total
                          --------  -------- --------  -------- -------- -------- --------  -------- -------- --------
                                                           (Dollars in thousands)
Real estate and other:
One- to four-family.....  $279,897    78.59% $247,129    83.04% $250,303   87.29% $226,660    87.81% $187,693   85.82%
Multi-family............    46,425    13.03    29,546     9.93    27,241    9.50    21,690     8.40    20,431    9.34
Commercial..............    23,901     6.71    11,895     4.00     8,660    3.02     9,331     3.62     9,567    4.37
Construction and land...       --      0.00       --      0.00       --     0.00       --      0.00       415    0.19
Consumer................     5,961     1.67     9,007     3.03       533    0.19       440     0.17       602    0.28
                          --------   ------  --------   ------  --------  ------  --------   ------  --------  ------
 Total loans............   356,184   100.00%  297,577   100.00%  286,737  100.00%  258,121   100.00%  218,708  100.00%
                                     ======             ======            ======             ======            ======
Less:
Unamortized yield
 adjustments, net.......    (1,486)              (613)               121               (64)                45
Deferred loan fees,
 net....................       736                635                515               451                472
Allowance for loan
 losses.................     1,845              1,425              1,263             1,058                792
                          --------           --------           --------          --------           --------
 Total loans, net.......   355,089            296,130            284,838           256,676            217,399
Less:
Loans receivable held
 for sale:
 One- to four-family....       100                391                230               723                --
                          --------           --------           --------          --------           --------
 Loans receivable held
  for investment........  $354,989           $295,739           $284,608          $255,953           $217,399
                          ========           ========           ========          ========           ========

    Loan Maturity. The following table shows the contractual maturity of First Federal's gross loans at June 30, 1999. The table does not include principal repayments. Principal repayments on total loans totaled $94.3 million for the year ended June 30, 1999 and $61.0 million and $33.2 million for the years ended June 30, 1998 and 1997, respectively.

                                              At June 30, 1999
                               ------------------------------------------------
                               One-  to                                Total
                                Four-    Multi-                        Loans
                                Family   Family  Commercial Consumer Receivable
                               --------  ------- ---------- -------- ----------
                                           (Dollars in thousands)
Amounts due:
One year or less.............. $  1,170  $   460  $     5    $  358   $  1,993
After one year:
  More than one year to three
   years......................      357    5,064    1,451       --       6,872
  More than three years to
   five years.................    4,930    6,706      555       --      12,191
  More than five years to 10
   years......................    6,535    1,517    6,400       --      14,452
  More than 10 years to 20
   years......................   58,054    8,159   12,088       --      78,301
  More than 20 years..........  208,851   24,519    3,402     5,603    242,375
                               --------  -------  -------    ------   --------
    Total due after June 30,
     2000.....................  278,727   45,965   23,896     5,603    354,191
                               --------  -------  -------    ------   --------
    Total amount due..........  279,897   46,425   23,901     5,961    356,184
Less:
  Unamortized yield
   adjustments................   (1,253)       8      (88)     (153)    (1,486)
  Deferred loan fees..........      354      276      106       --         736
  Allowance for loan losses...      838      469       99       439      1,845
                               --------  -------  -------    ------   --------
    Total loans, net..........  279,958   45,672   23,784     5,675    355,089
Loans receivable held for
 sale.........................      100      --       --        --         100
                               --------  -------  -------    ------   --------
Loans receivable held for
 investment................... $279,858  $45,672  $23,784    $5,675   $354,989
                               ========  =======  =======    ======   ========

    The following table sets forth at June 30, 1999, the dollar amount of gross loans receivable contractually due after June 30, 2000, and whether such loans have fixed interest rates or adjustable interest rates.

                                                       Due After June 30, 2000
                                                     ---------------------------
                                                      Fixed  Adjustable  Total
                                                     ------- ---------- --------
                                                           (In thousands)
Real estate loans:
  One- to four-family............................... $82,950  $195,777  $278,727
  Multi-family......................................   4,166    41,799    45,965
  Commercial real estate............................   2,680    21,216    23,896
  Consumer..........................................     --      5,603     5,603
                                                     -------  --------  --------
    Total loans receivable.......................... $89,796  $264,395  $354,191
                                                     =======  ========  ========

    Origination, Sale, Servicing and Purchase of Loans. First Federal's mortgage lending activities are conducted primarily by commissioned loan representatives and through its eight branch offices. First Federal originates both adjustable-rate and fixed-rate mortgage loans. First Federal's ability to originate loans is dependent upon the relative customer demand for fixed-rate or adjustable-rate mortgage loans, which is affected by the current and expected future level of interest rates. It is the general policy of First Federal to sell the majority of the fixed-rate mortgage loans that it originates. First Federal may also sell the adjustable-rate mortgage loans that it originates. First Federal utilizes forward sales contracts to hedge the risks associated with a change in interest rates between origination and sale of loans. At June 30, 1999, First Federal did not have any forward sales contracts outstanding. First Federal retains virtually all servicing of the loans sold. See "Loan Servicing." First Federal recognizes, at the time of sale, the cash gain or loss on the sale of the loans sold. At June 30, 1999, there was $100,000 in fixed-rate mortgage loans categorized as held for sale. From time to time, First Federal has purchased loans originated by other institutions based upon First Federal's investment needs and market opportunities. During the year ended June 30, 1999, First Federal purchased $80.8 million of one- to four-family mortgage loans with adjustable interest rates indexed primarily to COFI, which are secured by principal properties located in Southern California. First Federal has purchased loans during the past three years as a supplement to its internal origination process in order to meet internal goals. First Federal has reviewed each loan it purchases to ensure it meets First Federal's underwriting guidelines. The loans were purchased in several transactions consummated during the year ended June 30, 1999.

    The following table sets forth First Federal's loan originations, purchases, sales and principal repayments for the periods indicated:

                                                      For the Years Ended June
                                                                30,
                                                     --------------------------
                                                       1999     1998     1997
                                                     -------- -------- --------
                                                           (In thousands)
Gross loans (1):
  Beginning balance................................. $297,555 $286,101 $257,734
Loans originated:
  One- to four-family (2)...........................   74,082   46,787   33,108
  Multi-family......................................   14,507    3,977    3,242
  Commercial........................................    6,010    3,540      160
                                                     -------- -------- --------
    Total loans originated..........................   94,599   54,304   36,510
Loans purchased:
  Mortgage loans....................................   80,754   29,941   33,320
  Consumer loans....................................      --    10,682      --
                                                     -------- -------- --------
    Total...........................................  472,908  381,028  327,564
Less:
  Principal repayments..............................   94,343   61,019   33,216
  Sales of loans....................................   19,366   19,526    5,644
  Transfer to REO...................................    2,265    2,928    2,603
                                                     -------- -------- --------
    Total loans.....................................  356,934  297,555  286,101
Loans held for sale.................................      100      391      230
                                                     -------- -------- --------
Ending balance, loans held for investment........... $356,834 $297,164 $285,871
                                                     ======== ======== ========

--------
(1) Gross loans includes loans receivable held for investment and loans held for sale, net of deferred loan fees, undisbursed loan funds and unamortized premiums and discounts.
(2) Consumer loans originated are included in one- to four-family loans.

    One- to Four-Family Mortgage Lending. First Federal offers both fixed-rate and adjustable-rate mortgage loans secured by one- to four-family residences located in First Federal's primary market area, with maturities up to 40 years. Substantially all of such loans are secured by property located in First Federal's primary market area. Loan originations are generally obtained from First Federal's commissioned loan representatives and their contacts with the local real estate industry, existing or past customers, and members of the local communities.

    At June 30, 1999, First Federal's total loans outstanding were $356.1 million, of which $279.9 million or 78.6% were one- to four-family residential mortgage loans. Of the one- to four-family residential mortgage loans outstanding at that date, 25.6% were fixed-rate loans, and 74.4% were adjustable-rate mortgage loans. First Federal's adjustable-rate mortgage loans are generally indexed to COFI and the CMT. First Federal currently offers a number of adjustable-rate mortgage loan programs with interest rates which adjust monthly, semi-annually, or annually. A portion of First Federal's adjustable-rate mortgage loans have introductory terms of three or five years and at the end of such period will adjust either monthly or annually according to their terms. First Federal's adjustable-rate mortgage loans generally provide for periodic and overall caps on the increase or decrease in interest rate at any adjustment date and over the life of the loan. At June 30, 1999, First Federal had no one- to four-family adjustable-rate mortgage loans with interest rates that were between zero to 200 basis points below their lifetime caps, $31.8 million that were between 200 to 400 basis points below their lifetime caps, with the remainder having interest rates that were more than 400 basis points below their lifetime caps. First Federal currently has $75.6 million in mortgage loans that may be subject to negative amortization. The negative amortization is currently capped at up to 115% of the original loan amount. Negative amortization involves a greater risk to First Federal because during a period of high interest rates, the loan principal may increase above the amount originally advanced. However, First Federal believes that the risk of default may be reduced by negative amortization caps, underwriting criteria and the stability provided by payment schedules.

    Of First Federal's one- to four-family mortgage loans, $55.8 million, or 19.9%, were secured by non-owner-occupied residences. Loans secured by non-owner-occupied properties are generally considered to involve a higher degree of credit risk than loans secured by owner-occupied properties because payment is generally dependent upon the property producing sufficient income to cover debt service and any operating expenses.

    First Federal's policy is to originate one- to four-family residential mortgage loans in amounts up to 80% of the lower of the appraised value or the selling price of the property securing the loan and up to 95% of the appraised value or selling price if private mortgage insurance is obtained. First Federal currently has a limited program which is designed to promote home ownership and allows potential borrowers the ability to receive a mortgage loan with loan-to-values up to 100% with no private mortgage insurance. This program is capped at $1 million in loans outstanding. Mortgage loans originated by First Federal generally include due-on-sale clauses, which provide First Federal with the contractual right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property without First Federal's consent. Due-on-sale clauses are an important means of adjusting the rates on First Federal's fixed-rate mortgage loan portfolio and First Federal has generally exercised its rights under these clauses.

    Multi-Family Lending. First Federal originates multi-family mortgage loans generally secured by five- to 36- unit apartment buildings located in First Federal's primary market area. As a result of uncertain market conditions in its primary market area, First Federal currently originates multi-family loans on a limited and highly selective basis. In reaching its decision on whether to make a multi-family loan, First Federal considers the qualifications of the borrower as well as the underlying property. Some of the factors to be considered are: the net operating income of the mortgaged premises before debt service and depreciation; the debt service ratio (the ratio of net earnings to debt service); and the ratio of loan amount to appraised value. Pursuant to First Federal's current underwriting policies, a multi-family adjustable-rate mortgage loan may only be made in an amount up to 75% of the appraised value of the underlying property. Subsequent declines in the real estate values in First Federal's primary market area have resulted in some increase in the loan-to-value ratio on some mortgage loans. In addition, First Federal generally requires a minimum debt service ratio of 115%. Properties securing a loan are appraised by an independent appraiser and title insurance is required on all loans. First Federal's multi-family loan portfolio at June 30, 1999 totaled $46.4 million.

    When evaluating the qualifications of the borrower for a multi-family loan, First Federal considers the financial resources and income level of the borrower, the borrower's experience in owning or managing similar property, and First Federal's lending experience with the borrower. First Federal's underwriting policies require that the borrower be able to demonstrate strong management skills and the ability to maintain the property from current rental income. The borrower is required to present evidence of the ability to repay the mortgage and a history of making mortgage payments on a timely basis. In making its assessment of the creditworthiness of the borrower, First Federal generally reviews the financial statements, employment and credit history of the borrower, as well as other related documentation. First Federal's largest multi-family loan at June 30, 1999, had an outstanding balance of $1.5 million, was current at that date and is secured by a 24-unit apartment complex.

    Loans secured by apartment buildings and other multi-family residential properties are generally larger and involve a greater degree of risk than one- to four-family residential mortgage loans. Because payments on loans secured by multi-family properties are often dependent on successful operation or management of the properties, repayment of such loans may be subject to a greater extent to adverse conditions in the real estate market or the economy. First Federal seeks to minimize these risks through its underwriting policies, which require such loans to be qualified at origination on the basis of the property's income and debt coverage ratio.

    Commercial Real Estate Lending. First Federal originates commercial real estate loans that are generally secured by properties used for business purposes such as small office buildings or retail facilities located in First Federal's primary market area. First Federal's underwriting procedures provide that commercial real estate loans be made in amounts up to the lesser of 75% of the appraised value of the property, or at First Federal's current loans-to-one borrower limit. These loans may be made with terms up to 30 years for adjustable-rate loans and are indexed to CMT or COFI. First Federal's underwriting standards and procedures are similar to those applicable to its multi-family loans, whereby First Federal considers the net operating income of the property and the borrower's expertise, credit history and profitability. First Federal has generally required that the properties securing commercial real estate loans have debt service coverage ratios of at least 115%. The largest commercial real estate loan in First Federal's portfolio at June 30, 1999, had an outstanding balance of $1.7 million, was current at that date and is secured by an office building. At June 30, 1999, First Federal's commercial real estate loan portfolio was $23.9 million or 6.7% of total loans. First Federal currently originates commercial real estate loans on a limited and highly selective basis in its primary market area.

    Loans secured by commercial real estate properties, like multi-family loans, are generally larger and involve a greater degree of risk than one- to four-family residential mortgage loans. Because payments on loans secured by commercial real estate properties are often dependent on successful operation or management of the properties, repayment of such loans may be subject to a greater extent to adverse conditions in the real estate market or the economy. First Federal seeks to minimize these risks through its underwriting standards, which require such loans to be qualified on the basis of the property's income and debt service ratio.

    First Federal may purchase or participate in multi-family loans from other financial institutions. As part of the review process, the loans being purchased or the loan participations being entered into are appraised and must meet the same underwriting standards as loans processed internally. During the year ended June 30, 1999, First Federal purchased $5.3 million of multi-family loans from another financial institution, and currently has $2.9 million in multi-family loan participations with other financial institutions.

    Construction and Land Lending. First Federal has in the past originated loans for the acquisition and development of property to contractors and individuals in its primary market area. First Federal's construction loans primarily have been made to finance the construction of one- to four-family, owner-occupied residential properties. These loans were primarily adjustable-rate loans with maturities of one year or less. First Federal is not currently originating construction and land loans but may in the future depending on market conditions. At June 30, 1999, First Federal had no construction or land loans outstanding.

    Construction and land financing is generally considered to involve a higher degree of credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development compared to the estimated cost (including interest) of construction. If the estimate of value proves to be inaccurate, First Federal may be confronted with a project, when completed, having a value which is insufficient to assure full repayment.

    Consumer Lending. First Federal originates consumer loans such as lines of credit and loans secured by savings accounts. The total amount comprising these two product types is less than 0.1% of First Federal's loan portfolio. First Federal purchased a portfolio of home equity lines of credit ("HELOCs") from another financial institution in December 1997 which were primarily approved based upon the credit worthiness of the borrower and also had a lien placed on the borrower's property, usually as a second lien. The loan-to-values of this portfolio of loans generally were in excess of 100%. Loans which met First Federal's underwriting requirements were selected for purchase. The HELOCs have interest rates indexed primarily to COFI and LIBOR, with margins of 9.95% and adjust monthly. The maximum lines granted were generally for $25,000. The borrower is generally allowed to draw on the line of credit for a period of 10 years to 15 years after which time the loan is converted to a fixed term loan with no further access to the line. First Federal's HELOC portfolio of $5.6 million represents approximately 1.6% of its total loan portfolio.

    First Federal's HELOC portfolio has a higher degree of credit risk than loans secured by real estate property with loan-to-values less than 70% as the payment as to interest and principal is generally dependent upon the capacity of the borrower and not upon the collateral. For loans which have become non-accrual, First Federal would generally not initiate foreclosure proceedings on any property which has been determined to have a current combined loan-to-value in excess of 100%. Loans in this category would generally be charged-off although, in certain circumstances, collection efforts may continue. First Federal has set aside general valuation allowances which management believes reflect the risk of the portfolio. If future loss experience or other factors change management's expectations, management will adjust the general valuation allowance to reflect such expectations.

    Loan Servicing. First Federal also services mortgage loans for others. All of the loans currently being serviced for others are loans which have been sold by First Federal. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, making inspections as required of mortgaged premises, contacting delinquent mortgagors, supervising foreclosures and property dispositions in the event of unremedied defaults, making certain insurance and tax payments are made on behalf of the borrowers and generally administering the loans. At June 30, 1999, First Federal was servicing $87.4 million of loans for others.

    Delinquencies and Classified Assets. The Board of Directors performs a monthly review of all delinquent loans 90 days or more past due. In addition, management reviews on an ongoing basis all loans 15 or more days delinquent. The procedures taken by First Federal with respect to delinquencies vary depending on the nature of the loan and period of delinquency. When a borrower fails to make a required payment on a loan, First Federal takes a number of steps to have the borrower cure the delinquency and restore the loan to current status. First Federal generally sends the borrower a written notice of non-payment after the loan is first past due. In the event payment is not then received, additional letters and phone calls generally are made. If the loan is still not brought current and it becomes necessary for First Federal to take legal action, which typically occurs after a loan is delinquent at least 30 days or more, First Federal will commence foreclosure proceedings against any real property that secures the loan. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure.

    Federal regulations and First Federal's Classification of Assets Policy require that First Federal utilize an internal asset classification system as a means of reporting problem and potential problem assets. First Federal has incorporated the OTS internal asset classifications as a part of its credit monitoring system. First Federal currently classifies problem and potential problem assets as "Substandard," "Doubtful," or "Loss" assets. An asset is considered "Substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "Doubtful" have all of the weaknesses inherent in those classified "Substandard" with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "Loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated "Special Mention."

    When an insured institution classifies one or more assets, or portions thereof, as Substandard or Doubtful, it is required to establish a general valuation allowance for loan losses in an amount deemed prudent by management. General valuation allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies one or more assets, or portions thereof, as "Loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the net exposure of the asset so classified or to charge off the amount of the asset, taking into consideration the collateral value, if any, of the asset.

    A savings institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS which can order the establishment of additional general or specific loss allowances. The OTS, in conjunction with the other federal banking agencies, adopted an interagency policy statement on the allowance for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of adequate allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation guidelines. Generally, the policy statement recommends that management has analyzed all significant factors that affect the collectibility of the portfolio in a reasonable manner; and that management has established acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. As a result of the declines in local and regional real estate market values and the significant losses experienced by many financial institutions, there has been a greater level of scrutiny by regulatory authorities of the loan portfolios of financial institutions undertaken as part of the examination of institutions by the OTS and the FDIC. While First Federal believes that it has established an adequate allowance for loan losses, there can be no assurance that regulators, in reviewing First Federal's loan portfolio, will not request First Federal to materially increase at that time its allowance for loan losses, thereby negatively affecting First Federal's financial condition and earnings at that time. Although management believes that adequate specific and general loan loss allowances have been established, actual losses are dependent upon future events and, as such, further additions to the level of specific and general loan loss allowances may become necessary.

    First Federal's Internal Asset Review is conducted by an employee independent of the loan origination and loan servicing functions. This individual reviews and classifies First Federal's assets monthly and reports the results of its review to the Board of Directors. First Federal classifies assets in accordance with the management guidelines described above. Real Estate Owned ("REO") is classified as Substandard. At June 30, 1999, First Federal had $1.2 million of assets classified as Special Mention, $5.1 million of assets classified as Substandard, and $37,000 in assets classified as Loss. Loans classified as Special Mention are a result of past delinquencies or other identifiable weaknesses. At June 30, 1999, the largest loan classified as Special Mention had a loan balance of $230,000.

    First Federal generally requires appraisals on an annual basis on foreclosed properties and, to the extent necessary, on impaired loans. First Federal conducts external inspections on foreclosed properties and certain other properties as deemed necessary.

    The following table sets forth delinquencies in First Federal's loan portfolio as of the dates indicated:

                                   At June 30, 1999                      At June 30, 1998
                         ------------------------------------- -------------------------------------
                             60-89 Days      90 Days or More       60-89 Days      90 Days or More
                         ------------------ ------------------ ------------------ ------------------
                                  Principal          Principal          Principal          Principal
                          Number   Balance   Number   Balance   Number   Balance   Number   Balance
                         of Loans of Loans  of Loans of Loans  of Loans of Loans  of Loans of Loans
                         -------- --------- -------- --------- -------- --------- -------- ---------
                                                   (Dollars in thousands)
One- to four-family.....      1     $  94        7    $1,406        1     $ 206        9    $1,215
Multi-family............    --        --       --        --       --        --         1       570
Commercial..............    --        --       --        --       --        --       --        --
Consumer loans..........      3        30        7       118        3        59        9       126
                           ----     -----     ----    ------     ----     -----     ----    ------
  Total.................      4     $ 124       14    $1,524        4     $ 265       19    $1,911
                           ====     =====     ====    ======     ====     =====     ====    ======
Delinquent loans to
 total
 gross loans............   0.13%     0.03%    0.44%     0.43%    0.13%     0.09%    0.63%     0.64%

                                                    At June 30, 1997
                                          -------------------------------------
                                              60-89 Days      90 Days or More
                                          ------------------ ------------------
                                                   Principal          Principal
                                           Number   Balance   Number   Balance
                                          of Loans of Loans  of Loans of Loans
                                          -------- --------- -------- ---------
                                                 (Dollars in thousands)
One- to four-family......................      3     $834        12    $1,699
Multi-family.............................    --       --        --        --
Commercial...............................    --       --        --        --
Consumer loans...........................    --       --        --        --
                                            ----     ----      ----    ------
  Total..................................      3     $834        12    $1,699
                                            ====     ====      ====    ======
Delinquent loans to total gross loans....   0.11%    0.29%     0.46%     0.59%

    Non-Accrual and Past-Due Loans. The following table sets forth information regarding non-accrual loans, troubled-debt restructurings and REO. There were two troubled-debt restructured loans within the meaning of SFAS 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings, and 5 REO properties at June 30, 1999. It is the policy of First Federal to cease accruing interest on loans 90 days or more past due. For the years ended June 30, 1999, 1998, 1997, 1996 and 1995, respectively, the amount of interest income that would have been recognized on nonaccrual loans if such loans had continued to perform in accordance with their contractual terms was $80,000, $101,000, $77,000, $118,000 and $126,000, none of which was recognized. For the same periods, the amount of interest income recognized on troubled debt restructurings was $35,000, $55,000, $55,000, $58,000 and $55,000, respectively.

                                                   At June 30,
                                        --------------------------------------
                                         1999    1998    1997    1996    1995
                                        ------  ------  ------  ------  ------
                                              (Dollars in thousands)
Non-accrual loans:
  Residential real estate:
    One- to four-family...............  $1,406  $1,215  $1,699  $  821  $1,507
    Multi-family......................     --      570     --      473     --
  Construction and land...............     --      --      --      --      415
  Commercial..........................     --      --      --      668     --
  Consumer............................     118     126     --      --      --
                                        ------  ------  ------  ------  ------
      Total...........................   1,524   1,911   1,699   1,962   1,922
REO, net(3)...........................     827   1,902   1,150   1,489     822
                                        ------  ------  ------  ------  ------
      Total non-performing assets.....  $2,351  $3,813  $2,849  $3,451  $2,744
                                        ======  ======  ======  ======  ======
Restructured loans....................  $  446  $  761  $  771  $1,130  $1,545
                                        ======  ======  ======  ======  ======
Allowance for loan losses as a percent
 of gross loans receivable(1).........    0.52%   0.48%   0.44%   0.41%   0.36%
Allowance for loan losses as a percent
 of total non-performing loans(2).....  121.06%  74.56%  74.34%  53.92%  41.21%
Non-performing loans as a percent of
 gross loans receivable(1)(2).........    0.43%   0.64%   0.59%   0.76%   0.88%
Non-performing assets as a percent of
 total SGV assets(2)..................    0.50%   0.93%   0.70%   1.03%   1.00%

--------
(1) Gross loans includes loans receivable held for investment and loans receivable held for sale, less undisbursed loan funds, deferred loan fees and unamortized premiums and discounts.
(2) Non-performing assets consist of non-performing loans and REO. Non-performing loans consist of non-accrual loans.
(3) REO balances are shown net of related loss allowances.

    Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in its loan portfolio and the general economy. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses in loans receivable which are deemed probable and estimable. The allowance is based upon a number of factors, including current economic conditions, actual loss experience and industry trends. In addition, various regulatory agencies, as an integral part of their examination process, periodically review First Federal's allowance for loan losses. Such agencies may require First Federal to make additional provisions for loan losses based upon judgments different from those of management. As of June 30, 1999, First Federal's allowance for loan losses was 0.52% of gross loans as compared to 0.48% as of June 30, 1998. First Federal had non-accrual loans of $1.5 million and $1.9 million at June 30, 1999 and June 30, 1998, respectively. First Federal will continue to monitor and modify its allowances for loan losses as conditions dictate.

    SGV considers a loan impaired when it is probable that SGV will be unable to collect all contractual principal and interest payments under the terms of the loan agreement. Loans are evaluated for impairment as part of SGV's normal internal asset review process. SGV evaluates all loans in its portfolio on an individual basis with the exception of one- to four-family residential mortgage loans and consumer lines of credit which are evaluated on a collective basis. Also, loans which have delays in payments of less than four months are not necessarily considered impaired unless other factors apply to the loans. The accrual of interest income on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When the interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Where impairment is considered permanent, a charge-off is recorded; where impairment is considered temporary, an allowance is established. Impaired loans, which are performing under the contractual terms, are reported as performing loans, and cash payments are allocated to principal and interest in accordance with the terms of the loan.

    At June 30, 1999, for those loans which are reviewed individually for impairment, SGV had classified none of such loans as impaired with no specific reserves as determined in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures. At June 30, 1998, for those loans which are reviewed individually, SGV had classified $569,000 of its loans as impaired with $100,000 in specific reserves and none with no specific reserves. In addition, SGV has $1.5 million and $1.3 million at June 30, 1999 and 1998, respectively, in impaired loans which were collectively evaluated for impairment with $238,000 in reserves set aside as of June 30, 1999 and no reserves as of June 30, 1998. The average recorded investment in impaired loans, inclusive of those evaluated collectively, during the years ended June 30, 1999, 1998, and 1997 was approximately $1.9 million, $2.9 million, and $1.6 million, respectively. Interest income on impaired loans of $34,000, $28,000, and $28,000 was recognized for cash payments received in the years ended June 30, 1999, 1998, and 1997.

    The following table sets forth activity in First Federal's allowance for loan losses for the periods set forth in the table.

                                          At or For the Year Ended June 30,
                                          -------------------------------------
                                           1999    1998    1997    1996   1995
                                          ------  ------  ------  ------  -----
                                                   (In thousands)
Balance at beginning of period........... $1,425  $1,263  $1,058  $  792  $ 562
Provision for loan losses................    969     735     557     575    483
Charge-offs:
Real Estate:
  One- to four-family....................    (98)   (545)   (343)   (299)  (247)
  Multi-family...........................   (142)    --      --      --     --
  Commercial.............................    --      --      --      --     --
  Construction and land..................    --      --      --      --     --
  Consumer...............................   (324)    (28)     (9)    (11)   (11)
                                          ------  ------  ------  ------  -----
    Total................................   (564)   (573)   (352)   (310)  (258)
Recoveries...............................     15     --      --        1      5
                                          ------  ------  ------  ------  -----
Balance at end of period................. $1,845  $1,425  $1,263  $1,058  $ 792
                                          ======  ======  ======  ======  =====

  The following table sets forth First Federal's percent of allowance for loan losses to total allowance for loan losses and the percent of loans to total loans in each of the categories listed at the dates indicated.

                                                                                        At June 30,
                   -----------------------------------------------------------------------------------------------------------
                               1999                          1998                          1997                          1996
                   ----------------------------- ----------------------------- ----------------------------- -----------------
                                     Percent of                    Percent of                    Percent of
                          Percent of  Loans in          Percent of  Loans in          Percent of  Loans in          Percent of
                          Allowance     Each            Allowance     Each            Allowance     Each            Allowance
                           to Total  Category to         to Total  Category to         to Total  Category to         to Total
                   Amount Allowance  Total Loans Amount Allowance  Total Loans Amount Allowance  Total Loans Amount Allowance
                   ------ ---------- ----------- ------ ---------- ----------- ------ ---------- ----------- ------ ----------
                                                                                  (Dollars in thousands)
One- to four-
family...........  $  734    39.79%     78.59%   $  616    43.23%     85.04%   $  994    78.70%     87.29%   $  696    65.79%
Multi-family.....     469    25.42      13.03       397    27.86       9.93       164    12.99       9.50       195    18.43
Commercial.......      99     5.37       6.71        89     6.25       4.00        95     7.52       3.02       153    14.46
Construction and
land.............     --      0.00       0.00       --      0.00       0.00       --      0.00       0.00       --      0.00
Consumer.........     439    23.79       1.67       162    11.37       3.03        10     0.79       0.19        14     1.32
Unallocated......     104     5.63        --        161    11.29        --        --       --         --        --       --
                   ------   ------     ------    ------   ------     ------    ------   ------     ------    ------   ------
 Total...........  $1,845   100.00%    100.00%   $1,425   100.00%    100.00%   $1,263   100.00%    100.00%   $1,058   100.00%
                   ======   ======     ======    ======   ======     ======    ======   ======     ======    ======   ======
                                           1995
                               -----------------------------
                   Percent of                    Percent of
                    Loans in          Percent of  Loans in
                      Each            Allowance     Each
                   Category to         to Total  Category to
                   Total Loans Amount Allowance  Total Loans
                   ----------- ------ ---------- -----------
One- to four-
family...........     87.82%    $466     58.84%     85.82%
Multi-family.....      8.40      105     13.26       9.34
Commercial.......      3.61      166     20.96       4.37
Construction and
land.............      0.00       42      5.30       0.19
Consumer.........      0.17       13      1.64       0.28
Unallocated......       --       --        --         --
                   ----------- ------ ---------- -----------
 Total...........    100.00%    $792    100.00%    100.00%
                   =========== ====== ========== ===========

    Real Estate Owned. At June 30, 1999, First Federal had $827,000 of REO as compared to $1,902,000 of REO, net of reserves at June 30, 1998. The $1.1 million decrease was due primarily to the sale of REO during the year ended June 30, 1999. If First Federal acquires any REO, it is initially recorded at the fair value of the related assets at the date of foreclosure, less costs to sell. Thereafter, if there is a further deterioration in value, First Federal provides for a specific valuation allowance and charges operations for the diminution in value. It is the policy of First Federal to obtain an appraisal on all real estate acquired through foreclosure at the time of possession.

Investment Activities

    Federally chartered savings institutions have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, certificates of deposit of insured banks and savings institutions, bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in commercial paper, investment-grade corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly. Additionally, First Federal must maintain minimum levels of investments that qualify as liquid assets under OTS regulations. See "--Regulation and Supervision--Federal Savings Institution Regulation-- Liquidity Requirements" on page 103. Historically, First Federal has maintained liquid assets above the minimum OTS requirements and at a level considered to be adequate to meet its normal daily activities.

    The investment policy of SGV as established by the Board of Directors attempts to provide and maintain liquidity, generate a favorable return on investments without incurring undue interest rate and credit risk, and complement SGV's lending activities. Specifically, SGV's policies generally limit investments to government and federal agency-backed securities and other non-government guaranteed securities, including corporate debt obligations, that are investment grade. SGV's policies provide the authority to invest in marketable equity securities meeting SGV's guidelines and in mortgage-backed securities guaranteed by the U.S. government and agencies thereof and other financial institutions. SGV's policies provide that all investment purchases must be approved by two officers (either a Senior Vice President, Executive Vice President or the President) and be ratified by the Board of Directors. At June 30, 1999, SGV had federal funds sold and other short-term investments, investment securities and mortgage-backed securities in the aggregate amount of $93.3 million with a market value of $92.6 million.

    At June 30, 1999, SGV had $25.8 million in investment securities consisting primarily of U.S. agency securities and investments in an adjustable rate mortgage-backed mutual fund and a money market fund investing in short-term securities. At June 30, 1999, the majority of SGV's $62.6 million of mortgage-backed securities were insured or guaranteed by either FNMA, GNMA or FHLMC, including $24.9 million in mortgage-backed securities available for sale. Investments in mortgage-backed securities involve a risk that actual prepayments will be greater than estimated prepayments over the life of the security which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby reducing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities. In addition, the market value of such securities may be adversely affected by changes in interest rates.

    The following table sets forth the composition of SGV's mortgage-backed securities portfolio in dollar amounts and in percentages of the portfolio at the dates indicated.

                                                At June 30,
                             --------------------------------------------------
                                   1999             1998             1997
                             ---------------- ---------------- ----------------
                                     Percent          Percent          Percent
                             Amount  of Total Amount  of Total Amount  of Total
                             ------- -------- ------- -------- ------- --------
                                           (Dollars in thousands)
Mortgage-backed securities:
 FHLMC.....................  $ 3,360    5.43% $11,163   19.16% $29,236   39.00%
 FNMA......................    2,024    3.27    7,118   12.22   13,449   17.94
 GNMA......................   47,394   76.62   38,106   65.42   29,213   38.97
 Other.....................    9,082   14.68    1,863    3.20    3,061    4.09
                             -------  ------  -------  ------  -------  ------
  Total mortgage-backed
   securities..............   61,860  100.00%  58,250  100.00%  74,959  100.00%
                                      ======           ======           ======
Plus:
 Unamortized premium, net..      728            1,069            1,277
                             -------          -------          -------
  Total mortgage-backed
   securities, net.........   62,588           59,319           76,236
Less:
Mortgage-backed securities
 available for sale:
 FHLMC.....................      361            5,311           21,908
 FNMA......................    1,984            7,965           13,445
 GNMA......................   22,526           15,050              --
 Other.....................      --             1,057            1,811
                             -------          -------          -------
Mortgage-backed securities
 available for sale........   24,871           29,383           37,164
                             -------          -------          -------
Mortgage-backed securities
 held to maturity..........  $37,717          $29,936          $39,072
                             =======          =======          =======

    The following table sets forth SGV's mortgage-backed securities activities for the periods indicated:

                                                For the Year Ended June 30,
                                                -------------------------------
                                                  1999       1998       1997
                                                ---------  ---------  ---------
                                                       (In thousands)
Beginning balance.............................. $  59,319  $  76,236  $ 44,315
 Mortgage-backed securities purchased--held to
  maturity.....................................    20,004        --     15,451
 Mortgage-backed securities purchased--
  available for sale...........................    15,106     15,281    35,229
 Less:
  Principal repayments.........................   (24,036)   (15,510)   (8,935)
  Sale of mortgage-backed securities available
   for sale....................................    (6,928)   (16,566)   (9,866)
  (Loss) gain on sale of mortgage-backed
   securities..................................        (1)        33       161
  Amortization of (premium) discount, net......      (424)      (311)     (209)
  Change in net unrealized (loss) gain on
   available for sale..........................      (452)       156        90
                                                ---------  ---------  --------
Ending balance................................. $  62,588  $  59,319  $ 76,236
                                                =========  =========  ========

    The following table sets forth certain information regarding the carrying and market value of SGV's mortgage-backed securities at the dates indicated:

                                                At June 30,
                             --------------------------------------------------
                                   1999             1998             1997
                             ---------------- ---------------- ----------------
                             Carrying Market  Carrying Market  Carrying Market
                              Value    Value   Value    Value   Value    Value
                             -------- ------- -------- ------- -------- -------
                                               (In thousands)
Mortgage-backed securities:
Held to maturity:
 FNMA....................... $    67  $    68 $   106  $   109 $   208  $   211
 FHLMC......................   3,071    3,046   5,178    5,187   7,745    7,715
 GNMA.......................  25,424   24,917  23,829   23,973  29,842   29,575
 Other......................   9,155    8,953     823      820   1,277    1,282
                             -------  ------- -------  ------- -------  -------
  Total held to maturity....  37,717   36,984  29,936   30,089  39,072   38,783
                             -------  ------- -------  ------- -------  -------
Available for sale:
 FNMA.......................   1,984    1,984   7,965    7,965  13,445   13,445
 FHLMC......................     361      361   5,311    5,311  21,908   21,908
 GNMA.......................  22,526   22,526  15,050   15,050     --       --
 Other......................     --       --    1,057    1,057   1,811    1,811
                             -------  ------- -------  ------- -------  -------
  Total available for sale..  24,871   24,871  29,383   29,383  37,164   37,164
                             -------  ------- -------  ------- -------  -------
   Total mortgage-backed
    securities.............. $62,588  $61,855 $59,319  $59,472 $76,236  $75,947
                             =======  ======= =======  ======= =======  =======

    The following table sets forth certain information regarding the carrying and market values of SGV's federal funds sold and other short-term investments and investment securities at the dates indicated:

                                               At June 30,
                            --------------------------------------------------
                                  1999             1998             1997
                            ---------------- ---------------- ----------------
                            Carrying Market  Carrying Market  Carrying Market
                             Value    Value   Value    Value   Value    Value
                            -------- ------- -------- ------- -------- -------
                                              (In thousands)
Federal funds sold and
 other short-term
 investments............... $ 4,940  $ 4,940 $16,202  $16,202 $18,600  $18,600
                            -------  ------- -------  ------- -------  -------
Investment securities:
Available for sale:
 U.S. government and
  federal agency
  obligations..............   8,831    8,831   8,239    8,239   9,473    9,473
 Mutual and money market
  funds....................  12,467   12,467  10,982   10,982   2,994    2,994
 Other equities and bonds..   4,518    4,518     --       --      --       --
                            -------  ------- -------  ------- -------  -------
  Total available for
   sale....................  25,816   25,816  19,221   19,221  12,467   12,467
                            -------  ------- -------  ------- -------  -------
  Total investment
   securities.............. $30,756  $30,756 $35,423  $35,423 $31,067  $31,067
                            =======  ======= =======  ======= =======  =======

    The following table sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of SGV's federal funds sold and other short-term investments and investment securities as of June 30, 1999.

                                                               At June 30, 1999
                       -------------------------------------------------------------------------------------------
                                         More than One Year      More than Five Years
                       One Year or Less     to Five Years            to Ten Years          More than Ten Years
                       ----------------- ---------------------   -----------------------   ---------------------
                                Weighted             Weighted                  Weighted                Weighted
                       Carrying Average  Carrying     Average     Carrying     Average     Carrying     Average
                        Value    Yield     Value       Yield       Value        Yield        Value       Yield
                       -------- -------- ----------  ---------   -----------  ----------   ----------  ---------
                                                            (Dollars in thousands)
Federal funds sold
 and other short-term
 Investments.........  $ 4,940    5.12%   $      --        0.00%  $       --         0.00%  $      --        0.00%
                       =======            ==========              ===========               ==========
Investment
 securities:
Held to maturity:
 U.S. government and
  federal agency
  obligations........      --                    --                       --                       --
                       -------            ----------              -----------               ----------
  Total held to
   maturity..........      --     0.00%          --        0.00%          --         0.00%         --        0.00%
                       -------            ----------              -----------               ----------
 Available for sale:
 Money market funds
  and adjustable
  interest rate
  mutual funds.......   12,467    4.95%          --                       --                       --
 U.S. government and
  federal agency
  obligations........      --                  6,875       6.02%        1,956        6.13%         --
 Other...............      --                    --                     2,283        7.01%       2,235       6.22%
                       -------            ----------              -----------               ----------
  Total available for
   sale..............   12,467    4.95%        6,875       6.02%        4,239        6.60%       2,235       6.22%
                       -------            ----------              -----------               ----------
   Total investment
    securities.......  $12,467    4.95%   $    6,875       6.02%  $     4,239        6.60%  $    2,235       6.22%
                       =======            ==========              ===========               ==========
                             Total
                       -----------------
                                Weighted
                       Carrying Average
                        Value    Yield
                       -------- --------
Federal funds sold
 and other short-term
 Investments.........  $ 4,940    5.12%
                       ========
Investment
 securities:
Held to maturity:
 U.S. government and
  federal agency
  obligations........      --
                       --------
  Total held to
   maturity..........      --     0.00%
                       --------
 Available for sale:
 Money market funds
  and adjustable
  interest rate
  mutual funds.......   12,467    4.95%
 U.S. government and
  federal agency
  obligations........    8,831    6.04%
 Other...............    4,518    6.62%
                       --------
  Total available for
   sale..............   25,816    5.62%
                       --------
   Total investment
    securities.......  $25,816    5.62%
                       ========

Sources of Funds

    General. Deposits, loan repayments and prepayments, proceeds from sales of loans, cash flows generated from operations and FHLB advances are primary sources of First Federal's funds for use in lending, investing and for other general purposes.

    Deposits. First Federal offers a variety of deposit accounts with a range of interest rates and terms. First Federal's deposits consist of passbook savings, NOW accounts, checking accounts, money market accounts and certificates of deposit. For the year ended June 30, 1999, certificates of deposit constituted 61.9% of total average deposits. The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. First Federal's deposits are obtained predominantly from the areas in which its branch offices are located. During the year ended June 30, 1997, First Federal acquired $20.2 million in deposits from another institution. First Federal relies primarily on customer service and long-standing relationships with customers to attract and retain these deposits; however, market interest rates and rates offered by competing financial institutions significantly affect First Federal's ability to attract and retain deposits. Certificate accounts in excess of $100,000 are not actively solicited by First Federal nor has First Federal since 1992 used brokers to obtain deposits.

    The following table presents the deposit activity of First Federal for the periods indicated:

                                                  For the Year Ended June 30,
                                                 ------------------------------
                                                   1999      1998       1997
                                                 --------- ---------  ---------
                                                    (Dollars in thousands)
Net deposits (withdrawals)...................... $  16,385 $  (5,429) $  23,345
Deposits acquired by branch purchase............       --        --      20,159
Interest credited on deposit accounts...........    12,440    12,371     10,796
                                                 --------- ---------  ---------
  Total increase in deposit accounts............ $  28,825 $   6,942  $  54,300
                                                 ========= =========  =========

    At June 30, 1999, First Federal had $57.0 million in certificate accounts in amounts of $100,000 or more maturing as follows:

                                                                    Weighted
  Maturity Period                                     Amount      Average Rate
  ---------------                                    ------------ --------------
                                                     (Dollars in thousands)
Three months or less................................ $     13,418          5.08%
Over three through six months.......................       12,957          4.83
Over six through 12 months..........................       26,737          4.94
Over 12 months......................................        3,914          5.56
                                                     ------------     ---------
  Total............................................. $     57,026          4.99%
                                                     ============     =========

    The following table sets forth the distribution of First Federal's average deposit accounts for the periods indicated and the weighted average interest rates on each category of deposits presented.

                                                    For the Year Ended June 30,
                          --------------------------------------------------------------------------------
                                     1999                       1998                       1997
                          -------------------------- -------------------------- --------------------------
                                   Percent                    Percent                    Percent
                                   of Total Weighted          of Total Weighted          of Total Weighted
                          Average  Average  Average  Average  Average  Average  Average  Average  Average
                          Balance  Deposits   Rate   Balance  Deposits   Rate   Balance  Deposits   Rate
                          -------- -------- -------- -------- -------- -------- -------- -------- --------
                                                       (Dollars in thousands)
Money market savings
 accounts...............  $ 67,399   21.7%    4.55%  $ 31,291   10.7%    4.37%  $ 13,334    5.2%    3.70%
Passbook accounts.......    18,413    5.9     1.99     18,516    6.3     2.04     17,432    6.7     2.00
NOW accounts............    21,165    6.8     1.13     21,171    7.3     1.46     20,249    7.8     1.38
Non interest-bearing
 accounts...............    11,408    3.7     0.00      7,879    2.7     0.00      3,998    1.6     0.00
                          --------  -----            --------  -----            --------  -----
 Total..................   118,385   38.1     3.10     78,857   27.0     2.60     55,013   21.3     2.04
                          --------  -----            --------  -----            --------  -----
Certificate accounts:
 Less than six months...     8,596    2.8     4.09      9,941    3.4     4.28     14,487    5.6     4.09
 Over six through 12
  months................    36,627   11.8     4.78     46,615   16.0     5.27     54,112   20.9     5.45
 Over 12 through 24
  months................   120,774   38.8     5.16    126,606   43.4     5.54     99,151   38.3     5.49
 Over 24 months.........    26,406    8.5     5.73     29,144   10.0     5.80     34,987   13.5     5.77
 Local agency
  certificates..........        92    0.0     5.10        438    0.2     5.19      1,007    0.4     5.26
                          --------  -----            --------  -----            --------  -----
 Total certificate
  accounts..............   192,495   61.9     5.13    212,744   73.0     5.44    203,744   78.7     5.44
                          --------  -----            --------  -----            --------  -----
 Total average
  deposits..............  $310,880  100.0%    4.36%  $291,601  100.0%    4.67%  $258,757  100.0%    4.71%
                          ========  =====            ========  =====            ========  =====

    The following table presents, by various rate categories, the amount of certificate accounts outstanding at the dates indicated and the periods to maturity of the certificate accounts outstanding at June 30, 1999.

                                 Period to Maturity from June 30, 1999                At June 30,
                         ----------------------------------------------------- --------------------------
                         Less than  One to     Two to     Three to   Four to
                         One Year  Two Years Three Years Four Years Five Years   1999     1998     1997
                         --------- --------- ----------- ---------- ---------- -------- -------- --------
                                                          (In thousands)
Certificate accounts:
   0 to 4.00%........... $  5,591   $  --      $  --       $  --      $  --    $  5,591 $  3,946 $    --
4.01 to 5.00%...........  118,767    4,706        272         --         631    124,376   34,212   25,557
5.01 to 6.00%...........   38,734    3,865      2,756       2,746        836     48,937  141,728  176,487
6.01 to 7.00%...........    4,656      494      1,410         382        --       6,942   19,192   19,748
7.01 to 8.00%...........       75      146        --          --         --         221      374      604
                         --------   ------     ------      ------     ------   -------- -------- --------
  Total................. $167,823   $9,211     $4,438      $3,128     $1,467   $186,067 $199,452 $222,396
                         ========   ======     ======      ======     ======   ======== ======== ========

Borrowings

    From time to time First Federal has obtained advances from the FHLB as an alternative to retail deposit funds and may do so in the future as part of its operating strategy. FHLB advances may also be used to acquire certain other assets as may be deemed appropriate for investment purposes. These advances are collateralized primarily by certain of First Federal's mortgage loans and mortgage-backed securities and secondarily by First Federal's investment in capital stock of the FHLB. Such advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities.

The maximum amount that the FHLB will advance to member institutions, including First Federal, fluctuates from time to time in accordance with the policies of the OTS and the FHLB. During the year ended June 30, 1999, First Federal repaid approximately $38.0 million in FHLB advances. At June 30, 1999, First Federal had $108.0 million in outstanding advances from the FHLB.

    The following table sets forth certain information regarding First Federal's borrowed funds from the FHLB at or for the periods ended on the dates indicated:

                                         At or For the Years Ended June 30,
                                        --------------------------------------
                                            1999         1998         1997
                                        ------------  -----------  -----------
                                               (Dollars in thousands)
FHLB advances:
  Average balance outstanding.......... $     97,110  $    72,722  $    73,513
  Maximum amount outstanding at any
   month-end during the period.........      108,017       75,876       78,172
  Balance outstanding at end of
   period..............................      108,002       70,543       77,907
  Weighted average interest rate during
   the period..........................         5.68%        6.28%        6.25%
  Weighted average interest rate at end
   of period...........................         5.41%        6.21%        6.27%

    As part of its funding strategy, First Federal may obtain funds from approved securities dealers through securities sold under agreements to repurchase. The collateral used in such borrowings is normally agency securities or mortgage-backed securities. At June 30, 1999, First Federal had no outstanding borrowings. During the year ended June 30, 1999, First Federal repaid approximately $10.3 million of such borrowings.

    The following table sets forth certain information regarding First Federal's borrowed funds from securities sold under agreements to repurchase at or for the periods ended on the dates indicated:

                                         At or For the Years Ended June 30,
                                         -------------------------------------
                                            1999         1998         1997
                                         -----------  -----------  -----------
                                               (Dollars in thousands)
Securities sold under agreements to
 repurchase
  Average balance outstanding........... $     3,831  $     6,528  $     8,729
  Maximum amount outstanding at any
   month-end during the period..........      10,300        9,450        9,600
  Balance outstanding at end of period..         --         6,000        9,430
  Weighted average interest rate during
   the period...........................        5.62%        6.04%        5.93%
  Weighted average interest rate at end
   of period............................         --          6.05%        5.95%

Subsidiary Activities

    First Covina Service Company, a wholly-owned subsidiary of First Federal, acts as trustee for deeds of trust on behalf of First Federal and offers non-insured investment products such as tax-deferred annuities and mutual funds through licensed representatives. The assets of First Covina primarily consist of a $625,000 loan to First Federal which matured in October 1999. Other than interest on the note to First Federal, First Covina Service Company earns commissions on the sale of tax-deferred annuities and mutual funds.

Personnel

    As of June 30, 1999, SGV had 83 full-time employees and 32 part-time employees. The employees are not represented by a collective bargaining unit and SGV considers its relationship with its employees to be good.

Regulation and Supervision

    General. First Federal is chartered as a federal savings bank under the Home Owners' Loan Act, as amended (the "HOLA"), which is implemented by regulations adopted and administered by the OTS. As a federal savings bank, First Federal is subject to regulation, supervision and regular examination by the OTS. Federal banking laws and regulations control, among other things, First Federal's required reserves, investments, loans, mergers and consolidations, payment of dividends and other aspects of its operations. The deposits of First Federal are insured by the Savings Association Insurance Fund ("SAIF") administered by the FDIC to the maximum extent provided by law ($100,000 for each depositor).

    The FDIC has certain regulatory and examination authority over OTS-regulated savings institutions, such as First Federal, and may recommend enforcement actions against First Federal to the OTS, even though the FDIC is not the primary regulator of First Federal. The supervision and regulation of First Federal is intended for the protection of the deposit insurance fund and First Federal's depositors rather than for holders of SGV's stock or for SGV as the holder of the stock of First Federal.

    As a savings and loan holding company, SGV is registered with and is subject to OTS regulation and supervision under the HOLA. SGV also is required to file certain reports with, and otherwise comply with the rules and regulations of, the SEC under the federal securities laws.

    The following discussion is intended to be a summary of certain statutes, rules and regulations affecting First Federal and SGV. A number of other statutes and regulations have an impact on their operations. The following summary of applicable statutes and regulations does not purport to be complete and is qualified in its entirety by reference to such statutes and regulations.

  Federal Savings Institution Regulation.

    Legislative Developments. Congress is considering financial modernization legislation that would affect certain savings and loan holding companies. Under current law, a holding company that controls a single savings association is eligible for unitary holding company status, which means that the holding company may engage in a wide range of commercial and non-financial activities without regulatory approval. (This is in contrast to bank holding companies, which are limited to banking-related activities that require prior approval from the Federal Reserve Board.)

    Under the pending legislation, companies that acquired control of a savings association after May 4, 1999 (or that file an application for that purpose after that date) would not be entitled to full unitary holding company status. Rather, these companies would have authority to engage in a range of securities and insurance-related activities (a range broader than that now allowed for bank holding companies) but would not have authority to engage in non-financial activities. SGV has been a unitary holding company since before the date specified in the pending legislation, and therefore would retain that status under the legislation. However, if the legislation is enacted, IndyMac would not be entitled to full unitary holding company status after the merger.

    Business Activities. First Federal derives its lending and investment powers from the HOLA and the regulations of the OTS thereunder. Under these laws and regulations, First Federal may invest in mortgage loans secured by residential and commercial real estate, commercial and consumer loans, certain types of commercial paper and debt securities, and certain other assets. First Federal may also establish service corporations that may engage in financial activities not otherwise permissible for First Federal, including certain real estate equity investments and securities and insurance brokerage. These investment powers are subject to various limitations.

    OTS Capital Requirements; Reserve Requirements. Under federal law and OTS regulations, savings associations are required to comply with each of three separate capital adequacy standards: a "tangible capital" requirement; a "leverage ratio"; and a "risk-based capital" requirement. The OTS is authorized to establish individual capital requirements for a savings association consistent with these capital standards. As noted below under "Prompt Corrective Action," the OTS was required by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") to promulgate additional capital requirements that in certain respects have superseded the capital requirements discussed immediately below.

    Tangible Capital. The OTS capital regulations require tangible capital of at least 1.5% of adjusted total assets (as defined by regulation). Tangible capital generally includes common stockholders' equity and retained earnings, noncumulative perpetual preferred stock and related surplus. In addition, all intangible assets, other than interest-only strips receivables and other non-security financial instruments and a limited amount of properly valued purchased mortgage servicing rights ("MSRs"), must be deducted from tangible capital.

    Leverage Ratio. The leverage ratio adopted by the OTS requires savings associations to maintain core capital in an amount equal to at least 3.0% of adjusted total assets. "Core capital" is comprised of common stockholders' equity (including retained earnings), non-cumulative perpetual preferred stock and any related surplus, and minority interests in the equity accounts of fully consolidated subsidiaries, and certain goodwill, less certain intangible assets, mortgage servicing rights above a certain level, and investments in nonincludable subsidiaries. In general, intangible assets must be deducted from both capital and assets in computing the core capital or leverage ratio. There are exceptions to this rule of deduction, however. PMSRs, originated mortgage servicing rights ("OMSRs") and purchased credit card relationships ("PCCRs") in the aggregate are includable in core capital up to 100% of an association's core capital, with PCCRs not exceeding 25% of core capital. All such rights, however, must be valued at the lower of 90% of fair market value or 100% of the remaining unamortized book value of the asset.

    Risk-Based Capital. The risk-based capital standard for savings institutions requires the maintenance of total capital (which is defined as core capital and supplementary capital less certain holdings) to risk-weighted assets of at least 8.0%. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk weight of 0% to 100%, as assigned by the OTS capital regulation based on the risks OTS believes are inherent in the type of asset. The components of core capital are equivalent to those discussed earlier under the 3.0% leverage standard. The components of supplementary capital currently include cumulative preferred stock, long term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock and allowance for loan and lease losses. Allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-adjusted assets. For example, cash and U.S. Treasury securities are risk-weighted at 0%, agency securities (including Fannie Mae and Freddie Mac securities) are risk-weighted at 20%, performing one-to-four family first mortgage loans (prudently underwritten and with loans-to-value rate below 80%) are at 50%, and consumer, commercial, and home equity loans are at 100%. Overall, the amount of supplemental capital counted toward total capital cannot exceed 100% of core capital.

    Interest Rate Risk. FDICIA requires the OTS (and the other federal banking agencies) to revise their risk-based capital standards, with appropriate transition rules, to ensure that they take account of interest-rate risk, concentration of credit risk, and the risks of non-traditional activities. In 1993, the OTS adopted a final rule adding an interest rate risk ("IRR") component that would be incorporated into its risk-based capital rule. Under the final rule, which became effective in 1994, only a savings association with "above normal" interest rate risk exposure (i.e., where the ratio of an institution's net portfolio value or "NPV" to the estimated economic value of its assets would decline by more than 2% in the event of a hypothetical 200-basis point move in interest rates) would be required to deduct an IRR component from its capital. The NPV is defined as the net present value of expected cash inflows and outflows from an institution's assets, liabilities, and off-balance sheet items. The IRR component deduction that such an institution would be required to make from its capital would be equal to one-half of its above normal interest rate risk exposure (i.e., 50% of the amount by which the decline in its NPV ratio exceeds a 2.0% decline). The deduction would become effective two quarters after the date of the report on which the IRR component was based. Savings associations with less than $300 million in assets and risk-based capital ratios in excess of 12% are not subject to an IRR component deduction. The OTS has delayed implementation of the IRR component deduction.

    On August 31, 1995, the OTS issued an interim rule providing that the amount of risk-based capital that may be required to be maintained by an institution for recourse assets

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

cannot be greater than the total of the recourse liability. The interim rule provides that whenever the calculation of risk-based assets (including assets sold with recourse) would result in a capital charge greater than the institution's maximum recourse liability on the assets sold, instead of including the assets sold in the institution's risk-weighted assets, the institution may increase its risk-based capital by its maximum recourse liability. In addition, qualified savings associations may include in their risk-weighted assets, for the purpose of capital standards and other measures, only the amount of retained recourse of small business obligation transfers multiplied by the appropriate risk weight percentage. The interim rule sets reserve requirements and aggregate limits for recourse held under the modified treatment. Only well-capitalized institutions and adequately capitalized institutions with OTS permission may use this reduced capital treatment.

    On August 16, 1996, the federal banking agencies jointly proposed to revise their respective risk-based capital rules relating to treatment of certain collateralized transactions. These types of transactions generally include claims held by banks (such as loans and repurchase agreements) that are collateralized by cash or securities issued by the U.S. Treasury or U.S. Government agencies. If adopted, the proposal would permit certain partially collateralized claims to qualify for the 0% risk category. To qualify for the 0% risk category, the portion of the claim that will be continuously collateralized must be specified either in terms of dollar amount or percentage of the claim. For off-balance sheet derivative contracts, the collateralized portion of the transaction could be specified by dollar amount or percentage of the current or potential future exposure.

    Effective September 1, 1995, the interest rate risk rule was amended to include, in evaluating capital adequacy, an assessment of the exposure to declines in the economic value of an association's capital due to changes in interest rates.

    Based upon calculations performed by the OTS, First Federal's interest rate risk exposure has been determined to be 2.13% as of June 30, 1999.

    The FDICIA also required that the OTS (and other federal banking agencies) revise the risk-based capital standards with appropriate transition rules to take into account concentration of credit risks and risks of non-traditional activities. Effective January 17, 1995, the OTS (along with the other federal banking agencies) issued final regulations which explicitly identify concentration of credit risk and other risks from non-traditional activities, as well as an institution's ability to manage these risks, as important factors in assessing an institution's overall capital adequacy. These final regulations do not contain any specific mathematical formulas or capital requirements.

    On December 1, 1998, the OTS issued Thrift Bulletin 13a ("TB 13a"), which replaced previous thrift bulletins and certain other guidance on interest rate risk. TB 13a sets forth a definition and sources of interest rate risk and directs the Board of Directors of a savings association to set interest rate risk limits for the savings association and to adopt a system for measuring interest rate risk. TB 13a also describes certain due diligence management should undertake before taking a position in investment securities or financial derivatives, requires certain record-keeping of such investments, and states that the savings association's

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

activities in this area will be subject to assessment by examiners. TB 13a discusses the two elements to an examiner's assessment of interest rate risk: the level of market risk as measured by a net portfolio value model, and the quality of the savings association's practices for managing interest rate risk. In the event, the OTS believes supervisory action is required to address interest rate risk at a savings association, TB 13a outlines the range of agency responses, from written plans from the board to reduce risk to formal enforcement action, including supervisory agreements or cease and desist orders.

    The table below sets forth First Federal's compliance with its regulatory capital requirements at June 30, 1999.

                                First Federal's     Capital
                                    Capital      Requirements   Excess Capital
                                --------------- --------------- ---------------
                                Amount  Percent Amount  Percent Amount  Percent
                                ------- ------- ------- ------- ------- -------
Tangible capital............... $30,994  6.61%  $ 7,034  1.50%  $23,960  5.11%
Core capital................... $30,994  6.61%  $14,068  3.00%  $16,926  3.61%
Total risk-based capital....... $32,601 13.34%  $19,544  8.00%  $13,057  5.34%

    Pursuant to regulations of the Federal Reserve Board, all FDIC-insured depository institutions must maintain average daily reserves against their transaction accounts. No reserves are required to be maintained on the first $4.3 million of transaction accounts, and reserves equal to 3% must be maintained on the next $52.0 million of transaction accounts, plus reserves equal to 10% on the remainder. These percentages are subject to adjustment by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a non-interest-bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution's interest-earning assets. As of June 30, 1999, First Federal met its reserve requirements.

    Federal Deposit Insurance. First Federal is required to pay assessments based on a percentage of its insured deposits to the FDIC for insurance of its deposits by the SAIF.

    The FDICIA was enacted to recapitalize the Bank Insurance Fund ("BIF") and impose certain supervisory and regulatory reforms on insured depository institutions. Pursuant to the FDICIA, the FDIC established a risk-based assessment system for determining the deposit insurance assessments to be paid by insured depository institutions. The assessment rate depends on the capital category and supervisory category to which an institution is assigned, and has varied over time.

    The insurance assessment rates for SAIF-insured institutions, like First Federal, were set at zero to 27 basis points per $100 of assessable deposits for 1997 and have not changed since then. At present, First Federal is assessed at a rate of 0 basis points. In addition, SAIF-insured institutions must pay assessments to the FDIC to help fund interest payments on certain bonds issued by the Financing Corporation ("FICO"), an agency of the federal government established to recapitalize the predecessor to the SAIF. The rate, expressed as an annual rate, varies by quarter; the third quarter 1999 rate is 5.80 basis points per $100 of assessable deposits, and the fourth quarter rates will be
5.92 basis points. BIF member banks also are assessed for payment of the FICO obligations at one-fifth the rate of SAIF member

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

institutions. After December 31, 1999, BIF and SAIF members will be assessed at the same rate for FICO obligations.

    The 1996 Act also provides that the FDIC cannot assess regular insurance assessments for the SAIF or the BIF unless required to maintain or to achieve the designated reserve ratio of 1.25%, except for assessments on institutions that are not classified as "well-capitalized" or that have been found to have "moderately severe" or "unsatisfactory" financial, operational or compliance weaknesses. First Federal is classified as "well-capitalized" and has not been found by the OTS to have such supervisory weaknesses.

    Qualified Thrift Lender Test. The HOLA and OTS regulations require all savings institutions to meet a Qualified Thrift Lender ("QTL") test. Under the QTL test, as modified by FDICIA, a savings association is required to maintain at least 65% of its "portfolio assets"(total assets less (1) specified liquid assets up to 20% of total assets, (2) intangible assets, including goodwill, and (3) the value of property used to conduct business) in certain "qualified thrift investments" (such as home mortgage loans and other residential real estate-related assets) on a monthly average basis in nine out of every 12 months.

    A savings institution that fails the QTL test must either operate under certain restrictions on its activities or convert to a bank charter. An initial failure to qualify as a QTL results in a number of sanctions, including the imposition of certain operating restrictions and a restriction on obtaining additional advances from its FHLB. If a savings institution does not requalify under the QTL test within the three-year period after it fails the QTL test, it would be required to terminate any activity not permissible for a national bank and repay as promptly as possible any outstanding advances from its FHLB. In addition, the holding company of such an institution, such as SGV, would similarly be required to register as a bank holding company with the Federal Reserve Board. At June 30, 1999, First Federal qualified as a QTL, with 92.1% of its portfolio assets in qualified thrift assets.

    Legislation enacted into law on September 30, 1996 made certain amendments to the HOLA that significantly liberalize the QTL test. First, the new law permits loans to small businesses, student loans and credit card loans to be counted as Qualified Thrift Investments without percentage limits. The current 10% limit on all other loans to households is eliminated by the new law, and such loans may now be counted toward the QTL test within the 20% of portfolio assets limit. Second, the statute amends the QTL test to provide that a savings institution may be considered a QTL either (1) by satisfying the HOLA's QTL requirements or (2) by qualifying as a "domestic building and loan association" as defined under the Internal Revenue Code.

    Standards for Safety and Soundness. The FDI Act, as amended by FDICIA and the Riegle Community Development and Regulatory Improvement Act of 1994, requires the OTS, together with the other federal bank regulatory agencies, to prescribe standards, by regulation or guideline, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, operational and managerial standards as the agencies deem appropriate. The OTS and the federal bank regulatory agencies adopted, effective August 9, 1995, a set of guidelines prescribing safety and soundness standards pursuant to the statute. The safety and soundness guidelines establish general standards relating to internal controls and information systems, internal audit systems, and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal stockholder.

    In addition, on August 27, 1996, the OTS and the federal bank regulatory agencies added guidelines for asset quality and earnings standards. Under the standards, a savings institution would be required to maintain systems, commensurate with its size and the nature and scope of its operations, to identify problem assets and prevent deterioration in those assets as well as to evaluate and monitor earnings and ensure that earnings are sufficient to maintain adequate capital and reserves. Management believes that the asset quality and earnings standards would not have a material effect on the operations of First Federal.

    Prompt Corrective Action. Under FDICIA, the federal banking regulators are required to take prompt corrective action in respect of depository institutions that do not meet certain minimum capital requirements, including a leverage limit and a risk-based capital requirement. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees that would cause the institution to become undercapitalized. As required by FDICIA, banking regulators, including the OTS, have issued regulations that classify insured depository institutions by capital levels and provide that the applicable agency will take various prompt corrective actions to resolve the problems of any institution that fails to satisfy the capital standards.

    At June 30, 1999, First Federal met all of its capital requirements on a fully phased-in basis and had the requisite capital levels to be deemed a "well capitalized" institution under the OTS' prompt corrective action regulations.

    Limitations on Capital Distributions. OTS regulations currently impose limitations upon capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger and other distributions charged against capital. A savings institution must give notice to the OTS at least 30 days before payment of a proposed capital distribution, and capital distributions in excess of specified earnings or by certain institutions are subject to approval by the OTS. A savings institution that has capital in excess of all regulatory capital requirements ("Tier 1 Bank") before and after a proposed capital distribution and that is not otherwise restricted in making capital distributions may, after prior notice but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of (a) 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or (b) 75% of its net earnings for the previous four quarters. Any additional capital distributions would require prior OTS approval. At June 30, 1999, First Federal was a Tier 1 Bank.

    Effective April 1, 1999, the OTS's capital distribution regulation changed. Under the new regulation, an application to and the prior approval of the OTS will be required prior to any capital distribution if the institution does not meet the criteria for "expedited treatment" of applications under OTS regulations (i.e., generally, examination ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with OTS. If an application is not required, the institution must still provide prior notice to OTS of the capital distribution. If it was in need of more than normal supervision, First Federal's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.

    In addition to the foregoing, earnings of First Federal appropriate to bad debt reserves and deducted for foreign income tax purposes are not available for payment of dividends or other distributions to SGV without payment of taxes at the then current tax rate by First Federal on the amount of earnings removed from the reserves for such distributions.

    Real Estate Lending Standards. Under joint regulations of the federal banking agencies, including the OTS, savings institutions must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards, including loan-to-value limits, that are clear and measurable, loan administration procedures and documentation, approval and reporting requirements. An institution's real estate lending policy must reflect consideration of Interagency Guidelines for Real Estate Lending Policies (the "Interagency Guidelines") that have been adopted by the federal bank regulators. The Interagency Guidelines, among other things, call upon depository institutions to establish internal loan-to-value limits specified in the Interagency Guidelines for the various types of real estate loans. The Interagency Guidelines state that it may be appropriate in individual cases to originate or purchase loans with loan-to-value ratios in excess of the supervisory loan-to-value limits not exceeding those specified, but require that the aggregate amount of loans with loan-to-value ratios in excess of certain specified levels may not exceed the amount of the savings association's total capital.

    Federal Consumer Credit and Non-Discrimination Legislation. First Federal's mortgage lending activities are subject to the provisions of various federal and state statutes, including, among others, the Truth in Lending Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures Act, the Fair Housing Act and the regulations promulgated thereunder. These statutes and regulations, among other things, prohibit discrimination on the basis of race, gender or other designated characteristics, prohibit unfair and deceptive trade practices, require the disclosure of certain basic information to mortgage borrowers concerning credit terms and settlement costs, and otherwise regulate terms and conditions of credit and the procedures by which credit is offered and administered. Each of the foregoing statutes provides for various administrative, civil and, in limited circumstances, criminal enforcement procedures, and violations thereof may also lead to class actions seeking actual and/or punitive damages.

    First Federal attempts in good faith to comply with the provisions of these statutes and their implementing regulations; however, the provisions are complex and even inadvertent non-compliance could result in liability to First Federal. During the past several years, numerous individual claims, purported class actions and federal enforcement proceedings have been commenced against a number of financial institutions alleging that one or more of these provisions have been violated. While First Federal has incurred no material detriment as a result of these actions, there can be no assurance that one or more aspects of its lending program will not be found to have been in violation of these statutes.

    Community Reinvestment. Under the Community Reinvestment Act ("CRA"), as implemented by OTS regulations, a savings institution has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with its examination of a savings institution, to assess the institution's record of meeting the credit needs of its community and to take that record into account in its evaluation of certain applications by the institution. FIRREA amended the CRA to require all institutions to make public disclosure of their CRA performance using the ratings of "outstanding," "satisfactory," "needs to improve," or "substantial noncompliance." First Federal received a satisfactory rating in its last CRA examination by the OTS in 1998.

    On May 4, 1995, the bank regulatory agencies, including the OTS, adopted new uniform CRA regulations that provide guidance to financial institutions on their CRA obligations and the methods by which those obligations will be assessed and enforced. The regulations establish three tests applicable to First Federal: (1) a lending test to evaluate direct lending in low- to moderate-income areas and indirect lending to groups that specialize in community lending; (2) a service test to evaluate its delivery of services to such areas, and (3) an investment test to evaluate its investment in programs beneficial to such areas. First Federal believes its current operations and policies substantially comply with the regulations, and therefore no material changes to operations or policies are expected.

    Agencies. First Federal's lending activities, including its mortgage banking operations, are subject to the rules and regulations of the FHA, VA, Fannie Mae, Freddie Mac, GNMA and other regulatory agencies with respect to originating, processing, underwriting, selling and servicing mortgage loans. In addition, there are other federal and state statutes and regulations affecting such activities. Moreover in order to participate in their programs, lenders such as First Federal are required annually to submit audited financial statements to

Fannie Mae, Freddie Mac and GNMA and to comply with each entity's own financial requirements. First Federal's business is also subject to examination by Fannie Mae, Freddie Mac and GNMA to assure compliance with applicable regulations, policies and procedures for loans originated, sold and/or serviced by First Federal under those agencies' programs.

    Transactions with Affiliates. First Federal is subject to restrictions imposed by federal law on extensions of credit to, and certain other transactions with, SGV and other affiliates and on investments in the stock or other securities thereof. Such restrictions prevent SGV and such other affiliates from borrowing from First Federal unless the loans are secured by specified collateral, and require such transactions to have terms comparable to terms of arms-length transactions with third persons. Further, such secured loans and other transactions and investments by First Federal are generally limited in amount as to SGV and as to any other affiliate to 10% of First Federal's capital and surplus and as to SGV and all other affiliates to an aggregate of 20% of First Federal's capital and surplus. These regulations and restrictions may limit SGV's ability to obtain funds from First Federal for its cash needs, including funds for acquisitions and for payment of dividends, interest and operating expenses. First Federal's ability to extend credit to its directors, executive officers, and 10% stockholders, as well as to entities controlled by such persons, is governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board thereunder.

    Liquidity Requirements. First Federal is required by OTS regulation to maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances, highly rated corporate debt and commercial paper, securities of certain mutual funds and specified United States government, state or federal agency obligations) equal to the monthly average of not less than a specified percentage (currently 4%) of its net withdrawable savings deposit plus short-term borrowings. The average daily liquidity ratio of First Federal for the month ended June 30, 1999 was 17.43%. Monetary penalties may be imposed for failure to meet liquidity requirements.

    Branching. Subject to certain limitations, the HOLA and the OTS regulations currently permit federally chartered savings institutions such as First Federal to establish branches in any state of the United States. The authority to establish such branches is available (1) in states that expressly authorize branches of savings institutions located in another state or (2) to a federal savings institution that qualifies as a "domestic building and loan association" under the Code. See "--Regulation and Supervision--Federal Savings Institutions Regulation--Qualified Thrift Lender Test" on page 99. The authority for a federal savings institution to establish an interstate branch network would facilitate a geographic diversification of the institution's activities. This authority under the HOLA and the OTS regulations preempts any state law purporting to regulate branching by federal savings institutions.

    Federal Home Loan Bank System. The FHLB System consists of 12 district FHLBs subject to supervision and regulation by the Federal Housing Finance Board ("FHFB"). The FHLBs provide a central credit facility primarily for member institutions. As a member of the FHLB, First Federal is required to acquire and hold shares of capital stock in the FHLB in an amount at least equal to 1% of the aggregate unpaid principal of its home mortgage loans, home purchase contracts, and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings), from the FHLB, whichever is greater. First Federal was in compliance with this requirement, with an investment in FHLB stock at June 30, 1999 of $5.4 million. Long-term FHLB advances may only be made for the purpose of providing funds for residential housing finance. At June 30, 1999, First Federal had total advances of $108.0 million outstanding from the FHLB.

    Year 2000 Compliance. The federal banking agencies, including OTS, have issued several regulations and guidelines addressing the capacity of the computer systems and other technology-based operations at insured depository institutions to continue to perform after the century-date change on January 1, 2000. Among other items, the safety and soundness regulations see ("-- Regulation and Supervision--Federal Savings Institutions Regulation--Standards for Safety and Soundness" on page 99) now include an appendix that outlines standards for Year 2000 compliance. In addition, on May 25, 1999, the OTS issued a memorandum advising that by June 30, 1999, savings associations should have completed testing of mission-critical systems, substantially completed the implementation phase of Year 2000 compliance, and developed and approved a contingency plan and method for validation. For more information regarding SGV's Year 2000 readiness see "Management's Discussion and Analysis of SGV-- Year 2000" on page 122.

    Holding Company Regulation. SGV is a unitary savings and loan holding company under the HOLA and, as such, is subject to OTS regulation, supervision and examination. In addition, the OTS has enforcement authority over SGV and may restrict or prohibit activities that are determined to represent a serious risk to the safety, soundness or stability of First Federal or any other subsidiary savings institution.

    Under the HOLA, a savings and loan holding company may not (1) acquire, with certain exceptions, more than 5% of a non-subsidiary savings institution or a non-subsidiary savings and loan holding company; or (2) acquire or retain control of a depository institution that is not insured by the FDIC.

    As a unitary savings and loan holding company, SGV currently is not subject to any restriction as to the types of business activities in which it may engage, provided that First Federal continues to satisfy the QTL test. See "-- Regulation and Supervision--Federal Savings Institutions Regulation--Qualified Thrift Lender Test" on page 99. However, if the legislation now pending in Congress (see "--Legislative Developments" on page 94) becomes law, then IndyMac would not be entitled to grandfathered unitary thrift holding company status. Accordingly, IndyMac would be limited to the activities permissible for financial holding companies.

Federal and State Taxation

  Federal Taxation

    General. SGV and First Federal report their income on a fiscal year ending June 30 using the accrual method of accounting and are subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly First Federal's reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to First Federal or SGV.

    Bad Debt Reserve. For tax years beginning prior to January 1, 1996, savings institutions such as First Federal which met certain definitional tests primarily related to their assets and the nature of their business ("qualified institutions") were permitted to establish a reserve for bad debts ("reserve method"). Annual additions to the reserve, within specified formula limits, may be deducted in arriving at taxable income.

    Under the reserve method, qualifying institutions were generally allowed to use either of two alternative computations: under the "percentage of taxable income" method computation, qualifying institutions could claim a bad debt deduction computed as a percentage of taxable income adjusted for certain items. Alternatively, a qualifying institution could elect to utilize its own bad debt loss experience to compute its annual addition to its bad debt reserves (the "experience method").

    Under SFAS No. 109, Accounting for Income Taxes, savings associations were not required to provide a federal deferred tax liability for the bad debt reserves that arose in tax years beginning before January 1, 1988. Such reserves were, however, subject to recapture in whole or in part upon the occurrence of certain events such as failure to remain a qualified institution, distributions to shareholders in excess of First Federal's current and accumulated earnings and profits, a redemption of shares, or upon a partial or complete liquidation of First Federal. Upon the occurrence of such events, First Federal would be required to provide federal deferred taxes in their financial statements for the recaptured portion of the tax reserve.

    Legislation enacted in 1996, repealed the special bad debt rules applicable to savings associations for taxable years beginning after December 31, 1995. Under these provisions, savings associations will follow the same rules for purposes of computing allowable bad debt deductions as banks, which allows an annual addition to First Federal's bad debt reserve under the experience method as long as total assets do not exceed $500 million, but does not allow for an addition based on the percentage of taxable income method.

    Under the 1996 Legislation, if a savings association converts to a bank or is merged into a bank, First Federal's bad debt reserve will not automatically be subject to recapture. Recapture of the grandfathered bad debt reserve would still occur in the event of certain distributions, redemptions or partial liquidations, as previously discussed. As of June 30, 1999, First Federal's bad debt tax reserve grandfathered under the new law for which federal deferred taxes have not been provided totaled approximately $2.7 million. First Federal does not intend to pay dividends or enter into any other type of transaction as noted above, that would result in the recapture of any portion of its grandfathered bad debt reserve.

  State and Local Taxation

    State of California. The California franchise tax rate applicable to First Federal equals the franchise tax rate applicable to corporations generally, plus an "in lieu" rate approximately equal to personal property taxes and business license taxes paid by such corporations (but not generally paid by banks or financial corporations such as First Federal); however, the total tax rate is approximately 10.84%. Under California regulations, bad debt deductions are available in computing California franchise taxes using a three or six year weighted average loss experience method. First Federal and its California subsidiary file California state franchise tax returns on a combined basis.

    Delaware Taxation. As a Delaware holding company not earning income in Delaware, SGV is exempted from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware.

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF SGV

Management of Interest Rate Risk

    The principal objective of First Federal's interest rate risk management function is to evaluate the interest rate risk included in certain balance sheet accounts, determine the level of risk appropriately given First Federal's business focus, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with Board approved guidelines. Through such management, First Federal seeks to reduce the vulnerability of its operations to changes in interest rates. First Federal monitors its interest rate risk as such risk relates to its operating strategies. First Federal's Board of Directors has established an Asset/Liability Committee, responsible for reviewing its asset/liability policies and interest rate risk position, which meets monthly and reports trends to the Board of Directors on a monthly basis and First Federal's interest rate risk position on a quarterly basis. The extent of the movement of interest rates, higher or lower, is an uncertainty that could have a negative impact on the earnings of First Federal.

    In recent years, First Federal has utilized the following strategies to manage rate risk: (1) emphasizing the origination or purchase of adjustable-rate one- to four-family mortgage loans for portfolio; (2) selling to the secondary market the majority of fixed-rate mortgage loans originated; and, (3) attempting to reduce the overall interest rate sensitivity of liabilities emphasizing core and longer-term deposits and utilizing FHLB advances.

    Net Portfolio Value. First Federal's interest rate sensitivity is monitored by management through the use of an internally generated model which estimates the change in net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. An NPV Ratio, in any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The Sensitivity Measure is the decline in the NPV Ratio, in basis points, caused by a 2% increase or decrease in rates, whichever produces a larger decline. The higher an institution's Sensitivity Measure is, the greater its exposure to interest rate risk is considered to be. The OTS also produces a similar analysis using its own model, based upon data submitted on First Federal's quarterly Thrift Financial Reports.

    As of June 30, 1999, First Federal's Sensitivity Measure, as measured by the OTS, was 2.13%. At that same date, the Sensitivity Measure as measured by First Federal, was 1.62%. The differences between the two measurements is partially attributed to differences in assigning various prepayment rates, decay rates and discount rates. First Federal compares the results from the OTS with its internally generated results and provides the Board of Directors a comparison to determine if there is any additional risk.

    In addition to monitoring selected measures of NPV, management also monitors effects on net interest income resulting from changes in interest rates. These measures are used in conjunction with NPV measures to identify potential interest rate risk. First Federal projects net interest income for the next 12 month period, based upon certain specific assumptions.

For the years ended June 30, 1999, 1998 and 1997, the forecasted net interest income in the existing rate environment (held constant for the period) for interest rate risk management purposes was $11.5 million, $10.2 million, and $8.1 million, respectively, compared to the actual net interest income recorded of $12.4 million, $10.9 million, and $9.6 million, respectively.

    Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV requires the making of certain assumptions which may tend to oversimplify the manner in which actual yields and costs respond to changes in market interest rates. First, the models assume that the composition of First Federal's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured. Second, the models assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of duration to maturity or repricing of specific assets and liabilities. Third, the model does not take into account First Federal's business or strategic plans. Accordingly, although the NPV measurements and interest income models do provide an indication of First Federal's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on First Federal's net interest income and will differ from actual results.

    The following table sets forth, at June 30, 1999 and June 30, 1998, an analysis of First Federal's internal report of its interest rate risk measured by the estimated changes in the NPV resulting from instantaneous and sustained parallel shifts in the yield curve ((+/-)300 basis points, measured in 100 basis point increments).

      Change in                  Net Portfolio Value -- June 30, 1999
   Interest Rates                ------------------------------------
   In Basis Points                                        Change                      Change
    (Rate Shock)               Amount                        $                          %
   ---------------             ------                     ------                      ------
                                        (Dollars in thousands)
         300                  $ 26,429                   $ (14,378)                   (35.2)%
         200                    32,065                      (8,742)                   (21.4)
         100                    36,939                      (3,868)                    (9.5)
         --                     40,807                         --                       --
        (100)                   39,691                      (1,115)                    (2.7)
        (200)                   39,976                        (831)                    (2.0)
        (300)                   41,642                         836                      2.1
      Change in                  Net Portfolio Value -- June 30, 1998
   Interest Rates                ------------------------------------
   In Basis Points                                        Change                      Change
    (Rate Shock)               Amount                        $                          %
   ---------------             ------                     ------                      ------
                                        (Dollars in thousands)
         300                  $ 29,977                   $ (10,133)                   (25.2)%
         200                    35,258                      (4,852)                   (12.1)
         100                    38,861                      (1,250)                    (3.1)
         --                     40,111                         --                       --
        (100)                   39,419                        (692)                    (1.7)
        (200)                   40,939                         828                      2.1
        (300)                   40,943                         832                      2.1

    At June 30, 1999, First Federal was generally more sensitive to rising interest rates than was evident at June 30, 1998. The increased sensitivity was due to an overall increase in rates at June 30, 1999 as compared to June 30, 1998, the increase in the amount of fixed-rate loans in First Federal's portfolio and the additional amount of short-term borrowings held at June 30, 1999 versus June 30, 1998. In regards to the higher level of short-term borrowings, the intent of First Federal was to payoff a significant portion of such borrowings with the proceeds received from the acquisition of two branches from Citibank Savings. The deposits acquired from Citibank include approximately 36% in core deposits which are less sensitive to changes in interest rates and are expected to reduce First Federal's change in NPV in rising rate environments.

    The following table provides information regarding SGV's primary categories of assets and liabilities which are sensitive to changes in interest rates. The information presented reflects the expected cash flows of the primary categories by year including the related weighted average interest rate. The cash flows for loans and mortgage-backed securities are based on maturity date and are adjusted for expected prepayments which are based on historical and current market information. The loans and mortgage-backed securities which have adjustable rate features are presented in accordance with their next interest-repricing date. Cash flow information on interest-bearing liabilities such as passbooks, NOW accounts and money market accounts also is adjusted for expected decay rates which are based on historical information. Also, for purposes of cash flow presentation, premiums or discounts on purchased assets, mark-to-market adjustments and loans on non-accrual are excluded from the amounts presented. Investment securities are presented as to maturity date as are all certificates of deposit and borrowings.

                           Year 1   Year 2   Year 3   Year 4   Year 5   Thereafter
                          --------  -------  -------  -------  -------  ----------
                                        (Dollars in thousands)
Interest Sensitive
 Assets:
Investments and Fed
 Funds..................  $ 21,440  $   --   $ 2,000  $ 2,000  $ 5,000   $   --
  Average interest
   rate.................      5.11%     --      6.52%    6.88%    6.65%      --
Mortgage-backed
 securities--fixed-
 rate...................     6,698    5,842    5,085    4,433    3,758    23,586
  Average interest
   rate.................      7.07%    7.07%    7.08%    7.08%    7.10%     7.17%
Mortgage-backed
 securities--adjustable
 rate...................    12,911      --       --       --       --        --
  Average interest
   rate.................      5.63%     --       --       --       --        --
Loans--fixed rate.......    14,313   11,537    9,575   13,347    5,989    37,057
  Average interest
   rate.................      7.79%    7.74%    7.70%    7.97%    7.55%     7.53%
Loans--adjustable rate..   226,727   18,795    8,207      --       --      9,074
  Average interest
   rate.................      7.61%    7.77%    7.74%     --       --       8.17%
Interest Sensitive
 Liabilities:
Interest-bearing NOW,
 passbook and MMDAs.....    34,307   24,400   17,427   12,511    9,037    27,357
  Average interest
   rate.................      3.83%    3.76%    3.67%    3.58%    3.47%     2.80%
Certificates of
 deposit................   167,823    9,211    4,438    3,128    1,467       --
  Average interest
   rate.................      4.78%    5.03%    5.74%    5.57%    4.95%      --
FHLB advances...........    46,071   24,154   26,639    1,138   10,000       --
  Average interest
   rate.................      5.65%    5.52%    4.96%    6.49%    5.07%      --

    SGV does not have any foreign exchange exposure nor any commodity exposure and therefore does not have any market risk exposure for these issues.

Average Balance Sheet

    The following table sets forth certain information relating to SGV for the fiscal years ended June 30, 1999, 1998 and 1997. The yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average month-end balances. Management does not believe that the use of average monthly balances instead of average daily balances has caused any material differences in the information presented. The yields and costs include fees which are considered adjustments to yields.

                                                      Year Ended June 30,
                         --------------------------------------------------------------------------------
                                   1999                       1998                       1997
                         -------------------------- -------------------------- --------------------------
                                            Average                    Average                    Average
                         Average            Yield/  Average            Yield/  Average            Yield/
                         Balance   Interest  Cost   Balance   Interest  Cost   Balance   Interest  Cost
                         --------  -------- ------- --------  -------- ------- --------  -------- -------
                                                    (Dollars in thousands)
Assets:
 Interest-earning
  assets:
 Interest earning
  deposits and short-
  term investments...... $  5,675  $   295   5.20%  $ 10,109  $    609  6.02%  $  7,176  $   389   5.42%
 Investment securities,
  net...................   22,543    1,425   6.32     16,705     1,073  6.42     17,222    1,133   6.58
 Loans receivable.......  336,311   25,978   7.72    301,984    23,641  7.83    273,469   20,890   7.64
 Mortgage-backed
  securities, net.......   61,841    3,813   6.17     60,413     4,032  6.67     59,733    4,051   6.78
 FHLB stock.............    5,082      267   5.25      4,130       247  5.98      3,884      237   6.10
                         --------  -------          --------  --------         --------  -------
  Total interest-
   earning assets.......  431,452  $31,778   7.37%   393,341  $ 29,602  7.53%   361,484  $26,700   7.39%
                                   =======                    ========                   =======
  Non-interest-earning
   assets...............   17,416                     13,710                     11,773
                         --------                   --------                   --------
   Total assets......... $448,868                   $407,051                   $373,257
                         ========                   ========                   ========
Liabilities and Equity:
 Interest-bearing
  liabilities:
 Money market savings
  accounts.............. $ 67,399  $ 3,069   4.55%  $ 31,291  $  1,367  4.37%  $ 13,334  $   493   3.70%
 Passbook accounts......   18,413      367   1.99     18,516       377  2.04     17,432      348   2.00
 NOW accounts...........   21,165      240   1.13     21,171       309  1.46     20,249      280   1.38
 Certificate accounts...  192,496    9,856   5.12    212,744    11,574  5.44    203,744   11,074   5.44
                         --------  -------          --------  --------         --------  -------
  Total savings
   accounts.............  299,473   13,532   4.52    283,722    13,627  4.80    254,759   12,195   4.79
 FHLB advances..........   97,110    5,572   5.74     72,722     4,615  6.35     73,513    4,569   6.22
 Securities sold under
  agreements to
  repurchase............    3,831      237   6.18      6,528       397  6.08      6,043      349   5.78
 Impounds & other
  borrowings............      615       29   4.72        485        22  4.54        443       25   5.64
                         --------  -------          --------  --------         --------  -------
  Total interest-
   bearing
   liabilities..........  401,029  $19,370   4.83%   363,457  $ 18,661  5.13%   334,758  $17,138   5.12%
                                   =======                    ========                   =======
Non-interest bearing
 liabilities............   16,147                     12,596                      7,821
                         --------                   --------                   --------
   Total liabilities....  417,176                    376,053                    342,579
Equity..................   31,692                     30,998                     30,678
                         --------                   --------                   --------
   Total liabilities and
    equity.............. $448,868                   $407,051                   $373,257
                         ========                   ========                   ========
Net interest rate
 spread.................                     2.54%                      2.40%                      2.27%
Net interest margin.....                     2.88%                      2.78%                      2.65%
Ratio of interest-
 earning assets to
 interest-bearing
 liabilities............   107.59%                    108.22%                    107.98%

Rate/Volume Analysis

    The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected SGV's interest income and interest expense during the periods indicated. Information is provided in each category with respect to:
(1) changes attributable to changes in volume (changes in volume multiplied by prior rate); (2) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (3) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                Year Ended June 30,      Year Ended June 30,
                                  1999 Compared to        1998 Compared to
                                Year Ended June 30,      Year Ended June 30,
                                        1998                    1997
                               ------------------------  ---------------------
                                Increase (decrease)      Increase (decrease)
                                       due to                  due to
                               ------------------------  ---------------------
                               Average                   Average
                               Volume    Rate     Net    Volume   Rate   Net
                               -------  -------  ------  -------  ----  ------
                                             (In thousands)
Interest-earning assets:
Interest-earning deposits and
 short-term investments......  $  (240) $   (74) $ (314) $  173   $ 47  $  220
Investment securities, net
 (1).........................      369      (17)    352     (33)   (27)    (60)
Loans receivable, net (1)....    2,666     (329)  2,337   2,221    530   2,751
Mortgage-backed securities,
 net (1).....................      101     (320)   (219)     44    (63)    (19)
FHLB stock...................       42      (22)     20      15     (5)     10
                               -------  -------  ------  ------   ----  ------
  Total interest-earning
   assets....................    2,938     (762)  2,176   2,420    482   2,902
                               -------  -------  ------  ------   ----  ------
Interest-bearing liabilities:
Money market savings
 accounts....................    1,644       58   1,702     771    103     874
Passbook accounts............       (2)      (8)    (10)     22      7      29
NOW accounts.................      --       (69)    (69)     13     16      29
Certificate accounts.........   (1,061)    (657) (1,718)    500    --      500
FHLB advances................    1,342     (385)    957     (48)    94      46
Securities sold under
 agreement to repurchase.....     (167)       7    (160)     29     19      48
Impounds and other
 borrowings..................        6        1       7       2     (5)     (3)
                               -------  -------  ------  ------   ----  ------
  Total interest-bearing
   liabilities...............    1,762   (1,053)    709   1,289    234   1,523
                               -------  -------  ------  ------   ----  ------
Net change in net interest
 income......................  $ 1,176  $   291  $1,467  $1,131   $248  $1,379
                               =======  =======  ======  ======   ====  ======

--------
(1)Includes assets available for sale.

Comparison of Operating Results for the Years Ended June 30, 1999 and June 30, 1998

    General. The net earnings for the year ended June 30, 1999 were $2,548,000, an increase of $1,061,000, or 71.4%, from the $1,487,000 in net earnings for the year ended June 30, 1998. The improvement in operating results was due to the increase in average interest-earning assets which resulted in a $1.5 million net increase in net interest income. Although total other expenses were relatively unchanged over the two fiscal years, the year ended June 30, 1999 included a net gain on real estate owned activity of approximately $255,000 versus a net loss of $109,000 for the year ended June 30, 1998.

    Interest Income. Interest income for the year ended June 30, 1999 was $31.8 million compared to $29.6 million for the year ended June 30, 1998, an increase of $2.2 million, or 7.4%. The increase in interest income was primarily due to the increase in average balance of interest-earning assets to $431.5 million for the year ended June 30, 1999 from $393.3 million for the year ended June 30, 1998. The increase in the average balance of interest-earning assets was the result of a continuation of the growth strategy begun in the fiscal year ended June 30, 1997 to enhance SGV's earning ability. Key elements of the growth strategy continued to be the purchase of mortgage loans funded primarily by the growth in deposits and the growth in borrowings.

    Interest income on loans receivable increased $2.4 million to $26.0 million for the year ended June 30, 1999 from $23.6 million for the year ended June 30, 1998. The increase in interest income was primarily the result of the $34.3 million increase in the average balance of loans receivable for the year ended June 30, 1999 primarily as a result of the purchase of $80.8 million of adjustable rate loans and the origination of $75.7 million in mortgage loans. The loans purchased were indexed to the COFI and to the one year CMT and were primarily seasoned, fully-indexed loans. Although SGV was able to purchase and originate a total of $156.5 million in mortgage loans during this fiscal year, the continuation of a lower interest rate environment for the majority of the year contributed to a substantial increase in prepayments of mortgage loans. In this regard, principal repayments on loans increased to $94.3 million for the year ended June 30, 1999 compared to $61.0 million for the year ended June 30, 1998. The lower interest rate environment also resulted in a decline in the indices to which SGV's adjustable rate loans are indexed to. For example, the COFI index declined approximately 40 basis points from June 1998 to June 1999. Partially offsetting this decline in yields due to the decline in the overall indices, was the increase in the origination of non-residential loans in the year ended June 30, 1999 to approximately $20.5 million. The yields on non-residential loans generally have higher rates and margins. Overall, SGV's average yield on loans receivable for the year ended June 30, 1999 declined to 7.72% from 7.83% for the year ended June 30, 1998.

    Interest income on mortgage-backed securities for the year ended June 30, 1999 declined slightly to $3.8 million as compared to $4.0 million for the year ended June 30, 1998. The slight decrease in interest income was primarily due to the decrease in the average yield to 6.17% for the year ended June 30, 1999 from 6.67% for the year ended June 30, 1998. The decrease in the average yield was primarily due to the increase in prepayments on the portfolio as a result of the downward trend in interest rates resulting in a faster amortization of related premiums on purchased securities. Also contributing to the decrease in yield and interest income was the purchase of $35 million in mortgage-backed securities with overall lower yields than the balances lost through the increase in prepayments.

    Interest income on investment securities increased $352,000 to $1.4 million for the year ended June 30, 1999 from $1.1 million for the year ended June 30, 1998. The increase was primarily due to the $5.8 million increase in the average balance of investment securities to $22.5 million for the year ended June 30, 1999 from $16.7 million for the year ended

June 30, 1998, partially offset by the 10 basis point decrease in the average yield to 6.32% for the year ended June 30, 1999 from 6.42% for the year ended June 30, 1998. The decrease in yield was primarily due to the decrease in overall interest rate environment during the year ended June 30, 1999 as compared to June 30, 1998. Interest income on interest-earning deposits and short-term investments decreased by $314,000 to $295,000 for the year ended June 30, 1999 from $609,000 for the year ended June 30, 1998. The decrease in interest income on interest-earning deposits and daily investments was due to the decrease in the average balance to $5.7 million for the year ended June 30, 1999 from $10.1 million for the year ended June 30, 1998 and to the decrease in the average yield to 5.20% for the year ended June 30, 1999 from 6.02% for the year ended June 30, 1998 as a result of the lower interest rate environment.

    Interest Expense. Interest expense for the year ended June 30, 1999 was $19.4 million compared to $18.7 million for the year ended June 30, 1998, an increase of $0.7 million, or 3.8%. The increase in interest expense was due to the $37.6 million increase in the average balances of interest-bearing liabilities to $401.0 million for the year ended June 30, 1999 from $363.4 million for the year ended June 30, 1998, partially offset by the 30 basis point decrease in SGV's overall average cost of interest-bearing liabilities to 4.83% for the year ending June 30, 1999 as compared to 5.13% for the year ending June 30, 1998. Interest expense on deposit accounts fell slightly to $13.5 million for the year ended June 30, 1999 from $13.6 million for the year ended June 30, 1998. The decrease in interest expense on savings accounts reflects the 28 basis point decrease in the average cost of savings accounts to 4.52% for the year ending June 30, 1999 as compared to 4.80% for the year ending June 30, 1998. Partially offsetting this was the $15.8 million increase in the average balance of deposit accounts to $299.5 million for the year ending June 30, 1999 from $283.7 million for the year ending June 30, 1998. The growth in average savings accounts was due primarily to the growth in money market savings accounts during the current year to $67.4 million from $31.3 million in the prior year, partially offset by the decrease in the average balance of certificates of deposit which declined to $192.5 million for the year ending June 30, 1999 from $212.7 million for the year ending June 30, 1998.

    SGV's use of borrowed funds, including FHLB advances and securities sold under agreements to repurchase increased during the year ended June 30, 1999 as compared to the year ended June 30, 1998. Interest expense on borrowings increased to $5.8 million for the year ended June 30, 1999 from $5.0 million for the year ended June 30, 1998. The increase in interest expense was primarily due to the increase in the average balance of borrowings to $101.6 million for the year ended June 30, 1999 as compared to $79.7 million for the year ended June 30, 1998. Partially offset by the decline in the average cost of borrowings to 5.75% for the year ended June 30, 1999 as compared to 6.31% for the year ended June 30, 1998. The decline in the average cost of borrowings was primarily due to the overall reduction in the interest rate environment and the replacement of higher cost borrowings which matured during the year ended June 30, 1999 with those of lower rates.

    Provision for Loan Losses. SGV's provision for loan losses increased to $969,000 for the year ended June 30, 1999 from $735,000 for the year ended June 30, 1998. The increase in the provision for loan losses was due primarily to the growth in the loan portfolio, to the overall increase in non-residential mortgage loans as compared to the total loan portfolio (non-residential loans generally have higher allowance for loan loss factors) and to the increase in the allowance designated for the consumer loan portfolio which has experienced higher losses than initially forecast. The current year's allowance for loan losses reflects a slight decrease in loan charge-offs to $564,000 as compared to $573,000 for the year ended June 30, 1998. In regards to the consumer loan portfolio, specifically, the home equity lines of credit, charge-offs increased to $324,000 for the year ended June 30, 1999 from $28,000 for the year ended June 30, 1998. The increase in consumer charge-offs was primarily due to the aging of the portfolio as the bulk of the loans were purchased in December 1997 and the year ended June 30, 1999 represents the first full year SGV owned these receivables. As stated above, the allowance for loan losses for this portfolio has been increased to reflect higher expected losses in the future. The allowance for loan losses increased to $1.8 million, or 0.52% of gross loans receivable, at June 30, 1999 from $1.4 million, or 0.48% of gross loans receivable at June 30, 1998. As a percentage of non-performing loans, the allowance for loan losses increased to 121.1% at June 30, 1999 compared to 74.6% at June 30, 1998. The amount of the provision and allowance for loan losses is influenced by current economic conditions, actual loss experience, industry trends and other factors such as adverse economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review First Federal's allowance for loan losses. Such agencies may require First Federal to recognize additions to the allowance based upon judgments which differ from those of management. Although management uses the best information available, future adjustments to the allowance may be necessary due to economic, operating, regulatory and other conditions that may be beyond management's control.

    Other Income. Other income for SGV increased to $1.9 million for the year ended June 30, 1999 compared to $1.4 million for the year ended June 30, 1998, an increase of $565,000, or 41.3%. The increase in non-interest income was due to the improvement in the fees related to deposit accounts which increased $72,000 to $594,000, an increase in the net income from secondary marketing activities to $105,000 as compared to zero for the prior year and a $128,000 increase in commissions on the sales of non-insured products such as annuities and mutual funds. The increase in deposit related fees was primarily due to the continued growth in core deposits (primarily non-interest bearing checking accounts) which generate higher fee income such as non-sufficient fee income and fees related to ATM transactions. Income from loan servicing and related fees increased slightly to $549,000 for the year ended June 30, 1999 as compared to $532,000 for the year ended June 30, 1998. SGV also posted $71,000 in net gains in regards to sales of investments and mortgage-backed securities during the year ended June 30, 1999 as compared to a net gain of $45,000 for the year ended June 30, 1998.

    Other Expenses. Other expenses totaled $9.1 million for the year ended June 30, 1999 as compared to $9.0 million for the year ended June 30, 1998. Compensation and other employee benefits increased by $383,000 to $5.3 million for the year ended June 30, 1999 from $4.9 million for the year ended June 30, 1998. The increase in compensation costs was primarily attributable to the increase in staff during the year to enhance SGV's lending operations and to the overall annual adjustments in compensation for the entire employee base. The increase in compensation and employee benefits costs was offset by the improvement in net gains on real estate owned activities which reflected $255,000 in net gains for the year ended June 30, 1999 as compared to a net loss of $109,000 for the year ended June 30, 1998. The improvement in the net gains on real estate owned activity was due to the gains on sales of foreclosed properties.

    Income Tax. Income tax expense was $1.7 million for the year ended June 30, 1999 compared to $1.0 million for the year ended June 30, 1998, representing an increase of $699,000. This increase is principally due to the increase in taxable income in fiscal 1999 as compared to fiscal 1998.

Comparison of Financial Condition at June 30, 1999 and June 30, 1998

    SGV's total assets increased to $468.7 million at June 30, 1999 from $408.3 million at June 30, 1998, an increase of $60.4 million primarily due to the increase in the loans receivable. During the year, SGV increased its loans receivable held for investment by $59.3 million to $355.0 million at June 30, 1999 from $295.7 million at June 30, 1998 primarily as a result of the $80.8 million in loans purchased and $75.7 million in loans originated throughout the year. With the exception of approximately $5.4 million in fixed rate loans, all of the loans purchased were adjustable rate mortgage loans indexed to COFI, the CMT and LIBOR. The properties securing all loans purchased are located throughout California (primarily in southern California) and are dispersed throughout a wider area than SGV's normal lending area. Also, of the loans purchased, approximately $12.2 million was secured by multi-family and commercial real estate properties with all of these loans having adjustable rate features. Although SGV originated and purchased a total of $156.5 million in loans for portfolio during the year ended June 30, 1999, the increase in prepayments resulting from the continuation of lower interest rates, prevented SGV from increasing its portfolio significantly more. During the year ended June 30, 1999, SGV experienced an 55% increase in prepayments to $94.3 million as compared to $61.0 million for the year ended June 30, 1998. During the year ended June 30, 1999, SGV increased its investment in non-residential mortgage loans (multi-family and commercial real estate) to approximately 19.7% of total loans from 13.9% at June 30, 1998. This increase was to provide a measure of diversification to SGV's loan portfolio and to provide improvement in overall yields. SGV still remains focused on being a single-family lender as evidenced by the 78.6% of its loan portfolio being in this category.

    SGV's investment in mortgage-backed securities increased to $62.6 million at June 30, 1999 from $59.3 million at June 30, 1998. The increase in this portfolio was primarily the result of the $35.1 million in purchases during the year offset by substantial increase in prepayments, to $24.0 million for the year, and the sale of approximately $6.9 million in securities. Investment securities available for sale increased to $25.8 million at June 30, 1999 from $19.2 million at June 30, 1998 due primarily to the $10.5 decrease in cash and short-term investments (including overnight investments).

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

    SGV's investment in real estate acquired through foreclosure decreased to $0.8 million at June 30, 1999 from $1.9 million at June 30, 1998 as a result of the sales of previously owned foreclosed properties and to the decrease in the number of foreclosures in the year ended June 30, 1999 to 11 versus 18 in the prior year.

    The total liabilities of SGV increased to $436.4 million at June 30, 1999 from $376.1 million at June 30, 1998 primarily due to increases in SGV's deposit accounts and to increases in FHLB advances, partially offset by the repayment in full of the securities sold under agreements to repurchase. Total deposit accounts increased to $324.1 million at June 30, 1999 from $295.3 million. Core deposits (excluding certificates of deposit) increased to $138.0 million, or 42.6% of total deposits, at June 30, 1999 from $95.8 million, or 32.4% of total deposits, at June 30, 1998. The growth of core deposits is an integral part of management's strategy to enhance net interest income and build customer relationships. The majority of growth in SGV's core deposits was in the growth of money market savings accounts which increased to $85.2 million at June 30, 1999 from $47.5 million at June 30, 1998. The growth in this account was aided by direct mail solicitations which offered higher rates although the rates offered were lower than comparative rates on certificates of deposit. Also, SGV's noninterest-bearing checking accounts increased significantly in the year ended June 30, 1999 to $13.0 million from $9.7 million in the year ended June 30, 1998. The overall increase in core deposits benefits SGV in terms of lower cost of funds, the ability to generate additional fee income and the ability to build multiple relationships. In July 1999, SGV completed its acquisition of two Citibank savings branches in La Verne and Covina which combined had total deposits of $36.8 million. This acquisition enables SGV to enhance its market share of deposits in both communities.

    SGV continues to utilize borrowings as a means to enhance net interest income and provide for longer-term financing of its asset base, although at June 30, 1999, approximately $28 million in borrowings matured within three months. These relatively short-term borrowings were purposely left as short-term rather than rolled into longer-terms with the expectation of paying a significant portion off with the proceeds received with the completed branch acquisition. As of June 30, 1999, SGV's borrowings from the FHLB totaled $108.0 million as compared to $70.5 million at June 30, 1998. Also, SGV's borrowings through securities sold under agreements to repurchase were brought to zero at June 30, 1999 as compared to $6.0 million at June 30, 1998.

    SGV's stockholders' equity was $32.4 million at June 30, 1999, an increase of $0.2 million from the $32.2 million in stockholders' equity at June 30, 1998. The increase in stockholders' equity in fiscal 1999 was due primarily to the net earnings of $2.5 million primarily offset by the repurchase of 171,745 shares of common stock for a total of $2.5 million.

Comparison of Operating Results for the Years Ended June 30, 1998 and June 30, 1997

    General. The net earnings for the year ended June 30, 1998 were $1,487,000, an increase of $756,000, or 103.4%, from the $731,000 in net earnings for the year ended

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

June 30, 1997. The improvement in operating results was due to the increase in average interest-earning assets which resulted in a $1.4 million net increase in net interest income. Although the total general and administrative expenses were relatively unchanged over the two fiscal years, the year ended June 30, 1998 included higher expenses related to higher staff levels primarily related to two additional branches for a full year and higher compensation costs related to stock compensation plans. In regards to the year ended June 30, 1997, First Federal paid a special assessment totaling $1.3 million for the recapitalization of the SAIF.

    Interest Income. Interest income for the year ended June 30, 1998 was $29.6 million compared to $26.7 million for the year ended June 30, 1997, an increase of $2.9 million, or 10.9%. The increase in interest income was primarily due to the increase in average balance of interest-earning assets to $393.3 million for the year ended June 30, 1998 from $361.5 million for the year ended June 30, 1997. The increase in the average balance of interest-earning assets was the result of a continuation of the growth strategy begun in the previous fiscal year to enhance SGV's earning ability. Key elements of the growth strategy continued to be the purchase of mortgage loans funded primarily by the growth in deposits.

    Interest income on loans receivable increased $2.8 million to $23.6 million for the year ended June 30, 1998 from $20.9 million for the year ended June 30, 1997. The increase in interest income was the result of the $28.5 million increase in the average balance of loans receivable for the year ended June 30, 1998 primarily as a result of the purchase of $40.6 million of adjustable rate loans from other financial institutions. The loans purchased were primarily indexed to the COFI and were primarily seasoned, fully-indexed loans. Furthermore, the loans purchased included $10.6 million in home equity lines of credit with yields in excess or 10%. These home equity lines of credit are considered consumer loans as they were primarily funded based upon the credit worthiness of the borrower and, therefore, have more credit risk. The average yield on loans receivable for the year ended June 30, 1998 was 7.83%, which exceeded the 7.64% yield for loans receivable for the year ended June 30, 1997. The increase in the yield on loans receivable was substantially enhanced with the acquisition of the home equity lines of credit.

    Interest income on mortgage-backed securities for the year ended June 30, 1998 was relatively unchanged at $4.0 million for the year ended June 30, 1998 as compared to $4.1 million for the year ended June 30, 1997. The slight decrease in interest income was due to the decrease in the average yield to 6.67% for the year ended June 30, 1998 from 6.78% for the year ended June 30, 1997 partially offset by the increase in the average balances to $60.4 million for the year ended June 30, 1998 from $59.7 million for the year ended June 30, 1997. The decrease in the average yield was primarily due to the increase in prepayments on the portfolio as a result of the downward trend in interest rates resulting in a faster amortization of related premiums on purchased securities.

    Interest income on investment securities decreased $60,000 to $1.07 million for the year ended June 30, 1998 from $1.13 million for the year ended June 30, 1997. The increase was primarily due to the $0.5 million decrease in the average balance of investment securities to

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

$16.7 million for the year ended June 30, 1998 from $17.2 million for the year ended June 30, 1997 and to the decrease in the average yield to 6.42% for the year ended June 30, 1998 from 6.58% for the year ended June 30, 1997. The decrease in yield was primarily due to the decrease in overall interest rate environment during the year ended June 30, 1998 as compared to June 30, 1997. Interest income on interest-earning deposits and short-term investments increased by $220,000 to $609,000 for the year ended June 30, 1998 from $389,000 for the year ended June 30, 1997. The increase in interest income on interest-earning deposits and daily investments was due to the increase in the average balance to $10.1 million for the year ended June 30, 1998 from $7.2 million for the year ended June 30, 1997 and to the increase in the average yield to 6.02% for the year ended June 30, 1998 from 5.42% for the year ended June 30, 1997.

    Interest Expense. Interest expense for the year ended June 30, 1998 was $18.7 million compared to $17.1 million for the year ended June 30, 1997, an increase of $1.6 million, or 9.4%. The increase in interest expense was due to the $28.7 million increase in the average balances of interest-bearing liabilities to $363.5 million for the year ended June 30, 1998 from $334.7 million for the year ended June 30, 1997. SGV's overall average cost of interest-bearing liabilities was virtually unchanged for the year ending June 30, 1998 as compared to the year ending June 30, 1997. Interest expense on deposit accounts increased to $13.6 million for the year ended June 30, 1998 from $12.2 million for the year ended June 30, 1997. The increase in interest expense on deposit accounts reflects the $28.9 million increase in the average balance of deposit accounts to $283.7 million for the year ending June 30, 1998 from $254.8 million for the year ending June 30, 1997 due primarily to the growth in SGV's money market savings accounts during the current year, the growth of the deposits in its de novo branch opened on March 31, 1997 and to the deposits from an office purchased in February 1997 being outstanding for a full year.

    SGV's use of borrowed funds, including FHLB advances and securities sold under agreements to repurchase, was relatively unchanged for the year ended June 30, 1998 as compared to the year ended June 30, 1997. Interest expense on borrowings increased slightly to $5.0 million for the year ended June 30, 1998 from $4.9 million for the year ended June 30, 1997. The increase in interest expense was primarily due to the increase in the average cost of borrowings to 6.31% for the year ended June 30, 1998 compared to 6.18% for the year ended June 30, 1997 as a result of the lengthening of the average maturities of SGV's liabilities.

    Provision for Loan Losses. SGV's provision for loan losses increased to $735,000 for the year ended June 30, 1998 from $557,000 for the year ended June 30, 1997. The current year's allowance for loan losses reflects $573,000 in loan charge-offs as compared to $352,000 for the year ended June 30, 1997. The difference between the actual amount of charge-offs for the current year and the amount reflected in the provision represents an allocation for the growth in the consumer loan portfolio during the year ended June 30, 1998 and management's concerns regarding the general market conditions. The allowance for loan losses increased to $1.4 million, or 0.48% of gross loans receivable, at June 30, 1998 from $1.3 million, or 0.44% of gross loans receivable at June 30, 1997. As a percentage of non-

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

performing loans, the allowance for loan losses increased to 74.56% at June 30, 1998 compared to 74.34% at June 30, 1997.

    Other Income. Other income for SGV increased to $1.4 million for the year ended June 30, 1998 compared to $1.0 million for the year ended June 30, 1997, an increase of $307,000, or 28.9%. The increase in non-interest income was primarily due to the improvement in the fees related to deposit accounts which increased to $522,000 for the year ended June 30, 1998 as compared to $306,000 for the year ended June 30, 1997. The increase in deposit related fees was primarily due to the continued growth in core deposits (primarily non-interest bearing checking accounts) which generate higher fee income such as non-sufficient fee income and fees related to ATM transactions. Income from loan servicing and related fees increased by $82,000 to $532,000 for the year ended June 30, 1998 as compared to $450,000 for the year ended June 30, 1997. SGV also posted only $45,000 in net gains in regards to sales of investments and mortgage-backed securities during the year ended June 30, 1998 as compared to a net gain of $148,000 for the year ended June 30, 1997.

    Other Expenses. Other expenses increased by $0.2 million to $9.0 million for the year ended June 30, 1998 from $8.8 million for the year ended June 30, 1997. Included in other expenses for the year ended June 30, 1997 was the $1.3 million one-time special assessment to recapitalize SAIF which did not recur in the year ended June 30, 1998. Compensation and other employee benefits increased by $780,000 to $4.9 million for the year ended June 30, 1998 from $4.1 million for the year ended June 30, 1997. The increase in compensation costs was primarily attributable to the increase in staff primarily due to the addition of two branches for a full year. Employee benefits increased as a result of the costs related to the employee stock ownership and the stock compensation plans which increased to $724,000 for the year ended June 30, 1998 from $472,000 for the year ended June 30, 1997. Equipment and data processing costs increased to $1.1 million for the year ended June 30, 1998 from $932,000 for the year ended June 30, 1997 primarily related to the addition of two branches in February and March of 1997. Also, the increase in costs was due to the replacement of outdated equipment with data processing equipment which is Year 2000 ready. The regular insurance assessments paid to the FDIC decreased to $180,000 for the year ended June 30, 1998 from $313,000 for the year ended June 30, 1997 as a result of the lowering of the assessment rate as of January 1, 1997, following the recapitalization of SAIF. During the year ended June 30, 1998, SGV recorded a net loss on REO activity of $109,000 as compared to the net gain of $157,000 for the year ended June 30, 1997. The net gain in the year ended June 30, 1997 was primarily the result of a $344,000 favorable litigation settlement culminating a settlement process relating to a land development foreclosure which occurred in 1992.

    Income Tax. Income tax expense was $1.0 million for the year ended June 30, 1998 compared to $534,000 for the year ended June 30, 1997, representing an increase of $510,000. This increase is principally due to the increase in taxable income in fiscal 1998 as compared to fiscal 1997.

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

Comparison of Financial Condition at June 30, 1998 and June 30, 1997

    SGV's total assets decreased slightly to $408.3 million at June 30, 1998 from $409.3 million at June 30, 1997, a decrease of $1.0 million primarily due to decreases in First Federal's mortgage-backed securities, which were partially offset by increases in First Federal's loans receivable. During the year, SGV increased its loans receivable held for investment by $11.1 million to $295.7 million at June 30, 1998 from $284.6 million at June 30, 1997 primarily as a result of the $40.6 million in loans purchased throughout the year. All of the loans purchased were adjustable rate mortgage loans primarily indexed to COFI, with $10.7 million in home equity lines of credit which are considered consumer loans as they are underwritten primarily on the credit worthiness of the individual. These home equity lines of credit loans have a significantly higher yield, in excess of 10%, but also have a higher credit risk profile. First Federal recognizes this higher credit risk and has assigned a higher general allowance loss factor to them. To date, these loans have generally performed as expected. The properties securing all loans purchased are located primarily in southern California, but are dispersed throughout a wider area than SGV's normal lending area. Although SGV originated and purchased a total of $75.1 million in loans for portfolio during the year ended June 30, 1998, the increase in prepayments from lower interest rates significantly reduced the ability to increase SGV's loan portfolio. During the year ended June 30, 1998, SGV experienced an 84% increase in prepayments to $61.0 million as compared to $33.2 million for the year ended June 30, 1997.

    SGV's investment in mortgage-backed securities decreased to $59.3 million at June 30, 1998 from $76.2 million at June 30, 1997. The decrease in this portfolio was primarily the result of the increase in prepayments, to $15.5 million for the year, and the sale of approximately $16.4 million in securities used to fund the increase in the loan portfolio. Investment securities available for sale increased to $19.2 million at June 30, 1998 from $12.5 million at June 30, 1997 due primarily to the additional cash generated by the substantial increase in prepayments related to SGV's loan and mortgage-backed securities portfolios.

    SGV's investment in real estate acquired through foreclosure increased to $1.9 million at June 30, 1998 from $1.2 million at June 30, 1997 as a result of the higher foreclosures experienced during the year. The higher foreclosures were the primary result of the depressed real estate market which resulted in lower home values in SGV's general lending area throughout most of the current year.

    The total liabilities of SGV decreased to $376.1 million at June 30, 1998 from $379.4 million at June 30, 1997 primarily due to decreases in First Federal's FHLB advances and securities sold under agreements to repurchase, which was partially offset by increases in First Federal's deposits. Total deposit accounts increased to $295.3 million at June 30, 1998 from $288.3 million. Core deposits (excluding certificates of deposit) increased to $95.8 million, or 32.4% of total deposits, at June 30, 1998 from $65.9 million, or 22.9% of total deposits, at June 30, 1997. The growth of core deposits is an integral part of management's strategy to enhance net interest income and build customer relationships. The majority of growth in SGV's core deposits was in the growth of money market savings accounts which

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increased to $47.5 million at June 30, 1998 from $19.6 million at June 30,
1997. The growth in this account was aided by direct mail solicitations which offered higher rates although the rates offered were lower than comparative rates on certificates of deposit. Also, SGV's non-interest-bearing checking accounts increased significantly in the year ended June 30, 1998 to $9.7 million from $5.9 million in the year ended June 30, 1997. The overall increase in core deposits benefits SGV in terms of lower cost of funds, the ability to generate additional fee income and the ability to build multiple relationships.

    SGV continues to utilize borrowings as a means to enhance net interest income and provide for longer-term financing of its asset base. As of June 30, 1998, SGV's borrowings from the FHLB totaled $70.5 million as compared to $77.9 million at June 30, 1997. Also, SGV's borrowings through securities sold under agreements to repurchase totaled $6.0 million at June 30, 1998 as compared to $9.4 million at June 30, 1997.

    SGV's stockholders' equity was $32.2 million at June 30, 1998, a increase of $2.3 million from the $29.9 million in stockholders' equity at June 30, 1997. The increase in stockholders' equity in fiscal 1998 was due primarily to the net earnings of $1.5 million and the $686,000 change related to the deferred stock compensation plans.

Impact of Inflation

    The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of SGV's operations. Unlike industrial companies, nearly all of the assets and liabilities of SGV are monetary in nature. As a result, interest rates have a greater impact on SGV's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Impact of New Accounting Standards

    Comprehensive Income. Effective July 1, 1998, SGV adopted SFAS No. 130, Reporting Comprehensive Income. Under the provisions of SFAS No. 130, an entity that provides a full set of financial statements is required to report comprehensive income in the presentation of its financial statements. The term "comprehensive income" describes the total of all components of comprehensive income including net income. "Other comprehensive income" refers to revenues, expenses, and gains and losses that are included in comprehensive income but are excluded from net income as they have been recorded directly in equity under the provisions of other FASB statements. SGV presents the comprehensive income disclosure as a part of the statements of changes in stockholders' equity, by identifying each element of other comprehensive income, including net income. All comparative financial statements presented reflect the application of the provisions of SFAS No. 130.

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

    Recent Accounting Developments. SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998 and establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 was effective for all fiscal quarters of fiscal years beginning after June 15, 1999. In July 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, which delays the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. Earlier application is encouraged, but it is permitted only as of the beginning of any fiscal quarter that begins after June 1998. The adoption of the provisions of SFAS No. 133 as amended by SFAS No. 137 are not expected to have a material impact on the results of operations or the financial position of SGV.

Year 2000

    In recent years SGV has been executing a formal plan to address year 2000 issues ("Y2K"). The Y2K issues relate to the way software was programmed through much of this Century. Specifically, years were coded with two digits. SGV's Y2K plan has been designed to address potential problems that could arise from software, hardware and equipment both within SGV's direct control and outside of SGV's control, yet which SGV relies upon, in that it electronically or operationally interfaces with such software, hardware and equipment.

    SGV principally utilizes third-party data processors and third-party software for its information technology ("IT") needs. As a result, the year 2000 compliance of SGV's information technology assets, such as computer hardware, software and systems, is primarily dependent upon the year 2000 compliance efforts and results of its third-party vendors. The year 2000 compliance of SGV's non-IT assets, such as automated teller machines, telecommunication systems, copiers, fax machines, elevators, and HVAC systems, is also primarily dependent upon the year 2000 compliance efforts and results of third parties.

    Financial institution regulators have focused their attention on year 2000 issues and have published guidance concerning the responsibilities of senior management and directors. Year 2000 testing and certification, liquidity risk, customer awareness, and contingency planning are being addressed as key safety and soundness issues in conjunction with regulatory Y2K examinations.

    SGV has appointed a year 2000 team that includes officers and staff from all operational areas. The team is responsible for the development, implementation and monitoring of SGV's Year 2000 Plan. Also, SGV has enlisted the services of outside contractors to assist in the attainment of year 2000 readiness. In order to address the year 2000 issue, SGV has developed and implemented a five-phase plan, which is divided into the following major components:

      .awareness

      .assessment


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      .renovation

      .validation

      .implementation

    SGV has completed all phases of this plan. Because SGV outsources its data processing and item processing operations, a significant component of the Year 2000 Plan is to work with external vendors to test and certify their systems as year 2000 compliant. The software used in these systems, both purchased and related to our external data processing vendors, has been tested for year 2000 readiness with minimal issues detected. Any issues detected have been reported to the respective vendor or service provider for corrective action. None of the issues noted during the testing, if not corrected by year 2000, are expected to have any material effect on SGV. SGV's primary third-party service bureau provides data processing for all of SGV's savings accounts, lending operations and its general ledger. Upon review of the test results, the few issues detected were forwarded to the data processor for corrective action. Although SGV is confident these issues will be resolved, none of the issues detected are expected to have any material impact to SGV's successful transition to year 2000 even if they have not been corrected by year 2000. SGV also completed testing with the Federal Reserve Bank of San Francisco, its primary ATM processor, primary ATM interchange provider, its accounting sub-systems, its front-end loan origination system and Fannie Mae and detected no date-related issues which would be expected to present any material Y2K problems to SGV.

    SGV surveyed its primary vendors and others with whom it relies on to assure their systems will be year 2000 ready. Of the vendors SGV considers critical to its operations, all have responded that they are year 2000 ready or are in process of becoming ready. Vendors SGV considers mission critical include its primary data processor, item processor, ATM provider, the Federal Reserve Bank and the FHLB, as well as all utility providers. Of the critical vendors SGV tested, no material year 2000 date related issues were identified. In addition, the majority of critical vendors not tested (primarily utility providers) have represented that they are Y2K ready. If any mission critical vendor were to fall out of Y2K compliance, SGV will seek to switch to a new vendor. However, due to the timing required to change to another vendor, if mission critical vendors are not year 2000 ready (all have represented that they are or expect to be year 2000 ready), SGV may be adversely affected. Further, SGV will be unable to seek alternative service providers with respect to some critical vendors such as utility providers. SGV has endeavored to determine such vendors will be year 2000 compliant and at this time, based upon information supplied by such vendors, has no information suggesting utility services will be interrupted. However, any disruption in utility service would directly affect SGV's ability to operate.

    In regard to vendors or service providers SGV deems are important for the normal operations of SGV, but not considered critical, approximately 87% have represented that they are year 2000 ready or are working towards readiness. SGV is continuing to perform follow-up work on those vendors or service providers (primarily title companies and appraisal firms) who have not responded. For those vendors SGV believes will not be year 2000 ready, SGV will evaluate the potential impact on the operations of SGV by such

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

vendor to determine if changing vendors or other solutions are necessary. However, there can be no assurance that these systems or other vendors will be year 2000 ready or that any such failure in readiness by such vendors would not have an adverse effect on SGV's operations. SGV has completed proxy testing with its data processor in third-party interfaces for year 2000 readiness.

    Another important segment of the Year 2000 Plan is to identify those loan customers or deposit customers whose possible lack of year 2000 preparedness might expose SGV to financial loss. SGV completes a risk analysis of their large dollar fund users and fund providers quarterly and has determined that such customers are not expected to expose SGV to any material impact by a lack of year 2000 preparedness. Also, the analysis of fund users indicates that SGV does not expect to have any material financial exposure in regard to its loan portfolio as the portfolio is comprised primarily of loans to individuals and, to a lessor extent, to businesses secured by real estate. Management believes that loans secured by real estate are less likely to be impacted by any year 2000 issues.

    SGV has completed its Year 2000 Contingency Plan for handling issues which may present concern to SGV if certain processes or vendors are unable to provide services. The contingency plan provides a basis for identifying and allocating resources in the event of year 2000 disruptions and the timely resumption and recovery of critical functions. The contingency plan has been reviewed by an independent outside consultant for feasibility with management's stated business resumption goals and other plans adopted by SGV. Recommendations made by the consultant were reviewed by management and incorporated into the contingency plan. SGV will conduct testing of its contingency plan during the three months ended September 30, 1999. The results of this testing will assist in updating, if necessary, the contingency plan throughout the remainder of calendar 1999. Also, the contingency plan will be updated as new information becomes available on SGV's vendors and service providers.

    During the execution of this project, SGV will incur internal staff costs as well as consulting and other expenses related to enhancements necessary to prepare the systems for the year 2000. Since SGV replaced many of the internal systems with year 2000 compliant personal computers in 1997, the expenses incurred to bring SGV to year 2000 compliance will be expensed as incurred, with the majority of such costs being the reallocation of current staff to bring about this readiness. SGV replaced the majority of its internal computer hardware and software in early 1997. The capitalized costs of this replacement were in excess of $700,000 and are being amortized over several years in compliance with SGV's normal depreciation of such hardware or software. The future expenses of the year 2000 project as well as the related potential effect on SGV's earnings is not expected to have a material effect on its financial position or results of operations. For the fiscal year ended June 30, 1999, SGV has spent approximately $157,000 for year 2000 related issues which included approximately $121,000 of internal staff resources. Management does not expect the total costs of the year 2000 project to exceed $260,000 (excluding the $700,000 in hardware and software discussed above), the majority of which is primarily related to the reallocation of internal staff resources.

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    SGV believes it has developed an effective and prudent plan to review, renovate and resolve any potential year 2000 issues. In respect to operations under SGV's direct control and due to management's year 2000 readiness efforts and those of its strategic business partners, management does not expect that year 2000 failures will have a material effect on the financial condition or results of operations of SGV. However, the impact of disruptions in the local or national economy as a result of year 2000 issues is not quantifiable at this time and could adversely and materially affect SGV. In addition, SGV is heavily dependent on the year 2000 readiness of infrastructure suppliers such as utilities, communication and other such services. As discussed above, if such infrastructure suppliers would have year 2000 disruptions, this could adversely and materially affect SGV's ability to provide services to its customers.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners

    The following table sets forth certain information concerning the beneficial owners of more than 5.0% of SGV common stock, as of the record date. Unless otherwise indicated, the person listed is the beneficial owner and has the sole voting and investment power over the shares.

                                             Number of Shares Beneficially
                                              Owned at September 30, 1999
                                             -------------------------------------
 Title of             Name and
  Class      Address of Beneficial Owner       Amount           Percent of Class
 -------- --------------------------------   ----------------  -------------------
 Common   First Federal Savings and Loan            183,428(1)              8.4%
          Association of San Gabriel
          Valley Employee Stock Ownership
          Plan and Trust ("ESOP")
          225 North Barranca Street
          West Covina, California 91791

          Jeffrey L. Gendell                        214,500(2)              9.9
          Tontine Partners, L.P.
          Tontine Financial Partners, L.P.
          Tontine Management, L.L.L.
          Tontine Overseas Associates,
          L.L.L.
          200 Park Avenue, Suite 3900
          New York, New York 10166

          Grace & White                             300,500(3)             13.52
          515 Madison Avenue, Suite 1700
          New York, New York 10022

          FMR Corp.                                 137,800(4)              6.21
          82 Devonshire Street
          Boston, Massachusetts 02109

--------
(1) The ESOP Committee of SGV's Board of Directors administers the ESOP. The ESOP Trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participants. As of the record date, 95,468 shares have been allocated to participant's accounts. Under the ESOP, unallocated shares will be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

(2) Based on information disclosed in an amended Schedule 13D filed with the SEC on July 15, 1998.
(3) Based on information disclosed in an amended Schedule 13G filed with the SEC on February 12, 1998.
(4) Based on information disclosed in an amended Schedule 13G filed with the SEC on February 11, 1999.

Management

    The following table presents information about the stock ownership of the directors and executive officers of SGV as of the record date. Unless otherwise indicated, the person listed is the record owner and has the sole voting and investment power over the shares.

                                                  Number of Shares Beneficially
                                                   Owned at September 30, 1999
                                                 ---------------------------------
Title of                 Name and
Class          Address of Beneficial Owner           Amount       Percent of Class
--------  -------------------------------------- ---------------  ----------------
Common    Barrett G. Andersen                    101,246(2)(3)(4)       4.29%
          Royce A. Stutzman                          15,820(2)(3)          *
          Thomas A. Patronite                        23,320(2)(3)          *
          John D. Randall                            17,470(2)(3)          *
          Irven G. Reynolds                          38,570(2)(3)       1.64
          Benjamin S. Wong                           27,070(2)(3)       1.15
          Ronald A. Ott                           53,501(2)(3)(4)       2.27
          Dale Schiering                          25,032(2)(3)(4)       1.06
          Michael A. Quigley                         13,338(4)(5)          *
          Directors and Officers as a Group (15)       410,746(6)      17.43

--------
*   Represents less than 1.0% of SGV's voting securities.
(1) Each person effectively exercises sole (or shares with spouse or other immediate family member) voting or dispositive power as to shares reported herein (except as noted).
(2) Includes 3,023 shares awarded to each outside director, 18,002, 13,094 and 6,546 shares awarded to Messrs. Andersen, Ott and Schiering, respectively, under the SGV Bancorp, Inc. 1995 Amended and Restated Stock-Based Incentive Plan ("Stock-Based Incentive Plan"). Such awards commenced vesting at a rate of 20% per year on January 17, 1997. Each participant presently has voting power as to the shares awarded.
(3) Includes options to purchase 6,546 shares of SGV common stock granted to each outside director and options to purchase 32,733, 22,913 and 11,457 shares of SGV common stock granted to Messrs. Andersen, Ott and Schiering, respectively, under the Stock-Based Incentive Plan which are currently exercisable or will become exercisable within 60 days of the record date. Includes options to purchase 500 and 200 shares of SGV common stock granted to Messrs. Andersen and Ott, respectively, pursuant to the SGV Bancorp, Inc. 1997 Stock-Based Incentive Plan ("1997 Incentive Plan") which vested 100% on February 20, 1999. Also includes options to purchase 3,907, 3,506, 3,306 and 3,306 shares of SGV common stock granted to Messrs. Andersen, Ott, Schiering and Quigley, respectively, pursuant to the 1997 Incentive Plan, which vested 100% on September 8, 1999. Excludes options to purchase 4,364 shares of SGV common stock granted to each outside director and options to purchase 21,820, 15,274 and 7,637 shares of SGV common stock granted to Messrs. Andersen, Ott and Schiering, respectively, pursuant to the Stock-Based Incentive Plan, which are not yet exercisable. Such shares vest at a rate of 20% per year, beginning January 17, 1997. Also excludes options to purchase 2,500, 2,000, 1,500 and 1,500 shares of SGV common stock granted to Messrs. Andersen, Ott, Schiering and Quigley, respectively, pursuant to the 1997 Incentive Plan, which are not yet exercisable. Such shares vest 100% on January 22, 2000.
(4) Includes 6,029, 5,605, 3,022 and 1,199 shares beneficially owned by Messrs. Andersen, Ott, Schiering and Quigley, respectively, under the ESOP.
(5) Mr. Quigley's ownership includes options to purchase 7,638 shares of SGV common stock granted under the 1997 Incentive Plan that are currently exercisable, or will become exercisable within 60 days of the

    Record Date. Excludes options to purchase 7,637 shares of SGV common stock granted to Mr. Quigley pursuant to the 1997 Incentive Plan that are not yet exercisable. Such shares vest at a rate of 25% per year, beginning February 21, 1998.
(6) For purposes of calculating the aggregate ownership percentage, options which are currently exercisable or will become exercisable within 60 days of the SGV record date, and 75,540 unvested shares of restricted stock have been added to the amount of outstanding SGV common stock as of the SGV record date.

                       CERTAIN REGULATORY CONSIDERATIONS

    As a result of the merger, IndyMac will become, as SGV currently is, a thrift holding company regulated by the OTS. For a description of the regulations under which IndyMac will operate, see "Business of SGV--Regulation and Supervision" on page 94.

              ADDITIONAL MATTERS RELATING TO THE SPECIAL MEETINGS

    As of the date of this joint proxy statement, neither IndyMac's or SGV's Board of Directors knows of any matters that will be presented for consideration at the special meetings other than as described in this joint proxy statement. However, if any other matters properly come before the special meetings or any adjournment or postponement of the special meetings and are voted upon, the enclosed proxy will be deemed to confer discretionary authority to the individuals named as proxies to vote the shares represented by such proxy as to any such matters.

                             STOCKHOLDER PROPOSALS

    IndyMac expects to hold its 2000 annual meeting of stockholders on May 23, 2000. Proposals of stockholders intended to be presented at the 2000 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Secretary of IndyMac, 155 North Lake Avenue, Pasadena, California 91101, not later than December 10, 1999 to be considered for inclusion in IndyMac's proxy materials for that meeting. A stockholder that intends to present business at the IndyMac 2000 annual meeting other than pursuant to Rule 14a-8 must comply with the requirements set forth in IndyMac's Bylaws. To bring business before an annual meeting, IndyMac's Bylaws require, among other things, that the stockholder submit written notice thereof complying with the Bylaws, to the Secretary of IndyMac not less than 90 days nor more than 120 days prior to the anniversary of the preceding year's annual meeting. Therefore, IndyMac must receive notice of a stockholder proposal submitted other than pursuant to Rule 14a-8 no sooner than February 4, 2000 and no later than March 5, 2000. If the notice is received before February 4, 2000 or after March 5, 2000, it will be considered untimely and IndyMac will not be required to present such proposal at the IndyMac 2000 annual meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, Delaware law and IndyMac's Certificate of Incorporation and Bylaws.

    SGV will hold its 2000 annual meeting of stockholders only if the merger is not completed. In order to be eligible for inclusion in SGV's proxy materials for the 2000 annual meeting, if held, any stockholder proposal to take action at such meeting must have been received at SGV's executive offices at 225 North Barranca Street, West Covina, California 91791, no later than June 17, 2000. However, if the date of SGV's 2000 annual meeting changes by more than 30 days from the date of last year's meeting, then the deadline for any such proposals is a reasonable time before SGV prints and mails its proxy materials. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, Delaware law and SGV's Certificate of Incorporation and Bylaws.

                              INDEPENDENT AUDITORS

    The consolidated financial statements of IndyMac Mortgage Holdings, Inc. and subsidiaries as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, have been incorporated herein by reference and have been audited by Grant Thornton LLP, independent certified public accountants.

    The consolidated financial statements of SGV Bancorp, Inc. and subsidiary as of June 30, 1999 and 1998 and for each of the three years in the period ended June 30, 1999 included in this joint proxy statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein.

                      WHERE YOU CAN FIND MORE INFORMATION

    IndyMac and SGV file annual, quarterly and current reports, proxy and information statements, and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information about issuers that file electronically with the SEC. The address of that site is "http://www.sec.gov". In addition, you can read and copy this information at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also inspect reports, proxy and information statements, and other information about IndyMac at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    This joint proxy statement incorporates important business and financial information about IndyMac. The following documents filed with the SEC by IndyMac are incorporated by reference in this joint proxy statement (SEC File No. 1-08972):

     (1) IndyMac's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

     (2) IndyMac's Quarterly Reports on Form 10-Q for the three months ended March 31, 1999, and June 30, 1999;

     (3) IndyMac's Current Reports on Form 8-K dated June 2, 1999, July 14, 1999, and July 21, 1999.

    IndyMac also incorporates by reference additional documents filed by IndyMac pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this joint proxy statement and prior to final adjournment of the special meeting. Any statement contained in this joint proxy statement or in a document incorporated or deemed to be incorporated by reference in this joint proxy statement shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.

    You may obtain copies of the information incorporated by reference in this joint proxy statement upon written or oral request. The inside front cover of this joint proxy statement contains information about how such requests should be made.

    All information contained in this joint proxy statement or incorporated herein by reference with respect to IndyMac was supplied by IndyMac, and all information contained in this joint proxy statement with respect to SGV was supplied by SGV.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report.............................................. F-2

Consolidated Statements of Financial Condition as of June 30, 1999 and
 1998..................................................................... F-3

Consolidated Statements of Operations for Each of the Three Years in the
 Period Ended June 30, 1999............................................... F-4

Consolidated Statements of Stockholders' Equity for Each of the Three
 Years in the Period Ended June 30, 1999.................................. F-5

Consolidated Statements of Cash Flows for Each of the Three Years in the
 Period Ended June 30, 1999............................................... F-6

Notes to Consolidated Financial Statements for Each of the Three Years in
 the Period Ended June 30, 1999........................................... F-8

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
SGV Bancorp, Inc.
West Covina, California

    We have audited the accompanying consolidated statements of financial condition of SGV Bancorp, Inc. and subsidiary (the Company) as of June 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of SGV Bancorp, Inc. and subsidiary as of June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1999, in conformity with generally accepted accounting principles.

                                          /s/ Deloitte & Touche LLP

Costa Mesa, California
August 31, 1999

                        SGV BANCORP, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                          AS OF JUNE 30, 1999 AND 1998

                                                         1999         1998
                                                      -----------  -----------
                                                      (Dollars in thousands)
                       ASSETS
Cash, including short-term bank obligations of
 $4,940 and $16,202 at June 30, 1999 and 1998,
 respectively.......................................  $     9,515  $    20,008
Investment securities available for sale, amortized
 cost of $26,109 and $19,241 at June 30, 1999 and
 1998, respectively (Note 3)........................       25,816       19,221
Mortgage-backed securities available for sale,
 amortized cost of $25,326 and $29,386 at June 30,
 1999 and 1998, respectively (Notes 3 and 10).......       24,871       29,383
Mortgage-backed securities held to maturity,
 estimated fair value of $36,984 and $30,089 at June
 30, 1999 and 1998, respectively (Notes 4 and 10)...       37,717       29,936
Loans receivable held for investment, net of
 allowance for loan losses of $1,845 and $1,425 at
 June 30, 1999 and 1998, respectively (Notes 5 and
 10)................................................      354,989      295,739
Loans receivable held for sale (Note 5).............          100          391
Accrued interest receivable (Note 6)................        2,979        2,774
Stock of Federal Home Loan Bank of San Francisco, at
 cost (Note 10).....................................        5,407        4,234
Real estate acquired through foreclosure, net (Note
 7).................................................          827        1,902
Premises and equipment, net (Note 8)................        3,166        3,537
Prepaid expenses and other assets, net..............        3,343        1,221
                                                      -----------  -----------
  Total assets......................................     $468,730     $408,346
                                                      ===========  ===========

        LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Deposit accounts (Note 9)...........................     $324,106     $295,281
Federal Home Loan Bank advances (Note 10)...........      108,002       70,543
Securities sold under agreements to repurchase (Note
 10)................................................          --         6,000
Accrued expenses and other liabilities (Note 11)....        4,251        4,289
                                                      -----------  -----------
  Total liabilities.................................      436,359      376,113

COMMITMENTS AND CONTINGENT LIABILITIES (Note 13)

STOCKHOLDERS' EQUITY (Notes 1, 2, 11, 13 and 15):
Preferred stock, $.01 par value; 2,000,000 shares
 authorized; none issued
Common stock, $.01 par value; 10,000,000 shares
 authorized; 2,727,656 shares issued (1999 and
 1998); 2,176,323 (1999) and 2,348,068 (1998) shares
 outstanding........................................           27           27
Additional paid-in capital..........................       21,297       21,147
Retained earnings, substantially restricted.........       19,236       16,688
Accumulated other comprehensive loss................         (440)         (13)
Deferred stock compensation.........................       (1,141)      (1,555)
Treasury stock, 551,333 (1999) and 379,588 (1998)
 shares.............................................       (6,608)      (4,061)
                                                      -----------  -----------
  Total stockholders' equity........................       32,371       32,233
                                                      -----------  -----------
  Total liabilities and stockholders' equity........     $468,730     $408,346
                                                      ===========  ===========

                 See notes to consolidated financial statements

                        SGV BANCORP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1999

                                           1999          1998         1997
                                       ------------  ------------ ------------
                                       (In thousands, except per share data)
INTEREST INCOME:
Interest on loans....................       $25,978       $23,641      $20,890
Interest on investment securities....         1,425         1,073        1,133
Interest on mortgage-backed
 securities..........................         3,813         4,032        4,051
Other................................           562           856          626
                                       ------------  ------------ ------------
  Total interest income..............        31,778        29,602       26,700
INTEREST EXPENSE:
Interest on deposit accounts (Note
 9)..................................        13,532        13,627       12,195
Interest on borrowings...............         5,838         5,034        4,943
                                       ------------  ------------ ------------
  Total interest expense.............        19,370        18,661       17,138
                                       ------------  ------------ ------------
NET INTEREST INCOME BEFORE PROVISION
 FOR LOAN LOSSES.....................        12,408        10,941        9,562
PROVISION FOR LOAN LOSSES (Note 5)...           969           735          557
                                       ------------  ------------ ------------
NET INTEREST INCOME AFTER PROVISION
 FOR LOAN LOSSES.....................        11,439        10,206        9,005
OTHER INCOME:
Loan servicing and other fees........           549           532          450
Deposit account fees.................           594           522          306
Secondary market activity, net.......           105           --           (42)
Gain on sale or redemption of
 securities available for sale, net
 (Note 3)............................            71            45          148
Other income.........................           614           269          199
                                       ------------  ------------ ------------
  Total other income.................         1,933         1,368        1,061
OTHER EXPENSES:
General and administrative expenses:
 Compensation and other employee
  expenses...........................         5,292         4,909        4,129
 Office occupancy....................         1,034         1,064          834
 Data processing/equipment...........         1,141         1,117          932
 Advertising.........................           139           157          137
 FDIC insurance premiums.............           178           180          313
 SAIF special assessment.............           --            --         1,332
 Other operating expenses............         1,552         1,507        1,281
                                       ------------  ------------ ------------
  Total general and administrative
   expenses..........................         9,336         8,934        8,958
Net (gain) loss on real estate
 acquired through foreclosure (Note
 7)..................................          (255)          109         (157)
                                       ------------  ------------ ------------
  Total other expenses...............         9,081         9,043        8,801
                                       ------------  ------------ ------------
EARNINGS BEFORE INCOME TAXES.........         4,291         2,531        1,265
INCOME TAXES (Note 11)...............         1,743         1,044          534
                                       ------------  ------------ ------------
NET EARNINGS.........................  $      2,548  $      1,487 $        731
                                       ============  ============ ============
EARNINGS PER SHARE--Basic (Note 12)..  $       1.16  $       0.63 $       0.29
                                       ============  ============ ============
EARNINGS PER SHARE--Diluted (Note
 12).................................  $       1.13  $       0.60 $       0.29
                                       ============  ============ ============

                 See notes to consolidated financial statements

                        SGV BANCORP, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1999
                                 (In thousands)

                                                          Accumulated
                                     Additional              Other       Deferred                               Total
                    Preferred Common  Paid-in   Retained Comprehensive    Stock     Treasury  Comprehensive Stockholders'
                      Stock   Stock   Capital   Earnings Income (loss) Compensation  Stock       Income        Equity
                    --------- ------ ---------- -------- ------------- ------------ --------  ------------- -------------
BALANCE, July 1,
1996..............    $--      $27    $ 20,684  $ 14,470    $ (202)      $ (2,153)  $(1,240)                  $ 31,586
Comprehensive
income
 Net earnings.....     --      --          --        731       --             --        --       $   731           731
 Other
 comprehensive
 income, net of
 tax
 Net change in
 unrealized losses
 on securities,
 net of
 reclassification
 adjustment.......     --      --          --        --         92            --        --            92            92
                                                                                                 -------
Comprehensive
income............                                                                               $   823
                                                                                                 =======
Amortization of
deferred
compensation......     --      --          105       --        --             273       --                         378
Repurchase of
stock (249,100
shares)...........     --      --          --        --        --             --     (2,884)                    (2,884)
                      ----     ---    --------  --------    ------       --------   -------                   --------
BALANCE, June 30,
1997..............     --       27      20,789    15,201      (110)        (1,880)   (4,124)                    29,903
Comprehensive
income
 Net earnings.....     --      --          --      1,487       --             --        --       $ 1,487         1,487
 Other
 comprehensive
 income, net of
 tax
 Net change in
 unrealized losses
 on securities,
 net of
 reclassification
 adjustment.......     --      --          --        --         97            --        --            97            97
                                                                                                 -------
Comprehensive
income............                                                                               $ 1,584
                                                                                                 =======
Exercise of stock
options (5,892
shares)...........     --      --           (3)      --        --             --         63                         60
Amortization of
deferred
compensation......     --      --          361       --        --             325       --                         686
                      ----     ---    --------  --------    ------       --------   -------                   --------
BALANCE, June 30,
1998..............     --       27      21,147    16,688       (13)        (1,555)   (4,061)                    32,233
Comprehensive
income
 Net earnings.....     --      --          --      2,548       --             --        --       $ 2,548         2,548
 Other
 comprehensive
 income, net of
 tax
 Net change in
 unrealized losses
 on securities,
 net of
 reclassification
 adjustment.......     --      --          --        --       (427)           --        --          (427)         (427)
                                                                                                 -------
Comprehensive
income............                                                                               $ 2,121
                                                                                                 =======
Amortization of
deferred
compensation......     --      --          150       --        --             414       --                         564
Repurchase of
stock (171,745
shares)...........     --      --          --        --        --             --     (2,547)                    (2,547)
                      ----     ---    --------  --------    ------       --------   -------                   --------
BALANCE, June 30,
1999..............    $--      $27    $ 21,297  $ 19,236    $ (440)      $ (1,141)  $(6,608)                  $ 32,371
                      ====     ===    ========  ========    ======       ========   =======                   ========

                                                        1999   1998  1997
Disclosure of reclassification amount for June 30:      -----  ----  ----
Unrealized holding (losses) gains during period, net of
tax (benefit) expense of ($263) in 1999, $86 in 1998,
and $129 in 1997....................................... $(385) $123  $178
Less: Reclassification adjustment for gains included in
net earnings, net of tax expense of $29 in 1999, $19 in
1998, and $62 in 1997..................................   (42)  (26)  (86)
                                                        -----  ----  ----
Net change in unrealized (losses) gains on securities,
net of tax (benefit) expense of ($292) in 1999, $67 in
1998, and $67 in 1997.................................. $(427) $ 97  $ 92
                                                        =====  ====  ====

                 See notes to consolidated financial statements

                        SGV BANCORP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1999

                                                    1999       1998      1997
                                                  ---------  --------  --------
                                                        (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings....................................  $   2,548  $  1,487  $    731
Adjustments to reconcile net earnings to net
 cash provided by operating activities:
  Depreciation and amortization.................        675       683       430
  Loans originated for sale.....................    (19,075)  (19,687)   (5,644)
  Proceeds from sale of loans...................     19,501    19,567     5,657
  Gain on sale of loans, net....................       (135)      (41)      (13)
  (Gain) loss on sale or redemption of
   investment securities available for sale,
   net..........................................        (72)      (12)       13
  Loss (gain) on sale of mortgage-backed
   securities available for sale, net...........          1       (33)     (161)
  Federal Home Loan Bank stock dividend.........       (267)     (247)     (237)
  Increase in prepaid expenses and other
   assets.......................................     (2,227)     (116)     (835)
  Amortization of deferred loan fees............       (273)     (111)      (74)
  Deferred loan origination costs...............       (420)     (344)     (147)
  Increase in accrued expenses and other
   liabilities..................................        521       641       267
  Deferred income taxes.........................       (259)     (185)      266
  Provision for loan losses.....................        969       735       557
  (Recapture of) provision for real estate
   losses.......................................        (40)      124        95
  Premium amortization on securities, net.......        839       458       235
  (Increase) decrease in accrued interest
   receivable...................................       (205)      137      (323)
  Other, net....................................        170      (357)      164
                                                  ---------  --------  --------
    Net cash provided by operating activities...      2,251     2,699       981
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of investment securities available for
 sale...........................................  $(111,273) $(29,739) $(57,451)
Proceeds from sale and redemption of investment
 securities available for sale..................    104,488    23,012    59,936
Purchase of mortgage-backed securities available
 for sale.......................................    (15,106)  (15,281)  (35,229)
Proceeds from sale of mortgage-backed securities
 available for sale.............................      6,928    16,566     9,866
Purchase of mortgage-backed securities held to
 maturity.......................................    (20,004)      --    (15,451)
Principal repayments on mortgage-backed
 securities.....................................     24,036    15,510     8,935
Loans funded, net...............................    (75,698)  (34,512)  (30,955)
Loans purchased, net............................    (80,754)  (40,623)  (33,320)
Principal repayments on loans...................     94,343    61,019    33,216
Proceeds from sale of real estate...............      3,596     2,161     2,935
Purchase of premises and equipment..............       (197)     (248)   (1,242)
Purchase of FHLB stock..........................       (906)      --         (3)
Other, net......................................       (487)     (114)      --
                                                  ---------  --------  --------
    Net cash used in investing activities.......    (71,034)   (2,249)  (58,763)

                 See notes to consolidated financial statements

                        SGV BANCORP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1999
                                  (Continued)

                                                     1999      1998      1997
                                                   --------  --------  --------
                                                         (In thousands)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net (decrease) increase in certificate accounts..  $(13,385) $(22,944) $ 21,347
Net increase in passbook, money market savings,
 NOW, and noninterest-bearing accounts...........    42,210    29,886    12,794
Purchase of deposit accounts.....................       --        --     20,159
Proceeds from Federal Home Loan Bank advances....    75,500     5,000    73,800
Repayment of Federal Home Loan Bank advances.....   (38,041)  (12,364)  (63,402)
Proceeds from securities sold under agreements to
 repurchase......................................     4,300       --      9,600
Repayment of securities sold under agreements to
 repurchase......................................   (10,300)   (3,430)     (170)
Purchase of treasury stock.......................    (2,547)      --     (2,884)
Exercise of stock options........................       --         60       --
Other, net.......................................       553       686       318
                                                   --------  --------  --------
    Net cash provided by (used in) financing
     activities..................................    58,290    (3,106)   71,562
                                                   --------  --------  --------
NET (DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS.....................................  $(10,493) $ (2,656) $ 13,780
CASH AND CASH EQUIVALENTS, beginning of year.....    20,008    22,664     8,884
                                                   --------  --------  --------
CASH AND CASH EQUIVALENTS, end of year...........  $  9,515  $ 20,008  $ 22,664
                                                   ========  ========  ========
SUPPLEMENTAL CASH FLOW DISCLOSURES--
Cash paid during the year for:
Interest.........................................  $ 19,411  $ 18,610  $ 17,214
Income taxes.....................................     2,205       941       188
NONCASH INVESTING ACTIVITIES DURING THE YEAR:
Real estate acquired through foreclosure.........  $  2,265  $  2,928  $  2,603
Change in net unrealized loss on securities
 available for sale, net.........................      (427)       97        92



                 See notes to consolidated financial statements

                        SGV BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Basis for Presentation--SGV Bancorp, Inc. (SGV) is a savings and loan holding company incorporated in the State of Delaware that was organized for the purpose of acquiring all of the capital stock of First Federal Savings and Loan Association of San Gabriel Valley (the Association) upon its conversion from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association. On June 28, 1995, SGV completed its sale of 2,727,656 shares of its common stock through subscription and community offerings to the Association's depositors, Board of Directors, management, employees and the public and used approximately 60% of the net proceeds from such sales to purchase all of the Association's common stock issued in the Association's conversion to stock form. Such business combination was accounted for at historical cost in a manner similar to a pooling of interests.

    Description of Business--The business of SGV consists principally of the business of the Association. SGV's only significant assets are cash, investments and mortgage-backed securities, the capital stock of the Association and SGV's loan to the Association's employee stock ownership plan
(ESOP) (Notes 13 and 16). SGV has no significant liabilities.

    The Association is primarily engaged in attracting deposits from the general public in the areas in which its branches are located and investing such deposits and other available funds primarily in mortgage loans secured by one- to four-family residences. To a lesser extent, the Association invests in multi-family residential mortgages, commercial real estate, consumer and other loans. As of June 30, 1999, the Association operated eight branch offices located in the San Gabriel Valley.

    Principles of Consolidation--The consolidated financial statements include the accounts of SGV Bancorp, Inc. and its wholly-owned subsidiary, First Federal Savings and Loan Association of San Gabriel Valley and its wholly-owned subsidiary, First Covina Service Company (collectively, the Company). All material intercompany balances and transactions have been eliminated in consolidation.

    Investment Securities and Mortgage-Backed Securities--The Company classifies investments in debt and equity securities into three categories: held to maturity, trading, and available for sale. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near-term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. The Company has no trading securities. Debt and equity securities not classified as either held to maturity securities or trading securities are classified as available for sale securities and reported at fair value, with unrealized gains and

                        SGV BANCORP, INC. AND SUBSIDIARY

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1999

losses excluded from earnings and reported as a separate component of other comprehensive income, net of deferred taxes.

    The Company designates investment securities and mortgage-backed securities as held to maturity or available for sale upon acquisition. Gains or losses on the sales of investment securities and mortgage-backed securities available for sale are determined on the specific identification method. Premiums and discounts on investment securities and mortgage-backed securities are amortized or accreted using the interest method over the expected lives of the related securities.

    Loans Receivable--The Company originates mortgage loans for both portfolio investment and sale in the secondary market. During the period of origination, mortgage loans are designated as held for sale or held for investment. Loans receivable held for sale are carried at the lower of cost or estimated market value determined on an aggregate basis and include loan origination costs and related fees. Any transfers of loans held for sale to the investment portfolio are recorded at the lower of cost or estimated market value on the transfer date.

    Loans receivable held for investment are carried at amortized cost adjusted for unamortized premiums and discounts and net of deferred loan origination fees and allowance for estimated loan losses. Premiums and discounts on loans are amortized or accreted using the interest method over the expected lives of the loans. These loans are not adjusted to the lower of cost or estimated market value because it is management's intention, and the Company has the ability, to hold these loans to maturity.

    The Company considers a loan impaired when it is probable that the Company will be unable to collect all contractual principal and interest payments under the terms of the loan agreement. Loans are evaluated for impairment as part of the Company's normal internal asset review process. The Company evaluates all loans in its portfolio on an individual basis with the exception of one- to four-family residential mortgage loans and consumer lines of credit, which are evaluated on a collective basis. Also, loans which have delays in payments of less than four months are not necessarily considered impaired unless other factors apply to the loans such as the knowledge that the collection of the loan will only come from the collateral and that collateral is known to have deteriorated. The accrual of interest income on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When the interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Where impairment is considered permanent, a charge-off is recorded; where impairment is considered temporary, an allowance is established. Impaired loans which are performing under the contractual terms are reported as performing loans,

                        SGV BANCORP, INC. AND SUBSIDIARY

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1999

and cash payments are allocated to principal and interest in accordance with the terms of the loan.

    Interest on loans is credited to income as earned. Interest receivable is accrued only if deemed collectible. Generally, interest is not accrued on loans delinquent three payments or more. Loan origination and commitment fees and certain incremental direct loan origination costs are deferred, and the net fees or costs for loans held for investment are amortized into interest income over the contractual lives of the related loans. Other loan fees and charges representing service costs for the repayments of loans, delinquent payments or miscellaneous loan services are recorded as income when collected.

    The Company may hedge its interest rate exposure on loans held for sale and commitments to originate loans by entering into forward sales contracts. Realized and unrealized gains and losses on forward sales contracts are deferred and recognized as adjustments to the gain or loss on sale of loans.

    Real Estate Acquired Through Foreclosure--Properties acquired through foreclosure are initially recorded at the lower of cost or fair value less estimated costs to sell through a charge to the allowance for estimated loan losses. Subsequent declines in value are charged to operations.

    Allowances for Loan and Real Estate Losses--Valuation allowances for loan and real estate losses are provided when any significant decline in value is deemed to have occurred. Specific loss allowances are established for loans that are deemed impaired, if the fair value of the loan or the collateral is estimated to be less than the gross carrying value of the loan. In estimating losses, management considers the estimated sales price, cost of refurbishment, payment of delinquent taxes, cost of holding the property (if an extended period is anticipated) and cost of disposal. Additionally, general valuation allowances for loan and real estate losses have been established. The estimates for these allowances are normally influenced by current economic conditions, actual loss experience, industry trends and other factors such as the current adverse economic conditions experienced (including declining real estate values) in the area in which the Company's lending and real estate activities are based.

    In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Association's allowance for loan losses. Such agencies may require the Association to recognize additions to the allowance based on judgments different from those of management.

    Although management uses the best information available to make these estimates, future adjustments to the allowances may be necessary due to economic, operating, regulatory and other conditions that may be beyond the Company's control.

                        SGV BANCORP, INC. AND SUBSIDIARY

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1999


    Premises and Equipment--Premises and equipment are stated at cost less accumulated depreciation and amortization. The Company depreciates its premises and equipment primarily by use of the straight-line method over the estimated useful lives as follows

     Office buildings............................................ 20 to 40 years
     Furniture, fixtures and equipment...........................  3 to 10 years

    Income Taxes--Deferred tax assets and liabilities represent the tax effects of the temporary differences in the bases of certain assets and liabilities for tax and financial statement purposes, calculated at currently effective tax rates, of future deductible or taxable amounts attributable to events that have been recognized on a cumulative basis in the financial statements.

    The Company files its tax returns on a fiscal year basis.

    Comprehensive Income--Effective July 1, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income. Under the provisions of SFAS No. 130, an entity that provides a full set of financial statements is required to report comprehensive income in the presentation of its financial statements. The term "comprehensive income" describes the total of all components of comprehensive income including net income. "Other comprehensive income" refers to revenues, expenses, and gains and losses that are included in comprehensive income but are excluded from net income as they have been recorded directly in equity under the provisions of other Financial Accounting Standard Board (FASB) statements. The Company presents the comprehensive income disclosure as a part of the statements of changes in stockholders' equity, by identifying each element of other comprehensive income, including net income. All comparative financial statements presented reflect the application of the provisions of SFAS No. 130.

    Segment Reporting -- Effective July 1, 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, and operates as one segment.

    Recent Accounting Developments--SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998 and establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 was effective for all fiscal quarters of fiscal years beginning after June 15, 1999. In July 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, which delays the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. Earlier application is encouraged, but it is permitted only as of the beginning of any fiscal quarter that begins after June 1998. The adoption of the provisions of SFAS No. 133 as amended by SFAS No. 137 is not expected to have a material impact on the results of operations or the financial position of the Company.

                        SGV BANCORP, INC. AND SUBSIDIARY

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1999

    Use of Estimates in the Preparation of Consolidated Financial Statements-- The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting years. Actual results could differ from those estimates.

    Presentation of Cash Flows--All highly liquid instruments with original maturities of three months or less are considered to be cash equivalents.

    Reclassifications--Certain amounts in the 1998 and 1997 financial statements have been reclassified to conform with classifications in 1999.

2. REGULATORY CAPITAL REQUIREMENTS AND OTHER REGULATORY MATTERS

    The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

    Quantitative measures that have been established by regulation to ensure capital adequacy require the Association to maintain minimum capital amounts and ratios (set forth in the table below). The Federal Deposit Insurance Corporation (FDIC) requires the Association to maintain a minimum of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, that as of June 30, 1999 and 1998, the Association meets all capital adequacy requirements to which it is subject.

    As of June 30, 1999 and June 30, 1998, the most recent notification from the Office of Thrift Supervision (OTS) categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Association must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Association's category.

                        SGV BANCORP, INC. AND SUBSIDIARY

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1999


    The Association's actual capital amounts and ratios are also presented in the table.

                                                                 To Be Well
                                                             Capitalized Under
                                            For Capital      Prompt Corrective
                             Actual      Adequacy Purposes   Action Provisions
                         --------------  ------------------- -------------------
                          Amount  Ratio    Amount    Ratio     Amount    Ratio
                                        (Dollars in thousands)
As of June 30, 1999:
 Total Capital (to Risk
  Weighted Assets)...... $ 32,601 13.34% $   19,544   8.00%  $   24,430   10.00%
 Core Capital (to
  Adjusted Tangible
  Assets)............... $ 30,994  6.61% $   18,757   4.00%  $   23,446    5.00%
 Tangible Capital (to
  Tangible Assets)...... $ 30,994  6.61% $    7,034   1.50%         N/A     N/A
 Tier I Capital (to Risk
  Weighted Assets)...... $ 30,994 12.69%        N/A    N/A   $   14,658    6.00%

As of June 30, 1998:
 Total Capital (to Risk
  Weighted Assets)...... $ 29,255 15.08% $   15,520   8.00%  $   19,400   10.00%
 Core Capital (to
  Adjusted Tangible
  Assets)............... $ 27,930  6.86% $   16,296   4.00%  $   20,369    5.00%
 Tangible Capital (to
  Tangible Assets)...... $ 27,930  6.86% $    6,117   1.50%         N/A     N/A
 Tier I Capital (to Risk
  Weighted Assets)...... $ 27,930 14.40%        N/A    N/A   $   11,640    6.00%

    The OTS issued final regulations which set forth the methodology for calculating an interest rate risk component that is being incorporated into the OTS regulatory capital rules. Under the new regulations, only savings institutions with above normal interest rate risk exposure are required to maintain additional capital. This additional capital would increase the amount of a savings institution's otherwise required risk-based capital requirement. The final rule became effective January 1, 1994 and implementation will not begin until the Association has been notified by the OTS.

    Management believes that, under current regulations, the Association will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Association, such as changing interest rates or a further downturn in the economy in areas where the Association has most of its loans, could adversely affect future earnings and, consequently, the ability of the Association to meet its future minimum capital requirements.

    At periodic intervals, both the OTS and the FDIC routinely examine the Association's financial statements as part of their legally prescribed oversight of the savings and loan industry. Based on these examinations, the regulators can direct that the Association's financial statements be adjusted in accordance with their findings.

    As of August 31, 1999, the OTS is in the process of examining the Association. This examination and future examinations by the OTS or FDIC could include a review of certain transactions or other amounts reported in the Association's 1999 financial statements. Adjustments, if any, cannot presently be determined.

                        SGV BANCORP, INC. AND SUBSIDIARY

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1999


    On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 (the Funds Act), which, among other things, imposes a special one-time assessment on Savings Association Insurance Fund (SAIF) member institutions, including the Association, to recapitalize the SAIF. As required by the Funds Act, the FDIC imposed a special assessment of 65.7 basis points on SAIF-assessable deposits held as of March 31, 1995, payable November 27, 1996. The special assessment was recognized as an expense in the quarter ended September 30, 1996 and is tax deductible. The Association took a pre-tax charge of $1,332,000 as a result of the SAIF special assessment.

3. INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

    A summary of investment securities and mortgage-backed securities available for sale at June 30 follows:

                                                       1999
                                     -----------------------------------------
                                                 Gross      Gross    Estimated
                                     Amortized unrealized unrealized   Fair
                                       cost      gains      losses     Value
                                     --------- ---------- ---------- ---------
                                                  (In thousands)
Money market funds and adjustable
 interest rate mutual funds......... $ 12,500    $ --        $ 33    $ 12,467
U.S. Government and federal agency
 obligations........................    9,000      --         169       8,831
Other investment securities.........    4,609       21        112       4,518
                                     --------    -----       ----    --------
  Total investment securities.......   26,109       21        314      25,816
                                     --------    -----       ----    --------
FHLMC mortgage-backed securities....      358        6          3         361
FNMA mortgage-backed securities.....    2,014      --          30       1,984
GNMA mortgage-backed securities.....   22,954      --         428      22,526
                                     --------    -----       ----    --------
  Total mortgage-backed securities..   25,326        6        461      24,871
                                     --------    -----       ----    --------
    Total........................... $ 51,435    $  27       $775    $ 50,687
                                     ========    =====       ====    ========
                                                       1998
                                     -----------------------------------------
                                                 Gross      Gross    Estimated
                                     Amortized unrealized unrealized   Fair
                                       cost      gains      losses     Value
                                     --------- ---------- ---------- ---------
                                                  (In thousands)
Money market funds and adjustable
 interest rate mutual funds......... $ 11,000    $ --        $ 18    $ 10,982
U.S. Government and federal agency
 obligations........................    7,991      --           9       7,982
Other investment securities.........      250        7        --          257
                                     --------    -----       ----    --------
  Total investment securities.......   19,241        7         27      19,221
                                     --------    -----       ----    --------
FHLMC mortgage-backed securities....    5,320        6         15       5,311
FNMA mortgage-backed securities.....    7,972       10         17       7,965
GNMA mortgage-backed securities.....   15,025       32          7      15,050
Other mortgage-backed securities....    1,069      --          12       1,057
                                     --------    -----       ----    --------
  Total mortgage-backed securities..   29,386       48         51      29,383
                                     --------    -----       ----    --------
    Total........................... $ 48,627    $  55       $ 78    $ 48,604
                                     ========    =====       ====    ========

                        SGV BANCORP, INC. AND SUBSIDIARY

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1999

    During the year ended June 30, 1999, the Company sold $6.9 million in mortgage-backed securities, which resulted in total gains of $1,000 and total losses of $2,000. Also, the Company sold $6.1 million in investment securities resulting in gains totaling $72,000 and had $3.0 million in investment securities called during the year at par.

    During the year ended June 30, 1998, the Company sold $16.6 million in mortgage-backed securities resulting in $44,000 in total gains and $11,000 in total losses. Also, the Company sold $14.0 million in investment securities resulting in total gains of $13,000 and total losses of $1,000 and had $9.0 million in investment securities called during the year at par.

    During the year ended June 30, 1997, the Company sold $9.9 million in mortgage-backed securities resulting in total gains of $161,000. Also, the Company sold $1.5 million in investment securities resulting in total losses of $13,000 and had $2.0 million in investment securities called during the year at par.

    The weighted average interest rates on investment securities available for sale were 5.54% and 5.92% at June 30, 1999 and 1998, respectively. The weighted average interest rates on mortgage-backed securities available for sale were 6.33% and 6.87% at June 30, 1999 and 1998, respectively.

    At June 30, 1999, $11.9 million of mortgage-backed securities available for sale had adjustable interest rates, with the remaining $13.0 million having fixed interest rates. The weighted average remaining years to maturity of the mortgage-backed securities available for sale is 27.0 years at June 30, 1999.

4. MORTGAGE-BACKED SECURITIES HELD TO MATURITY

    A summary of mortgage-backed securities held to maturity at June 30 follows:

                                                         1999
                                       -----------------------------------------
                                                   Gross      Gross    Estimated
                                       Amortized unrealized unrealized   fair
                                         cost      gains      losses     value
                                       --------- ---------- ---------- ---------
                                                    (In thousands)
FHLMC mortgage-backed securities......  $ 3,071     $ 11      $  36     $ 3,046
FNMA mortgage-backed securities.......       67        1        --           68
GNMA mortgage-backed securities.......   25,424      --         507      24,917
Other mortgage-backed securities......    9,155      --         202       8,953
                                        -------     ----      -----     -------
  Total mortgage-backed securities....  $37,717     $ 12      $ 745     $36,984
                                        =======     ====      =====     =======

                        SGV BANCORP, INC. AND SUBSIDIARY

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1999


                                                         1998
                                       -----------------------------------------
                                                   Gross      Gross    Estimated
                                       Amortized unrealized unrealized   fair
                                         cost      gains      losses     value
                                       --------- ---------- ---------- ---------
                                                    (In thousands)
FHLMC mortgage-backed securities......  $ 5,178     $ 40       $31      $ 5,187
FNMA mortgage-backed securities.......      106        3       --           109
GNMA mortgage-backed securities.......   23,829      144       --        23,973
Other mortgage-backed securities......      823      --          3          820
                                        -------     ----       ---      -------
  Total mortgage-backed securities....  $29,936     $187       $34      $30,089
                                        =======     ====       ===      =======

    Mortgage-backed securities totaling approximately $16.5 million were pledged at June 30, 1999 as collateral for FHLB borrowings.

    The Company did not sell any mortgage-backed securities held to maturity during the years ended June 30, 1999, 1998 and 1997.

    The weighted average interest rate on mortgage-backed securities held to maturity was 7.14% and 7.82% at June 30, 1999 and 1998, respectively. At June 30, 1999, $1.1 million of the Company's mortgage-backed securities held to maturity had adjustable interest rates with the remaining $36.6 million having fixed interest rates. At June 30, 1998, $2.0 million of the Company's mortgage-backed securities held to maturity had adjustable interest rates, with the remaining $27.9 million having fixed interest rates. The weighted average remaining years to maturity of the mortgage-backed securities held to maturity is 23.2 years at June 30, 1999.

5. LOANS RECEIVABLE

    A summary of loans receivable at June 30 follows:

                                                         1999         1998
                                                      -----------  -----------
                                                      (Dollars in thousands)
   Conventional trust deed loans on real estate:
     Single family 1-4 units......................... $   279,897  $   247,129
     Multifamily.....................................      46,425       29,546
     Commercial loans secured by trust deeds.........      23,901       11,895
     Consumer........................................       5,961        9,007
                                                      -----------  -----------
       Total.........................................     356,184      297,577
   Less (plus):
     Unamortized yield adjustments...................      (1,486)        (613)
     Deferred loan fees..............................         736          635
     Allowance for loan losses.......................       1,845        1,425
                                                      -----------  -----------
       Total.........................................     355,089      296,130
   Less--Loans held for sale.........................         100          391
                                                      -----------  -----------
   Loans receivable held for investment, net......... $   354,989  $   295,739
                                                      ===========  ===========
   Weighted average interest rate at end of period...        7.62%        8.03%
                                                      ===========  ===========

                        SGV BANCORP, INC. AND SUBSIDIARY

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1999


    At June 30, 1999, adjustable rate loans approximated $265.0 million. The adjustable rate loans have interest rate adjustment limitations and are generally indexed to the Eleventh District Cost of Funds and the one-year constant maturity Treasury index. Future market factors may affect the correlation of the interest rate adjustment with the rates the Company pays on short-term deposits that have been utilized primarily to fund these loans.

    Activity in the allowance for loan losses is summarized as follows for the year ended June 30:

                                                       1999     1998     1997
                                                      -------  -------  -------
                                                          (In thousands)
   Balance, beginning of year........................ $ 1,425  $ 1,263  $ 1,058
   Provision for estimated loan losses...............     969      735      557
   Charge-offs.......................................    (564)    (573)    (352)
   Recoveries........................................      15      --       --
                                                      -------  -------  -------
   Balance, end of year.............................. $ 1,845  $ 1,425  $ 1,263
                                                      =======  =======  =======

    At June 30, 1999, for those loans which are reviewed individually for impairment, the Company had classified none of such loans as impaired and there were no specific reserves determined in accordance with SFAS No. 114, as amended by SFAS No. 118. At June 30, 1998, for those loans which are reviewed individually for impairment, the Company had classified $569,000 of its loans as impaired with $100,000 in specific reserves and none with no specific reserves. In addition, the Company has $1.5 million and $1.3 million at June 30, 1999 and 1998, respectively, in impaired loans, which were collectively evaluated for impairment with $238,000 in reserves set aside as of June 30, 1999 and no reserves as of June 30, 1998. The average recorded investment in impaired loans, inclusive of those evaluated collectively, during the years ended June 30, 1999, 1998 and 1997 was approximately $1.9 million, $2.9 million and $1.6 million, respectively. Interest income on impaired loans of $34,000, $28,000 and $28,000 was recognized for cash payments received in the years ended June 30, 1999, 1998 and 1997.

    Generally, loans delinquent three payments or more are placed on nonaccrual status, meaning that the Company stops accruing interest on such loans and reverses any interest previously accrued but not collected. A nonaccrual loan may be restored to accrual status when delinquent principal and interest payments are brought current and future monthly principal and interest payments are expected to be collected. For the years ended June 30, 1999, 1998 and 1997, contractually due interest of approximately $80,000, $101,000 and $77,000, respectively, was not recognized in income. At June 30, 1999, 1998 and 1997, nonaccrual loans approximated $1,524,000, $1,911,000 and $1,699,000, respectively. At June 30, 1999, the Company had two troubled-debt restructured loans with a net balance outstanding of approximately $446,000.

                        SGV BANCORP, INC. AND SUBSIDIARY

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1999


    The Company is engaged in attracting deposits from the general public and using those deposits together with borrowings and other funds primarily to originate permanent residential mortgage loans in its normal lending areas in Los Angeles, San Bernardino, Riverside and Orange counties.

    At June 30, 1999, 1998 and 1997, the Company was servicing loans for others amounting to approximately $87,000,000, $100,000,000 and $94,000,000, respectively.

    Under FIRREA, a federally chartered savings and loan association's aggregate commercial real estate loans may not exceed 400% of its capital as determined under the capital standards provisions of FIRREA. FIRREA does not require divestiture of any loan that was lawful when it was originated. At June 30, 1999, the Association estimates that, while complying with this limitation, it may originate an additional $99.4 million of commercial real estate loans.

    The Association is subject to numerous lending-related regulations. Under FIRREA, the Association may not make real estate loans to one borrower in excess of 15% of its unimpaired capital and surplus, plus an additional 10% for loans secured by readily marketable collateral. This 15% limitation results in a dollar limitation of approximately $4,624,000 at June 30, 1999.

    Transactions in loans to officers, directors and employees are as follows for the years ended June 30:

                                                         1999    1998    1997
                                                        ------  ------  -------
                                                           (In thousands)
   Balance, beginning of year.......................... $1,726  $  788  $ 1,010
     New loans to employees............................  1,676     966       92
     Principal paydowns and payoffs....................   (135)    (28)    (314)
                                                        ------  ------  -------
   Balance, end of year................................ $3,267  $1,726  $   788
                                                        ======  ======  =======

6. ACCRUED INTEREST RECEIVABLE

    A summary of accrued interest receivable at June 30 follows:

                                                                 1999    1998
                                                                ------- -------
                                                                (In thousands)
   Loans receivable............................................ $ 2,447 $ 2,286
   Mortgage-backed securities..................................     371     378
   Investment securities and other.............................     161     110
                                                                ------- -------
     Total..................................................... $ 2,979 $ 2,774
                                                                ======= =======

                       SGV BANCORP, INC. AND SUBSIDIARY

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1999


7. REAL ESTATE ACQUIRED THROUGH FORECLOSURE

    A summary of real estate acquired through foreclosure at June 30 follows:

                                                                 1999    1998
                                                                ---------------
                                                                (In thousands)
   One- to four-unit properties................................ $  827 $  1,728
   Multifamily.................................................    --       274
   Allowance for real estate losses............................    --      (100)
                                                                ------ --------
     Total..................................................... $  827 $  1,902
                                                                ====== ========

    Activity in the allowance for real estate losses is as follows for the years ended June 30:

                                                            1999   1998   1997
                                                            -----  -----  -----
                                                             (In thousands)
   Balance, beginning of year.............................. $ 100  $  60  $ 557
   (Recapture of) provision for real estate losses.........   (40)   124     95
   Charge-offs.............................................   (60)   (84)  (592)
                                                            -----  -----  -----
     Balance, end of year.................................. $  --  $ 100  $  60
                                                            =====  =====  =====

    Net gain (loss) on real estate acquired through foreclosure is summarized as follows for the years ended June 30:

                                                           1999   1998   1997
                                                           ----  ------  ----
                                                            (In thousands)
   Net gain on sales of real estate....................... $297  $  153  $ 49
   Other (expenses) income, net...........................  (82)   (138)  203
   Recapture of (provision for) real estate losses........   40    (124)  (95)
                                                           ----  ------  ----
     Net gain (loss) on real estate acquired through
      foreclosure......................................... $255  $ (109) $157
                                                           ====  ======  ====

8. PREMISES AND EQUIPMENT

    A summary of premises and equipment at June 30 follows:

                                                                1999     1998
                                                               -------  -------
                                                               (In thousands)
   Land....................................................... $   523  $   523
   Office buildings...........................................   5,066    5,055
   Furniture, fixtures and equipment..........................   3,688    3,519
                                                               -------  -------
     Total....................................................   9,277    9,097
   Less accumulated depreciation and amortization.............  (6,111)  (5,560)
                                                               -------  -------
     Total.................................................... $ 3,166  $ 3,537
                                                               =======  =======

                        SGV BANCORP, INC. AND SUBSIDIARY

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1999


9. DEPOSIT ACCOUNTS

    Deposit accounts are summarized as follows at June 30:

                                                   1999              1998
                                             ----------------- -----------------
                                                      Interest          Interest
                                             Balance   rate*   Balance   rate*
                                             -------- -------- -------- --------
                                                   (Dollars in thousands)
Passbook accounts........................... $ 19,466   2.00%  $ 17,892   2.00%
Money market savings accounts...............   85,176   4.47%    47,469   4.64%
NOW accounts................................   20,397   1.00%    20,808   1.23%
Noninterest-bearing accounts................   13,000    --       9,660    --
                                             --------          --------
  Total.....................................  138,039   3.19%    95,829   2.94%
Certificates of deposit:**
Less than three months......................    3,203   3.92%     2,637   3.97%
Three to six months.........................    4,706   4.06%     6,490   4.42%
Six to twelve months........................   47,835   4.63%    29,861   4.91%
Twelve months and greater...................  130,323   4.96%   160,464   5.49%
                                             --------          --------
  Total.....................................  186,067   4.83%   199,452   5.35%
                                             --------          --------
    Total................................... $324,106   4.14%  $295,281   4.57%
                                             ========          ========

--------
* Based on weighted average stated interest rates.
**Based on original maturity. Also, at June 30, 1999, included in certificate accounts are 414 accounts totaling $57,026,000, with balances of $100,000 or more.

    Certificate accounts are scheduled to mature as follows at June 30, 1999:

                                                                  (In thousands)
   Within one year...............................................    $167,823
   One to two years..............................................       9,211
   Two to three years............................................       4,438
   Three to four years...........................................       3,128
   Four to five years............................................       1,467
                                                                     --------
     Total.......................................................    $186,067
                                                                     ========

    Interest expense on deposit accounts is summarized as follows for the year ended June 30:

                                                         1999    1998    1997
                                                        ------- ------- -------
                                                            (In thousands)
   Passbook accounts................................... $   367 $   377 $   348
   NOW accounts........................................     240     309     280
   Money market savings accounts.......................   3,069   1,367     493
   Certificate accounts................................   9,856  11,574  11,074
                                                        ------- ------- -------
     Total............................................. $13,532 $13,627 $12,195
                                                        ======= ======= =======

                        SGV BANCORP, INC. AND SUBSIDIARY

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1999


10. OTHER BORROWED FUNDS

    Advances from the Federal Home Loan Bank (FHLB) are scheduled to mature as follows at June 30, 1999:

                                                                  (In thousands)
   Year ending June 30:
     2000........................................................    $ 46,071
     2001........................................................      24,154
     2002........................................................      26,639
     2003........................................................       1,138
     2004........................................................      10,000
                                                                     --------
       Total.....................................................    $108,002
                                                                     ========

    At June 30, 1999 and 1998, the weighted average interest rate on FHLB advances was 5.41% and 6.21%, respectively. At June 30, 1999, the advances, all of which are fixed rate, were collateralized by certain real estate loans with aggregate unpaid principal balances of approximately $166.9 million and by certain mortgage-backed securities with an aggregate remaining principal balance of approximately $16.5 million and the Company's investment in the capital stock of the FHLB of San Francisco.

    The following summarizes activities in advances from the FHLB for the year ended June 30:

                                                     1999     1998     1997
                                                   --------  -------  -------
                                                    (Dollars in thousands)
   Average amount outstanding during the period... $ 97,110  $72,722  $73,513
                                                   ========  =======  =======
   Maximum amount outstanding at any month-end
    during the period............................. $108,017  $75,876  $78,172
                                                   ========  =======  =======
   Weighted average interest rate during the
    period........................................     5.68%    6.28%    6.25%
                                                   ========  =======  =======

    The following summarizes activities in securities sold under agreements to repurchase as of June 30:

                                                     1999     1998     1997
                                                    -------  -------  -------
                                                    (Dollars in thousands)
   Average amount outstanding during the period.... $ 3,831  $ 6,528  $ 8,729
                                                    =======  =======  =======
   Maximum amount outstanding at any month-end
    during the period.............................. $10,300  $ 9,450  $ 9,600
                                                    =======  =======  =======
   Weighted average interest rate during the
    period.........................................    5.62%    6.04%    5.93%
                                                    =======  =======  =======

    At June 30, 1999, there were no securities sold under agreements to repurchase outstanding. The Company enters into these agreements only with primary government securities dealers. The lender maintains possession of the collateral securities for these agreements.

                        SGV BANCORP, INC. AND SUBSIDIARY

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1999


11. INCOME TAXES

    Income taxes are summarized as follows for the year ended June 30:

                                                            1999    1998    1997
                                                           ------  -------  ----
                                                             (In thousands)
   Current:
     Federal.............................................. $1,499  $   978  $225
     State................................................    503      251    43
                                                           ------  -------  ----
       Total current......................................  2,002    1,229   268
   Deferred:
     Federal..............................................   (215)    (209)  173
     State................................................    (44)      24    93
                                                           ------  -------  ----
       Total deferred.....................................   (259)    (185)  266
                                                           ------  -------  ----
         Total............................................ $1,743  $ 1,044  $534
                                                           ======  =======  ====

    A reconciliation from the statutory federal income tax rate to the consolidated effective income tax rate follows for the year ended June 30:

                                                               1999  1998  1997
                                                               ----  ----  ----
   Federal income tax rate.................................... 35.0% 35.0% 35.0%
   State taxes, net of federal benefit........................  7.1   7.2   7.1
   Other, net................................................. (1.5) (1.0)  0.1
                                                               ----  ----  ----
   Total...................................................... 40.6% 41.2% 42.2%
                                                               ====  ====  ====

    At June 30, 1999 and 1998, the deferred components of the Company's total income tax liabilities (assets), as included in the consolidated statements of financial condition, are summarized as follows:

                                                                  1999    1998
                                                                -------- -------
                                                                (In thousands)
   Deferred tax liabilities:
     Federal Home Loan Bank stock dividends.................... $  1,022 $  903
     Depreciation..............................................      285    344
     Loan fees.................................................      727    817
     Prepaid expenses..........................................      120     56
     Other.....................................................      --     --
                                                                -------- ------
       Gross deferred tax liabilities..........................    2,154  2,120

                        SGV BANCORP, INC. AND SUBSIDIARY

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1999

                                                               1999     1998
                                                              -------  -------
                                                              (In thousands)
   Deferred tax assets:
     Bad debt reserve........................................ $  (680) $  (538)
     State taxes.............................................    (277)    (230)
     Deferred compensation...................................    (358)    (269)
     Capital loss carryforward...............................     (20)     (20)
     Unrealized losses on securities.........................    (308)      (9)
     Amortization of deposit premium.........................     (74)     (43)
     Other...................................................     (15)     (31)
                                                              -------  -------
       Gross deferred tax assets.............................  (1,732)  (1,140)
   Valuation allowance.......................................     --       --
                                                              -------  -------
   Net deferred tax liability................................ $   422  $   980
                                                              =======  =======

    The Association's financial statement retained earnings includes tax bad debt deductions for which no provision for federal income taxes has been made. If distributions to shareholders are made in excess of current or accumulated earnings and profits or if stock of the Association is partially redeemed, this tax bad debt reserve, which approximates $2,700,000 at June 30, 1999, will be recaptured into income at the then prevailing federal income tax rate. The related unrecognized deferred tax liability is approximately $945,000. It is not contemplated that the Association will make any disqualifying distributions that would result in the recapture of these reserves.

12. EARNINGS PER SHARE RECONCILIATION

                                                         Weighted
                                                          Average
                                             Income       Shares     Per Share
                                           (Numerator) (Denominator)  Amount
                                           ----------- ------------- ---------
                                                      June 30, 1999
                                           -----------------------------------
   Basic EPS
     Income available to common
      stockholders........................ $ 2,548,000   2,190,000    $ 1.16
   Effect of Dilutive Securities
     Incremental shares from assumed
      exercise of outstanding options.....         --       73,000     (0.03)
                                           -----------   ---------    ------
   Diluted EPS
     Income available to common
      stockholders........................ $ 2,548,000   2,263,000    $ 1.13
                                           ===========   =========    ======

                                                      June 30, 1998
                                           -----------------------------------
   Basic EPS
     Income available to common
      stockholders........................ $ 1,487,000   2,345,000    $ 0.63
   Effect of Dilutive Securities
     Incremental shares from assumed
      exercise of outstanding options.....         --      124,000     (0.03)
                                           -----------   ---------    ------
   Diluted EPS
     Income available to common
      stockholders........................ $ 1,487,000   2,469,000    $ 0.60
                                           ===========   =========    ======

                        SGV BANCORP, INC. AND SUBSIDIARY

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1999


                                                         Weighted
                                                          Average
                                             Income       Shares     Per Share
                                           (Numerator) (Denominator)  Amount
                                           ----------- ------------- ---------
                                                      June 30, 1997
                                           -----------------------------------
   Basic EPS
     Income available to common
      stockholders........................  $731,000     2,482,000    $ 0.29
   Effect of Dilutive Securities
     Incremental shares from assumed
      exercise of outstanding options.....       --         37,000       --
                                            --------     ---------    ------
   Diluted EPS
     Income available to common
      stockholders........................  $731,000     2,519,000    $ 0.29
                                            ========     =========    ======

13. COMMITMENTS AND CONTINGENT LIABILITIES

    The Company conducts a portion of its operations from premises under operating leases. Rental expense, net of sublease payments, was $309,000, $307,000 and $206,000 for the years ended June 30, 1999, 1998 and 1997, respectively. Sublease payments were $158,000, $158,000 and $121,000 for the years ended June 30, 1999, 1998 and 1997, respectively. Minimum rental commitments for noncancelable leases follow at June 30, 1999:

                                                                  (In thousands)
   First year....................................................     $  417
   Second year...................................................        215
   Third year....................................................        217
   Fourth year...................................................        217
   Fifth year....................................................        181
   Thereafter....................................................        217
                                                                      ------
     Total.......................................................     $1,464
                                                                      ======

    The Company becomes involved in claims and litigation arising from its normal business activities. After consultation with legal counsel, management is of the opinion that the ultimate liability, if any, resulting from the disposition of such claims and litigation would not be material to the consolidated financial statements of the Company.

    The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Moreover, the total commitment amounts do not necessarily represent future cash requirements. Collateral generally includes residential or

                        SGV BANCORP, INC. AND SUBSIDIARY

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1999

commercial real estate. For forward sales contracts, the contract or notional amounts do not represent exposure to credit loss. The Company controls the credit risk of its forward sales contracts through limits and monitoring procedures.

    At June 30, 1999 and 1998, the Company had loan funding commitments of approximately $4.8 million and $3.0 million, respectively. Loan funding commitments are generally for a period of 15 to 45 days. The loan commitments outstanding at June 30, 1999 were primarily for adjustable rate mortgage loans, whereas they were predominantly for fixed rate mortgages as of June 30, 1998.

    The Company uses forward sales contracts to hedge interest rate exposure generally on secondary mortgage market operations. As of June 30, 1999, the Company had no open forward sales contracts. As of June 30, 1998, the Company had $1.0 million in open forward sales contracts.

    The Company provides a profit-sharing plan and a 401(k) plan, which are offered to officers and full-time employees meeting the eligibility requirements specified in the plans. The plans provide for optional annual contributions by the Company at the discretion of the Board of Directors. The 401(k) plan is a defined contributory plan which allows employee contributions. Total profit-sharing and 401(k) plan expenses were $100,000, $79,000 and $68,000 for the years ended June 30, 1999, 1998 and 1997, respectively. The Company's maximum annual contribution is 15% of the amount of eligible compensation.

    The Company previously maintained a separate defined benefit plan covering only outside Board of Director members. Such plan was terminated during the year ended June 30, 1995. Participants currently remaining in the plan will be paid out according to existing plan terms. No further contributions will be made by the Company. Pension expense was $18,000, $13,000 and $15,000 for the years ended June 30, 1999, 1998 and 1997, respectively. The accrued pension liability cost was approximately $150,000 at June 30, 1999.

    The Association established for eligible employees an ESOP and related trust that became effective upon the conversion of the Association from a mutual to a stock savings and loan association (the Conversion). Full-time employees employed with the Association as of January 1, 1995 and full-time employees of the Company or the Association employed after such date, who have been credited with at least 1,000 hours during a 12-month period and who have attained the age of 21 will become participants. The ESOP purchased 7% of the common stock issued by SGV Bancorp, Inc. (see Note 1).

    The ESOP borrowed $1,528,000 from the Company in order to purchase the common stock. The loan will be repaid principally from the Association's contributions to the ESOP over a period of seven years, and the collateral for the loan will be the common stock

                        SGV BANCORP, INC. AND SUBSIDIARY

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1999

purchased by the ESOP. The interest rate for the loan is 8%. At June 30, 1999 the outstanding balance of the loan was $764,000 and a total of 95,470 shares of common stock has been allocated to employee accounts.

    Shares purchased by the ESOP are pledged as collateral for the loan and will be held in a suspense account until released for allocation among participants as the loan is repaid. The pledged shares will be released annually from the suspense account in an amount proportional to the repayment of the ESOP loan for each plan year. The released shares will be allocated among the accounts of participants on the basis of the participant's compensation for the year of allocation. Participants generally become 100% vested in their ESOP account after six years of credited service or if their service was terminated due to death, early retirement, permanent disability or a change in control. Prior to the completion of two years of credited service, a participant who terminates employment for reasons other than death, retirement, disability, or change of control of the Association or Company will not receive any benefit. Forfeitures will be reallocated among remaining participating employees, in the same proportion as contributions. Benefits may be payable upon death, retirement, disability or separation from service. The contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

    The expense related to the ESOP for the year ended June 30, 1999 was approximately $367,000. At June 30, 1999, unearned compensation related to the ESOP approximated $655,000 and is shown as a reduction of stockholders' equity in the accompanying consolidated statements of financial condition.

    The Association maintains a non-qualified Supplemental Executive Retirement Plan (SERP) to provide certain officers and highly compensated employees with additional retirement benefits. The benefits provided under the SERP will make up the benefits lost to the SERP participants due to application of limitations on compensation and maximum benefits applicable to the Association's tax-qualified 401(k) plan and the ESOP. Benefits will be provided under the SERP at the same time and in the same form as the benefits will be provided under the 401(k) plan and the ESOP. Included in other assets at June 30, 1999 are $32,000 in investment securities accounted for as trading securities related to the SERP. Included in accrued expenses at June 30, 1999 is $97,000 of benefits related to the SERP.

    The Association has implemented a Directors' Deferred Fee Stock Unit Plan (Deferred Fee Plan) for its directors. The Deferred Fee Plan permits directors to defer receipt of directors' fees paid by the Association until their service with the Board of Directors terminates. The Deferred Fee Plan also permits directors to defer receipt of the vested accrued benefit otherwise payable from the terminated Director's Retirement Plan into the director's account under the terms of the Deferred Fee Plan. The directors' deferred fees are credited to the account of participating directors under the terms of the Deferred Fee Plan

                        SGV BANCORP, INC. AND SUBSIDIARY

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1999

and are credited with earnings based on several investment choices, including Company stock. If a participant chooses to have deferred fees credited to a stock unit account with the Deferred Fee Plan, the participant will receive a benefit based on the value and appreciation in the stock of the Company. Included in other assets at June 30, 1999 are $298,000 in investment securities accounted for as trading securities related to the Deferred Fee Plan. Included in accrued expenses at June 30, 1999 is $572,000 of deferrals related to the Deferred Fee Plan.

    At the Company's Annual Meeting of Stockholders on January 17, 1996, the stockholders approved the First Federal Savings and Loan Association of San Gabriel Valley 1995 Master Stock Compensation Plan (the Stock Compensation
Plan). The Stock Compensation Plan, which is a non-qualified plan, was authorized to acquire up to 81,829 shares of the Company common stock either directly for the Company or through purchases in the open market to be used for the granting of plan share grants and plan share allocations. The Association contributed funds to the Stock Compensation Plan to enable the Stock Compensation Plan trustees to acquire the necessary shares of the common stock. The 81,829 shares were acquired in several transactions at an average market price of $9.469 per share. These shares represent deferred compensation and have been accounted for as a reduction in stockholders' equity in the accompanying consolidated statement of financial condition. Such shares are held in trust.

    The Stock Compensation Plan allocated 16,366 shares to current and future directors with the remaining shares allocated to employees. The shares allocated to directors are granted in equal installments over a five-year period. The shares allocated to employees are granted over a five-year period, with a percentage considered as a base grant and the remaining percentages granted if the Company achieves certain performance levels. The percentages are determined by the Company's compensation committee. The expense related to the Stock Compensation Plan for the year ended June 30, 1999 was approximately $203,000.

    At the Company's Annual Meeting of Stockholders on January 17, 1996, the stockholders approved the SGV Bancorp, Inc. 1995 Master Stock Option Plan (the 1995 Stock Option Plan). The Stock Option Plan authorizes the granting of options equal to 272,765 shares of common stock. All officers and other employees of the Company and its affiliates, and directors who are not also serving as employees of the Company or any of its affiliates are eligible to receive awards under the Stock Option Plan.

    Options granted under the 1995 Stock Option Plan will be made at an exercisable price equal to the fair market value on the date of grant. Options expire ten years from the date of the grant.

                        SGV BANCORP, INC. AND SUBSIDIARY

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1999

    Awards granted to employees may include incentive stock options, nonstatutory stock options and limited rights which are exercisable only upon a change in control of the Company. Awards granted to nonemployee directors are nonstatutory options. Options are exercisable in five equal annual installments of 20%, commencing one year from the date of the grant.

    Also, at the Company's Annual Meeting of Stockholders on November 20, 1997, the stockholders approved the SGV Bancorp, Inc. 1997 Stock-Based Incentive Plan (the 1997 Stock-Based Incentive Plan). This plan authorizes the granting of options to purchase common stock, option-related awards and awards of common stock equivalent to one percent of the adjusted average common stock outstanding used to calculate diluted earnings per share as reported in the annual report for the preceding year for each calendar year from 1997 to 2006. In no event will more than 230,000 shares be granted under this plan which is available to all officers, other employees and outside Directors.

    Options granted under the 1997 Stock-Based Incentive Plan will be made at an exercisable price equal to fair market value on the date of grant. Options expire ten years from the date of the grant.

    In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation, which establishes financial accounting and reporting standards for stock-based employee compensation plans. This statement establishes a fair value based method of accounting for stock-based compensation plans. It encourages, but does not require, entities to adopt that method in place of the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, for all arrangements under which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of its stock. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from nonemployees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

    The Company has elected to continue to apply the accounting provisions of APB No. 25 to its stock-based compensation awards to employees. Under APB No. 25, compensation cost for stock options is measured as the excess, if any, of the fair market value of the Company's stock at the date of grant over the amount the director or employee must pay to acquire the stock. Because the plan provides for the issuance of options at a price of no less than the fair market value at the date of grant, no compensation cost has been recognized for the stock option components of the plans.

                        SGV BANCORP, INC. AND SUBSIDIARY

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1999


    Had compensation costs for the stock option components of the 1995 Stock Option and 1997 Stock-Based Incentive Plans been determined based upon the fair value at the date of grant consistent with SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated as follows as of June 30 for the years indicated:

                                              1999         1998        1997
                                          ------------ ------------ ------------
                                          (In thousands, except per share data)
   Net earnings:
     As reported......................... $      2,548 $      1,487 $       731
     Pro forma...........................        2,252        1,218         469
   Earnings per common share--Basic:
     As reported......................... $       1.16 $       0.63 $      0.29
     Pro forma........................... $       1.03 $       0.52 $      0.19
   Earnings per common share--Diluted:
     As reported......................... $       1.13 $       0.60 $      0.29
     Pro forma........................... $       1.00 $       0.49 $      0.19

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0% for all years; risk-free interest rate of 6.00% for 1999, 5.50% for 1998 and 6.50% for 1997; expected life of 7 years for 1999 and 10 years for 1998 and 1997; and a volatility factor of 25.72% for 1999, 23.37% for 1998 and 18.79% for 1997.

    Stock options granted, exercised or forfeited were as follows:

                                          Weighted Average   Weighted Average
                              Number of    Exercise Price      Fair Value of
                            Option Shares of Option Shares Option Shares Granted
                            ------------- ---------------- ---------------------
   Outstanding June 30,
    1996...................    261,850         $ 9.63
     Granted during year...     15,275          12.88             $12.88
     Forfeited during
      year.................     (2,182)          9.63
                               -------         ------
   Outstanding June 30,
    1997...................    274,943           9.81
     Granted during year...     20,100          17.13              17.13
     Exercised during
      year.................     (5,892)          9.63
     Forfeited during
      year.................     (1,746)          9.63
                               -------         ------
   Outstanding June 30,
    1998...................    287,405          10.33
     Granted during year...     37,425          12.22              12.22
     Forfeited during
      year.................     (1,400)         17.13
                               -------         ------
   Outstanding June 30,
    1999...................    323,430         $10.52
                               =======

                        SGV BANCORP, INC. AND SUBSIDIARY

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1999


    Financial data pertaining to outstanding stock options as of June 30, 1999 were as follows:

                                                                           Weighted
                            Weighted         Weighted                      Average
               Number       Average          Average        Number of   Exercise Price
   Exercise   of Option    Remaining      Exercise Price   Exercisable  of Exercisable
    Price      Shares   Contractual Life of Option Shares Option Shares Option Shares
   --------   --------- ---------------- ---------------- ------------- --------------
    $ 9.63     252,030        6.5             $ 9.63         149,032        $ 9.63
    $12.88      15,275        7.7             $12.88           7,638        $12.88
    $17.13      18,700        8.6             $17.13          10,167        $17.13
    $11.75      14,025        9.2             $11.75             --            --
    $12.50      23,400        9.6             $12.50             --            --
               -------        ---             ------         -------        ------
               323,430        7.1             $10.52         166,837        $10.24
               =======                                       =======

    During the year ended June 30, 1995, the Company entered into employment agreements (Agreements) with its president/chief executive officer and its executive vice president/chief financial officer. The Agreements provide for three-year terms for both individuals commencing on June 28, 1995 which have been extended through June 28, 2002. The Agreements provide that, commencing on the first anniversary date and continuing each anniversary date thereafter, the Board of Directors may extend the Agreements for an additional year so that the remaining term shall be three years. The Agreements provide for the payment of severance benefits upon termination.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following disclosures of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts at June 30, 1999 and 1998:

                        SGV BANCORP, INC. AND SUBSIDIARY

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1999


                                                                    1999
                                                             -------------------
                                                             Carrying Estimated
                                                              amount  fair value
                                                             -------- ----------
                                                               (In thousands)
   Assets:
   Cash, including short-term bank obligations.............. $  9,515  $  9,515
   Investment securities available for sale.................   25,816    25,816
   Mortgage-backed securities available for sale............   24,871    24,871
   Mortgage-backed securities held to maturity..............   37,717    36,984
   Loans receivable:
     Fixed..................................................   91,164    90,199
     Variable...............................................  263,496   263,496
   Federal Home Loan Bank stock.............................    5,407     5,407
   Liabilities:
   Term deposit accounts....................................  186,067   186,374
   Other deposit accounts...................................  138,039   138,039
   Borrowings...............................................  108,002   106,948
   Off-balance sheet unrealized gains (losses):
   Loan funding commitments.................................      --        --
   Forward sales contracts..................................      --        --

                                                                    1998
                                                             -------------------
                                                             Carrying Estimated
                                                              amount  fair value
                                                             -------- ----------
                                                               (In thousands)
   Assets:
   Cash, including short-term bank obligations.............. $ 20,008  $ 20,008
   Investment securities available for sale.................   19,221    19,221
   Mortgage-backed securities available for sale............   29,383    29,383
   Mortgage-backed securities held to maturity..............   29,936    30,089
   Loans receivable:
     Fixed..................................................   62,516    63,914
     Variable...............................................  233,150   233,150
   Federal Home Loan Bank stock.............................    4,234     4,234
   Liabilities:
   Term deposit accounts....................................  199,452   200,130
   Other deposit accounts...................................   95,829    95,829
   Borrowings...............................................   76,543    77,232
   Off-balance sheet unrealized gains (losses):
   Loan funding commitments.................................      --          6
   Forward sales contracts..................................      --         (2)

    The estimated fair values of investment securities and mortgage-backed securities available for sale and held to maturity are based on quoted market prices or dealer quotes.

    The fair value of loans receivable with fixed interest rates is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities.

                        SGV BANCORP, INC. AND SUBSIDIARY

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1999


    The fair value of nonperforming loans with a carrying value of approximately $1,524,000 and $1,911,000 at June 30, 1999 and 1998,
respectively, was not estimated because it is not practicable to reasonably assess the credit adjustment that would be applied in the market place for such loans. These nonperforming loans are primarily residential real estate loans.

    The fair value of Federal Home Loan Bank stock is based on its redemption value.

    The fair value of term deposit accounts is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value of other deposit accounts is the amount payable on demand at June 30, 1999 and 1998.

    Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of borrowings.

    For fixed-rate loan funding commitments, the fair value is estimated based on the difference between current levels of interest rates and the committed rates.

    The fair value of forward sales contracts is based on dealer quotes.

    The fair value estimates presented herein are based on pertinent information available to management as of June 30, 1999 and 1998. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since that date, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

15. CONVERSION TO CAPITAL STOCK FORM OF OWNERSHIP

    On June 28, 1995, the Association converted from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association. At that time, the Association established a liquidation account in an amount equal to its equity as reflected in the latest statement of financial condition used in the final conversion prospectus. The amount of the liquidation account as of March 31, 1995 was $13,763,000. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders who continue to maintain their accounts at the Association after the conversion. The liquidation account will be reduced annually to the extent that eligible account holders and supplemental eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's or supplemental eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Association, each eligible account holder and supplemental eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

                        SGV BANCORP, INC. AND SUBSIDIARY

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1999


    Subsequent to the conversion, the Association may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements.

16. PARENT COMPANY FINANCIAL INFORMATION

    The following presents the unconsolidated financial statements of the parent company only, SGV Bancorp, Inc. (Note 1).

                    SGV BANCORP, INC. (Parent company only)

                       STATEMENTS OF FINANCIAL CONDITION
                          AS OF JUNE 30, 1999 AND 1998

                                                                 1999    1998
                                                                ------- -------
                                                                (In thousands)
ASSETS:
Cash and cash equivalents...................................... $   608 $ 1,995
Investment securities available for sale.......................     725     258
Mortgage-backed securities available for sale..................     --      862
Investment in subsidiary.......................................  30,489  27,769
Receivable from subsidiary.....................................     764     982
Other assets...................................................      38     367
                                                                ------- -------
  Total assets................................................. $32,624 $32,233
                                                                ======= =======
LIABILITIES AND STOCKHOLDERS' EQUITY:
Accrued expenses and other liabilities......................... $   253 $   --
                                                                ------- -------
  Total liabilities............................................     253     --
Stockholders' equity...........................................  32,371  32,233
                                                                ------- -------
Total liabilities and stockholders' equity..................... $32,624 $32,233
                                                                ======= =======

                    SGV BANCORP, INC. (Parent company only)

                            STATEMENTS OF OPERATIONS
         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1999

                                                            1999    1998   1997
                                                           ------  ------  -----
                                                             (In thousands)
Interest income........................................... $  124  $  266  $ 360
Other expenses............................................   (190)   (249)  (212)
Income taxes..............................................     27      (7)   (62)
                                                           ------  ------  -----
  Earnings before equity in net earnings of subsidiary....    (39)     10     86
Equity in net earnings of subsidiary......................  2,587   1,477    645
                                                           ------  ------  -----
Net earnings.............................................. $2,548  $1,487  $ 731
                                                           ======  ======  =====

                        SGV BANCORP, INC. AND SUBSIDIARY

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1999

                    SGV BANCORP, INC. (Parent company only)

                        SUMMARY STATEMENTS OF CASH FLOWS
         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1999

                                                       1999     1998    1997
                                                      -------  ------  -------
                                                          (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings....................................... $ 2,548  $1,487  $   731
  Adjustments to reconcile net earnings to net cash
   provided by (used in) operating activities:
  (Gain) loss on sale or redemption of investment
   securities available for sale.....................     (64)     (5)      13
  Equity in net earnings of subsidiary...............  (2,587) (1,477)    (645)
  Premium amortization on securities.................       4      15       19
  Increase in accrued expenses and other
   liabilities.......................................     253     --       --
  Decrease (increase) in other assets................     329    (228)      74
                                                      -------  ------  -------
    Net cash provided by (used in) operating
     activities......................................     483    (208)     192
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of investment securities available for
   sale..............................................    (586)   (750)     --
  Proceeds from sale or redemption of investment
   securities available for sale.....................     187   2,005    1,487
  Principal repayments on mortgage-backed
   securities........................................     858     461      363
  Principal repayment on loan to subsidiary..........     218     218      218
                                                      -------  ------  -------
    Net cash provided by investing activities........     677   1,934    2,068
CASH FLOWS FROM FINANCING ACTIVITIES:
  Exercise of stock options..........................     --       60      --
  Purchase of treasury stock.........................  (2,547)    --    (2,884)
  Other, net.........................................     --        5      --
                                                      -------  ------  -------
    Net cash (used in) provided by financing
     activities......................................  (2,547)     65   (2,884)
                                                      -------  ------  -------
Net (decrease) increase in cash and cash
 equivalents.........................................  (1,387)  1,791     (624)
CASH AND CASH EQUIVALENTS, beginning of year.........   1,995     204      828
                                                      -------  ------  -------
CASH AND CASH EQUIVALENTS, end of year............... $   608  $1,995  $   204
                                                      =======  ======  =======
NONCASH INVESTING ACTIVITIES DURING THE YEAR:
  Change in net unrealized gain/loss on securities
   available for sale, net of taxes.................. $     3  $  (12) $   (39)

                        SGV BANCORP, INC. AND SUBSIDIARY

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1999


17. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

    The following is a summary of quarterly results for the years ended June 30, 1999 and 1998:

                                       First     Second      Third     Fourth
                                      Quarter    Quarter    Quarter    Quarter
                                     ---------  ---------  ---------  ---------
                                      (In thousands, except per share data)
   1999
   Interest income.................. $   7,537  $   8,126  $   8,095  $   8,020
   Interest expense.................     4,675      5,032      4,878      4,785
   Provision for loan losses........       269        210        280        210
   Net earnings.....................       566        624        701        657
   Earnings per share--basic........      0.25       0.28       0.32       0.30
   Earnings per share--diluted......      0.24       0.27       0.31       0.29
   1998
   Interest income.................. $   7,324  $   7,459  $   7,434  $   7,385
   Interest expense.................     4,817      4,840      4,533      4,471
   Provision for loan losses........        75        268        115        277
   Net earnings.....................       331        234        491        431
   Earnings per share--basic........      0.14       0.10       0.21       0.18
   Earnings per share--diluted......      0.14       0.09       0.20       0.17

18. SUBSEQUENT EVENTS

    On July 12, 1999, SGV and IndyMac Mortgage Holdings, Inc. (IndyMac) entered into an Agreement and Plan of Merger pursuant to which IndyMac would acquire SGV for cash. Under the terms of the merger agreement, each share of SGV common stock would be exchanged for $25.00 in cash. This price may be subject to adjustment as a result of changes in the net portfolio value of assets and liabilities of SGV. In no event will the purchase price per share be reduced below $22.50 or increased above $27.50 per share. IndyMac will acquire all of the shares outstanding and subject to options of SGV. The transaction is subject to the approval of the stockholders of both SGV and IndyMac as well as certain regulatory approvals including the OTS. The merger is expected to be completed in the first half of 2000.

    On July 25, 1999, the Association completed its acquisition of two branches of Citibank, California, a federal savings bank. The branch located in La Verne was combined with an existing branch located in the same shopping center. The second branch is located in Covina in a freestanding branch building at 100 North Azusa Avenue. The Association acquired approximately $37 million in total deposits from Citibank. The Association paid a one-time premium of 3.50% of the deposits acquired and purchased the branch in Covina for $475,000.

                                                                      APPENDIX A

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                               SGV BANCORP, INC.

                                      AND

                        INDYMAC MORTGAGE HOLDINGS, INC.

                           Dated as of July 12, 1999

                                      and

                           Amended and Restated as of

                                October 25, 1999

                                LIST OF EXHIBITS

 Exhibit
 Number  Description
 ------- -----------
   1.    --Plan of Merger. (Section 1.1).
   2.    --Directors of the Surviving Corporation (Section 2.3)

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
 Parties...................................................................  A-6
 Preamble..................................................................  A-6
 ARTICLE 1--TRANSACTIONS AND TERMS OF MERGER...............................  A-6
    1.1 Merger............................................................   A-6
    1.2 Time and Place of Closing.........................................   A-7
    1.3 Effective Time....................................................   A-7
    1.4 Restructure of Transaction........................................   A-7
 ARTICLE 2--TERMS OF MERGER................................................  A-7
    2.1 Certificate of Incorporation......................................   A-7
    2.2 Bylaws............................................................   A-7
    2.3 Board of Directors................................................   A-7
 ARTICLE 3--MANNER OF CONVERTING SHARES....................................  A-8
    3.1 Conversion of Shares..............................................   A-8
    3.2 Shares Held by IndyMac or SGV.....................................   A-9
    3.3 Dissenting SGV Stockholders.......................................   A-9
    3.4 Pre-Closing Calculations and NPV Adjustment.......................   A-9
 ARTICLE 4--EXCHANGE PROCEDURES............................................ A-12
    4.1 Exchange of SGV Certificates......................................  A-12
    4.2 Cancellation of SGV Options; Restricted Stock.....................  A-14
 ARTICLE 5--REPRESENTATIONS AND WARRANTIES OF INDYMAC...................... A-15
    5.1 Organization, Standing, and Power.................................  A-15
    5.2 Authority of IndyMac; No Breach By Agreement......................  A-15
    5.3 SEC Filings.......................................................  A-16
    5.4 Information Supplied..............................................  A-16
    5.5 Regulatory Matters................................................  A-16
    5.6 Financing.........................................................  A-16
    5.7 Diversified Investment Company Status.............................  A-17
    5.8 Year 2000 Matters.................................................  A-17
    5.9 SGV Shares........................................................  A-17
 ARTICLE 6--REPRESENTATIONS AND WARRANTIES OF SGV.......................... A-17
    6.1 Organization, Standing, and Power.................................  A-17
    6.2 Authority; No Breach By Agreement.................................  A-17
    6.3 Capital Stock.....................................................  A-18
    6.4 SGV Subsidiaries..................................................  A-19
    6.5 SEC Filings; Financial Statements.................................  A-20
    6.6 Absence of Undisclosed Liabilities................................  A-21
    6.7 Absence of Certain Changes or Events..............................  A-21
    6.8 Tax Matters.......................................................  A-21
    6.9 Allowance for Possible Loan Losses................................  A-23

                                                                            Page
                                                                            ----
    6.10 Assets...........................................................  A-23
    6.11 Intellectual Property............................................  A-24
    6.12 Environmental Matters............................................  A-24
    6.13 Compliance with Laws.............................................  A-24
    6.14 Labor Relations..................................................  A-25
    6.15 Employee Benefit Plans...........................................  A-25
    6.16 Material Contracts...............................................  A-28
    6.17 Legal Proceedings................................................  A-29
    6.18 Deposits.........................................................  A-29
    6.19 Citibank Branch Acquisition Agreement............................  A-29
    6.20 Year 2000........................................................  A-30
    6.21 Servicing........................................................  A-30
    6.22 Reports..........................................................  A-30
    6.23 Information Supplied.............................................  A-30
    6.24 Regulatory Matters...............................................  A-31
    6.25 State Takeover Laws..............................................  A-31
    6.26 Charter Provisions...............................................  A-32
    6.27 Opinion of Financial Advisor.....................................  A-32
    6.28 Board Recommendation.............................................  A-32
 ARTICLE 7--CONDUCT OF BUSINESS PENDING CONSUMMATION....................... A-32
    7.1  Affirmative Covenants of SGV.....................................  A-32
    7.2  Negative Covenants of SGV........................................  A-33
    7.3  Loan Portfolio Changes...........................................  A-35
    7.4  Covenants of IndyMac.............................................  A-36
    7.5  Adverse Changes in Condition.....................................  A-36
    7.6  Reports..........................................................  A-37
 ARTICLE 8--ADDITIONAL AGREEMENTS.......................................... A-37
    8.1  Joint Proxy Statement; Stockholder Approval......................  A-37
    8.2  Applications.....................................................  A-38
    8.3  Filings with State Offices.......................................  A-38
    8.4  Agreement as to Efforts to Consummate............................  A-38
    8.5  Investigation and Confidentiality................................  A-39
    8.6  Press Releases...................................................  A-40
    8.7  Certain Actions..................................................  A-40
    8.8  Regulatory Compliance Matters....................................  A-41
    8.9  Consents.........................................................  A-41
    8.10 Employee Benefits................................................  A-41
    8.11 Indemnification..................................................  A-44
    8.12 Certain Policies of SGV..........................................  A-45
    8.13 IndyMac Merger Subsidiary Organization...........................  A-46

                                                                            Page
                                                                            ----
 ARTICLE 9--CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE.............. A-46
    9.1   Conditions to Obligations of Each Party.........................  A-46
    9.2   Conditions to Obligations of SGV................................  A-47
    9.3   Conditions to Obligations of IndyMac............................  A-48
 ARTICLE 10--TERMINATION................................................... A-49
    10.1  Termination.....................................................  A-49
    10.2  Termination Fees................................................  A-50
    10.3  Effect of Termination...........................................  A-51
    10.4  Non-Survival of Representations and Covenants...................  A-52
 ARTICLE 11--MISCELLANEOUS................................................. A-52
    11.1  Definitions.....................................................  A-52
    11.2  Expenses........................................................  A-61
    11.3  Brokers and Finders.............................................  A-62
    11.4  Entire Agreement................................................  A-62
    11.5  Amendments......................................................  A-62
    11.6  Waivers.........................................................  A-62
    11.7  Assignment......................................................  A-63
    11.8  Notices.........................................................  A-63
    11.9  Governing Law...................................................  A-64
    11.10 Counterparts....................................................  A-64
    11.11 Captions; Articles and Sections.................................  A-64
    11.12 Interpretations.................................................  A-64
    11.13 Enforcement of Agreement........................................  A-64
    11.14 Severability....................................................  A-64
 Signatures................................................................ A-65

                             AMENDED AND RESTATED
                         AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of July 12, 1999, and amended and restated as of October 25, 1999, by and between IndyMac Mortgage Holdings, Inc., a Delaware corporation ("IndyMac"), and SGV Bancorp, Inc., a Delaware corporation ("SGV") and the parent company of First Federal Savings and Loan Association of San Gabriel Valley.

                                   Preamble

    The respective Boards of Directors of IndyMac and SGV have approved and deem it advisable and in the best interests of the parties to this Agreement and their respective stockholders to consummate the transaction provided for herein, pursuant to which a newly-formed, wholly-owned subsidiary of IndyMac ("IndyMac Merger Subsidiary") will merge with and into SGV. At the effective time of such merger, the outstanding shares of common stock of SGV shall be converted into the right to receive a cash payment from IndyMac (except as provided herein). The transactions described in this Agreement are subject to the approvals of the stockholders of SGV, the stockholders of IndyMac, the Office of Thrift Supervision, and the satisfaction of certain other conditions described in this Agreement.

    This Agreement was originally entered into as of July 12, 1999. Pursuant to Section 1.4 of this Agreement, this Agreement was amended and restated as of October 25, 1999. All references to "the date of this Agreement" contained herein shall mean July 12, 1999.

    Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

    NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1

                       Transactions and Terms of Merger

    1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, IndyMac Merger Subsidiary shall be merged with and into SGV in accordance with the provisions of Section 251 of the DGCL and with the effect provided in Sections 259 of the DGCL (the "Merger"). SGV shall be the surviving corporation (the "Surviving Corporation") resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of IndyMac and SGV and the Plan of Merger, in substantially the form of Exhibit 1, which will be approved and adopted by the Board of Directors of SGV prior to the SGV Stockholders' Meeting and will be adopted by the Board of Directors of IndyMac Merger Subsidiary and by IndyMac (in its capacity as sole stockholder of IndyMac Merger Subsidiary) upon the organization of IndyMac Merger Subsidiary.

    1.2 Time and Place of Closing. The closing of the transactions contemplated hereby (the "Closing") will take place at 9:00 A.M., Pasadena, California time on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M., Pasadena, California time), or at such other time as the Parties may mutually agree. The Closing shall be held at the offices of IndyMac, 155 North Lake Avenue, Pasadena, California, or at such other location as the Parties may mutually agree.

    1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the first business day following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and
(ii) the date on which the respective stockholders of IndyMac and SGV approve this Agreement to the extent such approval is required by applicable Law; or such later date as may be required to comply with the provisions of Section 3.5.

    1.4 Restructure of Transaction. IndyMac shall, in its reasonable discretion, have the unilateral right to revise the structure of the Merger for any reason IndyMac deems advisable. However, without the consent of SGV, IndyMac may not revise the Merger to (i) adversely affect the Tax effects or alter or change the amount or kind of the consideration that the holders of SGV Common Stock are entitled to receive or the treatment of SGV Options or the economic benefits of the transactions contemplated hereby to the holders of SGV Common Stock, (ii) change the manner in which the consideration for SGV Common Stock is paid, (iii) affect the interests of the holders of SGV Common Stock materially and adversely, or (iv) unreasonably impede or delay the receipt of the approval of the Merger by the OTS or the consummation of the Merger. IndyMac may exercise this right by giving written notice of the revision, including with it the amendments to this Agreement, to SGV before the Termination Date.

                                   ARTICLE 2

                                Terms of Merger

    2.1 Certificate of Incorporation. The Certificate of Incorporation of SGV shall be the Certificate of Incorporation of the Surviving Corporation until duly amended or repealed.

    2.2 Bylaws. The Bylaws of SGV shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

    2.3 Board of Directors. Immediately prior to the Effective Time, the Board of Directors of SGV shall take all such action as may be required under the DGCL and SGV's Certificate of Incorporation and Bylaws to cause the directors composing the full Board of

Directors of the Surviving Corporation immediately following the Effective Time to be the persons listed in Exhibit 2, or such other Persons as may be required by Law or under any Consent of a Regulatory Authority. If, prior to the Effective Time, any of the persons listed in Exhibit 2 shall decline or be unable to serve as a director, IndyMac shall designate another person to serve in such person's stead. In connection with the foregoing, each of the members of the Board of Directors of SGV who are in office immediately prior to the Effective Time shall resign as a member of such Board of Directors (and any successor to it) effective immediately as of the Effective Time. SGV shall make at Closing any and all payments relating to director fees and reimbursement of expenses due and payable to the resigning board members that are outstanding as of the Effective Time.

                                   ARTICLE 3

                          Manner of Converting Shares

    3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of SGV, IndyMac Merger Subsidiary, IndyMac, or the stockholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

      (a) Each share of IndyMac Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

      (b) Each share of IndyMac Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for one share of SGV Common Stock.

      (c) Each share of SGV Common Stock (excluding shares subject to the provisions of Sections 3.2 and 3.3) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive from IndyMac a cash payment, without interest thereon, in the amount of $25.00 (subject to the following adjustments, the "Per Share Purchase Price"); provided that:

         (i) the Per Share Purchase Price shall be increased by an amount equal to the quotient obtained by dividing (1) $1 million by (2) the Outstanding Share Equivalents, if IndyMac shall exercise the Extension Right provided in Section 10.1(e)(ii) (the "Extension Adjustment"); and

         (ii) the Per Share Purchase Price shall be increased or decreased, as applicable, by the Per Share NPV Adjustment Amount, if any, determined pursuant to Section 3.4 (the "NPV Adjustment"), provided further, that (1) in the event the Per Share Purchase Price determined after giving effect to the NPV Adjustment but before giving effect to the Extension Adjustment, if any, would be less than $22.50, the Per Share Purchase Price before giving effect to the Extension Adjustment, if any, shall be $22.50, and (2) in the event the Per Share Purchase

     Price determined after giving effect to the NPV Adjustment but before giving effect to the Extension Adjustment, if any, would be greater than $27.50, the Per Share Purchase Price before giving effect to the Extension Adjustment, if any, shall be $27.50.

         The "Outstanding Share Equivalents" shall mean the sum of (i) the number of shares of SGV Common Stock outstanding immediately prior to the Effective Time plus (ii) the number of shares of SGV Common Stock issuable upon exercise in full of all SGV Options issued and outstanding immediately prior to the Effective Time (which number of SGV Options shall not be greater than the number of SGV Options issued and outstanding at May 31, 1999).

    3.2 Shares Held by IndyMac or SGV. Each of the shares of SGV Common Stock held by any IndyMac Entity or by any SGV Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

    3.3 Dissenting SGV Stockholders. Any holder of shares of SGV Common Stock who perfects such holder's dissenters' rights in accordance with and as contemplated by Section 262 of the DGCL shall be entitled to receive such payment as may be determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the DGCL and surrendered to IndyMac the SGV Certificate or Certificates representing the shares of SGV Common Stock for which payment is being made. In the event that after the Effective Time a dissenting stockholder of SGV fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares of SGV Common Stock, IndyMac shall issue and deliver the consideration to which such holder of shares of SGV Common Stock is entitled under this Article 3 (without interest) upon surrender of such holder's SGV Certificate or Certificates.

    3.4 Pre-Closing Calculations and NPV Adjustment.

      (a) As promptly as practicable, but not later than ten business days, after the end of the calendar month immediately preceding the Effective Time, SGV shall prepare and deliver to IndyMac a certificate attaching SGV's computation (the "Calculations") of Pre-Closing NPV and Pre-Closing Book Net Worth. "Pre-Closing NPV" shall be determined (i) as of the end of the calendar month immediately preceding the Effective Time, (ii) using the Sendaro model with all assumptions, methodologies, and line items used by SGV in its March 31, 1999 model (the "March Sendaro Model") and previously provided to IndyMac (the "Baseline NPV"), and (iii) by utilizing the unconsolidated common stockholders' equity of SGV, as reflected in the audited consolidated financial statements of SGV for the fiscal year ended June 30, 1999 ("Parent Book Net Worth"), as adjusted to
  (1) exclude any gain or loss on sales of Assets or securities at the parent level of SGV (treating for this purpose all Assets comprising Parent Book Net Worth as if unleveraged and without varying parent level SGV's Asset mix by dollar or percentage amount from such dollar or percentage amounts at May 31, 1999 and set forth on Schedule 3.4 of the SGV Disclosure Memorandum), (2) exclude proceeds resulting from the exercise of SGV Options after May 31, 1999, and (3) reflect any adjustments in the assumptions utilized in the March Sendaro Model, (x) as reasonably agreed upon by the Parties and resulting from changes in market interest rates or Asset category book values, in each case, consistent with SGV's practices at March 31, 1999, or (y) as a result of adjustments required by the OTS. "Pre-Closing Book Net Worth" shall mean consolidated stockholders' equity of SGV as of the end of the calendar month immediately preceding the Effective Time, as adjusted to (i) exclude (1) any payments by any SGV Entity of amounts required to be paid under SGV Compensation Contracts and plans identified in Section 8.11(a) of the SGV Disclosure Memorandum, (2) any costs incurred by SGV as a direct result of written requests from IndyMac (including specifically the costs of obtaining the letters contemplated by Section 9.3(g)), and (3) any proceeds resulting from the exercise of SGV Options after May 31, 1999, and (ii) include "Net Deal Expenses." For purposes of this Section 3.4, Net Deal Expenses shall mean the amount by which all expenses incurred by SGV in connection with effecting the transactions contemplated by this Agreement (including, but not limited to, legal and investment banking expenses) exceed the "Pro Rata Portion." For purposes of this Section 3.4, the "Pro Rata Portion" shall mean the difference between (i) $1 million and (ii) the product obtained by multiplying (1) $1 million and (2) the quotient obtained by dividing (x) the number of full months that elapse between the date of this Agreement and the Closing Date (if such period is less than 12 months) by (y) 12.

      (b) The Calculations shall be deemed final upon the earliest of (i) the date on which IndyMac and SGV jointly agree that the Calculations are final, (ii) the fifth business day after delivery of the Calculations pursuant to Section 3.4(a), if IndyMac has not delivered to SGV prior notice expressing disagreement with such calculations and setting forth its calculation of Pre-Closing NPV and Pre-Closing Book Net Worth, and
  (iii) the date on which all disputes relating to such statements and calculations between the parties are resolved in accordance with Section 3.4(c).

      (c) If IndyMac shall deliver a notice of disagreement (and shall include IndyMac's reasons for disagreeing) pursuant to Section 3.4(b), IndyMac and SGV shall, during the five business days following such delivery, use their reasonable efforts to reach agreement on the disputed items or amounts (the "Disputed Amounts"). If, during such period, SGV and IndyMac are unable to reach such agreement, they shall promptly thereafter cause independent accountants of nationally recognized standing reasonably satisfactory to IndyMac and SGV (who shall not have any material relationship with IndyMac or SGV), promptly to review this Agreement, the documents delivered pursuant to Section 3.4(a) and any other documents necessary to calculate the Disputed Amounts (including all work papers of the parties used in calculating the Disputed Amounts). In making such calculation, such independent accountants shall act as experts and not arbitrators and shall consider only the Disputed Amounts, solely in accordance with the terms of this Agreement. Such independent accountants shall deliver to IndyMac and SGV, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon IndyMac and SGV. The cost of such review and report shall be borne equally by SGV and IndyMac.

      (d) SGV agrees that it will, and will cause its independent accountants and Subsidiaries to, cooperate and assist in the preparation of the Calculations and in the conduct of the audits and reviews referred to in this Section 3.4, including, without limitation, making available, to the extent necessary, relevant books, records, working papers, analyses, and schedules, and permitting representatives of IndyMac to consult with the employees, auditors, actuaries, attorneys, and agents of SGV and its Subsidiaries.

      (e) If Final Pre-Closing NPV shall be less than 110% of Baseline Book Net Worth, the "Per Share NPV Adjustment Amount" shall (i) mean the quotient obtained by dividing (1) the product of 1.5 and the difference between (x) 110% of Baseline Book Net Worth and (y) Final Pre-Closing NPV by (2) the Outstanding Share Equivalents, and (ii) be deducted from the Per Share Purchase Price as and for the extent provided in Section 3.1(c)(ii). If Final Pre-Closing NPV shall exceed 125% of Baseline Book Net Worth, the "Per Share NPV Adjustment Amount" shall (i) mean the quotient obtained by dividing (1) the amount that Final Pre-Closing NPV exceeds 125% of Baseline Book Net Worth by (2) the Outstanding Share Equivalents, and (ii) be added to the Per Share Purchase Price as and for the extent provided in Section 3.1(c)(ii). "Final Pre-Closing NPV" means the Pre-Closing NPV (i) as shown in the calculations, if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.4(b), or (ii) if such a notice of disagreement is delivered, (A) as agreed by IndyMac and SGV pursuant to Section 3.4(b) or (B) in the absence of such agreement, as shown in the independent accountant's calculation delivered pursuant to Section 3.4(c); provided that, in no event shall Final Pre-Closing NPV be (i) more than SGV's calculation of Pre-Closing NPV delivered pursuant to Section 3.4(a), or (ii) less than IndyMac's calculation of Pre-Closing NPV assuming resolution of all Disputed Amounts, if any, in IndyMac's favor. "Baseline Book Net Worth" shall mean consolidated common stockholders' equity of SGV, as reflected in the audited consolidated financial statements of SGV for the fiscal year ended June 30, 1999 (excluding any proceeds resulting from the exercise of SGV Options after May 31, 1999).

      (f) "Final Pre-Closing Book Net Worth" means the Pre-Closing Book Net Worth (i) as shown in the calculations, if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.4(b), or (ii) if such a notice of disagreement is delivered, (A) as agreed by IndyMac and SGV pursuant to Section 3.4(b) or (B) in the absence of such agreement, as shown in the independent accountant's calculation delivered pursuant to
  Section 3.4(c); provided that, in no event shall Final Pre-Closing Book Net Worth be (i) more than SGV's calculation of Pre-Closing Book Net Worth delivered pursuant to Section 3.4(a), or (ii) less than IndyMac's calculation of Pre-Closing Book Net Worth assuming resolution of all Disputed Amounts, if any, in IndyMac's favor.

      (g) Between the date of this Agreement and the Effective Time, SGV shall provide to IndyMac, as promptly as practicable, but not later than ten business days, after the end of each quarter (and after the end of each month (i) if the interest rate on the ten-year U.S. Treasury Notes increases or decreases by 50 basis points or more from the interest rate on the ten-year U.S. Treasury Notes as of the date of this Agreement and
  (ii) if so requested by IndyMac), a certificate attaching SGV's computation of NPV, with assumptions, as submitted to the OTS and Pre-Closing NPV as determined in accordance with Section 3.4(a). IndyMac shall have 20 business days to review such calculations of NPV and Pre-Closing NPV and to provide a notice of disagreement (and include IndyMac's reasons for disagreeing) of the NPV and the Pre-Closing NPV. In the event that IndyMac does not provide SGV with a notice of disagreement within the time period contemplated by the preceding sentence, IndyMac shall be deemed, absent error on the part of SGV, to accept the assumptions, methodologies, and line items used by SGV in the calculation of the Pre-Closing NPV.

                                   ARTICLE 4

                              Exchange Procedures

    4.1 Exchange of SGV Certificates.

      (a) Prior to the Effective Time, IndyMac shall enter into an agreement with a bank or trust company selected by IndyMac (the "Paying Agent") to serve as paying agent and exchange agent for the Merger, pursuant to which agreement IndyMac shall deliver to the Paying Agent prior to the Effective Time, for the benefit of the holders of shares of SGV Common Stock for exchange in accordance with this Section 4.1, through the Paying Agent, cash in the aggregate amount required to make the cash payments specified in Section 3.1(c) in respect of the SGV Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 3.2 or as to which statutory dissenters' rights have been perfected as provided in Section 3.3), such sums being hereinafter referred to as the "Exchange Fund."

      (b) As soon as practicable after the Effective Time, but no later than three business days following the Effective Time, IndyMac shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which represented shares of SGV Common Stock immediately prior to the Effective Time (the "SGV Certificates") appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such SGV Certificates shall pass, only upon proper delivery of such SGV Certificates to the Paying Agent). The SGV Certificate or Certificates so delivered shall be duly endorsed as the Paying Agent may require. In the event of a transfer of ownership of shares of SGV Common Stock represented by SGV Certificates that are not registered in the transfer records of SGV, the consideration provided in Section 3.1 may be issued to a transferee if the SGV Certificates representing such shares are delivered to the Paying Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Paying

  Agent that any applicable stock transfer taxes have been paid. If any SGV Certificate shall have been lost, stolen, mislaid, or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such SGV Certificate to be lost, mislaid, stolen, or destroyed, (ii) such bond, security, or indemnity as IndyMac and the Paying Agent may reasonably require, and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Paying Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid, or destroyed SGV Certificate shall have been converted. The Paying Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of SGV Common Stock (other than shares to be canceled pursuant to Section 3.2 or as to which statutory dissenters' rights have been perfected as provided in Section 3.3) issued and outstanding at the Effective Time shall surrender the SGV Certificate or Certificates representing such shares to the Paying Agent and IndyMac shall cause the Paying Agent to make payment of the merger consideration provided in Section 3.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to this Section 4.1(b) within five business days of receipt of all required documentation from each stockholder individually. Neither IndyMac nor the Paying Agent shall be obligated to deliver the consideration to which any former holder of SGV Common Stock is entitled as a result of the Merger until such holder surrenders such holder's SGV Certificate or Certificates for exchange as provided in this Section 4.1(b). Any other provision of this Agreement notwithstanding, neither IndyMac, SGV, or the Paying Agent, nor any of the directors, officers, or employees of any of them, shall be liable to a holder of SGV Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

      (c) At the Effective Time, the stock transfer books of SGV shall be closed as to holders of SGV Common Stock immediately prior to the Effective Time and no transfer of SGV Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1(b), each SGV Certificate theretofore representing shares of SGV Common Stock (other than shares to be canceled pursuant to Section 3.2 or as to which statutory dissenters' rights have been perfected as provided in Section 3.3) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 in exchange therefor.

      (d) The Paying Agent may invest any cash included in the Exchange Fund in a reasonable and prudent manner, as directed by IndyMac. Any interest and other income resulting from such investments shall accrue for the benefit of and be paid to IndyMac promptly on receipt by the Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the SGV Certificates for nine months after the Effective Time shall be delivered to IndyMac, upon demand, and any holders of the SGV Certificates who have not theretofore complied with this Section 4.1 shall thereafter look only to IndyMac for payment of the consideration therefor specified in

  Section 3.1. Any portion of the Merger Consideration made available to the Paying Agent pursuant to this Section 4.1 to pay for shares of SGV Common Stock as to which dissenters' rights have been perfected shall be returned to IndyMac.

    4.2 Cancellation of SGV Options; Restricted Stock.

      (a) As compensation for services rendered to SGV, at the Effective Time, each option or other Equity Right to purchase shares of SGV Common Stock pursuant to stock options or stock appreciation rights ("SGV Options") granted by SGV under the SGV Bancorp, Inc. 1995 Amended and Restated Master Stock-Based Incentive Plan or any other stock-based equity compensation plans (the "SGV Stock Plans"), and outstanding at the Effective Time, whether or not exercisable, shall be canceled and each holder of a SGV Option shall be entitled to receive directly from IndyMac (and not from the Exchange Fund), at the Effective Time, in consideration for the cancellation of such SGV Option, an amount in cash, without any interest thereon and less any required withholding Taxes, for each share of SGV Common Stock subject to such SGV Option (the "Option Cancellation Payment"), equal to the difference (if positive) between the Per Share Purchase Price and the exercise price per share of SGV Common Stock to which such SGV Option relates. At the Effective Time, each such SGV Option shall no longer represent the right to purchase shares of SGV Common Stock, but in lieu thereof shall represent only the nontransferable right to receive the Option Cancellation Payment, subject to receipt by IndyMac of an acknowledgment from such holder that such payment shall constitute consideration for the termination of such option. SGV agrees to take all necessary steps to effectuate the foregoing provisions of this Section 4.2, including using its reasonable efforts to obtain from each holder of a SGV Option an agreement acknowledging cancellation of such holder's SGV Option and all rights thereunder in exchange for the Option Cancellation Payment. The surrender of a SGV Option to IndyMac in exchange for the consideration set forth in this Section 4.2 shall, to the extent permitted by Law, be deemed a release of any and all rights the holder had or may have had in respect of such SGV Option.

      (b) Effective as of the Effective Time, each then outstanding restricted share of SGV Common Stock granted by SGV prior to the date of this Agreement pursuant to the SGV Stock Plans and not vested and transferable immediately prior to such Effective Time (a "SGV Restricted Share") shall become vested and transferable and shall be converted into the right to receive the Per Share Purchase Price from IndyMac in accordance with Section 3.1, provided that the holder of such SGV Restricted Share makes arrangements satisfactory to IndyMac for the payment of any applicable withholding Taxes. The accelerated vesting and conversion of a SGV Restricted Share as provided herein shall, to the extent permitted by Law, be deemed a release of any and all rights the holder had or may have had in respect of such SGV Restricted Share.

                                   ARTICLE 5

                   Representations and Warranties of Indymac

    IndyMac hereby represents and warrants to SGV as follows:

    5.1 Organization, Standing, and Power. IndyMac is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets.

    5.2 Authority of IndyMac; No Breach by Agreement.

      (a) IndyMac has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of IndyMac. This Agreement represents a legal, valid, and binding obligation of IndyMac, enforceable against IndyMac in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

      (b) Neither the execution and delivery of this Agreement by IndyMac, nor the consummation by IndyMac of the transactions contemplated hereby, nor compliance by IndyMac with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of IndyMac's Certificate of Incorporation or Bylaws or the certificate or articles of incorporation or Bylaws of any IndyMac Subsidiary or any resolution adopted by the board of directors or the stockholders of any IndyMac Entity, or (ii) except with respect to Consents required to be obtained by IndyMac under its financing Contracts or real property lease Contracts, constitute or result in a Default under, or require any Consent pursuant to, any Contract, where such Default, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, an IndyMac Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any IndyMac Entity or any of their respective material Assets.

      (c) IndyMac knows of no reason why any Consents under its financial Contracts or real property lease Contracts will not be obtained.

      (d) No notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by IndyMac of the Merger and the other transactions contemplated in this Agreement, except for (i) the filing of applications and notices with the OTS under HOLA and approval or non-objection of same, (ii) the filing with the

  SEC of the Joint Proxy Statement and such reports under the 1934 Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (iii) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which IndyMac is qualified to do business, and (iv) the applicable state banking approvals and any applicable state takeover approvals.

    5.3 SEC Filings. IndyMac has timely filed all SEC Documents required to be filed by IndyMac since December 31, 1995 (together with all such SEC Documents so filed, whether or not required to be filed, the "IndyMac SEC Reports"). The IndyMac SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such IndyMac SEC Reports or necessary in order to make the statements in such IndyMac SEC Reports, in light of the circumstances under which they were made, not misleading.

    5.4 Information Supplied. None of the information supplied or to be supplied by IndyMac or any Affiliate for inclusion in the Joint Proxy Statement to be mailed to each Party's stockholders in connection with the Stockholders' Meetings, and any other documents to be filed by IndyMac or any Affiliate with the SEC in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the Parties' respective stockholders, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meetings. All documents that any IndyMac Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

    5.5 Regulatory Matters. No IndyMac Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance relating to IndyMac that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

    5.6 Financing. IndyMac has available, and will have available at the Closing, sufficient funds (through existing credit arrangements or otherwise) to enable it to consummate the transactions contemplated by this Agreement on its terms and conditions.

    5.7 Diversified Investment Company Status. Not more than 25 percent of the value of IndyMac's Assets is invested in the stock and securities of any one issuer and not more than 50 percent of the value of IndyMac's total Assets is invested in the stock and securities of five or fewer issuers. For purposes of this representation, all members of a controlled group of corporations (within the meaning of Section 1563(a) of the Internal Revenue Code) shall be treated as one issuer.

    5.8 Year 2000 Matters. IndyMac has completed a review of its computer system to identify systems that could be affected by the "Year 2000 Issues" and reasonably believes it has identified all Year 2000 problems. IndyMac's management has developed and commenced implementation of a plan which is designed to complete any required initial changes to its computer systems and to complete testing of those changes by year-end 1999. Between the date of this Agreement and the Effective Time, IndyMac shall use commercially practicable efforts to implement and/or continue to undertake such plan. Year 2000 issues are not reasonably expected to prevent or adversely affect the ability of IndyMac to obtain the requisite regulatory approvals or to consummate the Merger.

    5.9 SGV Shares. As of the date of this Agreement, IndyMac owns none of SGV's outstanding shares of SGV Common Stock.

                                   ARTICLE 6

                     Representations and Warranties of SGV

    SGV hereby represents and warrants to IndyMac as follows:

    6.1 Organization, Standing, and Power. SGV is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. SGV is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect. The Certificate of Incorporation and Bylaws of SGV included in Section 6.1 of the SGV Disclosure Memorandum are complete and correct copies of such documents as in effect on the date of this Agreement. The minute book and other organizational documents for SGV have been made available to IndyMac for its review and, except as disclosed in Section 6.1 of the SGV Disclosure Memorandum, are complete and correct in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and stockholders thereof.

    6.2 Authority; No Breach By Agreement.

      (a) SGV has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SGV, subject to the adoption of this Agreement and the Plan of Merger by the holders of a majority of the outstanding shares of SGV Common Stock, which is the only stockholder vote required for approval of this Agreement and the Plan of Merger and consummation of the Merger by SGV. Subject to such requisite stockholder approval, this Agreement and the Plan of Merger each represents a legal, valid, and binding obligation of SGV, enforceable against SGV in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

      (b) Neither the execution and delivery of this Agreement and the Plan of Merger by SGV, nor the consummation by SGV of the transactions contemplated hereby and thereby, nor compliance by SGV with any of the provisions hereof and thereof, will (i) conflict with or result in a breach of any provision of SGV's Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any SGV Entity under, any Contract or Permit of any SGV Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect, or
  (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any SGV Entity or any of their respective material Assets.

      (c) No notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by SGV of the Merger and the other transactions contemplated in this Agreement, except for (i) the filing of applications and notices with the OTS under HOLA and approval or non-objection of same, (ii) the filing with the SEC of the Joint Proxy Statement and such reports under the 1934 Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (iii) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Surviving Corporation will be qualified to do business, and (iv) the applicable state banking approvals and any applicable state takeover approvals.

    6.3 Capital Stock.

      (a) The authorized capital stock of SGV consists of (i) 10 million shares of SGV Common Stock, of which 2,176,323 shares are issued and outstanding as of the date of this Agreement and not more than 2,499,753 shares will be issued and outstanding at the Effective Time, and (ii) 2 million shares of SGV Preferred Stock, none of which is issued and outstanding. SGV has reserved 323,430 shares of SGV Common Stock for issuance under the SGV Stock Plans, pursuant to which options to purchase not more than 323,430 shares of SGV Common Stock are outstanding. All of the issued and outstanding shares of SGV Common Stock are duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of SGV Capital Stock has been issued in violation of any preemptive rights of the current or past stockholders of SGV.

      (b) Except as set forth in Section 6.3(a), there are no shares of capital stock or other equity securities of SGV outstanding and no outstanding Equity Rights relating to the capital stock of SGV. No bond, debentures, notes, or other indebtedness having the right to vote on, or otherwise Consent to, any matters on which stockholders may vote ("Voting Debt") of SGV is issued or outstanding.

    6.4 SGV Subsidiaries. SGV has disclosed in Section 6.4 of the SGV Disclosure Memorandum all of the SGV Subsidiaries as of the date of this Agreement (identifying its legal structure, jurisdiction of organization, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership). Except as disclosed in Section 6.4 of the SGV Disclosure Memorandum, SGV or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each SGV Subsidiary and no SGV Subsidiary has outstanding any Voting Debt. No capital stock (or other equity interest) of any SGV Subsidiary are or may become required to be issued (other than to another SGV Entity) by reason of any Equity Rights, and there are no Contracts by which any SGV Subsidiary is bound to issue (other than to another SGV Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or Voting Debt or by which any SGV Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any SGV Subsidiary (other than to another SGV Entity). There are no Contracts relating to the rights of any SGV Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any SGV Subsidiary. All of the shares of capital stock (or other equity interests) of each SGV Subsidiary held by a SGV Entity are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the SGV Entity free and clear of any Lien. Each SGV Subsidiary is either a savings association or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each SGV Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect. Each SGV Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund. Except as disclosed in Section 6.4 of the SGV Disclosure Memorandum, no SGV Entity owns, directly or indirectly, any equity or debt securities of, or any other ownership interest in, any person other than the SGV Subsidiaries. The certificates of incorporation, charters, Bylaws and similar governing instruments of the SGV Subsidiaries included in Section 6.4 of the SGV Disclosure Memorandum are complete and correct copies of such documents as in effect on the date of this Agreement. The minute book and other organizational documents for each SGV Subsidiary have been made available to IndyMac for its review, and are complete and correct in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and stockholders thereof.

    6.5 SEC Filings; Financial Statements.

      (a) Except as disclosed in Section 6.5 of the SGV Disclosure Memorandum, SGV has timely filed and made available to IndyMac all SEC Documents required to be filed by SGV since June 30, 1995 (together with all such SEC Documents so filed, whether or not required to be filed, the "SGV SEC Reports"). The SGV SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SGV SEC Reports or necessary in order to make the statements in such SGV SEC Reports, in light of the circumstances under which they were made, not misleading. No SGV Subsidiary is required to file any SEC Documents.

      (b) Each of the SGV Financial Statements (including, in each case, any related notes) contained in the SGV SEC Reports, including any SGV SEC Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented, or will fairly present, in all material respects the consolidated financial position of SGV and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

      (c) Each of the SGV May 31 Financial Statements was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and fairly presented in all material respects the consolidated financial position of SGV and its Subsidiaries as of May 31, 1999, and the consolidated results of operations and cash flows for the periods indicated, subject to normal and recurring year-end adjustments which are not expected to be material in amount or effect.

      (d) Since January 1, 1995, no SGV Entity has received any management letters from its independent accountants indicating any deficiencies in SGV's internal controls or inaccuracies in the SGV Financial Statements, and SGV has not had any disagreements with its independent accountants that have not been resolved to the satisfaction of such accountants.

    6.6 Absence of Undisclosed Liabilities. No SGV Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of SGV as of March 31, 1999, included in the SGV Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, or as of May 31, 1999, included in the SGV May 31 Financial Statements. No SGV Entity has incurred or paid any Liability since May 31, 1999, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect, or (ii) in connection with the transactions contemplated by this Agreement.

    6.7 Absence of Certain Changes or Events. Since March 31, 1999, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect, and (ii) the SGV Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of SGV provided in
Article 7. The Baseline Book Net Worth is not less than the consolidated common stockholders' equity of SGV as of March 31, 1999, and as of May 31, 1999, as reflected in the SGV Financial Statements and the SGV May 31 Financial Statements, respectively.

    6.8 Tax Matters.

      (a) All Tax Returns required to be filed by or on behalf of any of the SGV Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before June 30, 1998, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a SGV Material Adverse Effect, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a SGV Material Adverse Effect, except as reserved against in the SGV Financial Statements delivered prior to the date of this Agreement. Except as disclosed in Section 6.8(a) of the SGV Disclosure Memorandum, SGV and its Subsidiaries have not received any Internal Revenue Service ("IRS") Agent reports, IRS inquiries, California Franchise Tax Board tax audit reports, or any correspondence from any Taxing jurisdiction within the three years prior to SGV's fiscal year ending June 30, 1999. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been fully paid.

      (b) None of the SGV Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

      (c) The provision for any Taxes due or to become due for any of the SGV Entities for the period or periods through and including the date of the respective SGV Financial Statements that has been made and is reflected on such SGV Financial Statements is sufficient to cover all such Taxes.

      (d) Deferred Taxes of the SGV Entities have been provided for in accordance with GAAP.

      (e) Except as disclosed in Section 6.8(e) of the SGV Disclosure Memorandum, none of the SGV Entities is a party to any Tax allocation or sharing agreement and none of the SGV Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was SGV) has any Liability for Taxes of any Person (other than SGV and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

      (f) Each of the SGV Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect.

      (g) Except as disclosed in Section 6.8(g) of the SGV Disclosure Memorandum, none of the SGV Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

      (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the SGV Entities that occurred during or after any Taxable Period in which the SGV Entities incurred a net operating loss that carries over to any Taxable Period ending after June 30, 1998.

      (i) No SGV Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

      (j) Not more than 25 percent of the value of SGV's Assets is invested in the stock and securities of any one issuer and not more than 50 percent of the value of SGV's total Assets is invested in the stock and securities of five or fewer issuers. For purposes of this representation, all members of a controlled group of corporations (within the meaning of Section 1563(a) of the Internal Revenue Code) shall be treated as one issuer.

    6.9 Allowance for Possible Loan Losses. In the reasonable judgment of management of SGV, the Allowance shown on the consolidated balance sheets of SGV included in the most recent SGV Financial Statements dated prior to the date of this Agreement and the SGV May 31 Financial Statements was, and the Allowance shown on each of the consolidated balance sheets of SGV included in the SGV Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables, principal, interest, taxes, and insurance) of the SGV Entities and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the SGV Entities as of the dates thereof.

    6.10 Assets.

      (a) Except as disclosed or reserved against in the SGV Financial Statements delivered prior to the date of this Agreement or SGV May 31 Financial Statements, the SGV Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have a material adverse effect on the Asset concerned. All tangible properties used in the businesses of the SGV Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with SGV's past practices.

      (b) All Assets which are material to SGV's business on a consolidated basis, held under leases or subleases by any of the SGV Entities, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Section 6.10 of the SGV Disclosure Memorandum includes a complete and correct list of all leases relating to property leased by any SGV Entity and the principal terms related thereto, including terms, rental payments, square footage leased, options, and extraordinary expenses and terms.

      (c) The SGV Entities currently maintain insurance similar in amounts, scope, and coverage as companies engaged in similar business would in accordance with good business practice, customarily be insured. None of the SGV Entities has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in
  Section 6.10(c) of the SGV Disclosure Memorandum, there are presently no claims pending under such policies of insurance and no notices have been given by any SGV Entity under such policies.

    6.11 Intellectual Property. Except as disclosed in Section 6.11 of the SGV Disclosure Memorandum, no SGV Entity owns, has a license to use, or has the right to convey by sale or license, any Intellectual Property.

    6.12 Environmental Matters.

      (a) Except as disclosed in Section 6.12 of the SGV Disclosure Memorandum, each SGV Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect.

      (b) There is no Litigation pending or, to the Knowledge of SGV, threatened before any court, governmental agency, or authority or other forum in which any SGV Entity or any of its Operating Properties or Participation Facilities (or SGV in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any SGV Entity or any of its Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect, nor, except as disclosed in
  Section 6.12 of the SGV Disclosure Memorandum, to the Knowledge of SGV, is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect.

      (c) Except as disclosed in Section 6.12 of the SGV Disclosure Memorandum, during the period of (i) any SGV Entity's ownership or operation of any of their respective current properties, (ii) any SGV Entity's participation in the management of any Participation Facility, or
  (iii) any SGV Entity's holding of a security interest in an Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect. Except as disclosed in Section 6.12 of the SGV Disclosure Memorandum, prior to the period of (i) any SGV Entity's ownership or operation of any of their respective current properties, (ii) any SGV Entity's participation in the management of any Participation Facility, or
  (iii) any SGV Entity's holding of a security interest in an Operating Property, to the Knowledge of SGV, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility, or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect.

    6.13 Compliance with Laws. SGV is duly registered as a savings and loan holding company under the HOLA. Each SGV Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect. None of the SGV Entities:

      (a) is in Default under its Certificate of Incorporation or Bylaws (or other governing instruments); or

      (b) except as disclosed in Section 6.13 of the SGV Disclosure Memorandum, is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except as disclosed in
  Section 6.13(b) of the SGV Disclosure Memorandum and except for Defaults which are not reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect; or

      (c) except as disclosed in Section 6.13 (c) of the SGV Disclosure Memorandum, since January 1, 1993, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any SGV Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, (iii) requiring any SGV Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends, or (iv) indicating that any SGV Entity has unsatisfactory CAMEL, CRA, or compliance ratings; or

      (d) except as disclosed in Section 6.13 of the SGV Disclosure Memorandum, is currently a party to any transaction with an Affiliate that is in violation of Regulation O or any other applicable Law and any such transaction is on terms no less favorable to SGV that would be obtained from a unaffiliated third party.

    6.14 Labor Relations. No SGV Entity is the subject of any Litigation asserting that it or any other SGV Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other SGV Entity to bargain with any labor organization as to wages or conditions of employment, nor is any SGV Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any SGV Entity, pending or threatened, or to the Knowledge of SGV, is there any activity involving any SGV Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

    6.15 Employee Benefit Plans.

      (a) Section 6.15(a) of the SGV Disclosure Memorandum includes a complete and correct list, and SGV has delivered or made available to IndyMac prior to the execution of this Agreement, complete and correct copies, of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any SGV Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "SGV Benefit Plans"). Any of the SGV Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "SGV ERISA Plan." Each SGV ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "SGV Pension Plan." No SGV Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

      (b) All SGV Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect. Each SGV ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and SGV is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of SGV, no SGV Entity has engaged in a transaction with respect to any SGV Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any SGV Entity to a Tax imposed by either Section 4975 of the Internal Revenue Code or
  Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect.

      (c) For such SGV Pension Plan, the fair market value of the assets of each such Plan as of the most recent actuarial valuation date for such Plan equals or exceeds the present value of all benefit obligations of such Plan as of such date, determined as though such Plan terminated in a PBGC-trustee termination under Section 4041 of ERISA. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of a SGV Pension Plan, (ii) no change in the actuarial assumptions with respect to any SGV Pension Plan, and (iii) no increase in benefits under any SGV Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect or materially adversely affect the funding status of any such plan. Neither any SGV Pension Plan nor any "single-employer plan," within the meaning of
  Section 4001(a)(15) of ERISA, currently or formerly maintained by any SGV Entity, or the single-employer plan of any ERISA Affiliate has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a SGV Material Adverse Effect. No SGV Entity has provided, or is required to provide, security to a SGV Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

      (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any SGV Entity with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a SGV Material Adverse Effect. No SGV Entity has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a SGV Material Adverse Effect. No notice of a "reportable event," within the meaning of
  Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any SGV Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

      (e) Except as disclosed in Section 6.15(e) of the SGV Disclosure Memorandum, no payments to any Person will be triggered under SGV's existing split-dollar life insurance by any event other than death of the policy insureds.

      (f) To the Knowledge of SGV, no SGV Entity or any representative of an SGV Entity has made any statement, whether orally or in writing, to any individual with regard to any SGV Benefit Plan that was not in accordance with the terms of such SGV Benefit Plan.

      (g) All filings required by ERISA and the Internal Revenue Code as to each SGV Benefit Plan have been timely filed and all notices and disclosures to participants or beneficiaries required by ERISA or the Internal Revenue Code have been timely provided.

      (h) Each SGV Entity has complied with ERISA Section 601 et. seq. and Internal Revenue Code Section 4980B. Except as disclosed in Section 6.15(h) of the SGV Disclosure Memorandum, except to the extent required under ERISA Section 601 et. seq. and Internal Revenue Code Section 4980B, no SGV Benefit Plan provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

      (i) Except as disclosed in Section 6.15(i) of the SGV Disclosure Memorandum, each SGV Entity has performed all of their respective obligations under each SGV Benefit Plan and have made appropriate entries in their financial records and statements for all such obligations that have accrued but that are not yet due. Each SGV Entity has made, or will make, all required contributions and payments under each SGV Benefit Plan for all periods through and including the Effective Time.

      (j) To the Knowledge of SGV, no SGV Entity nor any administrator or fiduciary of any SGV Benefit Plan (or agent of any of the foregoing) has engaged in any transaction or acted or failed to act in any manner which could subject an SGV Entity or such individual to any Liability for a breach of any duty under ERISA.

      (k) Except as disclosed in Section 6.15(k) of the SGV Disclosure Memorandum, the consummation of the transactions contemplated by this Agreement will not entitle any current or former stockholder or employee of any SGV Entity to severance pay, unemployment compensation, or any similar payment, and will not accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such stockholder, employee, or former employee.

      (l) Except as disclosed in Section 6.15(l) of the SGV Disclosure Memorandum, no event has occurred or circumstances exist that could result in a material increase in premium costs of any SGV Benefit Plan that is insured, or a material increase in any benefit costs of any SGV Benefit Plan that is self-insured.

      (m) Other than routine claims for benefits, no claim against or legal proceeding involving any SGV Benefit Plan is pending or, to the Knowledge of SGV, threatened.

      (n) Except as disclosed in Section 6.15(n) of the SGV Disclosure Memorandum, no payment that is owed or may become due to any stockholder, director, officer, employee, or agent of any SGV Entity will be non-deductible or subject to Tax under Internal Revenue Code Section 280G or 4999; nor will any SGV Entity be required to "gross up" or otherwise compensate such individuals because of the imposition of any excise tax upon payment to such individual.

      (o) Except as disclosed in Section 6.15(o) of the SGV Disclosure Memorandum, the actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any SGV Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the SGV Financial Statements to the extent required by and in accordance with GAAP.

    6.16 Material Contracts. Section 6.16 of the SGV Disclosure Memorandum includes a complete and correct list of each material Contract to which a SGV Entity or any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits, including, but not limited to, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, or (ii) any Contract relating to the long-term indebtedness of any SGV Entity or the guarantee by any SGV Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, and trade payables), but excluding Contracts referred to in Sections 6.10(b) and 6.15(a) (together with all Contracts referred to in Section 6.10(b) and 6.15(a), the "SGV Contracts"). With respect to each SGV Contract and except as disclosed in Section 6.16 of the SGV Disclosure
Memorandum: (i) the Contract is in full force and effect; (ii) no SGV Entity is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect; (iii) no SGV Entity has repudiated or waived any material provision of any such Contract; (iv) the information provided with respect to each Contract (including, in the case of leases, information relating to the term, rental payments, and extraordinary expenses) is complete and correct in all material respects; and (v) no other party to any such Contract is, to the Knowledge of SGV, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect, or has repudiated or waived any material provision thereunder. All of the indebtedness of any SGV Entity for money borrowed is prepayable at any time by such SGV Entity without penalty or premium.

    6.17 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of SGV, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any SGV Entity, or against any director, employee, or employee benefit plan of any SGV Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any SGV Entity. Section 6.17 of the SGV Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any SGV Entity is a party and which names a SGV Entity as a defendant or cross-defendant or for which any SGV Entity has potential Liability.

    6.18 Deposits. Section 6.18 of the SGV Disclosure Memorandum sets forth a complete and correct account of (i) the Deposits of First Federal, and (ii) the Deposits expected to be acquired in the transaction (the "Citibank Branch Acquisition") contemplated by that certain Agreement to Purchase Assets and Assume Liabilities, dated March 16, 1999, between First Federal and Citibank, Federal Savings Bank (the "Citibank Branch Acquisition Agreement"), each as of May 31, 1999. Section 6.18 of the SGV Disclosure Memorandum also sets forth a complete and correct account of the dollar amount (and percentage amount of the total Deposits in the case of Core Deposits) of total Deposits and Core Deposits of the Deposits of First Federal and the Deposits expected to be acquired in the Citibank Branch Acquisition.

    6.19 Citibank Branch Acquisition Agreement. The Citibank Branch Acquisition Agreement has been duly executed and delivered by the parties thereto and constitutes the valid and legally binding obligations of such parties as of the date of this Agreement. No Defaults exist under the Citibank Branch Acquisition Agreement. SGV has delivered to IndyMac a complete and correct copy of the Citibank Branch Acquisition Agreement as in effect on the date of this Agreement. No amendments or other changes to the Citibank Branch Acquisition Agreement exist and no waivers or other renunciation of any rights under the Citibank Branch Acquisition Agreement have occurred. In connection with entering into the Citibank Branch Acquisition Agreement, SGV completed a due diligence review of the books and records, properties, contracts, deposits and other items that it is the customary practice in the industry to review in connection with a branch acquisition, and otherwise completed a due diligence review consistent with the practice in the industry in connection with a branch acquisition. Upon consummation of the Citibank Branch Acquisition, SGV or its Subsidiaries, shall have good and marketable title to all Assets to be conveyed pursuant to such agreement, free and clear of all Liens except as disclosed in the Citibank Branch Acquisition Agreement. The premium to be paid by First Federal for the assumption of the Citibank Deposits is based on a straight percentage of Deposits in existence and assumed by First Federal at consummation of the Citibank Branch Acquisition. Upon consummation of the Merger, the Surviving Corporation shall succeed to any and all rights of SGV under the Citibank Branch Acquisition Agreement.

    6.20 Year 2000. Except as disclosed in Section 6.20 of the SGV Disclosure Memorandum, no SGV Entity has received, or reasonably expects to receive, a "Year 2000 Notice of Deficiency" from the OTS pursuant to its Interim Guidelines, or any other less than "satisfactory" rating from OTS. Each SGV Entity has complied with all requirements of Fannie Mae and Freddie Mac and its lenders, and provided all required notices and certifications within the time periods prescribed for such notices and/or certifications, regarding compliance with Year 2000 Issues. Except as disclosed in Section 6.20 of the SGV Disclosure Memorandum, SGV has made available to IndyMac a complete and accurate copy of its respective plan, including an estimate of the anticipated associated costs, for addressing the Year 2000 Issues set forth in the statements of the Federal Financial Institutions Examination Council, dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect the SGV Entities. SGV has made a review and assessment of all areas within its business and operations that could be adversely affected by the Year 2000 Issues. Between the date of this Agreement and the Effective Time, SGV shall use its commercially reasonable efforts to implement its plan.

    6.21 Servicing. First Federal is an approved servicer of conventional mortgage loans for, and in good standing with, Fannie Mae and Freddie Mac. All mortgage loans serviced by or on behalf of First Federal (including all mortgage loans underlying any participation certificate in which First Federal holds an interest) are being serviced in accordance with customary and prudent servicing practices for the types of loans being serviced and, in the case of mortgage loans eligible for sale to Fannie Mae or Freddie Mac, are also being serviced in accordance with Fannie Mae or Freddie Mac servicing standards and guidelines, as applicable.

    6.22 Reports. Since January 1, 1993, or the date of organization if later, each SGV Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omits to state, or will omit to state, a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    6.23 Information Supplied.

      (a) No written statement, certificate, instrument, or other writing provided by SGV to IndyMac in connection with the due diligence of SGV undertaken by IndyMac prior to the date of this Agreement and referenced on Exhibit A to the representation letter of management of SGV delivered with this Agreement, contains any untrue statement of material fact, or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading. No other written statement, certificate, instrument, or other writing provided by SGV to IndyMac in connection with the due diligence of SGV undertaken by IndyMac prior to the date of this Agreement contains any inaccuracies such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a SGV Material Adverse Effect. No written statement, certificate, instrument, or other writing, including the information included in the SGV Disclosure Memorandum, furnished or to be furnished by any SGV Entity or any Affiliate thereof to IndyMac, pursuant to this Agreement or any other document, agreement, or instrument referred to herein, contains or will contain any untrue statement of material fact, or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

      (b) The information included in Section 6.23(b) of the SGV Disclosure Memorandum is correct and complete as of or at, the date indicated therein.

      (c) None of the information supplied or to be supplied by SGV or any Affiliate for inclusion in the Joint Proxy Statement to be mailed to each Party's stockholders in connection with the Stockholders' Meetings, and any other documents to be filed by SGV or any Affiliate with the SEC in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the Parties' respective stockholders, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meetings. All documents that any SGV Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

      6.24 Regulatory Matters. No SGV Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance relating to SGV that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

      6.25 State Takeover Laws. Each SGV Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from
  Section 203 of the DGCL and Article Eighth, Section A of the Certificate of Incorporation of SGV to the extent such sections are applicable (collectively, "Takeover Laws").

      6.26 Charter Provisions. Each SGV Entity has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws, or other governing instruments of any SGV Entity.

      6.27 Opinion of Financial Advisor. SGV has received the written opinion of Sandler O'Neill & Partners, L.P., dated the date of this Agreement, to the effect that the consideration to be received in the Merger by the holders of SGV Common Stock is fair, from a financial point of view, to such holders, a signed copy of which opinion has been delivered to IndyMac.

      6.28 Board Recommendation. The Board of Directors of SGV, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the transactions contemplated thereby, taken together, are fair to and in the best interests of the stockholders, and (ii) resolved to recommend to the holders of the shares of SGV Common Stock that this Agreement is advisable and that such holders should adopt this Agreement.

                                   ARTICLE 7

                    Conduct of Business Pending Consummation

    7.1 Affirmative Covenants of SGV. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of the chief executive officer or the chief operating officer of IndyMac shall have been obtained (which consent shall not be unreasonably withheld and which response must be communicated to SGV within 24 hours of SGV's written request or IndyMac will be deemed to have given such consent), and except as otherwise expressly provided herein, SGV shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course in substantially the same manner as heretofore conducted, including, but not limited to, maintaining its underwriting and funding standards, pricing of Deposits, and mortgage loan sales to previously approved investors, all in accordance with existing practice, (ii) preserve intact its business organization and Assets (including branch locations and the Citibank, Federal Savings Bank branch (once acquired)), maintain all policies of insurance currently in effect or replace such policies with comparable policies, and maintain its rights and franchises, and preserve its relationships with customers, employees, depositors, suppliers, investors, and others having business dealings with it, and (iii) take no action which would (x) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (y) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement. Notwithstanding anything to the contrary in this Agreement, SGV shall be permitted to consummate the transactions contemplated by the Citibank Branch

Acquisition Agreement in accordance with the terms of that agreement as in effect on the date of this Agreement. In addition, any Assets held by SGV at the holding company level will not be leveraged or pledged in any manner and the nature and amount of such Assets shall remain substantially the same as the Assets of SGV held at the holding company level as of June 30, 1999, except for such sales of Assets by SGV for cash, the proceeds of which are contributed to First Federal. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 7.1 shall require SGV to take any action that would violate applicable Law or accounting pronouncements of FASB or the AICPA or subject SGV to adverse regulatory action.

    7.2 Negative Covenants of SGV. Except as otherwise provided by this Agreement and except as required by Law or regulation or by any Regulatory Authorities, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, and unless the prior written consent of the chief executive officer or chief operating officer of IndyMac shall have been obtained (which consent shall not be unreasonably withheld and which response must be communicated to SGV within 24 hours of SGV's written request or IndyMac will be deemed to have given such consent), SGV covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

      (a) amend the Certificate of Incorporation, Bylaws, or other governing instruments of any SGV Entity; or

      (b) incur any additional debt obligation or other obligation for borrowed money or guarantee any indebtedness of any other Person (other than indebtedness of a SGV Entity to another SGV Entity) except in the ordinary course of the business of SGV Subsidiaries consistent with past practices (which shall include, for First Federal, creation of deposit liabilities, purchases of federal funds, and advances from the Federal Home Loan Bank having a maximum term of ten years), incur any long-term indebtedness, except for Federal Home Loan Bank advances with terms less than ten years, or impose, or suffer the imposition, on any Asset of any SGV Entity of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the SGV Disclosure Memorandum); or

      (c) except as disclosed in Section 7.2(c) of the SGV Disclosure Memorandum, repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under the SGV ESOP or SGV 401(k)
  Plan), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any SGV Entity, or declare or pay any dividend or make any other distribution in respect of SGV's capital stock, or repurchase or otherwise retire any long-term indebtedness before its maturity date (other than replacement of advances from the Federal Home Loan Bank with longer term advances having a maximum term of ten years); or

      (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional SGV Options or shares of SGV Common Stock or any other capital stock of any SGV Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right or any Voting Debt (including any amendment of outstanding indebtedness that would make such indebtedness Voting Debt); or

      (e) adjust, split, combine, or reclassify any capital stock of any SGV Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of SGV Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any SGV Subsidiary (unless any such shares of stock are sold or otherwise transferred to another SGV Entity), or (ii) any Asset other than as expressly contemplated herein; or

      (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of ten years or less, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned SGV Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures in the ordinary course of business, or otherwise enter into any new material line or business; or

      (g) grant any increase in compensation or benefits to any employee of a SGV Entity who is a party to a SGV Compensation Contract, except as required by Law; grant any increase in compensation or benefits to any employee or officer of any SGV Entity who is not a party to a SGV Compensation Contract, except increases in compensation based on annual reviews consistent with past practice or except as required by Law; pay any severance or termination pay or any bonus, except all payments set forth in the SGV Disclosure Memorandum pursuant to existing plans or Contracts; enter into or amend any severance agreements with officers of any SGV Entity; grant any increase in fees or other increases in compensation or other benefits to directors of any SGV Entity; make any loans to any officer of any SGV Entity; or make any loans to other employees of the SGV Entities other than in the ordinary course of business consistent with past practices; or

      (h) except as contemplated by Section 7.2(h) of the SGV Disclosure Memorandum, enter into or amend any employment Contract between any SGV Entity and any Person (unless such amendment is required by Law) that the SGV Entity does not have the unconditional right to terminate without Liability (other than Liability for accrued wages for services already rendered), at any time on or after the Effective Time; or

      (i) adopt any new employee benefit plan of any SGV Entity or, except as provided in Section 8.10, terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any SGV Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan or in connection with the termination of such plan, or make any distributions from such employee benefit plans, except as required by Law or the terms of such plans or in connection with the termination of such plan; or

      (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or accounting requirements promulgated or adopted by Regulatory Authorities or GAAP; or

      (k) commence any Litigation other than as necessary for the prudent operation of its business, settle any Litigation involving any Liability of any SGV Entity for material money damages or restrictions upon the operations of any SGV Entity; or

      (l) except as disclosed in Section 7.2(l) of the SGV Disclosure Memorandum, extend or renew or allow the automatic extension or renewal of any Contract with an obligation exceeding $100,000 during the term of such Contract, except for (i) the lease related to the North LaVerne branch of First Federal (the "North LaVerne Lease") and (ii) the FPS Gold computer application Contract; it being understood that in connection with (i) the North LaVerne Lease, SGV may negotiate a new lease for the same or a comparable location near the North LaVerne branch facility for a period of between two and five years and at rental rates not to exceed then-current market rates, and (ii) the FPS Gold computer application Contract, SGV may negotiate such Contract so that its term terminates on or about December 31, 2000.

      Notwithstanding anything to the contrary in this Agreement, nothing in this Section 7.2 shall require SGV to take any action that would violate applicable Law or accounting pronouncements of FASB or the AICPA or subject SGV to adverse regulatory action.

    7.3 Loan Portfolio Changes. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of the chief executive officer or chief operating officer of IndyMac shall have been obtained (which consent shall not be unreasonably withheld and which response must be communicated to SGV within 24 hours of SGV's written request or IndyMac will be deemed to have given such Consent), SGV agrees that it will, and it will cause its Subsidiaries to do, the following:

      (a) With respect to the origination and purchase of one- to four-family residential mortgage loans ("SFR Loans"), (i) reference the FICO scores in all lending files for all SFR Loans originated after the date of this Agreement, (ii) limit the origination and purchase of SFR Loans with FICO scores below 600 to no more than $10 million, (iii) limit bulk loan purchases and loan participations relating to SFR Loans to $5 million per transaction and $10 million from any one seller or originator during any 12-month period following the date of this Agreement, (iv) except for commitments in effect on the date of this Agreement and disclosed in
  Section 7.3(a)(iv) of the SGV Disclosure Memorandum, not originate or purchase a SFR Loan with a principal balance in excess of $500,000, (v) limit the percentage and total dollar amount of self-insured SFR Loans to 110% of such Assets' percentage and total dollar amount in SGV's portfolio at May 31, 1999, (vi) originate equity lines of credit, or purchase standard second trust deed mortgages, piggy-back second mortgages, overdraft lines of credit, and other consumer loans in accordance with underwriting standards in effect on the date of this Agreement and consistent with past practice (provided that no SGV Entity shall (x) increase the total dollar amount of such loans or the percentage of any such loans in SGV's portfolio by more than 25% from the respective dollar and percentage levels in effect at May 31, 1999, or (y) purchase any consumer home equity lines of credit), and (vii) not originate or purchase SFR Loans that are third mortgages or lower in priority.

      (b) With respect to commercial and multi-family loans, (i) not originate or purchase any of such loans with a principal balance in excess of $1 million, and (ii) limit the size of SGV's total loan portfolio (excluding the SFR Loans described in (a)) to 125% of the total dollar amount of such loans at May 31, 1999.

      (c) With respect to the loan and mortgage-backed securities ("MBS") portfolios generally, (i) not originate or purchase any loan participations, except as necessary to meet CRA requirements, (ii) limit the dollar amount of each of the whole loan and MBS portfolios to 115% of the respective dollar amount of the whole loan and MBS portfolio balances at May 31, 1999, (iii) apply underwriting criteria and pricing to loans originated or purchased that are consistent with past practice, and (iv) not permit total delinquent (at least 30-days past due) loans and real estate owned ("REO") to exceed $10 million in the aggregate.

      Notwithstanding anything to the contrary in this Agreement, nothing in this Section 7.3 shall require SGV to take any action that would violate applicable Law or accounting pronouncements of FASB or the AICPA or subject SGV to adverse regulatory action.

    7.4 Covenants of IndyMac. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of SGV shall have been obtained (which consent shall not be unreasonably withheld and which response must be communicated to IndyMac within 24 hours of IndyMac's written request), and except as otherwise expressly contemplated herein, IndyMac covenants and agrees that it shall take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any IndyMac Entity from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the reasonable judgment of IndyMac, desirable in the conduct of the business of IndyMac and its Subsidiaries, provided that such actions shall not materially delay the Effective Time or materially hinder consummation of the Merger.

    7.5 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, an IndyMac Material Adverse Effect or a SGV Material Adverse Effect, as applicable, (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and thereafter to use its reasonable efforts to prevent or promptly to remedy the same in a timely manner, or (iii) in the case of SGV, results or is reasonably likely to result, in SGV being named a defendant in any litigation.

    7.6 Reports. Each Party and its Subsidiaries shall file all reports or information required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8

                             Additional Agreements

    8.1 Joint Proxy Statement; Stockholder Approval.

      (a) IndyMac and SGV shall cooperate with each other in the preparation of, and shall promptly prepare and file with the SEC, the Joint Proxy Statement. Each of IndyMac and SGV shall furnish to each other all information concerning them that they may reasonably require in connection with the Joint Proxy Statement and shall use all reasonable efforts to cause the Joint Proxy Statement to be cleared by the SEC as promptly as practicable after such filing.

      (b) IndyMac shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Joint Proxy Statement is cleared by the SEC, for the purpose of voting upon adoption of this Agreement and such other related matters as it deems appropriate. SGV shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Joint Proxy Statement is cleared by the SEC, for the purpose of voting upon the adoption of this Agreement and such other related matters as it deems appropriate. The Parties shall coordinate and cooperate with respect to the timing of such meetings and shall use their reasonable efforts to hold such meetings on the same day.

      (c) In connection with the Stockholders' Meetings, (i) IndyMac and SGV shall mail the Joint Proxy Statement to their respective stockholders,
  (ii) the Boards of Directors of IndyMac and SGV shall recommend to their respective stockholders the approval of the matters submitted for approval (subject to the Board of Directors of SGV, after having consulted with and considered the advice of outside counsel, reasonably determining in good faith that the making of such recommendation, or the failure to withdraw or modify its recommendation, would constitute a breach of fiduciary duties of the members of such Board of Directors to SGV's stockholders under applicable Law), and (iii) the Board of Directors and officers of IndyMac and SGV shall use their reasonable efforts (including hiring an appropriate proxy solicitation firm if a super-majority vote of stockholders is required) to obtain such stockholders' approval (subject to the Board of Directors of SGV, after having consulted with and considered the advice of outside counsel, reasonably determining in good faith that the taking of such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to SGV's stockholders under applicable Law).

      (d) SGV and IndyMac shall make all other necessary filings with respect to the Merger under the Securities Laws.

    8.2 Applications. IndyMac shall promptly prepare, and SGV shall cooperate in the preparation and, where appropriate, shall file, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

    8.3 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, SGV shall execute and file the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Closing.

    8.4 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9, including, if necessary, using reasonable efforts to resolve any concern of the OTS to avoid the imposition of a condition or restriction referred to in the last sentence of Section 9.1(b); provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

    8.5 Investigation and Confidentiality.

      (a) Prior to the Effective Time, SGV shall keep IndyMac advised of all material developments relevant to its business and to consummation of the Merger and shall upon reasonable notice permit IndyMac to make or cause to be made such investigation of the business and properties of SGV and its Subsidiaries and of their respective financial and legal conditions as IndyMac reasonably requests, including access to the books and records and key managers of the SGV Entities during normal business hours, and shall cooperate with all of IndyMac's ongoing informational requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. Without limiting the generality of the foregoing, with respect to each SGV Entity, IndyMac (i) may attend any monthly meeting of the Board of Directors, (ii) shall receive the agenda and minutes of any meeting of the Board of Directors and any meeting of the audit or executive committee of such Board of Directors, and (iii) may attend any meeting of the audit or executive committee of the Board of Directors and any meeting of the management committee, in each case if a matter or matters will be discussed at such meeting which could reasonably result in a SGV Material Adverse Effect (but only after management of SGV shall have had the opportunity to consult either formally or informally with the SGV Board of Directors). With respect to any meeting of the Board of Directors or audit or executive committee of such Board of Directors or management committee of each SGV Entity that IndyMac attends, IndyMac may attend as an observer only and shall receive notice of such meeting as though IndyMac were a member of such Board of Directors or committee, with appropriate information relating to the business to be discussed at each such meeting. In addition, SGV and its Subsidiaries shall provide to IndyMac at the end of each calendar month prior to the Closing Date a reporting package which includes the following information related to SGV's and its Subsidiaries' businesses (all schedules shall show comparison of specific month-end information to May 31, 1999 information previously provided): (1) loan-by-loan file download on a monthly basis for all loan portfolios of SGV and its Subsidiaries; (2) mark-to-market valuation, by SGV and its Subsidiaries for each securities' portfolio, as of the end of such month;(3) loan loss reserve by product type and Asset class for SGV's and its Subsidiaries' portfolios, as of the end of such month; (4) charge-offs, by product type and Asset class for SGV's and its Subsidiaries' portfolios, during such month; (5) accounting of Deposits, by product type and branch location, for First Federal as of the end of such month; (6) accounting of Deposits, by product type for Citibank, Federal Savings Bank Deposits, until the closing of such transaction and then show as part of such schedule in subsection (5), (7) the dollar amount and percentage amount of the Assets, by product type and Asset class, comprising each portfolio of SGV as of the end of such month; and
  (7) monthly delinquency and REO reports on its entire loan and REO portfolio, by Asset type and product type, as of the end of such month. No investigation by a Party shall affect the representations and warranties of the other Party. In implementing the provisions of this Agreement and in particular, the provisions of this Section 8.5, IndyMac and SGV shall each appoint two individuals who will serve on a "Coordination Committee" to channel all the requests for information and all responses to such requests in order to centralize informational requests and minimize the burden of such requests on SGV.

      (b) In addition to the Parties' respective obligations under the Confidentiality Agreement, which are hereby reaffirmed and adopted, and incorporated by reference herein, each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof and all work papers containing confidential information received from the other Party.

    8.6 Press Releases. Prior to the Effective Time, IndyMac and SGV shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

    8.7 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, no SGV Entity nor any Affiliate thereof nor any Representative thereof retained by any SGV Entity shall, directly or indirectly, initiate, solicit, encourage, or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any Acquisition Proposal. Notwithstanding anything herein to the contrary, a SGV Entity and its respective Board of Directors shall be permitted (i) to the extent applicable, to comply with Rule 14d-9 and Rule 14e-2 promulgated under the 1934 Act with regard to an Acquisition Proposal, or (ii) to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that (a) the SGV Stockholders' Meeting shall not have occurred, (b) SGV's Board of Directors concludes in good faith and consistent with its fiduciary duties to SGV's stockholders under applicable Law that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal, (c) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, SGV's Board of Directors receives from such Person an executed confidentiality agreement containing terms at least as stringent as those contained in the Confidentiality Agreement, and (d) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, SGV's Board of Directors notifies IndyMac promptly of such inquiries, proposals, or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals, or offers. SGV agrees that it will promptly keep IndyMac informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations. SGV agrees that it will, and will cause its officers, directors, and

Representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. SGV agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents, and Representatives of the obligations undertaken in this Section 8.7. Nothing in this Section 8.7 shall (i) permit SGV to terminate this Agreement (except as specifically provided in Article 10), or (ii) affect any other obligation of IndyMac or SGV under this Agreement.

    8.8 Regulatory Compliance Matters. SGV's disclosure documents on future loans shall be in compliance with all Laws. SGV shall, within 30 days after IndyMac's application to the OTS for approval to complete the Merger has been "deemed complete," implement such actions required by IndyMac prior to this Agreement and shall prior to the Closing Date ensure that all loan documentation for all outstanding loans comply with IndyMac's policies regarding loan documentation or shall otherwise take such other measures as requested by IndyMac. SGV shall take all reasonable steps to ensure that, prior to Closing, SGV's overall CAMEL, CRA, and compliance ratings do not decline from the ratings it has been assigned as of May 31, 1999. Section 8.8 of the SGV Disclosure Memorandum lists the commencement schedule of compliance examinations of which SGV has received notice from the OTS prior to the date of this Agreement.

    8.9 Consents. IndyMac will take all action reasonably necessary to obtain all Consents under its financing Contracts and will have obtained such Consents under its financing Contracts prior to the Effective Time.

    8.10 Employee Benefits.

      (a) Following the Effective Time, IndyMac shall provide generally to officers and employees of SGV and its Subsidiaries, who at or after the Effective Time become or remain employees of IndyMac and its Subsidiaries (the "Continuing Employees"), employee benefits under employee benefit plans on terms and conditions which, when taken as a whole, are substantially similar to those currently provided by IndyMac to its similarly situated officers and employees. For purposes of participation, vesting, and benefit accrual (but not accrual of benefits under any tax qualified defined benefit pension plan) under such employee benefit plans,
  (i) each Continuing Employee's prior service with SGV shall be treated as service under IndyMac's tax qualified retirement plans, and (ii) service under any other employee benefit plans of SGV shall be treated as service under any similar employee benefit plans maintained by IndyMac. IndyMac shall cause IndyMac's welfare benefit plans that cover the Continuing Employees after the Effective Time to (x) waive any waiting period and restrictions and limitations for preexisting conditions or insurability, and (y) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the Continuing Employees under IndyMac or SGV welfare benefit plans to be credited to such Continuing Employees under IndyMac's welfare benefit plans, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by the Continuing Employees under the IndyMac welfare benefit plans. The continued coverage of the Continuing Employees under the similar employee benefits plans maintained by SGV and/or any

  Subsidiary immediately prior to the Effective Time during a transition period after the Effective Time to be determined by IndyMac shall be deemed to provide the Continuing Employees with benefits that are no less favorable than those offered to other employees of IndyMac and its Subsidiaries. Except as otherwise expressly contemplated by this Agreement, IndyMac also shall honor all employment, severance, consulting, and other compensation Contracts disclosed in Section 8.11 of the SGV Disclosure Memorandum to IndyMac between any SGV Entity and any current or former director, officer, or employee thereof. To the extent that IndyMac has agreed to honor the Contracts as set forth in the preceding sentence (the "SGV Compensation Contracts"), IndyMac acknowledges that the Merger constitutes a "change of control" for all purposes, pursuant to any such SGV Compensation Contracts. SGV, in turn, acknowledges that the employment of all officers of SGV will be terminated at the Closing Date and that such termination shall give rise to the benefits due under the SGV Compensation Contracts upon a change in control and that SGV will pay all amounts due under the SGV Compensation Contracts, subject to receipt by IndyMac of the calculation of the payment amounts, at the Closing Date as set forth in the SGV Compensation Contracts.

      (b) At the Effective Time, the SGV ESOP shall be terminated with all participant accounts becoming fully vested and nonforfeitable. At the Effective Time or as soon thereafter as practicable, and contingent upon the issuance by the Internal Revenue Service of a favorable determination letter, private letter ruling, or other authority reasonably acceptable to IndyMac, it is intended that each of the following shall occur: (i) Per Share Purchase Price payments received by the SGV ESOP in the Merger in an amount sufficient to fully-retire the then outstanding balance of the SGV ESOP loan, including any accrued but unpaid interest thereon, shall be applied to satisfy in full the outstanding balance of such SGV ESOP loan;
  (ii) all remaining proceeds attributable to unallocated shares shall be allocated to the accounts of participants as earnings as of the Effective Time in accordance with applicable Law; and (iii) the SGV ESOP shall make a distribution of benefits in a manner consistent with applicable Law. On a date determined by the Parties after the date of this Agreement, SGV shall file an application of a determination relating to the termination of the SGV ESOP, containing a full description of each of the proposals in clauses (i), (ii), and (iii) of the preceding sentence and the methodology to be utilized for allocating unallocated shares as earnings. If SGV receives a determination letter or private letter ruling from the Internal Revenue Service that restricts any portion of the remaining and unallocated shares to Internal Revenue Code Section 415 limitations (i.e., limitations on earnings allocations) or if the Internal Revenue Service in any way limits, caveats, or refuses to rule or issue a determination with respect to the intended termination of the SGV ESOP or any of the proposals in clauses (i), (ii), and (iii) of the preceding sentence, the Parties shall cooperate to implement a resolution that will maximize the allocation of the unallocated proceeds to participants with account balances as of the Effective Time in a manner that complies with applicable Law and does not adversely effect the qualified status of the plan.

      (c) Immediately prior to the Effective Time, SGV shall terminate the First Federal Savings and Loan Profit Sharing Plan (the "SGV 401(k) Plan"). After such termination there shall be no further accrual of benefits under the SGV 401(k) Plan, and to the extent permitted by applicable Law, all benefits under the SGV 401(k) Plan shall become fully vested and nonforfeitable. As soon as practicable upon the termination of the SGV 401(k) Plan in accordance with applicable Law and after receipt of a favorable determination letter from the Internal Revenue Service with respect to the SGV 401(k) Plan's termination, SGV shall cause vested accrued benefits thereunder to be distributed to participants or their beneficiaries; provided, however, that no plan termination distribution shall occur prior to the Effective Time. At the time distribution of benefits is made under the SGV 401(k) Plan on or after the Effective Time, upon the election of the participant the amounts thereof that constitutes an "eligible rollover distribution" (as defined in Internal Revenue Code
  Section 402(f)(2)(A)), may be rolled over by such participant to the 401(k) plan maintained by IndyMac or to any other eligible individual retirement account.

      (d) At or prior to the Closing Date, SGV's Employee Severance Plan will be terminated by the Board of Directors of SGV. In consideration for the termination of the SGV Employee Severance Plan, IndyMac will adopt a non-qualified plan, which will be funded prior to the Closing Date, pursuant to which IndyMac will purchase a certificate of deposit at First Federal for each employee (other than employees who are parties to a SGV Compensation Contract) who, as of the Effective Time, would be entitled to severance benefits under the SGV Employee Severance Plan, as if such employee were terminated or demoted or otherwise constructively terminated without cause, in an amount equal to the dollar amount of severance benefits that would be due such employee as of the Effective Time (without reduction for the time value of money). On the first, second, and third anniversaries of the Effective Time, one-third of the principal balance of each certificate of deposit, together with any accrued interest thereon, shall vest, with the full principal balance of each certificate of deposit, together with any accrued interest thereon, vesting and being paid to the employee on the third anniversary of the Effective Time; and the employee will be entitled to receive such vested portion of the certificate of deposit in the event the employee voluntarily leaves the employment of IndyMac prior to the third anniversary of the Effective Time. In the event the employee's employment is terminated or demoted or otherwise constructively terminated (other than for cause) involuntarily or due to death or disability, such employee or, in the case of death, such employee's heir or representative shall be entitled to receive the full amount of the certificate of deposit, together with all accrued interest thereon. For purposes of this provision, any reason of termination listed in Section 4.2 of SGV's Employee Severance Plan shall be considered a "constructive termination."

      (e) SGV agrees to use all reasonable efforts to terminate, at or prior to the Closing Date, the retired director's benefit plan and to pay out all benefits owed under such plan on a lump sum basis, in an amount not to exceed the accrued balance for such plan on SGV's general ledger at May 31, 1999.

      (f) Except as otherwise provided in Section 4.3, any award certificates that are not vested and any other awards under any of the SGV benefit plans that have not vested, either by its terms or in accordance with this Agreement, in either case at the Effective Time will be cancelled and of no further effect as of the Effective Time.

      (g) Prior to the Effective Time, IndyMac and Barrett G. Andersen and Ronald A. Ott shall negotiate in good faith to reach agreement on the terms of the employment of Messrs. Andersen and Ott by IndyMac for a period of not less than six months after the Effective Time with a salary consistent with their salaries at SGV as of May 31, 1999 (including one year non-compete/no hire/no solicitation provisions). Messrs. Andersen and Ott will use their reasonable best efforts to encourage all other officers and employees of SGV to continue their employment with IndyMac, if such employment is offered following the Effective Time. SGV acknowledges that during the period between the date of this Agreement and the Effective Time, IndyMac will have the right and opportunity to negotiate continuing employment arrangements with SGV personnel, including managers, branch managers, branch operations managers, and other corporate personnel identified by IndyMac between the date of this Agreement and the Effective Time, with any such arrangements to be effective at the Effective Time. IndyMac will use its reasonable best efforts to retain non-management employees of SGV and the SGV Subsidiaries consistent with the needs of its business, but this shall not limit IndyMac's right to amend the terms and conditions of employment of any of its employees or to terminate any employee's employment at will.

    8.11 Indemnification.

      (a) From and after the Effective Time, IndyMac shall indemnify, defend, and hold harmless the present and former directors, officers, employees, and agents of SGV Entities (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, employees, or agents of SGV or, at SGV's request, of another corporation, partnership, joint venture, trust, or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under Delaware Law and by SGV's Certificate of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation (upon receipt of any undertaking required by Section 145(e) of the DGCL) and whether or not any SGV Entity is insured against any such matter. Without limiting the foregoing, in any case in which approval by IndyMac is required to effectuate any indemnification, IndyMac shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between IndyMac and the Indemnified Party.

      (b) IndyMac shall use its reasonable efforts to maintain in effect for a period of three years after the Effective Time SGV's existing directors' and officers' liability insurance policy (provided that the Surviving Corporation may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous, or (ii) with the consent of SGV given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that IndyMac shall not be obligated to make aggregate premium payments for such three-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to SGV's directors and officers, 150% of the annual premium payments on SGV's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, IndyMac shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

      (c) Any Indemnified Party wishing to claim indemnification under
  Section 8.11(a), upon learning of any such Liability or Litigation, shall promptly notify IndyMac thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) IndyMac shall have the right to assume the defense thereof and IndyMac shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if IndyMac elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between IndyMac and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and IndyMac shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that IndyMac shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) IndyMac shall not be liable for any settlement effected without its prior written consent, but shall have the right to effect any settlement on behalf of the Indemnified Party; and provided further that IndyMac shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

      (d) The provisions of this Section 8.11 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

    8.12 Certain Policies of SGV. SGV and IndyMac shall consult with respect to their respective loan, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) and SGV shall make such modification or changes to its policies and practices, if any, prior to the Effective Time as may be mutually agreed upon. SGV and IndyMac also shall consult with respect to the character, amount, and timing of restructuring and Merger-related expense charges to be taken by each of the Parties in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP, prior to the Effective Time, as may be mutually agreed upon by the Parties. Neither Party's representations, warranties, covenants, or agreements contained in this Agreement shall be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken solely on account of this Section 8.12.

    8.13 IndyMac Merger Subsidiary Organization. IndyMac shall organize IndyMac Merger Subsidiary under the Laws of the State of Delaware. Prior to the Effective Time, the outstanding capital stock of IndyMac Merger Subsidiary shall consist of 1,000 shares of IndyMac Merger Subsidiary Common Stock, all of which shares shall be owned by IndyMac. Prior to the Effective Time, IndyMac Merger Subsidiary shall not (i) conduct any business operations whatsoever or
(ii) enter into any Contract or agreement of any kind, acquire any assets or incur any Liability, except as may be specifically contemplated by this Agreement or the Plan of Merger or as the Parties may otherwise agree. IndyMac, as the sole stockholder of IndyMac Merger Subsidiary, shall vote prior to the Effective Time, the shares of IndyMac Merger Subsidiary Common Stock in favor of the Plan of Merger.

                                   ARTICLE 9

               Conditions Precedent to Obligations to Consummate

    9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

      (a) Stockholder Approval. The stockholders of IndyMac shall have adopted this Agreement in accordance with the voting requirement set forth in the Joint Proxy Statement. The stockholders of SGV shall have adopted this Agreement and the Plan of Merger as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the Nasdaq Stock Market, Inc.

      (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of IndyMac would so materially adversely impact the economic or business benefits assumptions of the transactions contemplated by this Agreement that, had such condition or requirement been known, IndyMac would not, in its reasonable judgment, have entered into this Agreement.

      (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, an IndyMac Material Adverse Effect or a SGV Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of IndyMac would so materially adversely impact the economic or business benefits assumptions of the transactions contemplated by this Agreement that, had such condition or requirement been known, IndyMac would not, in its reasonable judgment, have entered into this Agreement.

      (d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

      (e) Joint Proxy Statement. The Joint Proxy Statement shall have been cleared by the SEC and shall not be subject to any stop order or proceedings seeking a stop order.

      (f) Funds. IndyMac shall have provided the Payment Agent sufficient funds to satisfy its obligations under Articles 3 and 4 and SGV shall have received a certificate from the Paying Agent to that effect.

    9.2 Conditions to Obligations of SGV. The obligations of SGV to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by SGV pursuant to Section 11.6(a):

      (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of IndyMac set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 5.5 and 5.6 shall be correct and complete in all material respects. There shall not exist inaccuracies in the representations and warranties of IndyMac set forth in this Agreement (including the representations and warranties set forth in Sections 5.5 and 5.6) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, an IndyMac Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

      (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of IndyMac to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

      (c) Certificates. IndyMac shall have delivered to SGV (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section
  9.1 as relates to IndyMac and in Section 9.2(a) and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by IndyMac's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as SGV and its counsel shall request.

    9.3 Conditions to Obligations of IndyMac. The obligations of IndyMac to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by IndyMac pursuant to Section 11.6(b):

      (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of SGV set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of SGV set forth in Section 6.3 shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of SGV set forth in Sections 6.23(b), 6.24, 6.25, 6.26, 6.27, and 6.28 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of SGV set forth in this Agreement (including the representations and warranties set forth in Sections 6.3, 6.23(b), 6.24, 6.25, 6.26, 6.27, and 6.28) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a SGV Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

      (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of SGV to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

      (c) Certificates. SGV shall have delivered to IndyMac (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to SGV and in
  Section 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by SGV's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as IndyMac and its counsel shall request.

      (d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a SGV Material Adverse Effect, or a Regulatory Ratings Decline, and as of the Closing there shall not exist a Deposit Shortfall or any Book Net Worth Shortfall.

                                   ARTICLE 10

                                  Termination

    10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of IndyMac and SGV or both, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

      (a) By mutual consent of SGV and IndyMac; or

      (b) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, an IndyMac Material Adverse Effect or a SGV Material Adverse Effect, as applicable, on the breaching Party; or

      (c) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

      (d) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of IndyMac or SGV fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Stockholders' Meetings where such matters were presented to such stockholders for approval and voted upon; or

      (e) By either Party in the event that the Merger shall not have been consummated by July 12, 2000 (the "Original Termination Date" and, as it may be extended, the "Termination Date"), if the failure to consummate the transactions contemplated hereby on or before the Termination Date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); (i) provided, that if all required Consents of the OTS have been obtained by the Original Termination Date, but any waiting periods imposed in connection with such Consents have not expired as of the date of the Original Termination Date, neither Party shall have the right to terminate this Agreement and the Original Termination Date shall automatically be extended (the "Automatic Extension") to a date 10 days after the date any waiting period imposed in connection with any such Consent shall expire; and (ii) provided further, that if all required Consents of the OTS have not been obtained by the

  Original Termination Date, IndyMac may, but is not obligated to, extend the Termination Date until not later than October 12, 2000, by providing SGV notice of its election to do so (the "Extension Right") not later than five days prior to the Original Termination Date (whereupon the "Termination Date" shall mean such extended date); or

      (f) By SGV, if, prior to the adoption of this Agreement by the stockholders of SGV, the SGV Board of Directors shall have determined in good faith, based on the advice of outside counsel, that it is necessary to comply with its fiduciary duties to its stockholders under applicable Law, to terminate this Agreement in order to enter into an agreement with respect to or to consummate an Acquisition Proposal that constitutes a Superior Offer; provided, however, that (i) at least two business days prior to any such termination, SGV shall, and shall cause its Representatives to, negotiate with IndyMac to make such adjustments in the terms and conditions of this Agreement as would enable SGV to proceed with the transactions contemplated herein on such adjusted terms, and (ii) SGV shall have tendered to IndyMac payment in full of the amount specified in
  Section 10.2(b)(i)(4) or 10.2(b)(ii)(3), as applicable, concurrently with delivery of notice of termination pursuant to this Section 10.1(f); or

      (g) By IndyMac, in the event that the Board of Directors of SGV shall have (i) resolved not to reaffirm the Merger, or (ii) affirmed, recommended, or authorized entering into any other Acquisition Proposal or other transaction involving a merger, share exchange, consolidation, or transfer of substantially all of the Assets of SGV; or

      (h) By IndyMac, in the event: (i) there shall occur a Deposit Shortfall; (ii) there shall exist a Book Net Worth Shortfall; (iii) there shall occur a Regulatory Ratings Decline; (iv) the Per Share Purchase Price determined before giving effect to the Extension Adjustment, if any, would be less than $22.50 but for the provisions of Section 3.1(b)(ii)(1); or (v) SGV fails to comply with the provisions of Section 8.9.

    10.2 Termination Fees.

      (a) Notwithstanding the provisions of Section 11.2,

         (i) IndyMac shall promptly pay to SGV a total of $1 million, if this Agreement is terminated:

                (1) by SGV pursuant to any of Sections 10.1(a), 10.1(b), or
            10.1(c) (in either case, other than on the basis of a willful, uncured breach of this Agreement by IndyMac); or

                (2) by either Party pursuant to Section 10.1(d)(ii) (as a
            result of the failure of IndyMac's stockholders to approve the Merger); and

         (ii) IndyMac shall promptly pay to SGV a total of $3 million if this Agreement is terminated:

                (1) by SGV pursuant to Section 10.1(b) or 10.1(c) (but, in either case, only on the basis of a willful, uncured breach of this Agreement by IndyMac); or

                (2) by either Party pursuant to Section 10.1(d)(i) (but only if the Consent of the OTS shall have been denied by final nonappealable action) or Section 10.1(e) (but only if (x) the Consent of the OTS shall not have been received on or before the Termination Date other than by reason of the occurrence of a SGV Material Adverse Effect or Regulatory Ratings Decline, or
            (y) IndyMac shall be entitled to, but elects not to, exercise its Extension Right and on the Original Termination Date the condition provided in Section 9.3(d) was satisfied.

      (b) Notwithstanding the provisions of Section 11.2,

         (i) SGV shall promptly pay to IndyMac a total of $1 million, if this Agreement is terminated:

                (1) by either Party pursuant to Section 10.1(d)(ii) (as a
            result of the failure of SGV's stockholders to approve the Merger); or

                (2) by IndyMac pursuant to Section 10.1(h); or

                (3) by IndyMac, up to and including 30 days after the date of this Agreement, pursuant to Section 10.1(g); or

                (4) by SGV, up to and including 30 days after the date of this
            Agreement, pursuant to Section 10.1(f); and

         (ii) SGV shall promptly pay to IndyMac a total of $3 million, if this Agreement is terminated:

                (1) by IndyMac pursuant to Section 10.1(b) or 10.1(c) (but, in either case, only on the basis of a willful, uncured breach of this Agreement by SGV); or

                (2) by IndyMac, more than 30 days after the date of this
            Agreement, pursuant to Section 10.1(g); or

                (3) by SGV, more than 30 days after the date of this
            Agreement, pursuant to Section 10.1(f).

      (c) The Parties acknowledge that the loss to either Party resulting from breach of this Agreement by the other Party or other failure of the Merger to be consummated is not susceptible of a ready measurement and, therefore, that the payments provided in this Section 10.2 are intended by the Parties to constitute liquidated damages for any breach by a Party of the terms of this Agreement, and not a penalty, and the exclusive remedy after termination of this Agreement. Upon payment of any such sum required by this Section 10.2 (and, with the exception of the payment provided in Section 11.2(b), only one such payment shall be payable by any Party in connection with termination of this Agreement), the Party receiving such payment shall have no further rights or claims against the other Party.

    10.3 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that the provisions of this Section 10.3 and Article 11 and Sections 8.6(b) and 10.2 shall survive any such termination and abandonment.

    10.4 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.4 and Articles 1, 2, 3, 4 and 11 and Section 8.11.

                                   ARTICLE 11

                                 Miscellaneous

    11.1 Definitions.

      (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

         "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the acquisition of SGV or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, SGV or any of its Subsidiaries.

         "Affiliate" of a Person shall mean (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person, (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person, or (iii) any other Person for which a Person described in clause
     (ii) acts in any such capacity.

         "Agreement" shall mean this Agreement and Plan of Merger , including the Exhibits delivered pursuant hereto and incorporated herein by reference.

         "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

         "Baseline Core Deposits" shall mean an amount equal to the sum of
     (i) Core Deposits of First Federal as of May 31, 1999, plus (ii) Core Deposits assumed by First Federal on the date of consummation of the Citibank Branch Acquisition, if consummated.

         "Baseline Deposits" shall mean an amount equal to the sum of (i) Deposits of First Federal as of May 31, 1999, plus (ii) Deposits assumed by First Federal on the date of consummation of the Citibank Branch Acquisition, if consummated.

         "Book Net Worth Shortfall" shall exist if either (i) Final Pre-Closing Book Net Worth shall be less than Baseline Book Net Worth, or
     (ii) Baseline Book Net Worth shall be less than consolidated stockholders' equity of SGV as of March 31, 1999, as reflected in SGV's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, as filed with the SEC prior to the date of this Agreement.

         "Certificate of Merger" shall mean the Certificate of Merger to be executed by SGV and filed with the Secretary of State of the State of Delaware relating to the Merger as contemplated by Section 1.1.

         "Closing Date" shall mean the date on which the Closing occurs.

         "Confidentiality Agreements" shall mean those certain
     Confidentiality Agreements between SGV and IndyMac.

         "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

         "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

         "Core Deposits" shall mean all Deposits other than time deposits.

         "Default" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

         "Deposit Shortfall" shall mean either (i) a reduction in total Deposits to an amount that is less than 85% of Baseline Deposits as of May 31, 1999, or (ii) a reduction in total Core Deposits to an amount that is less than 85% of Baseline Core Deposits as of May 31, 1999, in each case excluding from the calculation of Deposits or Core Deposits, any Deposits resulting from the implementation of the provisions of
     Section 8.10(d).

         "Deposits" means the aggregate outstanding balance of all deposit accounts at a SGV Entity, or at the Citibank, Federal Savings Bank branch to be acquired, including negotiated order of withdrawal accounts, but excluding accounts that are held by a SGV under or pursuant to any judgment, decree, or order by any court or subject to any legal restraints or subject to any Lien, or accounts that are dormant or subject to escheat under the laws of the State of California.

         "DGCL" shall mean the General Corporation Law of the State of Delaware.

         "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

         "Equity Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" shall mean any Person that is considered one employer with SGV under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived).

         "Exhibits" 1 and 2, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

         "First Federal" shall mean First Federal Savings and Loan Association of San Gabriel Valley, a Federal savings association and a SGV Subsidiary.

         "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

         "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental
     Laws), and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

         "HOLA" shall mean the Home Owners' Loan Act of 1933, as amended.

         "IndyMac Common Stock" shall mean the $.01 par value common stock of IndyMac.

         "IndyMac Entities" shall mean, collectively, IndyMac and all IndyMac Subsidiaries and Affiliates.

         "IndyMac 401(k) Plan" shall mean the IndyMac/IndyMac Mortgage Holdings, Inc. 401(k) Plan.

         "IndyMac Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on the ability of IndyMac to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

         "IndyMac Merger Subsidiary" shall mean the wholly-owned subsidiary of IndyMac to be organized to effect the Merger under the laws of the State of Delaware.

         "IndyMac Merger Subsidiary Common Stock" shall mean the $.01 par value common stock of IndyMac Merger Subsidiary.

         "IndyMac Stock Plans" shall mean the existing stock option and other stock-based compensation plans of IndyMac designated as follows:
     (i) 1994 Stock Incentive Plan; (ii) 1996 Stock Incentive Plan; (iii) 1998 Stock Incentive Plan; and (iv) 1985 Stock Option Plan.

         "IndyMac Subsidiaries" shall mean the Subsidiaries of IndyMac.

         "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

         "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Joint Proxy Statement" shall mean the proxy statement used by IndyMac and SGV to solicit the approval of their respective stockholders of the transactions contemplated by this Agreement.

         "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge after due inquiry of those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, or any senior, executive or other vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

         "Law" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority, and specifically shall include the Real Estate Settlement Practices Act, the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Electronic Funds Transfer Act, the Fair Housing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Truth in Savings Act, and the Home Mortgage Disclosure Act.

         "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

         "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

         "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

         "material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter and Party in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

         "Nasdaq National Market" shall mean the National Market System of the Nasdaq Stock Market, Inc.

         "NPV" shall mean Net Portfolio Value.

         "1933 Act" shall mean the Securities Act of 1933, as amended.

         "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

         "NYSE" shall mean the New York Stock Exchange, Inc.

         "Operating Property" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

         "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

         "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

         "Party" shall mean either IndyMac or SGV, and "Parties" shall mean both IndyMac and SGV.

         "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

         "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

         "Plan of Merger" shall mean the plan of merger providing for the Merger substantially in the form of Exhibit 2.

         "Regulatory Authorities" shall mean, collectively, the SEC, the NYSE, the Nasdaq National Market, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board, the "OTS"), the Federal Deposit Insurance Corporation, and all other federal, state, county, local, or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

         "Regulatory Ratings Decline" shall mean any reduction in the CAMEL, CRA, or compliance ratings of any SGV Entity below the respective ratings as of May 31, 1999, that is not primarily attributable to actions taken by SGV pursuant to Article 7; provided, that a Regulatory Ratings Decline shall not be deemed to be continuing if IndyMac elects not to terminate this Agreement pursuant to Section 10.1(h) within 60 days of receiving notice from SGV of the receipt of a written report by SGV from the OTS reflecting a Regulatory Ratings Decline based on an examination of SGV or First Federal that either SGV or First Federal has received written or oral notice of such examination's commencement prior to the date of this Agreement.

         "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other agent or representative engaged by a Person.

         "SEC" shall mean the United States Securities and Exchange
     Commission.

         "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

         "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

         "SGV Common Stock" shall mean the $.01 par value common stock of SGV.

         "SGV Disclosure Memorandum" shall mean the written information entitled "SGV Bancorp, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to IndyMac describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

         "SGV Entities" shall mean, collectively, SGV and all SGV
     Subsidiaries.

         "SGV Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of SGV as of March 31, 1999, and as of June 30, 1998 and 1997, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended March 31, 1999, and for each of the three fiscal years ended June 30, 1998, 1997 and 1996, as filed by SGV in SEC Documents, and (ii) the consolidated statements of condition of SGV (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 1999.

         "SGV Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial condition, business, or results of operations of SGV and its Subsidiaries, taken as a whole, or (ii) the ability of SGV to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement on a timely basis, provided that "SGV Material Adverse Effect" shall not be deemed to include the impact of actions and omissions of SGV (or any of its Subsidiaries) taken as required under this Agreement or with the prior informed written Consent of IndyMac in contemplation of the transactions contemplated hereby.

         "SGV May 31 Financial Statements" shall mean (i) the unaudited consolidated statement of condition of SGV as of May 31, 1999, and
     (ii) the related unaudited statement of income for the 11 months ended May 31, 1999.

         "SGV Preferred Stock" shall mean the $.01 par value preferred stock of SGV.

         "SGV Subsidiaries" shall mean the Subsidiaries of SGV, which shall include the SGV Subsidiaries described in Section 6.4.

         "Stockholders' Meetings" shall mean the respective meetings of the stockholders of IndyMac and SGV to be held pursuant to Section 8.1, including any adjournment or adjournments thereof.

         "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

         "Superior Proposal" means any written Acquisition Proposal made by a Person other than IndyMac (i) which is for (1) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, share purchase, or similar transaction involving SGV as a result of which either (x) SGV's stockholders prior to such transaction (by virtue of their ownership of shares of SGV Common Stock) in the aggregate cease to own at least 75% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (y) the individuals composing the Board of Directors of SGV prior to such transaction do not constitute a majority of the board of directors of such ultimate parent entity, (2) a sale, lease, exchange, transfer, or other disposition of at least 75% of the Assets of SGV and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (3) the acquisition, directly or indirectly, by a Person of beneficial ownership of 25% or more of the common stock of SGV whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise, and (ii) which is otherwise on terms which the Board of Directors of SGV in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (1) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement (after giving effect to the provisions of Section 10.2) and (2) is reasonably capable of being completed.

         "Tax" or "Taxes" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local, or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

         "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

    (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

            Allowance................  Section 6.8
            Automatic Adjustment.....  Section 10.1(e)(i)
            Baseline Book Net Worth..  Section 3.4(e)
            Baseline NPV.............  Section 3.4(a)
            Calculations.............  Section 3.4(a)
            Citibank Branch
             Acquisition.............  Section 6.18
            Citibank Branch
             Acquisition Agreement...  Section 6.18
            Closing..................  Section 1.2
            Continuing Employees.....  Section 8.10(a)
            Deposits.................  Section 6.18
            Disputed Amounts.........  Section 3.4(c)
            Effective Time...........  Section 1.3
            Exchange Fund............  Section 4.1(a)
            Extension Adjustment.....  Section 3.1(c)
            Extension Fee............  Section 11.2(b)
            Extension Right..........  Section 10.1(e)(ii)
            Final Pre-Closing Book
             Net Worth...............  Section 3.4(e)
            Final Pre-Closing NPV....  Section 3.4(e)
            Freddie Mac..............  Section 6.21

            Indemnified Party........ Section 8.11(a)
            IndyMac SEC Reports...... Section 5.3
            March Sendaro Model...... Section 3.4(a)
            Maximum Amount........... Section 8.11(b)
            MBS...................... Section 7.3(a)
            Merger................... Section 1.1
            Net Deal Expenses........ Section 3.4(a)
            NPV Adjustment........... Section 3.1(c)
            Option Cancellation
             Payment................. Section 4.2(a)
            Original Termination
             Date.................... Section 10.1(e)
            Outstanding Share
             Equivalents............. Section 3.1(c)
            Parent Book Net Worth.... Section 3.4(a)
            Paying Agent............. Section 4.1(a)
            Per Share NPV Adjustment
             Amount.................. Section 3.4(e)
            Per Share Purchase
             Price................... Section 3.1(c)
            Pre-Closing Book Net
             Worth................... Section 3.4(a)
            Pre-Closing NPV.......... Section 3.4(a)
            SFR Loans................ Section 7.3
            SGV 401(k) Plan.......... Section 8.10(c)
            SGV Benefit Plans........ Section 6.15
            SGV Certificates......... Section 4.1(b)
            SGV Compensation
             Contracts............... Section 8.10(a)
            SGV Contracts............ Section 6.16
            SGV ERISA Plan........... Section 6.15(a)
            SGV Pension Plan......... Section 6.15(a)
            SGV Restricted Share..... Section 4.2(b)
            SGV SEC Reports.......... Section 6.5(a)
            SGV Options.............. Section 4.2(a)
            SGV Stock Plans.......... Section 4.2(a)
            Surviving Corporation.... Section 1.1
            Takeover Laws............ Section 6.25
            Termination Date......... Section 10.1(e)(ii)
            Voting Debt.............. Section 6.3(b)
            Year 2000 Issues......... Section 5.10

      (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

    11.2 Expenses.

      (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that IndyMac shall pay for the filing, application fees, and printing fees of each of the Parties.

      (b) Notwithstanding the foregoing, in the event that IndyMac exercises its Extension Right, IndyMac shall promptly pay SGV $1 million (the "Extension Fee"), provided that SGV acknowledges and agrees that if this Agreement is extended beyond the Original Termination Date as a result of an "Automatic Extension," no Extension Fee shall be due and payable by IndyMac.

    11.3 Brokers and Finders. Except for Carpenter & Company, Banc of America Securities LLC and Merrill Lynch, Inc. as to IndyMac and except for Sandler O'Neill & Partners, L.P. as to SGV (whose fee for its services in connection with the Merger is set forth in Section 11.3 of the SGV Disclosure Memorandum), each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by IndyMac or by SGV, each of IndyMac and SGV, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

    11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (including all provisions of the Confidentiality Agreements other than in the case of Section 8.5(b), the confidentiality provisions of the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 8.11.

    11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of IndyMac Common Stock or SGV Common Stock, there shall be made no amendment that pursuant to Section 251 of the DGCL requires further approval by such stockholders without the further approval of such stockholders.

    11.6 Waivers.

      (a) Prior to or at the Effective Time, SGV, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by IndyMac, to waive or extend the time for the compliance or fulfillment by IndyMac of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of SGV under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by the chief executive officer or other authorized officer of SGV.

      (b) Prior to or at the Effective Time, IndyMac, acting through its Board of Directors, chief executive officer or chief operating officer, shall have the right to waive any Default in the performance of any term of this Agreement by SGV, to waive or extend the time for the compliance or fulfillment by SGV of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of IndyMac under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of IndyMac.

      (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement. Receipt of information pursuant to the terms of this Agreement by one Party from the other Party, shall not be deemed to be a waiver by the receiving Party of any rights under this Agreement

    11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

    11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

        IndyMac: IndyMac Mortgage Holdings, Inc.
                    155 North Lake Avenue
                    Pasadena, California 91101-7211
                    Telecopy Number: (626) 535-5899

                    Attention: Michael W. Perry
                             Chief Executive Officer and
                             Melissa K. Gerard
                             General Counsel

     Copy to Counsel: Alston & Bird LLP
                    601 Pennsylvania Avenue, N.W.
                    North Building, 11th Floor
                    Washington, D.C. 20004
                    Telecopy Number: (202) 756-3333

                    Attention: Frank M. Conner III

               SGV: SGV Bancorp, Inc.
                    225 North Barranca Street
                    West Covina, California 91791
                    Telecopy Number: (626) 331-4975

                    Attention: Barrett G. Andersen
                             President and Chief Executive Officer

     Copy to Counsel: Muldoon, Murphy & Faucette LLP
                    5101 Wisconsin Avenue, N.W.
                    Washington, D.C. 20016
                    Telecopy Number: (202) 966-9409

                    Attention: Lori M. Beresford

    11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of law provisions thereof.

    11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

    11.11 Captions; Articles and Sections. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

    11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

    11.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    11.14 Severability. Any term or provision of this Agreement which is invalid, illegal, or unenforceable by any Law or public policy in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.


ATTEST:                                   SGV BANCORP, INC.


         /s/ Edie Beachboard                     /s/ Barrett G. Andersen
By: _________________________________     By: _________________________________
            Edie Beachboard                         Barrett G. Andersen
          Corporate Secretary                  President and Chief Executive
                                                          Officer

    [CORPORATE SEAL]



                                          INDYMAC MORTGAGE HOLDINGS, INC.
ATTEST:


                                                  /s/ Michael W. Perry
        /s/ Melissa K. Gerard             By: _________________________________
By: _________________________________                Michael W. Perry
           Melissa K. Gerard                      Chief Executive Officer
               Secretary

    [CORPORATE SEAL]

                                                                      APPENDIX B

                                    FORM OF
                                 PLAN OF MERGER
                                       OF
                        INDYMAC MERGER SUBSIDIARY, INC.
                                 INTO AND WITH
                               SGV BANCORP, INC.

    Pursuant to this Plan of Merger ("Plan of Merger"), IndyMac Merger Subsidiary, Inc. ("Merger Sub"), a corporation organized and existing under the laws of the State of Delaware and a wholly-owned subsidiary of IndyMac Mortgage Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware ("IndyMac"), shall be merged into and with SGV Bancorp, Inc., a corporation organized and existing under the laws of the State of Delaware ("SGV").

                                   ARTICLE 1

                                  Definitions

    Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

    1.1 "Affiliate" of a Person shall mean (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person, (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person, or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

    1.2 "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

    1.3 "Certificate of Merger" shall mean the Certificate of Merger to be executed by SGV and filed with the Secretary of State of the State of Delaware relating to the Merger as contemplated by Section 2.1 of this Plan of Merger.

    1.4 "DGCL" shall mean the General Corporation Law of the State of Delaware.

    1.5 "Effective Time" shall have the meaning set forth in Section 2.2 of this Plan of Merger.

    1.6 "IndyMac Common Stock" shall mean the $.01 par value common stock of IndyMac.

    1.7 "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

    1.8 "Law" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority, and specifically shall include the Real Estate Settlement Practices Act, the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Electronic Funds Transfer Act, the Fair Housing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Truth in Savings Act, and the Home Mortgage Disclosure Act.

    1.9 "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

    1.10 "Merger Sub Common Stock" shall mean the $.01 par value common stock of Merger Sub.

    1.11 "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of July 12, 1999, and amended and restated as of October 25, 1999, by and between IndyMac and SGV.

    1.12 "Paying Agent" shall have the meaning set forth in Section 4.1 of this Plan of Merger.

    1.13 "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

    1.14 "Regulatory Authorities" shall mean, collectively, the Securities and Exchange Commission, the New York Stock Exchange, the Nasdaq National Market, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board, the "OTS"), the Federal Deposit Insurance Corporation, and all other federal, state, county, local, or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the parties and their respective Subsidiaries.

    1.15 "SGV Common Stock" shall mean the $1.00 par value common stock of SGV.

    1.16 "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

    1.17 "Surviving Corporation" shall have the meaning set forth in Section
2.1 of this Plan of Merger.

                                   ARTICLE 2

                                Terms of Merger

    2.1 Merger. Subject to the terms and conditions set forth in the Merger Agreement and this Plan of Merger, at the Effective Time, Merger Sub shall be merged with and into SGV in accordance with the provisions of Section 251 of the DGCL and with the effect specified in Section 259 of the DGCL. SGV shall be the surviving corporation (the "Surviving Corporation") resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware.

    2.2 Effective Time. The Merger and the other transactions contemplated by this Plan of Merger shall become effective on the date and at the time specified in the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time").

    2.3 Certificate of Incorporation. The Certificate of Incorporation of SGV shall be the Certificate of Incorporation of the Surviving Corporation until otherwise amended or repealed.

    2.4 Bylaws. The Bylaws of SGV shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed as provided by Law or by such Bylaws.

                                   ARTICLE 3

                          Manner of Converting Shares

    3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of SGV, Merger Sub, IndyMac, or the stockholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

      (a) Each share of IndyMac Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

      (b) Each share of Merger Sub Common Stock issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for one share of SGV Common Stock.

      (c) Each share of SGV Common Stock (excluding shares subject to the provisions of Sections 3.2 and 3.3) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive from IndyMac a cash payment, without interest thereon, in the amount of $25.00 (subject to the following adjustments, the "Per Share Purchase Price"); provided that:

         (i) the Per Share Purchase Price shall be increased by an amount equal to the quotient obtained by dividing (1) $1 million by (2) the Outstanding Share Equivalents, if IndyMac shall exercise the Extension Right provided in Section 10.1(e)(ii) of the Merger Agreement (the "Extension Adjustment"); and

         (ii) the Per Share Purchase Price shall be increased or decreased, as applicable, by the Per Share NPV Adjustment Amount, if any, determined pursuant to Section 3.4 (the "NPV Adjustment"), provided further, that (1) in the event the Per Share Purchase Price determined after giving effect to the NPV Adjustment but before giving effect to the Extension Adjustment, if any, would be less than $22.50, the Per Share Purchase Price before giving effect to the Extension Adjustment, if any, shall be $22.50, and (2) in the event the Per Share Purchase Price determined after giving effect to the NPV Adjustment but before giving effect to the Extension Adjustment, if any, would be greater than $27.50, the Per Share Purchase Price before giving effect to the Extension Adjustment, if any, shall be $27.50.

      The "Outstanding Share Equivalents" shall mean the sum of (i) the number of shares of SGV Common Stock outstanding immediately prior to the Effective Time plus (ii) the number of shares of SGV Common Stock issuable upon exercise in full of all SGV Options issued and outstanding immediately prior to the Effective Time (which number of SGV Options shall not be greater than the number of SGV Options issued and outstanding at May 31, 1999).

    3.2 Shares Held by IndyMac or SGV. Each of the shares of SGV Common Stock held by any IndyMac Entity or by any SGV Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

    3.3 Dissenting SGV Stockholders. Any holder of shares of SGV Common Stock who perfects such holder's dissenters' rights in accordance with and as contemplated by Section 262 of the DGCL shall be entitled to receive such payment as may be determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the DGCL and surrendered to IndyMac the SGV Certificate or Certificates representing the shares of SGV Common Stock for which payment is being made. In the event that after the Effective Time a dissenting stockholder of SGV fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares of SGV Common Stock, IndyMac shall issue and deliver the consideration to which such holder of shares of SGV Common Stock is entitled under this Article 3 (without interest) upon surrender of such holder's SGV Certificate or Certificates.

    3.4 Pre-Closing Calculations and NPV Adjustment.

    (a) As promptly as practicable, but not later than ten business days, after the end of the calendar month immediately preceding the Effective Time, SGV shall prepare and deliver to

IndyMac a certificate attaching SGV's computation (the "Calculations") of Pre-Closing NPV and Pre-Closing Book Net Worth. "Pre-Closing NPV" shall be determined (i) as of the end of the calendar month immediately preceding the Effective Time, (ii) using the Sendaro model with all assumptions, methodologies, and line items used by SGV in its March 31, 1999 model (the "March Sendaro Model") and previously provided to IndyMac (the "Baseline NPV"), and (iii) by utilizing the unconsolidated common stockholders' equity of SGV, as reflected in the audited consolidated financial statements of SGV for the fiscal year ended June 30, 1999 ("Parent Book Net Worth"), as adjusted to (1) exclude any gain or loss on sales of Assets or securities at the parent level of SGV (treating for this purpose all Assets comprising Parent Book Net Worth as if unleveraged and without varying parent level SGV's Asset mix by dollar or percentage amount from such dollar or percentage amounts at May 31, 1999 and set forth on Schedule 3.4 of the SGV Disclosure Memorandum), (2) exclude proceeds resulting from the exercise of SGV Options after May 31, 1999, and (3) reflect any adjustments in the assumptions utilized in the March Sendaro Model,
(x) as reasonably agreed upon by the Parties and resulting from changes in market interest rates or Asset category book values, in each case, consistent with SGV's practices at March 31, 1999, or (y) as a result of adjustments required by the OTS. "Pre-Closing Book Net Worth" shall mean consolidated stockholders' equity of SGV as of the end of the calendar month immediately preceding the Effective Time, as adjusted to (i) exclude (1) any payments by any SGV Entity of amounts required to be paid under SGV Compensation Contracts and plans identified in Section 8.11(a) of the SGV Disclosure Memorandum, (2) any costs incurred by SGV as a direct result of written requests from IndyMac (including specifically the costs of obtaining the letters contemplated by Section 9.3(g)), and (3) any proceeds resulting from the exercise of SGV Options after May 31, 1999, and (ii) include "Net Deal Expenses." For purposes of this Section 3.4, Net Deal Expenses shall mean the amount by which all expenses incurred by SGV in connection with effecting the transactions contemplated by the Merger Agreement (including, but not limited to, legal and investment banking expenses) exceed the "Pro Rata Portion." For purposes of this Section 3.4, the "Pro Rata Portion" shall mean the difference between (i) $1 million and (ii) the product obtained by multiplying (1) $1 million and (2) the quotient obtained by dividing (x) the number of full months that elapse between the date of the Merger Agreement and the Closing Date (if such period is less than 12 months) by (y) 12.

    (b) The Calculations shall be deemed final upon the earliest of (i) the date on which IndyMac and SGV jointly agree that the Calculations are final,
(ii) the fifth business day after delivery of the Calculations pursuant to
Section 3.4(a), if IndyMac has not delivered to SGV prior notice expressing disagreement with such calculations and setting forth its calculation of Pre-Closing NPV and Pre-Closing Book Net Worth, and (iii) the date on which all disputes relating to such statements and calculations between the parties are resolved in accordance with Section 3.4(c).

    (c) If IndyMac shall deliver a notice of disagreement (and shall include IndyMac's reasons for disagreeing) pursuant to Section 3.4(b), IndyMac and SGV shall, during the five business days following such delivery, use their reasonable efforts to reach agreement on the disputed items or amounts (the "Disputed Amounts"). If, during such period, SGV and

IndyMac are unable to reach such agreement, they shall promptly thereafter cause independent accountants of nationally recognized standing reasonably satisfactory to IndyMac and SGV (who shall not have any material relationship with IndyMac or SGV), promptly to review the Merger Agreement, the documents delivered pursuant to Section 3.4(a) and any other documents necessary to calculate the Disputed Amounts (including all work papers of the parties used in calculating the Disputed Amounts). In making such calculation, such independent accountants shall act as experts and not arbitrators and shall consider only the Disputed Amounts, solely in accordance with the terms of the Merger Agreement. Such independent accountants shall deliver to IndyMac and SGV, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon IndyMac and SGV. The cost of such review and report shall be borne equally by SGV and IndyMac.

    (d) SGV agrees that it will, and will cause its independent accountants and Subsidiaries to, cooperate and assist in the preparation of the Calculations and in the conduct of the audits and reviews referred to in this Section 3.4, including, without limitation, making available, to the extent necessary, relevant books, records, working papers, analyses, and schedules, and permitting representatives of IndyMac to consult with the employees, auditors, actuaries, attorneys, and agents of SGV and its Subsidiaries.

    (e) If Final Pre-Closing NPV shall be less than 110% of Baseline Book Net Worth, the "Per Share NPV Adjustment Amount" shall (i) mean the quotient obtained by dividing (1) the product of 1.5 and the difference between (x) 110% of Baseline Book Net Worth and (y) Final Pre-Closing NPV by (2) the Outstanding Share Equivalents, and (ii) be deducted from the Per Share Purchase Price as and for the extent provided in Section 3.1(c)(ii). If Final Pre-Closing NPV shall exceed 125% of Baseline Book Net Worth, the "Per Share NPV Adjustment Amount" shall (i) mean the quotient obtained by dividing (1) the amount that Final Pre-Closing NPV exceeds 125% of Baseline Book Net Worth by (2) the Outstanding Share Equivalents, and (ii) be added to the Per Share Purchase Price as and for the extent provided in Section 3.1 (c)(ii). "Final Pre-Closing NPV" means the Pre-Closing NPV (i) as shown in the calculations, if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.4(b), or (ii) if such a notice of disagreement is delivered, (A) as agreed by IndyMac and SGV pursuant to Section 3.4(b) or (B) in the absence of such agreement, as shown in the independent accountant's calculation delivered pursuant to Section 3.4(c); provided that, in no event shall Final Pre-Closing NPV be (i) more than SGV's calculation of Pre-Closing NPV delivered pursuant to
Section 3.4(a), or (ii) less than IndyMac's calculation of Pre-Closing NPV assuming resolution of all Disputed Amounts, if any, in IndyMac's favor. "Baseline Book Net Worth" shall mean consolidated common stockholders' equity of SGV, as reflected in the audited consolidated financial statements of SGV for the fiscal year ended June 30, 1999 (excluding any proceeds resulting from the exercise of SGV Options after May 31, 1999).

    (f) "Final Pre-Closing Book Net Worth" means the Pre-Closing Book Net Worth
(i) as shown in the calculations, if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.4(b), or (ii) if such a notice of disagreement is delivered, (A) as agreed by IndyMac and SGV pursuant to
Section 3.4(b) or (B) in the absence of such agreement, as shown in the independent accountant's calculation delivered pursuant to Section 3.4(c); provided that, in no event shall Final Pre-Closing Book Net Worth be
(i) more than SGV's calculation of Pre-Closing Book Net Worth delivered pursuant to Section 3.4(a), or (ii) less than IndyMac's calculation of Pre-Closing Book Net Worth assuming resolution of all Disputed Amounts, if any, in IndyMac's favor.

    (g) Between the date of the Merger Agreement and the Effective Time, SGV shall provide to IndyMac, as promptly as practicable, but not later than ten business days, after the end of each quarter (and after the end of each month
(i) if the interest rate on the ten-year U.S. Treasury Notes increases or decreases by 50 basis points or more from the interest rate on the ten-year U.S. Treasury Notes as of the date of the Merger Agreement and (ii) if so requested by IndyMac), a certificate attaching SGV's computation of NPV, with assumptions, as submitted to the OTS and Pre-Closing NPV as determined in accordance with Section 3.4(a). IndyMac shall have 20 business days to review such calculations of NPV and Pre-Closing NPV and to provide a notice of disagreement (and include IndyMac's reasons for disagreeing) of the NPV and the Pre-Closing NPV. In the event that IndyMac does not provide SGV with a notice of disagreement within the time period contemplated by the preceding sentence, IndyMac shall be deemed, absent error on the part of SGV, to accept the assumptions, methodologies, and line items used by SGV in the calculation of the Pre-Closing NPV.

                                   ARTICLE 4

                              Exchange Procedures

    4.1 Exchange of SGV Certificates.

    (a) Prior to the Effective Time, IndyMac shall enter into an agreement with a bank or trust company selected by IndyMac (the "Paying Agent") to serve as paying agent and exchange agent for the Merger, pursuant to which agreement IndyMac shall deliver to the Paying Agent prior to the Effective Time, for the benefit of the holders of shares of SGV Common Stock for exchange in accordance with this Section 4.1, through the Paying Agent, cash in the aggregate amount required to make the cash payments specified in Section 3.1(c) in respect of the SGV Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 3.2 or as to which statutory dissenters' rights have been perfected as provided in Section 3.3), such sums being hereinafter referred to as the "Exchange Fund."

    (b) As soon as practicable after the Effective Time, but no later than three business days following the Effective Time, the IndyMac shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which represented shares of SGV Common Stock immediately prior to the Effective Time (the "SGV Certificates") appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such SGV Certificates shall pass, only upon proper delivery of such SGV Certificates to the Paying Agent). The SGV Certificate or Certificates so delivered shall be duly endorsed as the Paying Agent may require. In the event of a transfer of ownership of shares of SGV Common Stock represented by SGV Certificates that are not registered in the transfer records of SGV, the consideration provided in Section 3.1 may be issued to a transferee if the SGV Certificates representing such shares are delivered to the Paying Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Paying Agent that any applicable stock transfer taxes have been paid. If any SGV Certificate shall have been lost, stolen, mislaid, or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such SGV Certificate to be lost, mislaid, stolen, or destroyed, (ii) such bond, security, or indemnity as the Surviving Corporation and the Paying Agent may reasonably require, and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Paying Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid, or destroyed SGV Certificate shall have been converted. The Paying Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of SGV Common Stock (other than shares to be canceled pursuant to Section 3.2 or as to which statutory dissenters' rights have been perfected as provided in Section 3.3) issued and outstanding at the Effective Time shall surrender the SGV Certificate or Certificates representing such shares to the Paying Agent and IndyMac shall cause the Paying Agent to make payment of the merger consideration provided in
Section 3.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.1(b) within five business days of receipt of all required documentation from each stockholder individually. Neither IndyMac nor the Paying Agent shall be obligated to deliver the consideration to which any former holder of SGV Common Stock is entitled as a result of the Merger until such holder surrenders such holder's SGV Certificate or Certificates for exchange as provided in this
Section 4.1(b). Any other provision of this Agreement notwithstanding, neither IndyMac, SGV, or the Paying Agent, nor any of the directors, officers, or employees of any of them, shall be liable to a holder of SGV Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

    (c) At the Effective Time, the stock transfer books of SGV shall be closed as to holders of SGV Common Stock immediately prior to the Effective Time and no transfer of SGV Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of
Section 4.1(b), each SGV Certificate theretofore representing shares of SGV Common Stock (other than shares to be canceled pursuant to Section 3.2 or as to which statutory dissenters' rights have been perfected as provided in Section 3.3) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 in exchange therefor.

    (d) The Paying Agent may invest any cash included in the Exchange Fund in a reasonable and prudent manner, as directed by IndyMac. Any interest and other income resulting from such investments shall accrue for the benefit of and be paid to IndyMac promptly on receipt by the Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the SGV Certificates for nine months after the

Effective Time shall be delivered to IndyMac upon demand, and any holders of the SGV Certificates who have not theretofore complied with this Section 4.1 shall thereafter look only to IndyMac for payment of the consideration therefor specified in Section 3.1. Any portion of the Merger Consideration made available to the Paying Agent pursuant to this Section 4.1 to pay for shares of SGV Common Stock as to which dissenters' rights have been perfected shall be returned to IndyMac.

    4.2 Cancellation of SGV Options; Restricted Stock.

    (a) As compensation for services rendered to SGV, at the Effective Time, each option or other Equity Right to purchase shares of SGV Common Stock pursuant to stock options or stock appreciation rights ("SGV Options") granted by SGV under the SGV Bancorp, Inc. 1995 Amended and Restated Master Stock-Based Incentive Plan or any other stock-based equity compensation plans (the "SGV Stock Plans"), and outstanding at the Effective Time, whether or not exercisable, shall be canceled and each holder of a SGV Option shall be entitled to receive directly from IndyMac (and not from the Exchange Fund), at the Effective Time, in consideration for the cancellation of such SGV Option, an amount in cash, without any interest thereon and less any required withholding Taxes, for each share of SGV Common Stock subject to such SGV Option (the "Option Cancellation Payment"), equal to the difference (if positive) between the Per Share Purchase Price and the exercise price per share of SGV Common Stock to which such SGV Option relates. At the Effective Time, each such SGV Option shall no longer represent the right to purchase shares of SGV Common Stock, but in lieu thereof shall represent only the nontransferable right to receive the Option Cancellation Payment, subject to receipt by IndyMac of an acknowledgment from such holder that such payment shall constitute consideration for the termination of such option. SGV agrees to take all necessary steps to effectuate the foregoing provisions of this Section 4.3, including using its reasonable efforts to obtain from each holder of a SGV Option an agreement acknowledging cancellation of such holder's SGV Option and all rights thereunder in exchange for the Option Cancellation Payment. The surrender of a SGV Option to IndyMac in exchange for the consideration set forth in this Section 4.3 shall, to the extent permitted by Law, be deemed a release of any and all rights the holder had or may have had in respect of such SGV Option.

    (b) Effective as of the Effective Time, each then outstanding restricted share of SGV Common Stock granted by SGV prior to the date of this Agreement pursuant to the SGV Stock Plans and not vested and transferable immediately prior to such Effective Time (a "SGV Restricted Share") shall become vested and transferable and shall be converted into the right to receive the Per Share Purchase Price from IndyMac in accordance with Section 3.1, provided that the holder of such SGV Restricted Share makes arrangements satisfactory to IndyMac for the payment of any applicable withholding Taxes. The accelerated vesting and conversion of a SGV Restricted Share as provided herein shall, to the extent permitted by Law, be deemed a release of any and all rights the holder had or may have had in respect of such SGV Restricted Share.

                                   ARTICLE 5

                                 Miscellaneous

    5.1 Conditions Precedent. Consummation of the Merger by Merger Sub shall be conditioned on the satisfaction of, or waiver by IndyMac of, of the conditions precedent to the Merger set forth in Sections 9.1 and 9.3 of the Merger Agreement. Consummation of the Merger by SGV shall be conditioned on the satisfaction of, or waiver by SGV of, of the conditions precedent to the Merger set forth in Sections 9.1 and 9.2 of the Merger Agreement.

    5.2 Termination. This Plan of Merger may be terminated at any time prior to the Effective Time by the parties hereto as provided in Article 10 of the Merger Agreement.

[LETTERHEAD OF SANDLER O'NEILL]
                                                                      APPENDIX C





November 5, 1999

Board of Directors
SGV Bancorp, Inc.
225 North Barranca Avenue
West Covina, CA 91793

Gentlemen:

   SGV Bancorp, Inc. ("SGV") and IndyMac Mortgage Holdings, Inc. ("IndyMac") have entered into an Amended and Restated Agreement and Plan of Merger, dated as of July 12, 1999 and amended and restated as of October 25, 1999 (the "Agreement"), pursuant to which a newly formed, wholly owned subsidiary of IndyMac will be merged with and into SGV (the "Merger"). Upon consummation of the Merger, each share of SGV common stock, par value $.01 per share, issued and outstanding immediately prior to the Merger (the "SGV Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive from IndyMac $25.00 in cash, subject to adjustment under certain circumstances as set forth in the Agreement (the "Merger Consideration"); provided, however, that in no event shall the Merger Consideration be less than $22.50. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of SGV Shares.

   Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) certain publicly available financial statements of SGV and other historical financial information provided by SGV that we deemed relevant; (iii) certain publicly available financial statements of IndyMac and other historical financial information provided by IndyMac that we deemed relevant; (iv) certain internal financial analyses and forecasts of SGV prepared by and reviewed with management of SGV and the views of senior management of SGV, based on certain limited discussions with certain members of senior management, regarding SGV's past and current business, financial condition, results of operations and future prospects; (v) certain internal financial analyses and forecasts of IndyMac prepared by and reviewed with management of IndyMac and the views of senior management of IndyMac, based on certain limited discussions with certain members of senior management, regarding IndyMac's past and current business, financial condition, results of operations and future prospects; (vi) the publicly reported historical price and trading activity for SGV's and IndyMac's common stock; (vii) a comparison of certain financial and stock market information for SGV with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of recent business

Board of Directors
SGV Bancorp, Inc.
November 5, 1999
Page 2
                                                       [LOGO OF SANDLER O'NEILL]

combinations in the savings institution industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. In connection with our engagement, we were not asked to, and did not, solicit indications of interest in a potential transaction from other third parties.

    In performing our review, we have assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with us, including, without limitation, the Net Portfolio Value ("NPV") analyses prepared by SGV's management, and we do not assume any responsibility or liability for independently verifying the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of SGV or IndyMac or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of SGV or IndyMac nor have we reviewed any individual credit files relating to SGV and IndyMac and, with your permission, we have assumed that the respective allowances for loan losses for both SGV and IndyMac are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the financial projections reviewed with the respective managements of SGV and IndyMac, including in the case of SGV the potential impact of changes in the interest rate environment on SGV's NPV, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of SGV and IndyMac and that such performances will be achieved, and we express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in SGV's or IndyMac's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that SGV and IndyMac will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will qualify as a tax-free transaction to IndyMac for federal income tax purposes.

    Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise or reaffirm this opinion or otherwise comment upon events occurring after

Board of Directors
SGV Bancorp, Inc.
November 5, 1999
Page 3
                                                       [LOGO OF SANDLER O'NEILL]

the date hereof. We are expressing no opinion herein as to the prices at which SGV's common stock will trade at any time.

    We have acted as SGV's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. In the past, we have also provided, and continue to provide, certain other investment banking services for SGV and have received, and will receive, compensation for such services.

    In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to SGV and IndyMac. We may also actively trade the debt and equity securities of SGV and IndyMac for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

    Our opinion is directed to the Board of Directors of SGV in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of SGV as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an appendix to SGV's and IndyMac's Joint Proxy Statement dated the date hereof and to the references to this opinion therein.

    Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration to be received by the holders of SGV Shares is fair to such shareholders from a financial point of view.

                                          Very truly yours,


                                          /s/ Sandler O'Neill & Partners, L.P.

                                                                      APPENDIX D

               Section 262 of the Delaware General Corporate Law

(S) 262. Appraisal rights.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or (S) 264
of this title:

      (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of the stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

      (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to (S) 228 or
  (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX E

                          CERTIFICATE OF INCORPORATION
                                       OF
                        INDYMAC MORTGAGE HOLDINGS, INC.*

    The Undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

                                   ARTICLE I

                                      Name

    The name of the Corporation is: IndyMac Mortgage Holdings, Inc. [To be amended to read--IndyMac Bancorp, Inc.--if approved by the requisite vote of the IndyMac stockholders] (the "Corporation").

                                   ARTICLE II

                                Registered Agent

    The address of the registered office of the Corporation in the State of Delaware is: The Prentice-Hall Corporation System, Inc., 32 Loockerman Square, Suite L-100, County of Kent, City of Dover, Delaware 19901. The name of the Corporation's registered agent at such registered office is The Prentice-Hall Corporation System, Inc.

                                  ARTICLE III

                                    Purpose

    The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as now or hereafter in force.

                                   ARTICLE IV

                                 Capital Stock

    Section 1. The total number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred Ten Million (210,000,000), consisting of (i) Two Hundred Million (200,000,000) shares of Common Stock having a par value of $0.01 per share and (ii) Ten Million (10,000,000) shares of preferred stock ("Preferred Stock") having a par value of $0.01 per share.

    The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of Article IV, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

    The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

      (a) the number of shares constituting that series and the distinctive designation of that series;

      (b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

      (c) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

      (d) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

      (e) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

      (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

      (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

      (h) any other relative rights, preferences and limitations of that series.

    Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the common shares with respect to the same dividend period.

    If upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

    Section 2. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of this Certificate of Incorporation and the Bylaws of the Company.

    Section 3. Each share of Common Stock shall entitle the owner thereof to vote at the rate of one (1) vote for each share of Common Stock held.

                                   ARTICLE V

     Provisions For Defining, Limiting and Regulating Certain Powers of the
               Corporation and of the Directors and Stockholders

    Section 1. The number of Directors shall be determined by or in the manner provided in the Bylaws of the Corporation, as they may be amended from time to time. The names and mailing addresses of the persons who shall serve as directors until the first annual meeting of stockholders or until their successors are duly elected and qualified are:

      David S. Loeb
      Countrywide Mortgage Investments, Inc.
      155 North Lake Avenue
      Pasadena, California 91109

      Angelo R. Mozilo
      Countrywide Mortgage Investments, Inc.
      155 North Lake Avenue
      Pasadena, California 91109

      Frederick J. Napolitano
      Pembroke Enterprises, Inc.
      Suite 626
      281 Independence Boulevard
      Virginia Beach, Virginia 23462

      Harley W. Snyder
      Harley Snyder Company
      407 East Lincoln Way
      Valparaiso, Indiana 46383

      Jack Carlson
      9901 Bluegrass Road
      Potomac, Maryland 20854

      Robert J. Donato
      PaineWebber Incorporated
      700 South Flower Street
      Los Angeles, California 90017

The powers of the Incorporator shall terminate upon the filing of this Certificate of Incorporation.

    Section 2. The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of capital stock, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such limitations as may be set forth in this Certificate of Incorporation or in the Bylaws of the Corporation or in the Delaware General Corporation Law.

    Section 3. No holder of shares of capital stock of the Corporation shall, as such holder, have any right to purchase or subscribe for any shares of the capital stock of the Corporation or any other security of the Corporation which it may issue or sell (whether out of the number of shares authorized by this Certificate of Incorporation, or out of any shares of the capital stock of the Corporation hereafter authorized or acquired by it after the issue thereof, or otherwise) other than such right, if any, as the Board of Directors, in its discretion, may determine.

    Section 4. A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Directors's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the date hereof to permit the further elimination or limitation of the personal liability of directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Section 4 of Article V by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation in respect of any act or omission occurring prior to the time of such repeal or modification.

    Section 5. The Corporation shall indemnify and shall advance expenses to each Director, officer, employee and agent of this Corporation to the fullest extent permitted by the Delaware General Corporation Law as now or hereafter in force. The indemnification provided by this Section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and the Board of Directors is expressly authorized to adopt bylaws and/or enter into agreements whereby the Corporation agrees to indemnify and advance expenses to its Directors, officers, employees and agents.

    Section 6. The Board of Directors of the Corporation may make, alter or repeal from time to time any of the Bylaws of the Corporation except any particular Bylaw which is specified in the Bylaws as not subject to alteration or repeal by the Board of Directors.

    Section 7. The Board of Directors may authorize, subject to such approval of stockholders and other conditions, if any, as may be required by any applicable statute, bylaw, rule or regulation, the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general), or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including the compensation payable thereunder by the Corporation).

    Section 8. The Board of Directors may authorize any agreement of the character described in Section 7 of this Article V or other contract or transaction with any one or more Directors or officers or between the Corporation and any other corporation, partnership (limited or general), association, trust, company or other organization in which one or more of the Corporation's Directors or officers are directors or officers, or similar parties, or otherwise have a financial interest, and no such agreement, contract or transaction shall be void or voidable solely by reason of the existence of any such relationship or solely because the Director or officer so interested is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the agreement, contract or transaction, or solely because such Director's votes are counted for such purpose if: (i) the material facts as to the Director's or officer's relationship or interest and as to the agreement or transaction are disclosed or are known to the Board of Directors or such committee and the Board of Directors or committee in good faith authorizes, approves or ratifies the agreement, contract or transaction by the affirmative vote of a majority of the disinterested Directors, even though the disinterested Directors be less than a quorum; or (ii) the material facts as to such Director's or Officer's relationship or interest and as to the agreement or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the agreement, contract or transaction is authorized, approved or ratified in good faith by a majority of votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested Director or officer; or (iii) the agreement, contract or transaction is fair to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Any Director of the Corporation who is also a director, officer, stockholder or member of such other entity may be counted in determining the existence of a quorum at any meeting of the Board of Directors or of a committee which authorizes any such agreement, contract or transaction. If such a Director votes at a meeting to approve or disapprove a transaction as described in this Section, such vote shall not affect the validity of such a transaction provided the provisions of this Section are otherwise satisfied.

    Section 9. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual meeting or at a special meeting of stockholders of the Corporation. No action may be taken by the written consent of the stockholders. Action need not be by written ballot unless the chairman of the meeting shall so direct.

    Section 10. The enumeration and definition of particular powers of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the Certificate of Incorporation of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under the General Corporation Law of the State of Delaware as now or hereafter in force.

           [THE FOLLOWING ARTICLE VI TO BE DELETED IF APPROVED BY THE
                  REQUISITE VOTE OF THE INDYMAC STOCKHOLDERS]

                                   ARTICLE VI

               Restriction on Acquisition and Transfer of Shares

    Section 1. Whenever it is deemed by the Board of Directors to be prudent in protecting the status of the Corporation as a "real estate investment trust" under the Internal Revenue Code of 1986, as amended (the "Code"), the Board of Directors may require to be filed with the Corporation as a condition to permitting any proposed transfer, and/or the registration of any transfer, of shares of the Corporation a statement or affidavit from any proposed transferee setting forth the number of shares already owned after application of the attribution rules (the "Attribution Rules") of Section 544 of the Code by the transferee and any related person(s) specified in the form prescribed by the Board of Directors for that purpose. All contracts for the sale or other transfer of shares of the Corporation shall be subject to this provision.

    Section 2. As a condition to the transfer and/or registration of transfer of any shares of capital stock of the Corporation which would result in any stockholder owning, directly or indirectly, shares in excess of 9% of the outstanding shares of capital stock of the Corporation, the transferee of such shares shall file with the Corporation an affidavit setting forth the number of shares of capital stock of the Corporation owned directly and indirectly by the person filing the affidavit. For purposes of this Section, shares of capital stock not owned directly shall be deemed to be owned indirectly by a person if that person or a group of which he is a member would be the beneficial owner of such shares for purposes of Rule 13d-3, or any successor rule thereto, promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "Exchange Act"), and/or would be considered to own such shares by reason of the Attribution Rules. The affidavit to be filed with the Corporation shall set forth all information required to be reported in returns filed by stockholders under Regulation 1.857-9 issued by the Internal Revenue Service, or similar provisions of any successor regulation, and in reports to be filed under Section 13(d) of the Exchange Act. The affidavit, or an amendment thereto, must be filed with the Corporation within 10 days after demand therefor and in any event at least 15 days prior to any transfer, registration of transfer or transaction which, if consummated, would cause the filing person to hold shares in excess of 9% of the outstanding shares of capital stock of the Corporation. No transfer nor any registration of any purported transfer in violation of the notice provisions of this Section shall be valid or be given effect. Notwithstanding the foregoing, compliance with the requirements of this

Section 2 shall not validate any purported transfer which would result in any stockholder owning, directly or indirectly, shares in excess of the "Limit" as defined in Section 4 of this Article VI.

    Section 3. Any acquisition of shares of capital stock of the Corporation that would result in any stockholder owning, directly or indirectly, shares in excess of the "Limit" as defined in Section 4 of this Article VI shall be void ab initio to the fullest extent permitted under applicable law and the intended transferee of "Excess Shares," as defined in Section 4 of this Article VI, shall be deemed never to have had an interest therein. If the foregoing provision is determined to be void, voidable or invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of such shares shall be deemed to have acted as agent on behalf of the Corporation in acquiring such shares and to hold such shares on behalf of the Corporation.

    Section 4. Notwithstanding any other provision hereof to the contrary, and subject to the provisions of Section 5 of this Article VI, no person, or persons acting as a group, shall at any time directly or indirectly acquire ownership in the aggregate of more than 9.8% of the outstanding shares of capital stock of the Corporation (the "Limit"). Shares which would, but for this Section 4, be owned by a person or a group of persons in excess of the Limit at any time shall be deemed "Excess Shares." For the purposes of determining and dealing with Excess Shares, the term "ownership" shall be defined to include shares of capital stock constructively owned by a person under the Attribution Rules and shall also include shares of capital stock beneficially owned by a person for purposes of Rule 13d-3, or any successor rule thereto, promulgated by the Securities and Exchange Commission under the Exchange Act and the term "group" shall have the same meaning as that term has for purposes of Section 13(d)(3) of such Act. All shares of the Corporation which any person has the right to acquire upon exercise of outstanding rights, options and warrants, and upon conversion of any securities convertible into shares, if any, shall be considered outstanding for purpose of the Limit if such inclusion will cause such person to own more than the Limit. Unless otherwise required by applicable law, the Corporation shall refuse to transfer or register the transfer of, and shall instruct the transfer agent of the Corporation to refuse to transfer or register the transfer of, shares to the extent that, as a result of such transfer or registration of transfer, any person would hold Excess Shares.

    Section 5. The Limit set forth in Sections 3 and 4 of this Article VI and the filing requirements of Section 2 of this Article VI shall not apply to the acquisition of shares of the Corporation by the Corporation, by an underwriter in connection with a public offering of shares of the Corporation, or in any transaction involving the issuance of shares by the Corporation, in which the Board of Directors determines that the underwriter or other person or party initially acquiring such shares will timely distribute such shares to or among others such that, following such distribution, none of such shares will be Excess Shares. The Board of Directors in its discretion may exempt from the Limit under Sections 3 and 4 of this Article VI and from the filing requirements of Section 2 of this Article VI ownership or transfers of certain designated shares while owned by or transferred to any subsidiary of this Corporation or to any other person in connection with a reorganization, recapitalization, merger, liquidation or similar transaction approved by the Board of Directors, provided that such person has given the Board of Directors evidence and assurances acceptable to the Board of Directors that the qualification of the Corporation as a "real estate investment trust" under the Code would not be jeopardized thereby.

    Section 6. Notwithstanding Sections 3 and 4 of this Article VI, if at any time more than 9.8% of the shares of capital stock of the Corporation has become concentrated in the hands of a "beneficial owner" (as such term is defined for purposes of Rule 13d-3, or any successor rule thereto promulgated by the Securities and Exchange Commission, under the Exchange Act), such beneficial owner and each of his "affiliates" (as such term is defined on December 1, 1986 in Rule 12b-2 under the Exchange Act) owning any shares of capital stock of the Corporation shall be deemed to have offered to sell to the Corporation or its designee, on a date fixed by the Corporation, as specified in the Corporation's notice of its or its designee's acceptance of such offer of sale, such a number of shares of capital stock sufficient, in the opinion of the Board of Directors, to maintain or bring the direct or indirect ownership of shares of capital stock of the Corporation of such beneficial owner to no more than the Limit. The price at which the Corporation or its designee may purchase the outstanding shares of capital stock of the Corporation pursuant to the preceding sentence of this Section (the "Purchase Price") shall be equal to the closing sales price for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which the Corporation's notice of its acceptance of the beneficial owner's and/or his affiliates' offer of sale is sent, or, if no such closing sales prices or quotations are available, then the Purchase Price shall be equal to the net asset value of such stock (determined on the basis of the fair market value of the assets of the Corporation) as determined by the Board of Directors in accordance with the provisions of applicable law. The Purchase Price of any shares acquired by the Corporation or its designee shall be paid, at the option of the Corporation, in cash or in the form of an unsecured, subordinated promissory note of the Corporation or its designee bearing interest and having a term to maturity (to be not less than five nor more than twenty years) as shall be determined by the Board of Directors. Payment of the Purchase Price shall be made at such time and in such manner as may be determined by the Board of Directors and specified in the notice of acceptance sent to the beneficial owner and/or his affiliates. From and after the date fixed for purchase by the Board of Directors and the tender by the Corporation of the Purchase Price therefor, each as specified in the Corporation's notice of its acceptance of the offer of sale, the holder of any shares to be so purchased shall cease to be entitled to any rights as a holder of such shares, excepting only the right to payment of the Purchase Price fixed as aforesaid.

    Section 7. Nothing contained in this Article VI or in any other provision hereof shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a "real estate investment trust" under the Code.

    Section 8. For purposes of this Article VI only, the term "person" shall include individuals, corporations, limited partnerships, general partnerships, joint stock companies or associations, joint ventures, associations, consortia, companies, trusts, banks, trust companies, land trusts, common law trusts, business trusts and other entities, and governments and agencies and political subdivisions thereof; provided, however, that such term shall not include this Corporation or any of its subsidiaries.

    Section 9. If any provision of this Article VI or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

                              [END OF ARTICLE VI]

 [THE FOLLOWING ARTICLE VII TO BE DELETED IF APPROVED BY THE REQUISITE VOTE OF
                           THE INDYMAC STOCKHOLDERS]

                                  ARTICLE VII

                 Acquisition Of Shares By Certain Organizations

    Section 1. Whenever it is deemed by the Board of Directors to be prudent in avoiding

      (a) the direct or indirect imposition of a penalty tax on the Corporation (including the imposition of an entity-level tax on one or more real estate mortgage investment conduits ("REMICs") or one or more taxable mortgage pools in which the Corporation has acquired or plans to acquire an interest) or

      (b) the endangerment of the tax status of one or more REMICs or one or more taxable mortgage pools in which the Corporation has acquired or plans to acquire an interest, the Board of Directors may require to be filed with the Corporation a statement or affidavit from any holder or proposed transferee of capital stock of the Corporation stating whether the holder or proposed transferee is

        (i) the United States, any state or political subdivision thereof, any possession of the United States, any foreign government, any international organization, or any agency or instrumentality of the foregoing, or any other organization that is exempt from federal income taxation (including taxation under the unrelated business taxable income provisions of the Code) (a "Disqualified Organization") or

        (ii) a partnership, trust, real estate investment trust, regulated investment company, or other pass-through entity in which a Disqualified Organization holds or is permitted to hold a direct or indirect beneficial interest (a "Pass-Through Entity").

    Any contract for the sale or other transfer of shares of capital stock of the Corporation shall be subject to this provision. Furthermore, the Board of Directors shall have the right, but shall not be required, to refuse to transfer any shares of capital stock of the Corporation purportedly transferred, if either

      (a) a statement or affidavit requested pursuant to this Section 1 has not been received, or

      (b) the proposed transferee is a Disqualified Organization or Pass-Through Entity.

    Section 2. Any acquisition of shares of capital stock of the Corporation that could or would

      (a) result in the direct or indirect imposition of a penalty tax on the Corporation (including the imposition of an entity-level tax on one or more REMICs or one or more taxable mortgage pools in which the Corporation has acquired or plans to acquire an interest) or

      (b) endanger the tax status of one or more REMICs or one or more taxable mortgage pools in which the Corporation has acquired or plans to acquire an interest shall be void ab initio to the fullest extent permitted under applicable law and the intended transferee of the subject shares shall be deemed never to have had an interest therein.

    If the foregoing provision is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of those shares shall be deemed, at the option of the Corporation, to have acted as agent on behalf of the Corporation in acquiring those shares and to hold those shares on behalf of the Corporation.

    Section 3. Whenever it is deemed by the Board of Directors to be prudent in avoiding

      (a) the direct or indirect imposition of a penalty tax on the Corporation (including the imposition of an entity-level tax on one or more REMICs or one or more taxable mortgage pools in which the Corporation has acquired or plans to acquire an interest) or

      (b) the endangerment of the tax status of one or more REMICs or one or more taxable mortgage pools in which the Corporation has acquired or plans to acquire an interest, the Corporation may redeem shares of its capital stock.

    Any such redemption shall be conducted in accordance with the procedures set forth in Section 6 of Article VI.

    Section 4. Nothing contained in this Article or in any other provision hereof shall limit the authority of the Board of Directors to take any and all other action as it in its sole discretion deems necessary or advisable to protect the Corporation or the interests of its stockholders by avoiding

      (a) the direct or indirect imposition of a penalty tax on the Corporation (including the imposition of an entity-level tax on one or more REMICs or one or more taxable mortgage pools in which the Corporation has acquired or plans to acquire an interest) or

      (b) the endangerment of the tax status of one or more REMICs or one or more taxable mortgage pools in which the Corporation has acquired or plans to acquire an interest.

    Section 5. If any provision of this Article or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issue, the validity of the remaining provisions shall be affected only to the extent necessary to comply with the determination of that court.

                              [END OF ARTICLE VII]

                                  ARTICLE VIII

                                   Amendments

    The Corporation reserves the right to adopt, repeal, rescind, alter, restate or amend in any respect any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation.

                                   ARTICLE IX

                                  Incorporator

    The name of the incorporator is Andrea J. Melville. The Incorporator's mailing address is 400 South Hope Street, Los Angeles, California 90071-2899.


    * This Appendix E reflects all amendments to IndyMac's Certificate of Incorporation which have not been integrated into the original certificate.

                                                                      APPENDIX F

                            FORM OF REVOCABLE PROXY

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF SGV BANCORP, INC.

                               SGV BANCORP, INC.

                        SPECIAL MEETING OF STOCKHOLDERS

                               ----------------

                  December 14, 1999, 10:00 a.m. Pacific Time

    The undersigned hereby appoints the Board of Directors of SGV Bancorp, Inc. (the "Company") to act as proxy for the undersigned, and to vote all shares of Common Stock of the Company that the undersigned is entitled to vote only at the Special Meeting of Stockholders, to be held on December 14, 1999, 10:00 a.m. Pacific Time, at the Radisson Hotel San Gabriel Valley, located at 14635 Baldwin Park Town Center in Baldwin Park, California, and at any and all adjournments thereof, as indicated on the reverse side of this proxy.

    This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted FOR each of the proposals listed. If any other business is presented at the Special Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the Board of Directors in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Special Meeting.

            PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY
                     IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                               ----------------

The Board of Directors recommends a vote "FOR" each of the proposals presented.

1. Approval of the Agreement and Plan of Merger, dated as of July 12, 1999 and amended and restated as of October 25, 1999, by and between SGV Bancorp, Inc. and IndyMac Mortgage Holdings, Inc. ("IndyMac") and the related plan of merger by and between IndyMac Merger Subsidiary, Inc. and SGV Bancorp, Inc., pursuant to which IndyMac Merger Subsidiary, Inc. will merge with and into the Company and each share of common stock of the Company, par value $0.01 per share, will be converted into the right to receive $25.00 in cash, subject to certain adjustments, all on and subject to the terms and conditions contained therein.

            FOR                  AGAINST                  ABSTAIN
            [_]                    [_]                      [_]

    The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Special Meeting of Stockholders and of a Joint Proxy Statement dated November 5, 1999.


_____________________________________     Date: _______________________________
      Signature of Stockholder

_____________________________________     Date: _______________________________
      Signature of Stockholder

    Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If shares are held jointly, each holder may sign, but only one signature is required.

                                                                      APPENDIX G

                            FORM OF REVOCABLE PROXY

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                       OF INDYMAC MORTGAGE HOLDINGS, INC.

                        INDYMAC MORTGAGE HOLDINGS, INC.

SPECIAL MEETING OF STOCKHOLDERS -- DECEMBER 14, 1999

                               ----------------

    The undersigned hereby appoints David S. Loeb or Angelo R. Mozilo, or either of them, with full power of substitution and resubstitution, the attorney and proxy for the undersigned, and to vote all shares of Common Stock of IndyMac Mortgage Holdings, Inc. ("IndyMac") that the undersigned is entitled to vote only at the Special Meeting of Stockholders, to be held on December 14, 1999 at 10:00 a.m. Pacific Time, at the Pasadena Hilton, located at 168 South Los Robles Avenue in Pasadena, California, and at any and all adjournments thereof, as indicated on the reverse side of this proxy.

    This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted FOR each of the proposals listed. If any other business is presented at the Special Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the Board of Directors in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Special Meeting.

    Receipt is hereby acknowledged from IndyMac prior to the execution of this proxy of a notice of special meeting of stockholders and of a joint proxy statement dated November 5, 1999.

                 (continued and to be signed on reverse side.)

                        INDYMAC MORTGAGE HOLDINGS, INC.
                                 P.O. BOX 11262
                            NEW YORK, NY 10203-0262

                               ----------------


                         VOTE BY TELEPHONE OR INTERNET
                         24 HOURS A DAY, 7 DAYS A WEEK

           TELEPHONE                        INTERNET                           MAIL
-----------------------------------------------------------------------------------------------
  800-650-0913 Use any touch-    http://proxy.shareholder.com/nde  Mark, sign and date your
  tone telephone to vote your    Use the Internet to vote your     proxy card and return it in
  proxy. Have your proxy in      proxy. Have your proxy card in    the postage-paid envelope we
  hand when you call. You will   hand when you access the          have provided.
  be prompted to enter your      website. You will be prompted to
  control number, located in     enter your control number,
  the box below, and then        located in the box below, to
  follow the simple              create an electronic ballot.
  directions.
-----------------------------------------------------------------------------------------------

               [CONTROL NUMBER FOR TELEPHONE OR INTERNET VOTING]
    Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned the proxy card.

    If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy card.

               CALL TOLL FREE TO VOTE. IT'S FAST AND CONVENIENT.
                                  800-650-0913

     Detach Proxy Card Here If You Are Not Voting By Telephone Or Internet.
--------------------------------------------------------------------------------
The Board of Directors recommends a vote "FOR" each of the proposals presented.

1. Approval of IndyMac Mortgage Holdings, Inc. ("IndyMac") terminating its status as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, so that IndyMac will not be a REIT effective January 1, 2000.

            FOR                  AGAINST                  ABSTAIN
            [_]                    [_]                      [_]

2. Approval of the Amended and Restated Agreement and Plan of Merger, dated as of July 12, 1999 and amended and restated as of October 25, 1999, by and between IndyMac and SGV Bancorp, Inc. ("SGV") and the transactions contemplated by that Agreement and Plan of Merger, including IndyMac's formation of a new, wholly-owned subsidiary and the merger of that subsidiary with and into SGV.

            FOR                  AGAINST                  ABSTAIN
            [_]                    [_]                      [_]

3. Approval of the amendment to Article I of IndyMac's Certificate of Incorporation to change the name of the corporation from IndyMac Mortgage Holdings, Inc. to IndyMac Bancorp, Inc.

            FOR                  AGAINST                  ABSTAIN
            [_]                    [_]                      [_]

4. Approval of the deletion of Article VI of IndyMac's Certificate of Incorporation. Article VI has the effect described in the notice of special meeting of stockholders and the joint proxy statement dated November 5, 1999.

            FOR                  AGAINST                  ABSTAIN
            [_]                    [_]                      [_]

5. Approval of the deletion of Article VII of IndyMac's Certificate of Incorporation. Article VII has the effect described in the notice of special meeting of stockholders and the joint proxy statement dated November 5, 1999.

            FOR                  AGAINST                  ABSTAIN
            [_]                    [_]                      [_]

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

    The undersigned acknowledges receipt from IndyMac prior to the execution of this proxy of a Notice of Special Meeting of Stockholders and of a Joint Proxy Statement dated November 5, 1999. Please sign exactly as your name appears on this card. Joint owners should each sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer. When signing as attorney, executor, administrator, trustee or guardian, please give full title.


_____________________________________     Date: _______________________________
      Signature of Stockholder

_____________________________________     Date: _______________________________
      Signature of Stockholder


                                      G-3